As filed with the Securities and Exchange Commission on September 12 , 2025

Registration No. 333-289858

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BUSINESS FIRST BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Louisiana	6022	20-5340628
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 Laurel Street, Suite 101
Baton Rouge, Louisiana 70801
(225) 248-7600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David R. (“Jude”) Melville III
President and Chief Executive Officer
Business First Bancshares, Inc.
500 Laurel Street, Suite 101
Baton Rouge, Louisiana 70801
(225) 248-7600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Beth Alexander Whitaker Hunton Andrews Kurth LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 Telephone: (214) 979-3000	Lawrence B. Mandala Munck Wilson Mandala, LLP 1900 Texas Capital Center 2000 McKinney Avenue Dallas, Texas 75201 Telephone: (972) 628-3631

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the proposed merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 143-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement on Form S-4 shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY - SUBJECT TO COMPLETION, DATED September 12, 2025

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Progressive Bancorp, Inc.:

On July 7, 2025, Business First Bancshares, Inc., or “Business First,” and Progressive Bancorp, Inc., or “Progressive,” entered into an Agreement and Plan of Reorganization, which we refer to as the merger agreement, pursuant to which Progressive will merge with and into Business First, with Business First surviving the merger. Immediately following the merger, Progressive’s wholly-owned banking subsidiary, Progressive Bank, a Louisiana state-chartered bank, which we refer to as Progressive Bank, will merge with and into Business First’s wholly-owned banking subsidiary, b1BANK, a Louisiana state-chartered bank, with b1BANK as the surviving bank.

Pursuant to the merger agreement, each share of Progressive common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, without interest, 6.6300 shares of Business First’s common stock, subject to adjustment pursuant to the terms of the merger agreement (the “exchange ratio”), plus cash in lieu of any fractional shares (collectively, the “per share merger consideration”).

The exchange ratio is subject to a price protection collar based on the “purchaser market value,” which is calculated as the volume-weighted average of the closing price per share of Business First common stock on Nasdaq for a twenty (20) trading day period preceding the anticipated closing date of the merger (the “determination date”). The exchange ratio will remain fixed at 6.6300 shares of Business First common stock if the purchaser market value is equal to or greater than $20.81 and less than or equal to $28.73; provided, however, if the purchaser market value is (i) at least $28.74 and less than or equal to $29.98, the exchange ratio will adjust such that the value of the per share merger consideration is equal to $190.48; (ii) at least $19.56 and less than or equal to $20.80, the exchange ratio will adjust such that the value of the per share merger consideration is equal to $137.97; (iii) greater than $29.98, the exchange ratio will be 6.3536; and (iv) less than $19.56, the exchange ratio will be 7.0537, subject to certain termination rights by each of Business First and Progressive.

In addition, at the effective time of the merger, each Progressive stock option award that is issued, outstanding and unexercised immediately prior to the effective time of the merger will be converted automatically into the right to receive cash consideration equal to the excess (if any) of (i) the value of the per share merger consideration over (ii) the exercise price per share of the stock option calculated immediately prior to the effective time of the merger. If the per share merger consideration value is less than or equal to the exercise price per share of the applicable stock option, then the applicable stock option will be cancelled with no payment due in respect thereof. As of the effective time of the merger, all Progressive stock options will automatically cease to exist and each holder of a Progressive stock option will cease to have any rights with respect thereto, except the right to receive the applicable consideration for such options (if any) as discussed herein. Further, at the effective time of the merger, each Progressive restricted stock award that is outstanding immediately prior to the effective time of the merger will convert automatically into the right to receive the per share merger consideration in respect of each share of Progressive common stock underlying such Progressive restricted stock award, without interest.

Although the number of shares of Business First common stock that each Progressive shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Business First common stock and will not be known at the time Progressive shareholders vote on the merger. Business First common stock is currently quoted on the Nasdaq Global Select Market under the symbol “BFST.” Based on the closing price of Business First common stock of $26.19 per share on July 3, 2025, the last full trading day before the public announcement of the merger agreement, the 6.6300 exchange ratio represented an aggregate of approximately $79.9 million in value for all of the shares of Progressive common stock to be converted into Business First common stock. Based on the closing sale price of Business First common stock of  $24.82 per share on September 11, 2025, the latest practicable trading date prior to the printing of this proxy statement/prospectus, the exchange ratio represented an aggregate of approximately $75.7 million in value for all of the shares of Progressive common stock to be converted into Business First common stock. Each of the foregoing examples assumes that there are no adjustments to the exchange ratio or per share merger consideration.

Based on the exchange ratio and the number of outstanding shares of Progressive common stock (including shares of Progressive restricted stock) as of the record date, the maximum number of shares of Business First common stock offered by Business First and issuable in the merger is approximately 3,049,030 shares, which would represent approximately 9.34% of the outstanding capital stock of the combined company following the merger, subject to certain adjustments described in this proxy statement/prospectus. We urge you to obtain current market quotations for the price of Business First common stock (trading symbol “BFST”). There are no current market quotations for Progressive common stock because Progressive’s common stock is not traded on any established public trading market.

Progressive will hold a special meeting of its shareholders (which we refer to as the “Progressive special meeting”) on October 17, 2025, at Progressive Bank, 301 Fair Avenue, Winnsboro, Louisiana 71295, at 10:00 a.m., local time, where Progressive shareholders will be asked to vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “Progressive merger proposal”), and related matters. Assuming a quorum is present, the Progressive merger proposal requires the affirmative vote of at least a majority of the shares of Progressive common stock entitled to vote thereon. Progressive is sending you this proxy statement/prospectus to ask you to vote in favor of these and other matters described in this proxy statement/prospectus.

Each of Business First and Progressive expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, with the result that the exchange of Progressive common stock for Business First common stock in the merger will generally be tax-free to the holders of Progressive common stock for U.S. federal income tax purposes.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF PROGRESSIVE COMMON STOCK YOU OWN. To vote your shares of Progressive common stock at the Progressive special meeting, please follow the voting instructions in the enclosed proxy statement/prospectus and on the accompanying proxy card. Please vote promptly whether or not you expect to attend the Progressive special meeting. Submitting a proxy now will NOT prevent you from being able to vote in person at the Progressive special meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The Progressive board of directors has unanimously (1) determined that the merger is advisable and in the best interests of Progressive and its shareholders and (2) approved the merger agreement and the transactions contemplated thereby. The Progressive board of directors unanimously recommends that Progressive shareholders vote “FOR” the approval of the Progressive merger proposal and “FOR” the approval of the other matters to be considered at the Progressive special meeting.

The accompanying proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about Business First and Progressive and certain related matters. You are encouraged to read the accompanying proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 19 of the accompanying proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Business First from documents that have been filed with the Securities and Exchange Commission and are incorporated by reference in the accompanying proxy statement/prospectus.

We look forward to a successful completion of the merger and thank you for your prompt attention to this important matter.

Sincerely,

David R. (“Jude”) Melville, III Chairman, President and Chief Executive Officer Business First Bancshares, Inc.	George W. Cummings III Chairman and Chief Executive Officer Progressive Bancorp, Inc.

None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Business First or Progressive, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is [●], 2025, and it is first being mailed or otherwise delivered to Progressive shareholders on or about [●], 2025.

Progressive Bancorp, Inc.

1411 N. 19th Street
Monroe, Louisiana 71201-4939

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 17, 2025

To the shareholders of Progressive Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that Progressive Bancorp, Inc. (which we refer to as “Progressive”) will hold a special meeting of its shareholders (which we refer to as the “Progressive special meeting”) on October 17 , 2025, at Progressive Bank, 301 Fair Avenue, Winnsboro, Louisiana 71295, at 10:00 a.m., local time, for the following purposes:

●

To approve the Agreement and Plan of Reorganization (which we refer to as the “merger agreement”), dated July 7, 2025, by and between Business First Bancshares, Inc. (which we refer to as “Business First”) and Progressive (a copy of which is attached as Annex A to the accompanying proxy statement/prospectus), pursuant to which Progressive will merge with and into Business First (which we refer to as the “merger”), with Business First surviving the merger, and approve the transactions contemplated thereby, including the merger, each as more fully described in the accompanying proxy statement/prospectus (which we refer to as the “Progressive merger proposal”); and

●	To authorize the Progressive board of directors to adjourn or postpone the Progressive special meeting, if necessary or appropriate, (i) to solicit additional proxies if there are insufficient votes at the time of the Progressive special meeting to approve the Progressive merger proposal, and (ii) if adjournment is necessary or appropriate, to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Progressive shareholders (which we refer to as the “Progressive adjournment proposal”).

The Progressive board of directors has fixed the close of business on August 31, 2025 as the record date for the Progressive special meeting. Only Progressive shareholders of record as of the record date are entitled to notice of, and to vote at, the Progressive special meeting, or any adjournment or postponement of the Progressive special meeting. Any shareholder entitled to attend and vote at the Progressive special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf.

The affirmative vote of the holders of at least a majority of the outstanding shares of Progressive common stock entitled to vote thereon is required to approve the Progressive merger proposal. Assuming a quorum is present, approval of the Progressive adjournment proposal (if necessary or appropriate) requires the affirmative vote of the holders of a majority of the outstanding shares of Progressive common stock represented in person or by proxy at the Progressive special meeting and entitled to vote thereon. Progressive will transact no other business at the special meeting.

Progressive shareholders must approve the Progressive merger proposal in order for the merger to occur. If Progressive shareholders fail to approve the Progressive merger proposal, the merger will not occur. The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Progressive special meeting. Please review the proxy statement/prospectus carefully.

Progressive shareholders are entitled to appraisal rights under the Louisiana Business Corporation Act (which we refer to as the “LBCA”) in connection with the merger. The following notice of such rights is required under Part 13 of the LBCA:

Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash.  To retain the right to assert appraisal rights, a shareholder is required by law: (1) to deliver to the corporation, before the vote is taken on the action described in this notice, a written notice of the shareholder’s intent to demand appraisal if the corporate action proposed in this notice takes effect, and (2) not to vote, or cause or permit to be voted, in favor of the proposed corporate action any shares of the class or series for which the shareholder intends to assert appraisal rights.  If a shareholder complies with those requirements, and the action proposed in this notice takes effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, and a copy of Part 13 of the Business Corporation Act, governing appraisal rights.

A copy of the procedural requirements for shareholders exercising appraisal rights is included with the accompanying proxy statement/prospectus as Annex C, and a summary of the provisions can be found in the section of the proxy statement/prospectus entitled “The Merger - Appraisal Rights” on page 46.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF PROGRESSIVE COMMON STOCK YOU OWN. Whether or not you plan to attend the Progressive special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or submit a proxy by telephone or via the internet using the instructions on the proxy card, at your earliest convenience. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The Progressive board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Progressive shareholders vote “FOR” the approval of the Progressive merger proposal and “FOR” the approval of the Progressive adjournment proposal (if necessary or appropriate).

The accompanying proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about Business First and Progressive and certain related matters. You are encouraged to read the accompanying proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 19 of the accompanying proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Business First from documents that have been filed with the Securities and Exchange Commission that are incorporated by reference in this proxy statement/prospectus.

BY ORDER OF THE BOARD OF DIRECTORS, George W. Cummings III Chairman of the Board

Dated: [●], 2025

Monroe, Louisiana

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Business First from documents filed with the Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Business First at no cost from the SEC’s website at http://www.sec.gov. Business First has filed a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Business First at the contact information set forth below:

Business First Bancshares, Inc.

500 Laurel Street, Suite 101
Baton Rouge, Louisiana 70801
Attn: Corporate Secretary
Telephone: (225) 248-7600

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the Progressive special meeting, or October 10, 2025.

If you have any questions about the merger agreement, the merger, the Progressive special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of Progressive common stock, please contact Kelly Shambro, Assistant Secretary of Progressive, at (318) 398-9772.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [●], 2025, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this document to the shareholders of Progressive nor the issuance by Business First of shares of Business First common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Progressive has been provided by Progressive and information contained in this document regarding Business First has been provided by Business First. See “Where You Can Find More Information” beginning on page 91 for more details.

i

QUESTIONS AND ANSWERS

The following are answers to certain questions you may have regarding the merger and the Progressive special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus, including the attached annexes and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section may not provide all the information that might be important to you in determining how to vote.

Unless the context otherwise requires, references in this proxy statement/prospectus to “Business First” refer to Business First Bancshares, Inc., a Louisiana corporation, and its subsidiaries, including b1BANK, a Louisiana state-chartered bank and the wholly-owned subsidiary of Business First Bancshares, Inc. Additionally, unless the context otherwise requires, references to “Progressive” refer to Progressive Bancorp, Inc., a Louisiana corporation, and its subsidiaries, including Progressive Bank, a Louisiana state-chartered bank and the wholly-owned subsidiary of Progressive Bancorp, Inc.; and references to “we,” “our” or “us” refer to Business First and Progressive.

Q:	What is the merger?

A:

On July 7, 2025, Business First and Progressive entered into the Agreement and Plan of Reorganization (which we refer to as the “merger agreement”), pursuant to which Progressive will merge with and into Business First, with Business First continuing as the surviving entity (which we refer to as the “merger”). Immediately following the merger, Progressive’s wholly-owned banking subsidiary, Progressive Bank, a Louisiana state-chartered bank (which we refer to as “Progressive Bank”), will merge with and into Business First’s wholly-owned banking subsidiary, b1BANK, a Louisiana state-chartered bank (which we refer to as “b1BANK”), with b1BANK as the surviving bank (which we refer to as the “bank merger”).

Progressive will hold a special meeting of its shareholders (which we refer to as the “Progressive special meeting”) to obtain the required shareholder approvals in connection with the merger, and you are being provided with this proxy statement/prospectus in connection with that special meeting. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus and the merger agreement in their entirety.

Q:	Why am I receiving this proxy statement/prospectus?

A:	This document is being delivered to you as a proxy statement of Progressive and a prospectus of Business First in connection with the merger.

Progressive has called a special meeting of its shareholders in order to obtain shareholder approval of the merger agreement and related matters. This document serves as the proxy statement by which the Progressive board of directors is soliciting proxies of Progressive shareholders to vote at the Progressive special meeting.

This document is also a prospectus pursuant to which Business First is offering to issue shares of its common stock to Progressive shareholders in the merger, in accordance with the terms of the merger agreement.

This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Progressive special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What will Progressive shareholders receive in the merger?

A:

If the merger is completed, each share of Progressive common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, without interest, 6.6300 shares of Business First’s common stock, subject to adjustment pursuant to the terms of the merger agreement (the “exchange ratio”), plus cash in lieu of any fractional shares (collectively, the “per share merger consideration”).

The exchange ratio is subject to a price protection collar based on the “purchaser market value,” which is calculated as the volume-weighted average of the closing price per share of Business First common stock on Nasdaq for a twenty (20) trading day period preceding the anticipated closing date of the merger (the “determination date”). The exchange ratio will remain fixed at 6.6300 shares of Business First common stock if the purchaser market value is equal to or greater than $20.81 and less than or equal to $28.73; provided, however, if the purchaser market value is (i) at least $28.74 and less than or equal to $29.98, the exchange ratio will adjust such that the value of the per share merger consideration is equal to $190.48; (ii) at least $19.56 and less than or equal to $20.80, the exchange ratio will adjust such that the value of the per share merger consideration is equal to $137.97; (iii) greater than $29.98, the exchange ratio will be 6.3536; and (iv) less than $19.56, the exchange ratio will be 7.0537, subject to certain termination rights by each of Business First and Progressive.

Business First will not issue any fractional shares of Business First common stock in the merger. Instead, a Progressive shareholder who otherwise would have received a fraction of a share of Business First common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying (1) the purchaser market value by (2) the fraction of a share (after taking into account all shares of Progressive common stock held by such shareholder immediately prior to the effective time of the merger and rounded to the nearest ten-thousandth when expressed in decimal form) of Business First common stock to which such shareholder would otherwise be entitled to receive.

Q:	What happens to outstanding Progressive equity awards in the merger?

A:

At the effective time of the merger (which we refer to as the “effective time”), each Progressive stock option award that is issued, outstanding and unexercised immediately prior to the effective time of the merger will be converted automatically into the right to receive cash consideration equal to the excess (if any) of (i) the value of the per share merger consideration over (ii) the exercise price per share of the stock option calculated immediately prior to the effective time of the merger. If the per share merger consideration value is less than or equal to the exercise price per share of the applicable stock option, then the applicable stock option will be cancelled with no payment due in respect thereof. As of the effective time of the merger, all Progressive stock options will automatically cease to exist and each holder of a Progressive stock option will cease to have any rights with respect thereto, except the right to receive the applicable consideration for such options (if any) as discussed herein.

Further, at the effective time, each Progressive restricted stock award that is outstanding immediately prior to the effective time will convert automatically into the right to receive the per share merger consideration in respect of each share of Progressive common stock underlying such Progressive restricted stock award, as applicable, without interest.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:	Yes. Although the number of shares of Business First common stock that each Progressive shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Business First common stock and will not be known at the time Progressive shareholders vote on the merger. Business First common stock is currently quoted on the Nasdaq Global Select Market under the symbol “BFST.” Based on the closing price of Business First common stock of $26.19 per share on July 3, 2025, the last full trading day before the public announcement of the merger agreement, the 6.6300 exchange ratio represented an aggregate of approximately $79.9 million in value for all of the shares of Progressive common stock to be converted into Business First common stock. Based on the closing sale price of Business First common stock of $24.82 per share on September 11, 2025, the latest practicable trading date prior to the printing of this proxy statement/prospectus, the exchange ratio represented an aggregate of approximately $75.7 million in value for all of the shares of Progressive common stock to be converted into Business First common stock. Each of the foregoing examples assumes that there are no adjustments to the exchange ratio or per share merger consideration.

Q:	What will happen to shares of Business First common stock in the merger?

A:	Nothing. Each share of Business First common stock outstanding prior to the merger will remain outstanding as a share of Business First common stock following the effective time of the merger.

Q:	What are Progressive shareholders being asked to vote on and why is this approval necessary?

A:	Progressive shareholders are being asked to vote on the following proposals at the Progressive special meeting:

●	the approval of the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “Progressive merger proposal”); and

●	the authorization of the Progressive board of directors to adjourn or postpone the Progressive special meeting, if necessary, (i) to solicit additional proxies if there are insufficient votes at the time of the Progressive special meeting to approve the Progressive merger proposal, and (ii) if adjournment is necessary or appropriate, to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Progressive shareholders (the “Progressive adjournment proposal”).

Progressive shareholders must approve the Progressive merger proposal in order for the merger to occur. Approval of the Progressive merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Progressive common stock entitled to vote thereon. Progressive will transact no other business at the Progressive special meeting.

Each director and executive officer of Progressive and Progressive Bank who owns shares of Progressive common stock (which collectively constitute approximately 30.70% of the outstanding shares of Progressive common stock as of the record date) has entered into a voting agreement with Business First agreeing to, among other things, vote their shares of Progressive common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement.

Q:	When and where is the Progressive special meeting?

A:	The Progressive special meeting will be held on October 17, 2025, at Progressive Bank, 301 Fair Avenue, Winnsboro, Louisiana 71295, at 10:00 a.m., local time.

Q:	Who is entitled to vote at the Progressive special meeting?

A:

All holders of Progressive common stock who held shares at the close of business on August 31, 2025 (which we refer to as the “record date”) are entitled to receive notice of and to vote at the Progressive special meeting, provided that such shares of Progressive common stock remain outstanding on the date of the Progressive special meeting.

Q:	What constitutes a quorum at the Progressive special meeting?

A:

The presence, in person or represented by proxy, of at least a majority of the outstanding shares of Progressive common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Progressive special meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists.

Q:	What vote is required to approve each proposal at the Progressive special meeting?

A:

Progressive merger proposal: Approval of the Progressive merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Progressive common stock entitled to vote thereon. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy, with respect to the Progressive merger proposal, it will have the same effect as a vote “AGAINST” the Progressive merger proposal. Progressive shareholders must approve the Progressive merger proposal in order for the merger to occur. If Progressive shareholders fail to approve the Progressive merger proposal, the merger will not occur.

Progressive adjournment proposal: Assuming a quorum is present, approval of the Progressive adjournment proposal requires the affirmative vote of a majority of the outstanding shares of Progressive common stock represented in person or by proxy at the Progressive special meeting and entitled to vote thereon. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote; you will not be deemed present and it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy, with respect to the Progressive adjournment proposal, you will be deemed present but will not be deemed to have cast a vote with respect to such proposal, and it will have the same effect as a vote “AGAINST” the Progressive adjournment proposal. Progressive shareholders are not required to approve the Progressive adjournment proposal in order for the merger to occur. If Progressive shareholders fail to approve the Progressive adjournment proposal, but approve the Progressive merger approval, the merger may nonetheless occur.

Q:	What are the conditions to completion of the merger?

A:

The obligations of Progressive and Business First to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including, among others, the receipt of required regulatory approvals, tax opinions, and the approval of the Progressive merger proposal by Progressive shareholders. For more information, see “The Merger Agreement - Conditions to Complete the Merger” beginning on page 62.

Q:	When will the merger be completed?

A:

We will complete the merger when all of the conditions to the obligations of Business First and Progressive contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and approval of the Progressive merger proposal by Progressive shareholders. While we expect the merger to be completed in the first quarter of 2026, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing. The merger agreement generally provides that the closing of the merger will take place on the last business day of the fiscal quarter in which such conditions are satisfied or waived (which we refer to as the “approval date”) and be effective on the first calendar day of the next fiscal quarter. However, if the approval date occurs during the last month of Business First’s fiscal quarter, the closing will occur on the last business day of the last month of Business First’s next fiscal quarter and be effective on the first calendar day of the subsequent fiscal quarter.

Q:	How does the Progressive board of directors recommend that I vote?

A:

The Progressive board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Progressive shareholders vote “FOR” the approval of the Progressive merger proposal and “FOR” the approval of the Progressive adjournment proposal (if necessary or appropriate).

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly using the enclosed proxy card, or submit a proxy by telephone or via the internet using the instructions on the proxy card, so that your shares are represented and voted at the Progressive special meeting. If you hold your shares in your name as a shareholder of record, in order to vote your shares you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope, or submit a proxy by telephone or via the internet using the instructions on the proxy card, as soon as possible. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at the Progressive special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	How many votes do I have?

A:

Each Progressive shareholder is entitled to one vote on each proposal to be considered at the Progressive special meeting for each share of Progressive common stock owned by the shareholder as of the record date.

Q:	How do I vote?

A:	If you are a shareholder of record of Progressive as of August 31, 2025, the record date, you may vote by proxy before the Progressive special meeting by completing, signing, dating and returning the enclosed proxy card using the enclosed postage-paid envelope, or by submitting a proxy by telephone or via the internet using the instructions on the proxy card.

If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Progressive special meeting. Progressive shareholders who intend to submit a proxy by telephone or via the internet must do so by 11:59 p.m., Eastern Time, on October 16, 2025, the day before the Progressive special meeting.

If you are a shareholder of record of Progressive as of the record date, you may also cast your vote in person at the Progressive special meeting. If you plan to attend the Progressive special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. Progressive reserves the right to refuse admittance to anyone without proper proof of stock ownership and proper photo identification. Whether or not you intend to be present in person at the Progressive special meeting, you are urged to complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or submit a proxy by telephone or via the internet using the instructions on the proxy card as soon as possible. If you submit a proxy but wish to vote your shares in person, your original proxy may be revoked by attending and voting at the Progressive special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares in person at the Progressive special meeting.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:	If you are a shareholder of Progressive and if your shares of Progressive common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of stock. If your shares of stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” If your shares are held in “street name,” this proxy statement/prospectus and the proxy card, as applicable, have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.

Q:	If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:	No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Progressive, by submitting a proxy by telephone or via the internet, or by voting in person at the Progressive special meeting unless you provide a legal proxy, which you must obtain from your broker, bank or other nominee.

Q:	How are broker non-votes and abstentions treated?

A:

Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. The Progressive merger proposal and the Progressive adjournment proposal are both non-routine matters, and a broker or nominee does not have discretionary voting power with respect to the proposals. As a result, we do not expect any broker non-votes at the Progressive special meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the Progressive merger proposal because Louisiana law requires the merger proposal be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Progressive common stock entitled to vote thereon. Abstentions will also have the effect of a vote “AGAINST” the Progressive adjournment proposal; however, broker non-votes will not be considered present and thus will not have an effect Progressive adjournment proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Progressive common stock represented by your proxy will be voted as recommended by the Progressive board of directors with respect to such proposals.

Q:	How can I vote shares allocated to me in the Progressive ESOP?

A:

If you are a participant in the Progressive Bancorp, Inc. ESOP Plan and Trust (the “Progressive ESOP”), you may direct the trustee of the Progressive ESOP as to the manner in which the shares of Progressive common stock allocated to your account in the Progressive ESOP are to be voted at the Progressive special meeting by completing the enclosed voting instruction card and returning it in the enclosed postage-paid return envelope, or by submitting instructions via telephone or the internet using the instructions on the voting instruction card, by 11:59 p.m., Eastern Time, on  October 16, 2025, the day before the Progressive special meeting. If you do not timely submit your voting instructions, the trustee of the Progressive ESOP will vote the shares allocated to you in accordance with the directions of Progressive, as administrator of the Progressive ESOP.

Q:	Can I change my vote?

A:	Yes. If you are the record holder of your Progressive shares, you may revoke your proxy in any one of four ways: (1) you may submit another properly completed proxy card bearing a later date which is received prior to the Progressive special meeting; (2) you may send a written notice which is received prior to the Progressive special meeting that you are revoking your proxy to: Progressive Bancorp, Inc., 1411 North 19th Street, Monroe, Louisiana 71201, Attention: Assistant Secretary; (3) you may cast a new vote by telephone or via the internet at any time before 11:59 p.m., Eastern Time on the day before the Progressive special meeting; or (4) you may attend the Progressive special meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the Progressive special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

Participants in the Progressive ESOP may revoke their instructions to the trustee of the Progressive ESOP with respect to voting of the shares of Progressive common stock allocated to their Progressive ESOP account by submitting a signed instruction card bearing a later date, or providing new instructions by telephone or via the internet, provided that such new instructions must be received by 11:59 p.m., Eastern Time, on October 16, 2025, the day before the Progressive special meeting.

Q:	Will Progressive be required to submit the Progressive merger proposal to its shareholders even if Progressive’s board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Progressive special meeting, Progressive is required to submit the Progressive merger proposal to its shareholders even if Progressive’s board of directors has withdrawn, modified or qualified its recommendation.

Q:	Do Progressive directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Progressive shareholders?

A:

Yes. In considering the recommendation of the Progressive board of directors with respect to the merger agreement, you should be aware that Progressive’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Progressive shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of Progressive shareholders include, but are not limited to, (i) payments under existing employment agreements with Progressive for certain executive officers, (ii) new retention agreements with Business First and b1BANK for certain executive officers, (iii) for executive officers who hold Progressive restricted stock awards, conversion of such awards into the right to receive the per share merger consideration in respect of each share of Progressive common stock underlying such Progressive restricted stock award, as applicable, without interest, (iv) the right to certain employee benefits for each employee of Progressive and its subsidiaries who remains employed by Business First or its subsidiaries immediately after the effective time, and (v) the right to continued indemnification and insurance coverage under the merger agreement. In addition, upon completion of the merger, Business First has agreed to appoint Mr. George W. Cummings III, to the boards of directors of Business First and b1BANK and certain committees thereof effective at or immediately following the effective time of the merger. For further information, see “The Merger - Interests of Progressive’s Directors and Executive Officers in the Merger” beginning on page 43.

Q:	Are Progressive shareholders entitled to appraisal rights?

A:

Yes. Under Louisiana law, record holders of shares of Progressive common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those appraisal rights, a Progressive shareholder must follow exactly the procedures specified under Louisiana law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of Louisiana law is included as Annex C to this document. The value determined in the appraisal process may be more or less than the value a Progressive shareholder would receive in the merger under the terms of the merger agreement. Failure to strictly comply with applicable Louisiana law will result in the loss of appraisal rights. For further information, see “The Merger - Appraisal Rights” on page 46.

Pursuant to the merger agreement, Business First will be permitted to terminate the merger agreement and abandon the merger if appraisal rights are properly asserted with respect to 5% or more of the outstanding shares of Progressive common stock.

Q:	What are the U.S. federal income tax consequences of the merger to Progressive shareholders?

A:	The obligations of Business First and Progressive to complete the merger are subject to, among other customary closing conditions described in this proxy statement/prospectus, the receipt of a tax opinion from Hunton Andrews Kurth LLP (“Hunton”) (with respect to Business First) and Munck Wilson Mandala, LLP (“MWM”) (with respect to Progressive), dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code").

Assuming that the merger qualifies as a “reorganization” under the Code, a U.S. holder of Progressive common stock generally would not recognize gain or loss on the exchange of their shares of Progressive common stock for shares of Business First common stock pursuant to the merger, other than with respect to cash received in lieu of a fractional share of Business First common stock. In addition, a U.S. holder of Progressive common stock will recognize gain with respect to any cash consideration that such holder receives pursuant to the merger (which may occur if, upon receipt of a Progressive notice of termination, Business First exercises its option to increase the value of the per share merger consideration by an amount in cash). A U.S. holder of Progressive common stock who receives a mix of cash and Business First common stock in exchange for its shares of Progressive common stock (1) will not recognize any loss upon surrendering his, her or its Progressive common stock, and (2) will recognize gain upon surrendering his, her or its Progressive common stock equal to the lesser of (a) the amount by which the fair market value of the Business First common stock and cash consideration received (other than cash received in lieu of a fractional share of Business First common stock) by such U.S. holder exceeds his, her, or its adjusted tax basis in Progressive common stock, and (b) the amount of cash consideration that such shareholder receives in the merger (excluding cash received instead of fractional shares of Business First common stock).

U.S. holders of Progressive common stock receiving cash in lieu of a fractional share of Business First common stock generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in its shares of Business First common stock allocable to that fractional share.

For further information, see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 for a general discussion of the material U.S. federal income tax consequences of the merger. The U.S. federal income tax consequences described above may not apply to all Progressive shareholders. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor to determine the tax consequences of the merger to you in light of your own circumstances.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of Progressive common stock will continue to hold their shares but will not receive any consideration for their shares in connection with the merger. Progressive will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, Progressive may be required to pay a termination fee. See the section of this proxy statement/prospectus entitled “The Merger Agreement - Termination Fee” beginning on page 65 for a discussion of the circumstances under which termination fees will be required to be paid.

Q:	What happens if I sell my shares after the record date but before the Progressive special meeting?

A:

The record date is earlier than the date of the Progressive special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Progressive common stock after the record date but before the date of the Progressive special meeting, you will retain your right to vote at the Progressive special meeting (provided that such shares remain outstanding on the date of the Progressive special meeting), but you will not have the right to receive the merger consideration to be received by Progressive shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of Progressive common stock through completion of the merger.

Q:	If I am a Progressive shareholder, should I send in my Progressive stock certificates now?

A:

No. Please do not send in your Progressive stock certificates with your proxy. After the merger, Business First’s exchange agent, Computershare Trust Company, N.A., will send you instructions for exchanging Progressive stock certificates for your portion of the merger consideration. See “The Merger Agreement - Conversion of Shares; Exchange of Certificates” beginning on page 52.

Q:	Who may I contact if I cannot locate my Progressive stock certificate(s)?

A:

If you are unable to locate your original Progressive stock certificate(s), you should contact Progressive Bancorp, Inc., 1411 North 19th Street, Monroe, Louisiana 71201, Attention: Kelly Shambro, Assistant Secretary. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as Business First or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of stock that you own.

Q:	Whom should I call with questions?

A:

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Progressive common stock, please contact Kelly Shambro, Assistant Secretary of Progressive, at (318) 398-9772.

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire proxy statement/prospectus and its annexes and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this proxy statement/prospectus incorporates by reference important business and financial information about Business First. For a description of this information, please see “Where You Can Find More Information” beginning on page 91. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Additional Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (page 69)

Information about Business First

Business First Bancshares, Inc. is a financial holding company headquartered in Baton Rouge, Louisiana, and the parent company of b1BANK, a Louisiana state-chartered bank and community-based financial institution that offers a full array of banking products and services. Business First currently operates throughout the state of Louisiana and Texas in the Dallas/Fort Worth metroplex and Houston, Texas, from a network of fifty-four (54) full-service banking centers and one (1) loan production office. As of June 30, 2025, on a consolidated basis, Business First had total assets of $7.9 billion, $5.4 billion in assets under management through b1BANK’s affiliate Smith Shellnut Wilson, LLC (SSW) (excludes $0.9 billion of b1BANK assets managed by SSW), total loans of $6.0 billion, total deposits of $6.4 billion and shareholders’ equity of $848.4 million.

Business First’s common stock is listed on the Nasdaq Global Select Market under the symbol “BFST.”

Business First’s principal office is located at 500 Laurel Avenue, Suite 100, Baton Rouge, Louisiana 70801, and its telephone number at that location is (225) 248-7600. Business First’s website can be accessed at https://www.b1bank.com. Information contained on Business First’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

Information about Progressive

Progressive Bancorp, Inc. is a Louisiana corporation and a financial holding company headquartered in Monroe, Louisiana. Progressive is the parent company of Progressive Bank, a Louisiana state-chartered bank that offers a full range of banking products and services from its numerous full-service branch locations across the North Louisiana market. As of June 30, 2025, on a consolidated basis, Progressive had total assets of $755 million, deposits of $675 million, and equity capital of $71 million.

Progressive’s principal office is located at 1411 North 19th Street, Monroe, Louisiana 71201, and its telephone number at that location is (318) 398-9772.

The Merger (page 29)

Business First and Progressive have entered into the merger agreement, pursuant to which Progressive will merge with and into Business First, with Business First continuing as the surviving corporation. Immediately following the merger, Progressive Bank, Progressive’s wholly-owned banking subsidiary, will merge with and into b1BANK, Business First’s wholly-owned banking subsidiary, with b1BANK as the surviving bank.

The terms and conditions by which Progressive will merge with and into Business First are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. We encourage you to read that agreement carefully, as it is the legal document that governs the merger.

Merger Consideration (page 51)

If the merger is completed, each share of Progressive common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, without interest, 6.6300 shares of Business First’s common stock, subject to adjustment pursuant to the terms of the merger agreement, plus cash in lieu of any fractional shares.

The exchange ratio will remain fixed at 6.6300 shares of Business First common stock if the purchaser market value is equal to or greater than $20.81 and less than or equal to $28.73; provided, however, if the purchaser market value is (i) at least $28.74 and less than or equal to $29.98, the exchange ratio will adjust such that the value of the per share merger consideration is equal to $190.48; (ii) at least $19.56 and less than or equal to $20.80, the exchange ratio will adjust such that the value of the per share merger consideration is equal to $137.97; (iii) greater than $29.98, the exchange ratio will be 6.3536; and (iv) less than $19.56, the exchange ratio will be 7.0537, subject to certain termination rights by each of Business First and Progressive. Potential adjustments to the exchange ratio are illustrated in the following table:

	Seller Right to Terminate		Float ER	Fixed Exchange Ratio Band			Float ER	Buyer Right to Terminate
BFST Price	$17.56	$18.56	$19.56	$20.81	$24.77	$28.73	$29.98	$30.98	$31.98
BFST P/TBV	82%	87%	92%	98%	116%	135%	141%	145%	150%
BFST P/E (25E Core)	6.6x	7.0x	7.3x	7.8x	9.3x	10.8x	11.2x	11.6x	12.0x

x Exchange Ratio	7.0537	7.0537	7.0537	6.6300	6.6300	6.6300	6.3536	6.3536	6.3536
= PB Equivalent	$123.86	$130.92	$137.97	$137.97	$164.23	$190.48	$190.48	$196.83	$203.19
PB P/DTBV	88%	93%	98%	98%	116%	135%	135%	140%	144%
Pay-to-Trade	107%	107%	107%	100%	100%	100%	96%	96%	96%

x 460,104 PB Shares	$56,990	$60,235	$63,481	$63,481	$75,561	$87,641	$87,641	$90,564	$93,487
+ Option Value	$1,628	$1,781	$1,933	$1,933	$2,501	$3,069	$3,069	$3,207	$3,344
=Total PB Value	$58,618	$62,016	$65,414	$65,414	$78,062	$90,710	$90,710	$93,771	$96,831
(Under)/Over Collars	$(6,796)	$(3,398)	$0	$0	$0	$0	$0	$3,061	$6,122

Note: Cuff at $20.81 BFST share is equivalent to $138 per Progressive share (i.e., March 31 diluted BVPS)

Although the number of shares of Business First common stock that each Progressive shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Business First common stock and will not be known at the time Progressive shareholders vote on the merger. Business First common stock is currently quoted on the Nasdaq Global Select Market under the symbol “BFST.” Based on the closing price of Business First common stock of $26.19 per share on July 3, 2025, the last full trading day before the public announcement of the merger agreement, the 6.6300 exchange ratio represented an aggregate of approximately $79.9 million in value for all of the shares of Progressive common stock to be converted into Business First common stock. Based on the closing sale price of Business First common stock of  $24.82 per share on September 11, 2025, the latest practicable trading date prior to the printing of this proxy statement/prospectus, the exchange ratio represented an aggregate of approximately $75.7 million in value for all of the shares of Progressive common stock to be converted into Business First common stock. Each of the foregoing examples assumes that there are no adjustments to the exchange ratio or per share merger consideration.

Business First will not issue any fractional shares of Business First common stock in the merger. Instead, a Progressive shareholder who otherwise would have received a fraction of a share of Business First common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying (1) the purchaser market value by (2) the fraction of a share (after taking into account all shares of Progressive common stock held by such shareholder immediately prior to the effective time and rounded to the nearest ten-thousandth when expressed in decimal form) of Business First common stock to which such shareholder would otherwise be entitled to receive.

Treatment of Progressive Equity Awards (page 52)

At the effective time of the merger, each Progressive stock option award that is issued, outstanding and unexercised immediately prior to the effective time of the merger will be converted automatically into the right to receive cash consideration equal to the excess (if any) of (i) the value of the per share merger consideration over (ii) the exercise price per share of the stock option calculated immediately prior to the effective time of the merger. If the per share merger consideration value is less than or equal to the exercise price per share of the applicable stock option, then the applicable stock option will be cancelled with no payment due in respect thereof. As of the effective time of the merger, all Progressive stock options will automatically cease to exist and each holder of a Progressive stock option will cease to have any rights with respect thereto, except the right to receive the applicable consideration for such options (if any) as discussed herein.

Further, at the effective time, each Progressive restricted stock award that is outstanding immediately prior to the effective time will convert automatically into the right to receive the per share merger consideration in respect of each share of Progressive common stock underlying such Progressive restricted stock award, as applicable, without interest.

Conversion of Shares; Exchange of Certificates (page 52)

Within five (5) business days after the effective time of the merger, Business First’s exchange agent will mail to each holder of record of each certificated share of Progressive common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s Progressive stock certificate(s) for the merger consideration (including cash in lieu of any fractional Business First shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

Please do not send in your stock certificates until you receive these instructions from Business First’s exchange agent.

Recommendation of the Progressive Board of Directors (page 32)

The Progressive board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Progressive shareholders vote “FOR” the approval of the Progressive merger proposal and “FOR” the approval of the Progressive adjournment proposal (if necessary or appropriate). For the factors considered by the Progressive board of directors in reaching its decision to approve the merger agreement, see “The Merger - Recommendation of the Progressive Board and Its Reasons for the Merger” beginning on page 32.

Opinion of Progressive’s Financial Advisor (page 34 and Annex B)

At the meeting of the Progressive board of directors on June 24, 2025, Progressive’s financial advisor, Mercer Capital Management, Inc. (which we refer to as “Mercer”), rendered its oral opinion to the Progressive board of directors, subsequently confirmed in writing on July 7, 2025, that, as of such date, the consideration to be received by the common shareholders of Progressive (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Mercer in connection with the preparation of its opinion.

The full text of the Mercer opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Mercer opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Progressive’s shareholders are urged to read the opinion in its entirety. Mercer’s written opinion was addressed to the Progressive board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the consideration to be received by the common shareholders of Progressive (solely in their capacity as such) in the proposed merger and did not address any other aspect of the proposed merger. Mercer expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of Progressive or as to the underlying decision by Progressive to engage in the proposed merger. The issuance of Mercer’s opinion was approved by a fairness committee of Mercer. The opinion does not constitute a recommendation to any shareholder of Progressive as to how such shareholder should vote with respect to the proposed merger or any other matter.

For further information, please see the section entitled “The Merger - Opinion of Progressive’s Financial Advisor” beginning on page 34 and the copy of the Mercer opinion attached to this proxy statement/prospectus as Annex B.

Progressive Special Meeting (page 26)

Progressive will hold a special meeting of its shareholders on October 17, 2025, at Progressive Bank, 301 Fair Avenue, Winnsboro, Louisiana 71295, at 10:00 a.m., local time. At the Progressive special meeting, Progressive shareholders will be asked to vote on the Progressive merger proposal and the Progressive adjournment proposal. Progressive will transact no business other than as listed above at the Progressive special meeting or any adjournment or postponement thereof.

The Progressive board of directors has fixed the close of business on August 31, 2025 as the record date for determining the holders of Progressive common stock entitled to receive notice of, and to vote at, the Progressive special meeting. As of the record date, there were 459,884 shares of Progressive common stock outstanding and entitled to vote at the Progressive special meeting, held by 332 holders of record.

Each share of Progressive common stock entitles the holder thereof to one (1) vote at the Progressive special meeting on each proposal to be considered at the Progressive special meeting.

The presence, in person or represented by proxy, of the holders of at least a majority of the shares of Progressive common stock issued and outstanding and entitled to vote thereat is necessary in order to constitute a quorum for purposes of the matters being voted on at the Progressive special meeting.

Approval of the Progressive merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Progressive common stock entitled to vote thereon. Assuming a quorum is present, approval of the Progressive adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Progressive common stock represented in person or by proxy at the Progressive special meeting and entitled to vote thereon. Progressive shareholders must approve the Progressive merger proposal in order for the merger to occur. Progressive shareholders are not, however, required to approve the Progressive adjournment proposal in order for the merger to occur. If Progressive shareholders fail to approve the Progressive adjournment proposal, but approve the Progressive merger proposal, the merger may nonetheless occur.

Each director and executive officer of Progressive who beneficially owns shares of Progressive common stock (which shares collectively constitute approximately 30.70% of the outstanding shares of Progressive common stock as of the record date) has entered into a voting agreement with Business First agreeing to, among other things, vote their shares of Progressive common stock in favor of approval of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement.

Even if you expect to attend the Progressive special meeting, Progressive recommends that you promptly complete and return your proxy card in the enclosed return envelope or submit a proxy by telephone or via the internet using the instructions on the proxy card.

Interests of Progressive’s Directors and Executive Officers in the Merger (page 43)

In considering the recommendation of the Progressive board of directors with respect to the merger agreement, Progressive shareholders should be aware that certain of Progressive’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Progressive shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of Progressive shareholders include:

●	new retention agreements with Business First and b1BANK for certain executive officers;

●	payments under existing employment agreements, change in control agreements, or retention agreements with Progressive for certain executive officers;

●	appointment of Mr. George W. Cummings III to the boards of directors of Business First and b1BANK effective at or immediately following the effective time of the merger;

●	the right to continued indemnification and insurance coverage under the merger agreement;

●

the right to certain employee benefits for each employee of Progressive and its subsidiaries who remains employed by Business First or its subsidiaries immediately after the effective time of the merger;

●

for executive officers who hold Progressive stock option awards that are outstanding and unexercised immediately prior to the effective time of the merger, conversion of such awards into the right to receive cash equal to the excess of the per share merger consideration over the exercise price per share of such option, calculated immediately prior to the effective time; and

●

for executive officers who hold Progressive restricted stock awards, conversion of such awards into the right to receive the per share merger consideration in respect of each share of Progressive common stock underlying such Progressive restricted stock award, without interest.

The Progressive board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. For a more complete description of these interests, see “The Merger - Interests of Progressive’s Directors and Executive Officers in the Merger” beginning on page 43.

Board Composition and Management of Business First after the Merger (page 42)

The persons serving as members of the board of directors of Business First immediately prior to the effective time of the merger will be the members of the board of directors of Business First immediately after the effective time, except that contemporaneously with closing, Business First and b1BANK will appoint and, when applicable, nominate for election (subject to the satisfaction of their fiduciary duties), Mr. George W. Cummings III, to serve on the boards of directors of Business First and b1BANK and certain committees thereof.

The executive officers of Business First will remain the same immediately following the merger.

Regulatory Approvals Required for the Merger (page 49)

To complete the merger, the parties must receive the prior approval, or a waiver of the applicable approval requirements, of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve”), the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) and the Office of Financial Institutions of the State of Louisiana (which we refer to as the “OFI”). The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between fifteen (15) and thirty (30) days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Although neither Business First nor Progressive knows of any reason why the regulatory approvals cannot be obtained, Business First and Progressive cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.

Conditions to Complete the Merger (page 62)

Currently, Progressive and Business First expect to complete the merger in the first quarter of 2026 but, as more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Progressive’s and Business First’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions, among others:

●	the truth and correctness of the representations and warranties of each other party to the merger agreement, subject to the materiality standards contained in the merger agreement;

●	the performance or compliance by each party having in all material respects of their obligations and with their covenants under the merger agreement;

●	the absence of a material adverse effect (as such term is defined in the merger agreement) having occurred since the date of the merger agreement with respect to either party or their respective banking subsidiaries;

●	the director support agreements executed by certain directors of Progressive and Progressive Bank remaining in full force and effect;

●	the releases being executed by the directors and executive officers of Progressive and Progressive Bank and remaining in full force and effect;

●

holders of no more than 5% of the issued and outstanding shares of Progressive common stock demanding or being entitled to exercise dissenters’ rights of appraisal under the Louisiana Business Corporation Act;

●	each party’s receipt of evidence that the other party has obtained certain third-party consents and approvals;

●	accrual by Progressive for any costs and expenses, including legal fees and expenses and settlement costs, related to outstanding legal proceedings;

●	the amendment or termination by Progressive of employee benefit plans;

●	the termination by Progressive of the Progressive ESOP;

●	each party’s receipt of a secretary’s certificate from its respective secretary or assistant secretary, dated as of the closing date of the merger;

●	each party taking such action and executing such documentation as is required to effect Business First’s assumption of Progressive’s trust preferred securities;

●

Progressive having delivered to Business First all other instruments and documents which Business First or its counsel may reasonably request to effectuate the merger and the other transactions contemplated by the merger agreement;

●	the receipt of required regulatory approvals;

●	the approval of the merger agreement and merger by the requisite vote of Progressive shareholders;

●

each party’s receipt of a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, concluding that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

●

the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

●

the effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose; and

●	the listing on the Nasdaq Global Select Market of the shares of Business First common stock to be issued in the merger.

Neither Progressive nor Business First can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed. For more information see “The Merger Agreement - Conditions to Complete the Merger” beginning on page 62.

Termination of the Merger Agreement (page 64)

Either Business First or Progressive may terminate the merger agreement in various circumstances, including, without limitation, the following:

●

any order, decree or ruling or any other action enjoining or prohibiting the merger or the bank merger is issued by a U.S. court of competent jurisdiction or other governmental body, and such order, decree, ruling or other action is final and non-appealable;

●	by mutual agreement of the parties;

●

any of the transactions contemplated by the merger agreement are not approved by the appropriate governmental body or the applications or notices are suggested or recommended to be withdrawn by any governmental body;

●

the merger has not been completed by January 31, 2026 (unless one or more of the required regulatory approvals has not been received on or before January 31, 2026, in which case this deadline will be extended to March 31, 2026) or such later date approved in writing by the Business First board of directors and the Progressive board of directors, unless the failure to complete the merger by that time is caused by or results from the failure of the party that seeks to terminate the merger agreement to fulfill any material obligation under the merger agreement;

●	Progressive shareholders fail to approve the Progressive merger proposal; or

●

the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within thirty (30) days after the terminating party gives written notice of such failure to the breaching party.

Progressive may terminate the merger agreement, without the consent of Business First, if:

●

at any time before Progressive shareholders approve the merger agreement, the Progressive board of directors receives an unsolicited, bona fide alternative acquisition proposal (as defined in the merger agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; provided that (i) such superior proposal did not result from a violation of Progressive’s non-solicitation obligations under the merger agreement, (ii) Progressive gives Business First five (5) business days’ prior written notice of its intention to accept such proposal and a copy of any proposed agreement or other document (including the identity of the party making the proposal) relating to such superior proposal, (iii) during such five (5) business day period, Progressive has and has caused its financial advisors and outside legal counsel to consider and to the extent Business First desires, negotiate with Business First to make adjustments to the terms and conditions of the merger agreement proposed by Business First, and (iv) the board of directors of Progressive has determined in good faith, after consultation with its financial advisors and legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by Business First prior to the close of business on such fifth (5th) business day, if any, that such superior proposal remains a superior proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make the change in recommendation; or

●

the purchaser market value is less than $19.56; however, Business First has the option, but not the obligation, to increase the value of the per share merger consideration to $137.97 in order to prevent a termination of the merger agreement by Progressive, by either (1) increasing the exchange ratio, or (2) increasing the value of the per share merger consideration by an amount in cash to be calculated in accordance with the terms of the merger agreement.

Business First may terminate the merger agreement, without the consent of Progressive, if:

●

any required regulatory approval is obtained subject to restrictions or conditions on the operations of Progressive, Progressive Bank, Business First or b1BANK that are reasonably unacceptable to Business First;

●	the environmental inspections of Progressive’s properties detail certain adverse findings which are reasonably likely to have a material adverse effect on Progressive or Progressive Bank;

●	Progressive materially breaches the non-solicitation obligations set forth in the merger agreement in a manner adverse to Business First;

●	the Progressive board of directors accepts a superior proposal (as defined in the merger agreement);

●

the Progressive board of directors withdraws, amends or modifies, in any manner adverse to Business First, its recommendation of the board of directors of Progressive that the Progressive shareholders approve and adopt the merger agreement and the transactions contemplated thereby; or

●

the purchaser market value is greater than $29.98; however, Progressive has the option, but not the obligation, to decrease the value of the per share merger consideration to $190.48 in order to prevent a termination of the merger agreement.

Termination Fee (page 65)

If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the Progressive board of directors, Progressive may be required to pay to Business First a termination fee equal to $3,050,930. This termination fee could discourage other companies from seeking to acquire or merge with Progressive. For more information, see “The Merger Agreement - Termination Fee” beginning on page 65.

Expenses and Fees (page 65)

Each party will bear all of its respective expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement (page 66)

The merger agreement may be amended by the parties in writing at any time before or after approval of the merger agreement by Progressive shareholders, except that after such approval, if the amendment will reduce the value of or change the form of the merger consideration, the amendment must be approved by Progressive shareholders.

At any time prior to the completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

Comparison of Shareholders’ Rights (page 76)

Although both Business First and Progressive are Louisiana corporations, the rights of Progressive shareholders will change as a result of the merger due to differences in their respective governing documents. See “Comparison of Shareholders’ Rights” beginning on page 76 for a description of the material differences in shareholders’ rights under each of the Business First and Progressive governing documents.

Risk Factors (page 19)

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 19.

Ancillary Agreements to the Merger Agreement (page 67)

Voting Agreement

As a condition to Business First entering into the merger agreement, the directors and executive officers of Progressive and Progressive Bank who have voting power over shares of Progressive common stock (which collectively constitute approximately 30.70% of the outstanding shares of Progressive common stock as of the record date) entered into a voting agreement in the form attached as Exhibit B to the merger agreement. The voting agreement requires, among other things, that the directors party thereto vote all of their shares of Progressive common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement and generally prohibits them from transferring their shares of Progressive common stock prior to the termination of the Progressive voting agreement. The voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms, the consummation of the merger, or twelve (12) months from its execution date of July 7, 2025.

Director Support Agreements

In addition, as a condition to Business First entering into the merger agreement, each director of Progressive and Progressive Bank who is not an employee of Progressive or Progressive Bank entered into a director support agreement with Business First in the form attached as Exhibit C to the merger agreement. Each of those agreements provides, among other things, that each such director agrees to use reasonable efforts to refrain from harming the goodwill of Business First, b1BANK, Progressive or Progressive Bank or any of their respective subsidiaries and their respective customer and client and relationships, during the term of the agreement. By entering into such support agreements, each director also agreed to certain additional restrictive covenants. If the merger agreement is terminated prior to the completion of the merger, the support agreement will also be terminated.

Releases

On the closing date of the merger, each director and executive officer of Progressive and Progressive Bank will execute a release in favor of Progressive. Under the release, each such director and executive officer releases and discharges, effective upon the consummation of the merger, Progressive and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including Business First and b1BANK), from any and all liabilities or claims that the director and/or officer has or claims to have as of the effective time of the merger, with certain exceptions.

Appraisal Rights (page 46)

Under Louisiana law, record holders of shares of Progressive common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those rights appraisal, a Progressive shareholder must follow exactly the procedures specified under Louisiana law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of Louisiana law is included as Annex C to this document. Failure to strictly comply with these provisions may result in the loss of the right of appraisal. The value determined in the appraisal process may be more or less than the value a Progressive shareholder would receive in the merger under the terms of the merger agreement.

Pursuant to the merger agreement, Business First will not be obligated to consummate the merger if dissenters’ rights of appraisal are properly asserted with respect to more than 5% of the outstanding shares of Progressive common stock.

Accounting Treatment (page 84)

Business First will account for the merger as a business combination using the acquisition method of accounting for financial reporting purposes.

Material U.S. Federal Income Tax Consequences of the Merger (page 85)

The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of Business First and Progressive to complete the merger that each of Business First and Progressive receives a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to that effect. Based upon a qualification of the merger as a “reorganization” under the Code, U.S. holders of Progressive common stock who exchange their shares of Progressive common stock for shares of Business First common stock generally will not recognize gain or loss with respect to the receipt of Business First common stock in the merger, other than with respect to cash received in lieu of a fractional share of Business First common stock. In addition, a U.S. holder of Progressive common stock will recognize gain with respect to any cash consideration that such holder receives pursuant to the merger (which may occur if, upon receipt of a Progressive notice of termination, Business First exercises its option to increase the value of the per share merger consideration by an amount in cash). A U.S. holder of Progressive common stock who receives a mix of cash and Business First common stock in exchange for its shares of Progressive common stock (1) will not recognize any loss upon surrendering his, her or its Progressive common stock, and (2) will recognize gain upon surrendering his, her or its Progressive common stock equal to the lesser of (a) the amount by which the fair market value of the Business First common stock and cash consideration received (other than cash received in lieu of a fractional share of Business First common stock) by such U.S. holder exceeds his, her, or its adjusted tax basis in Progressive common stock, and (b) the amount of cash consideration that such shareholder receives in the merger (excluding cash received instead of fractional shares of Business First common stock). U.S. holders of Progressive common stock receiving cash in lieu of fractional shares of Business First common stock generally will recognize gain or loss equal to the difference between any cash received in lieu of fractional shares of Business First common stock and the basis in its shares of Business First common stock allocable to that fractional share.

The U.S. federal income tax consequences described above may not apply to all holders of Progressive common stock. Your tax consequences will depend on your individual situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. Accordingly, Business First and Progressive strongly urge you to consult your own tax advisor for a full understanding of the particular tax consequences of the merger to you in light of your own circumstances.

Market Prices and Share Information

Business First common stock is listed on the Nasdaq Global Select Market under the symbol “BFST.” The following table sets forth the closing sale prices of Business First common stock as reported on the Nasdaq Global Select Market on July 3, 2025, the last full trading day before the public announcement of the merger agreement, and on September 11, 2025, the latest practicable trading date before the date of this proxy statement/prospectus.

	Business First Common Stock	Implied Value of One Share of Progressive Common Stock to be Converted to Per Share Merger Consideration(1)
July 3, 2025	$26.19	$173.64	(2)
September 11, 2025	$24.82	$164.56	(2)

(1)	Based on an exchange ratio of 6.6300 shares of Business First common stock for each share of Progressive common stock, subject to certain adjustments as provided in the merger agreement.

(2)

Implied value of one share of Progressive common stock converted to per share merger consideration equals the estimated exchange ratio of 6.6300 multiplied by the close price of Business First common stock on the date listed rounded to the nearest cent.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of Business First, Progressive and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Business First, Progressive, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.

These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.

The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:

●

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Progressive to pay a termination fee to Business First;

●

the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approval of Progressive shareholders;

●	the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;

●	risks associated with the timing of the completion of the merger;

●	management time and effort may be diverted to the resolution of merger-related issues;

●	the risk that the businesses of Business First and Progressive will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

●	Business First’s ability to achieve the synergies and value creation contemplated by the proposed merger with Progressive;

●	the expected growth opportunities or costs savings from the merger with Progressive may not be fully realized or may take longer to realize than expected;

●	revenues following the merger may be lower than expected as a result of losses of customers or other reasons;

●

potential deposit attrition, higher than expected costs, customer loss and business disruption associated with Business First’s integration of Progressive, including, without limitation, potential difficulties in maintaining relationships with key personnel;

●	the outcome of any legal proceedings that may be instituted against Business First or Progressive or their respective boards of directors;

●	general economic conditions, either globally, nationally, in the State of Louisiana, or in the specific markets in which Business First or Progressive operate;

●	limitations placed on the ability of Business First and Progressive to operate their respective businesses by the merger agreement;

●

the effect of the announcement of the merger on Business First’s and Progressive’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

●	customer acceptance of the combined company’s products and services;

●	the amount of any costs, fees, expenses, impairments and charges related to the merger;

●

fluctuations in the market price of Business First common stock and the related effect on the market value of the merger consideration that Progressive shareholders will receive upon completion of the merger;

●

risks related to the integration of any acquired businesses, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, risks related to entering a new geographic market, the time and costs associated with integrating systems, technology platforms, procedures and personnel, the ability to retain key employees and maintain relationships with significant customers, the need for additional capital to finance such transactions, and possible failures in realizing the anticipated benefits from acquisitions;

●

changes in the strength of the U.S. economy in general and the local economy in our local market areas adversely affecting our customers and their ability to transact profitable business with us, including the ability of our borrowers to repay their loans according to their terms or a change in the value of the related collateral;

●	economic risks posed by our geographic concentration in Louisiana, the Dallas/Fort Worth metroplex and Houston;

●	the ability to sustain and continue our organic loan and deposit growth, and manage that growth effectively;

●

market declines in industries to which we have exposure, such as the volatility in energy prices and downturns in the energy industry that impact certain of our borrowers and investments that operate within, or are backed by collateral associated with, the energy industry;

●	volatility and direction of interest rates and market prices, which could reduce our net interest margins, asset valuations and expense expectations;

●	interest rate risk associated with our business;

●	changes in the levels of loan prepayments and the resulting effects on the value of our loan portfolio;

●	increased competition in the financial services industry, particularly from regional and national institutions and emerging non-bank competitors;

●	a determination or downgrade in the credit quality and credit agency ratings of the securities in our securities portfolio;

●	increased credit risk in our assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of our total loan portfolio;

●	changes in the value of collateral securing our loans;

●	the failure of assumptions underlying the establishment of and provisions made to our allowance for credit losses;

●	changes in the availability of funds resulting in increased costs or reduced liquidity;

●	our ability to maintain important deposit customer relationships and our reputation;

●	increased asset levels and changes in the composition of assets and the resulting impact on our capital levels and regulatory capital ratios;

●	our ability to prudently manage our growth and execute our strategy;

●	risks associated with our acquisition and de novo branching strategy;

●	the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels;

●	legislative or regulatory developments, including changes in the laws, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters;

●	government intervention in the U.S. financial system;

●	changes in statutes and government regulations or their interpretations applicable to us, including changes in tax requirements and tax rates;

●	deteriorating asset quality and higher loan charge-offs, and the time and effort required to resolve problem assets;

●

cybersecurity risk, including cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of a cyber attack, could impact Business First’s reputation, increase regulatory oversight, and impact the financial results of Business First;

●

natural disasters and adverse weather, acts of terrorism, geopolitical instability, an outbreak of hostilities or other international or domestic calamities, epidemics and pandemics such as coronavirus, and other matters beyond our control;

●

uncertainties surrounding geopolitical events, trade policy, taxation policy, and monetary policy which continue to impact the outlook for future economic growth, including U.S. imposition of tariffs against Mexico, Canada, and China and consideration of responsive actions by these nations or the expansion of import fees and tariffs among a larger group of nations, which is bringing greater ambiguity to the outlook for future economic growth;

●

the potential implementation of a regulatory reform agenda under the new presidential administration that is significantly different than that of the prior administration, impacting rulemaking, supervision, examination and enforcement priorities of the federal banking agencies;

●

other risks and uncertainties identified in this proxy statement/prospectus under the heading “Risk Factors” and detailed from time to time in Business First’s SEC filings including, without limitation, in Business First’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 7, 2025, and in any updates to those risk factors in Business First’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. Business First and Progressive do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Business First, Progressive or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

An investment in Business First common stock in connection with the merger involves risks. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors included in Business First’s Annual Report on Form 10-K for the year ended December 31, 2024 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled “Special Cautionary Note Regarding Forward-Looking Statements.” You should also consider the other information in this document and the other documents incorporated by reference into this document. Please see the sections entitled “Additional Information” in the forepart of this document and “Where You Can Find More Information” beginning on page 91.

Because the market price of Business First common stock will fluctuate, Progressive shareholders cannot be certain of the precise value of the merger consideration they will be entitled to receive.

Pursuant to the merger agreement, each share of Progressive common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 6.6300 shares of Business First’s common stock, subject to adjustment pursuant to the terms of the merger agreement, plus cash in lieu of any fractional shares. The exchange ratio will remain fixed at 6.6300 shares of Business First common stock if the purchaser market value is equal to or greater than $20.81 and less than or equal to $28.73; provided, however, if the purchaser market value is (i) at least $28.74 and less than or equal to $29.98, the exchange ratio will adjust such that the value of the per share merger consideration is equal to $190.48; (ii) at least $19.56 and less than or equal to $20.80, the exchange ratio will adjust such that the value of the per share merger consideration is equal to $137.97; (iii) greater than $29.98, the exchange ratio will be 6.3536; and (iv) less than $19.56, the exchange ratio will be 7.0537, subject to certain termination rights by each of Business First and Progressive.

The market value of the merger consideration may vary from the market value on the date Business First and Progressive announced the merger, on the date that this proxy statement/prospectus is mailed, on the date of the Progressive special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of Business First common stock. Progressive has the right to terminate the merger agreement during the five (5) day period commencing on the determination date, if the purchaser market value is less than $19.56. Upon receipt of the Progressive notice of termination, however, Business First has the option, but not the obligation, to increase the merger consideration in order to prevent a termination of the merger agreement by Progressive. Business First may, at its option and in its sole discretion, increase the value of the per share merger consideration to $137.97 by either (1) increasing the exchange ratio, or (2) increasing the value of the per share merger consideration by an amount in cash to be calculated in accordance with the terms of the merger agreement. In addition, Business First has the right to terminate the merger agreement during the five (5) day period commencing on the determination date, if the purchaser market value is greater than $29.98. Upon receipt of notice of the Business First notice of termination, however, Progressive has the option, but not the obligation, to decrease the value of the per share merger consideration to $190.48 in order to prevent a termination of the merger agreement by Business First.

Stock price changes may result from a variety of factors that are beyond the control of Business First and Progressive, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. At the time of the Progressive special meeting, Progressive shareholders will not know the precise market value of the merger consideration they may receive at the effective time of the merger. Progressive shareholders should obtain current sale prices for shares of Business First common stock before voting their shares at the Progressive special meeting.

Because there is no established trading market for Progressive common stock, it is difficult to determine how the fair value of Progressive common stock compares with the merger consideration.

There is no established trading market for Progressive common stock. No broker makes a market in Progressive common stock. The market for Progressive common stock is illiquid, and there is no regular trading. This lack of liquidity makes it difficult to determine the fair value of Progressive common stock and how it compares to the value of the Business First common stock to be received by Progressive shareholders as consideration in the merger.

The merger may not be consummated unless important conditions are satisfied.

Business First and Progressive expect the merger to close in the first quarter of 2026, but the acquisition is subject to the satisfaction of a number of closing conditions. Satisfaction of many of these conditions is beyond Business First’s and Progressive’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of Business First and Progressive may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:

●	the approval of the merger agreement and merger by the requisite vote of Progressive shareholders;

●	the receipt of required regulatory approvals;

●

the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

●

the effectiveness under the Securities Act of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

●	the listing on the Nasdaq Global Select Market of the shares of Business First common stock to be issued in the merger;

●	the truth and correctness of the representations and warranties of each other party to the merger agreement, subject to the materiality standards contained in the merger agreement;

●	the performance or compliance by each party having in all material respects of their obligations and with their covenants under the merger agreement;

●	the absence of a material adverse effect having occurred since the date of the merger agreement with respect to either party or their respective banking subsidiaries;

●	each party’s receipt of evidence that the other party has obtained certain third-party consents and approvals;

●

each party’s receipt of a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, concluding that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

●	each party’s receipt of a secretary’s certificate from its respective secretary or assistant secretary, dated as of the closing date of the merger;

●	the director support agreements executed by certain directors of Progressive and Progressive Bank remaining in full force and effect;

●	the releases being executed by the directors and executive officers of Progressive and Progressive Bank and remaining in full force and effect;

●	accrual by Progressive for any costs and expenses, including legal fees and expenses and settlement costs, related to outstanding legal proceedings (if any);

●	the termination by Progressive of the Progressive ESOP;

●	the amendment or termination by Progressive of any employee benefit plans;

●

Progressive having delivered to Business First all other instruments and documents which Business First or its counsel may reasonably request to effectuate the merger and the other transactions contemplated by the merger agreement;

●	each party taking such action and executing such documentation as is required to effect Business First’s assumption of Progressive’s trust preferred securities;

●	the performance by each party of its respective obligations under the merger agreement; and

●

holders of no more than 5% of the outstanding Progressive common stock, in the aggregate, having demanded or being entitled to demand payment of the appraised fair value of their shares as dissenting shareholders.

If any of the foregoing conditions are not satisfied, the merger may not close as scheduled or at all. In addition, either Business First or Progressive may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement – Conditions to Complete the Merger” beginning on page 62.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that Business First does not anticipate or cannot be met.

Before the transactions contemplated by the merger agreement may be completed, certain approvals or consents must be obtained from various federal and state governmental entities. These governmental entities may impose conditions to the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Business First following the merger, any of which might have a material adverse effect on Business First following the merger. Business First is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose certain burdensome conditions on Business First or Progressive, as described more fully in “The Merger – Regulatory Approvals Required for the Merger” beginning on page 49.

Business First may be unsuccessful in integrating the operations of the businesses it has acquired or expects to acquire in the future, including Progressive.

From time to time, Business First evaluates and acquires businesses that it believes complement its existing business. The acquisition component of Business First’s growth strategy depends on the successful integration of these acquisitions. Business First faces numerous risks and challenges to the successful integration of acquired businesses, including the following:

●	the potential for unexpected costs, delays and challenges that may arise in integrating acquisitions into Business First’s existing business;

●	limitations on Business First’s ability to realize the expected cost savings and synergies from an acquisition;

●	challenges related to integrating acquired operations, including Business First’s ability to retain key employees and maintain relationships with significant customers and depositors;

●	challenges related to the integration of businesses that operate in new geographic areas, including difficulties in identifying and gaining access to customers in new markets; and

●	discovery of previously unknown liabilities following an acquisition associated with the acquired business.

If Business First is unable to successfully integrate the businesses it acquires, Business First’s business, financial condition and results of operations may be materially adversely affected.

Progressive’s executive officers and directors have interests in the merger in addition to or different from the interests that they share with you as a Progressive shareholder.

Some of Progressive’s executive officers participated in negotiations of the merger agreement with Business First, and the Progressive board of directors approved the merger agreement and is recommending that Progressive shareholders vote to approve the merger agreement. In considering these facts and the other information included in or incorporated by reference into this proxy statement/prospectus, you should be aware that certain of Progressive’s executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as a Progressive shareholder. These interests include, as a result of the merger, payments under existing employment agreements with Progressive for certain executive officers, new retention agreements with Business First and b1BANK for certain executive officers, for executive officers who hold Progressive restricted stock awards, conversion of such awards into the right to receive the per share merger consideration in respect of each share of Progressive common stock underlying such Progressive restricted stock award, without interest, right to certain employee benefits for each employee of Progressive and its subsidiaries who remains employed by Business First or its subsidiaries immediately after the effective time, and right to continued indemnification and insurance coverage under the merger agreement. In addition, upon completion of the merger, Business First has agreed to appoint Mr. George W. Cummings III to the boards of directors of Business First and b1BANK effective at or immediately following the effective time of the merger. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of Progressive to support or approve the merger and the merger agreement. For further discussion of the interests of Progressive’s directors and executive officers in the merger, see “The Merger – Interests of Progressive’s Directors and Executive Officers in the Merger” beginning on page 43.

The opinion delivered by Progressive’s financial advisor to the Progressive board of directors will not reflect changes in circumstances between the date of such opinion and the completion of the merger.

Mercer Capital Management, Inc., Progressive’s financial advisor, delivered its opinion to the Progressive board of directors on June 24, 2025 that, as of such date, the consideration to be received by the common stockholders of Progressive (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Mercer in connection with the preparation of its opinion. Such opinion has not been updated as of the date of this proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the merger. Changes in the operations and prospects of Business First and Progressive, general market and economic conditions and other factors that may be beyond the control of Business First and Progressive may alter the value of Business First or Progressive or the price of shares of Business First common stock or Progressive common stock by the time the merger is completed. The opinion does not speak as of the time the merger is completed or as of any date other than the date of the opinion. A copy of the opinion is included as Annex B to this proxy statement/prospectus. For a description of the opinion that Progressive received from its financial advisor, please refer to “The Merger – Opinion of Progressive’s Financial Advisor” beginning on page 34.

The merger agreement contains provisions granting both Business First and Progressive the right to terminate the merger agreement in certain circumstances.

The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to January 31, 2026 (unless one or more of the required regulatory approvals has not been received on or before January 31, 2026, in which case this deadline will be extended to March 31, 2026 or such later date approved in writing by the Business First board of directors and the Progressive board of directors, unless the failure to complete the merger by that time is caused by or results from the failure of the party that seeks to terminate the merger agreement to fulfill any material obligation under the merger agreement) and the right of Progressive to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the Progressive board of directors. If the merger is not completed, the ongoing business of Progressive could be adversely affected and Progressive will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section. In addition, each of Business First and Progressive have rights under the merger agreement to terminate the merger agreement in connection with certain fluctuations in the purchaser market value; however, the party that is not requesting such termination may agree to adjust the merger consideration to prevent such a termination of the merger agreement. See “The Merger Agreement – Termination of the Merger Agreement” beginning on page 64.

Termination of the merger agreement could negatively impact Progressive and Business First.

If the merger agreement is terminated, there may be various consequences. For example, Progressive’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, Progressive will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger. If the merger agreement is terminated and the Progressive board of directors seeks another merger or business combination, Progressive shareholders cannot be certain that Progressive will be able to find a party willing to pay the equivalent or greater consideration than that which Business First has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, Progressive may be required to pay Business First a termination fee. See “The Merger Agreement – Effect of Termination” beginning on page 65.

Further, if the merger agreement is terminated and the merger is not consummated, Business First’s stock price may decline to the extent that its current market price reflects a market assumption that the merger will be completed. In addition, the reputation of Business First as an acquirer may be harmed and, as a result, it may make it more difficult for Business First to consummate future acquisitions.

Business First and Progressive will incur significant, non-recurring merger-related transaction and integration costs in connection with the merger, which could adversely affect either company’s financial condition and results of operations.

Business First and Progressive each have incurred and expect to continue to incur substantial costs in connection with the negotiation and completion of the merger and combining the businesses and operations of the two companies, and additional unanticipated transaction- and merger-related costs may be incurred prior to or following the consummation of the merger. Whether or not the merger is consummated, Business First and Progressive expect to continue to incur substantial expenses associated with planning for and completing the merger and combining the operations of the two companies, including non-recurring expenses such as legal, accounting and financial advisory fees, printing fees, data processing and other fees related to formulating integration and conversion plans. Although Business First and Progressive expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Business First following completion of the merger.

The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire Progressive and limit Progressive’s ability to pursue alternatives to the merger.

The merger agreement prohibits Progressive from initiating, soliciting, encouraging or facilitating certain third-party acquisition proposals. In addition, Progressive has agreed to pay Business First a termination fee of $3,050,930 if the merger agreement is terminated (i) because Progressive fails to call the Progressive special meeting or does not receive the required vote to approve the merger agreement at the Progressive special meeting and an acquisition proposal (as defined in the merger agreement) exists or (ii) if the merger is not completed on or before January 31, 2026 (unless one or more of the required regulatory approvals has not been received on or before January 31, 2026, in which case this deadline will be extended to March 31, 2026 or such later date approved in writing by the Business First board of directors and the Progressive board of directors, unless the failure to complete the merger by that time is caused by or results from the failure of the party that seeks to terminate the merger agreement to fulfill any material obligation under the merger agreement) and if at the time of termination, Progressive has not obtained the required approval of Progressive shareholders of the merger agreement and an acquisition proposal (as defined in the merger agreement) exists, and within twelve (12) months of the date of termination Progressive enters into acquisition agreement (as defined in the merger agreement) with respect to such proposal. These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Progressive from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Progressive than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.

Business First and Progressive will be subject to business uncertainties and Progressive will be subject to contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Business First and Progressive. These uncertainties may impair the ability of Business First or Progressive to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Business First or Progressive to seek to change existing business relationships. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Progressive may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If any key employees of Business First or Progressive depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, Progressive’s business prior to the closing of the merger and Business First’s business after the closing of the merger could be harmed. In addition, subject to certain exceptions, Progressive has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to the closing of the merger. See “The Merger Agreement – Covenants and Agreements – Conduct of Business Prior to the Completion of the Merger” beginning on page 55 for a description of the operational covenants applicable to Progressive.

The merger with Progressive may distract Business First’s management from its other responsibilities.

The acquisition of Progressive could cause Business First’s management to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of Business First. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Business First.

The combined company may be unable to retain Business First and/or Progressive personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Business First and Progressive. It is possible that these employees may decide not to remain with Business First and Progressive, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating Progressive to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Business First and Progressive may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.

Business First and Progressive may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.

Each of the conditions to the obligations of Business First and Progressive to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Business First and Progressive, or by the party for which such condition is a condition of its obligation to complete the merger. The board of directors of Progressive may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. Progressive, however, generally does not expect any such waiver to be significant enough to require re-solicitation of shareholders. If any such waiver is not determined to be significant enough to require re-solicitation of shareholders, Progressive will have the discretion to complete the merger without seeking further shareholder approval.

If a Progressive shareholder exercises statutory appraisal rights, the value such shareholder receives could be less than the value of the consideration such shareholder would otherwise receive pursuant to the merger agreement.

Each Progressive shareholder has the right to demand payment in cash of the “fair value” of their shares of Progressive common stock in accordance with the procedures established by Louisiana law, in lieu of exchanging such shares of Progressive common stock for the merger consideration. The “fair value” of the shares of Progressive common stock, as determined in accordance with the LBCA may be less than the merger consideration the holder of such stock would otherwise receive pursuant to the merger agreement. See “The Merger - Appraisal Rights” on page 46.

Progressive shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of Business First than they had on Progressive before the merger.

Progressive shareholders will have a much smaller percentage ownership interest and effective voting power in Business First compared to their ownership interest and voting power in Progressive prior to the merger. Consequently, Progressive shareholders as a group will have significantly less influence on the management and policies of Business First after the merger than they currently have on the management and policies of Progressive. If the merger is consummated, current Progressive shareholders will own approximately 9.34% of the combined company, based on the number of outstanding shares of Progressive common stock (including shares of Progressive restricted stock) on the record date. Accordingly, former Progressive shareholders will own less than the outstanding voting stock of the combined company than current Business First shareholders and would, as a result, be outvoted by current Business First shareholders if such current Business First shareholders voted together as a group.

Future capital needs could result in dilution of shareholder investment.

Business First’s board of directors may determine from time to time that there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of Business First common stock. New investors may also have rights, preferences and privileges senior to Business First’s shareholders which may adversely impact its shareholders.

Shares of Business First common stock to be received by holders of Progressive common stock as a result of the merger will have rights different from the shares of Progressive common stock.

Upon completion of the merger, the rights of former Progressive shareholders will be governed by the Restated Articles of Incorporation of Business First (the “Restated Articles of Incorporation”) and the Amended and Restated Bylaws of Business First. Accordingly, certain rights associated with Progressive common stock may differ from the rights associated with Business First common stock. See “Comparison of Shareholders’ Rights” beginning on page 76 for a discussion of the different rights associated with Business First common stock.

Business First may fail to realize some or all of the anticipated benefits of the merger.

The success of the merger will depend on, among other things, Business First’s ability to successfully combine the businesses of Business First and Progressive. If Business First is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

Business First and Progressive have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Business First or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of Business First could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Business First and Progressive during the pre-merger period and for an undetermined time after the consummation of the merger.

The market price of Business First common stock after the merger may be affected by factors different from those affecting Progressive common stock or Business First common stock currently.

The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting Business First’s or Progressive’s results of operations and the market prices of shares of Business First common stock. Accordingly, the historical financial results of Business First and Progressive and the historical market prices of shares of Business First common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the business of Business First and of certain factors to consider in connection with that business, see the documents incorporated by reference by Business First into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 91.

The market price of the combined company’s common stock may decline as a result of the merger.

The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or if the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, Progressive shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities.

Current Business First and Progressive shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company. Shares of Business First common stock that are issued in the merger will be freely tradable without restrictions or further registration under the Securities Act, except that shares of Business First common stock received by persons who are or become affiliates of Business First for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. If the merger is completed and if former Progressive shareholders sell substantial amounts of Business First common stock in the public market, the market price of Business First common stock may decrease. These sales might also make it more difficult for Business First to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The merger may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Each of Business First and Progressive intends and expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of each of Business First and Progressive to complete the merger is conditioned upon the receipt, by each company, of a tax opinion to that effect from Business First’s and Progressive’s respective outside legal counsels. Each tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service (“IRS”) or the courts.

If the merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to holders of Progressive common stock would be materially different than as described in this proxy statement/prospectus. The merger would be treated as a taxable transaction for U.S. federal income tax purposes, and each Progressive shareholder would recognize taxable gain or loss upon the exchange of their shares of Progressive common stock for shares of Business First common stock and cash consideration (if any). To the extent that a holder of Progressive common stock receives any cash consideration, the tax consequences of the receipt of such cash consideration would not be different in a taxable transaction. The consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you if the merger fails to qualify as a reorganization.

This proxy statement/prospectus contains limited financial information on which to evaluate the merger.

This proxy statement/prospectus contains limited historical financial information about Progressive and does not contain pro forma combined financial information about Business First and Progressive after giving effect to the merger. The financial condition of the combined company following the merger will impact the price of Business First’s common stock after the merger.

Progressive or Business First or both may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.

Any lawsuits filed in connection with the proposed merger could prevent or delay completion of the merger and result in substantial costs to Progressive and Business First, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against Progressive, its board of directors or Business First or its board of directors in connection with the merger that remains unresolved at the effective time of the merger may adversely affect Business First’s business, financial condition, results of operations and cash flows.

PROGRESSIVE SPECIAL MEETING

Date, Time and Place of Progressive Special Meeting

The Progressive special meeting will be held on October 17, 2025, at Progressive Bank, 301 Fair Avenue, Winnsboro, Louisiana 71295, at 10:00 a.m., local time. On or about [●], 2025, Progressive commenced mailing this document and the enclosed forms of proxy cards to its shareholders entitled to vote at the Progressive special meeting.

Matters to be Considered

At the Progressive special meeting, the holders of Progressive common stock will be asked to consider and vote upon the Progressive merger proposal and, if necessary, the Progressive adjournment proposal. Completion of the merger is conditioned on, among other things, Progressive shareholder approval of the Progressive merger proposal. Progressive will transact no business except as described in this proxy statement/prospectus at the Progressive special meeting or any adjournment or postponement thereof .

Recommendation of the Progressive Board of Directors

On July 2, 2025, the Progressive board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby. Based on Progressive’s reasons for the merger described in the section of this proxy statement/prospectus entitled “The Merger - Recommendation of the Progressive Board and Its Reasons for the Merger” beginning on page 32, the Progressive board of directors believes that the merger is in the best interests of Progressive shareholders. Accordingly, the Progressive board of directors unanimously recommends that its shareholders vote “FOR” the approval of the Progressive merger proposal and, if necessary, vote “FOR” the approval of the Progressive adjournment proposal.

Record Date and Quorum

The Progressive board of directors has fixed the close of business on August 31, 2025 as the record date, which is the date for determining the holders of Progressive common stock entitled to receive notice of and to vote at the Progressive special meeting. As of the record date, there were 459,884 shares of Progressive common stock outstanding and entitled to notice of, and to vote at, the Progressive special meeting or any adjournment thereof, and such outstanding shares of Progressive common stock were held by 332 holders of record. Each share of Progressive common stock entitles the holder to one vote at the Progressive special meeting on each proposal to be considered at the Progressive special meeting.

The holders of at least a majority of the shares of Progressive common stock issued and outstanding and entitled to vote at the Progressive special meeting must be present, either in person or represented by proxy, to constitute a quorum at the Progressive special meeting. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists. No business may be transacted by the holders of Progressive common stock at the Progressive special meeting unless a quorum is present.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

The Progressive Merger Proposal. The affirmative vote of the holders of at least a majority of the outstanding shares of Progressive common stock is required to approve the Progressive merger proposal. If you fail to vote in person or by proxy, or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy, with respect to the Progressive merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

The Progressive Adjournment Proposal. Assuming a quorum is present, approval of the Progressive adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Progressive common stock represented in person or by proxy at the Progressive special meeting and entitled to vote thereon. If you fail to vote in person or by proxy, or fail to instruct your bank, broker or other nominee to vote, you will not be deemed to be present at the Progressive special meeting and it will have no effect on the Progressive adjournment proposal. If you mark “ABSTAIN” on your proxy, with respect to the Progressive adjournment proposal, you will be deemed present but not be deemed to have cast a vote with respect to such proposal, and it will have the same effect as a vote “AGAINST” the proposal.

The Progressive board of directors encourages you to submit your proxy promptly so that your voice is heard on these matters.

Voting and Revocation of Proxies

Proxies, in the forms enclosed, which are properly executed and returned, or submitted by telephone or via the internet using the instructions on the proxy card, and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the approval of the Progressive merger proposal and “FOR” the approval of the Progressive adjournment proposal, if applicable.

If you are a shareholder of record of Progressive as of August 31, 2025, the record date, you may vote by proxy before the Progressive special meeting by completing, signing, dating and returning the enclosed proxy card using the enclosed postage-paid envelope, by submitting a proxy by telephone or via the internet using the instructions on the proxy card. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Progressive special meeting.

If you are the record holder of your Progressive shares, you may revoke your proxy at any time before it is voted at the Progressive special meeting by:

●	submitting another properly completed proxy card bearing a later date which is received prior to the Progressive special meeting;

●

sending a written notice which is received prior to the Progressive special meeting that you are revoking your proxy to: Progressive Bancorp, Inc., 1411 N. 19th Street, Monroe, Louisiana 71201, Attention: Assistant Secretary;

●	casting a new vote via telephone or the internet at any time before 11:59 p.m., Eastern Time, on the day before the Progressive special meeting; or

●	attending the Progressive special meeting and notifying the election officials that you wish to revoke your proxy and vote in person.

Attendance at the Progressive special meeting will not, by itself, revoke your proxy. If you hold your shares in “street name” with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.

Shares Held in “Street Name;” Broker Non-Votes

Banks, brokers and other nominees who hold shares of Progressive common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Progressive special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.

If your broker, bank or other nominee holds your shares of Progressive common stock in “street name,” your broker, bank or other nominee will vote your shares of Progressive common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.

Shares Held in the Progressive ESOP

Each participant in the Progressive ESOP is entitled to direct the trustee of the Progressive ESOP as to the manner in which the shares of Progressive common stock allocated to the participant’s account are to be voted at the Progressive special meeting by completing a voting instruction card and returning it in the enclosed postage-paid return envelope, or by submitting instructions via telephone or the internet using the instructions on the voting instruction card, by 11:59 p.m., Eastern Time, on October 16, 2025, the day before the Progressive special meeting. Participants in the Progressive ESOP may revoke their instructions to the trustee of the Progressive ESOP with respect to voting of the shares of Progressive common stock allocated to their Progressive ESOP account by submitting a signed instruction card bearing a later date, or providing new instructions by telephone or via the internet, provided that such new instructions must be received by 11:59 p.m., Eastern Time, on October 16, 2025, the day before the Progressive special meeting. The trustee of the Progressive ESOP will vote all unallocated shares of Progressive common stock held by the Progressive ESOP, and all allocated shares for which voting instructions are not timely received, in accordance with the instructions of Progressive, as the administrator of the Progressive ESOP.

Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers

As of the record date, 141,174 shares of Progressive common stock, or approximately 30.70% of the outstanding shares of Progressive common stock entitled to vote at the Progressive special meeting, are bound by a voting agreement. As a condition to Business First entering into the merger agreement, each director and executive officer of Progressive who owns shares of Progressive common stock has entered into a voting agreement with Business First agreeing to, among other things, vote their shares of Progressive common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement. For more information about the Progressive voting agreement, see “Ancillary Agreements to the Merger Agreement - Voting Agreement,” beginning on page 67.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the Progressive board of directors. Progressive is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of Progressive intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. Progressive will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

Appraisal Rights

Progressive shareholders are entitled to assert rights of appraisal with respect to the Progressive merger proposal. These appraisal rights are conditioned on strict compliance with the requirements of the LBCA. Please see “The Merger - Appraisal Rights,” beginning on page 46, and the full text of the applicable provisions of the LBCA, which are reproduced in full in Annex C to this proxy statement/prospectus, for additional information.

Attending the Progressive Special Meeting

All shareholders of Progressive as of the record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the record date, are invited to attend the Progressive special meeting. Shareholders of record of Progressive common stock as of the record date can vote in person at the Progressive special meeting. If you are not a shareholder of record as of the record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Progressive special meeting. If you plan to attend the Progressive special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Progressive reserves the right to refuse admittance to anyone without proper proof of share ownership and proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Progressive special meeting is prohibited without Progressive’s express written consent.

A Progressive shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee and who desires to attend the Progressive special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

Progressive Merger Proposal

Progressive is asking its shareholders to approve the Progressive merger proposal. Holders of Progressive common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

Approval of the Progressive merger proposal requires the presence of a quorum and the affirmative vote of the holders of at least a majority of the outstanding shares of Progressive common stock entitled to vote thereon.

After careful consideration, the Progressive board of directors, by a unanimous vote of all directors, determined that the merger is advisable and in the best interests of Progressive and its shareholders and approved the merger agreement and the transactions contemplated thereby. See “The Merger - Recommendation of the Progressive Board and Its Reasons for the Merger” beginning on page 32 of this proxy statement/prospectus for a more detailed discussion of the Progressive board of directors’ recommendation.

The Progressive board of directors unanimously recommends a vote “FOR” the approval of the Progressive merger proposal.

Progressive Adjournment Proposal

The Progressive special meeting may be adjourned to another time or place, if necessary or appropriate, (i) to solicit additional proxies if there are insufficient votes at the time of the Progressive special meeting to approve the Progressive merger proposal, and (ii) if adjournment is necessary or appropriate, to ensure that any supplement or amendment to the proxy statement/prospectus is timely provided to Progressive shareholders.

Even though a quorum may be present at the Progressive special meeting, it is possible that Progressive may not have received sufficient votes to approve the Progressive merger proposal by the time of the meeting. In that event, the Progressive board of directors would need to adjourn or postpone the Progressive special meeting in order to solicit additional proxies.

Assuming a quorum is present, approval of the Progressive adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Progressive common stock represented in person or by proxy at the Progressive special meeting and entitled to vote thereon.

The Progressive board of directors unanimously recommends a vote “FOR” the approval of the Progressive adjournment proposal.

Assistance

If you need assistance in completing your proxy card, have questions regarding the Progressive special meeting or would like additional copies of this proxy statement/prospectus, please contact Kelly Shambro, Senior Vice President, Director of Marketing and Communications, and Assistant Secretary of Progressive, at (318) 398-9772.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. Business First and Progressive urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of the boards of directors of Business First and Progressive has unanimously approved and adopted the merger agreement and the transactions contemplated thereby including, in the case of the Business First board of directors, the issuance of shares of Business First common stock as merger consideration. The merger agreement provides that, subject to the terms and conditions set forth in the merger agreement, Progressive will merge with and into Business First, with Business First continuing as the surviving entity. Immediately following the merger, Progressive Bank, Progressive’s wholly-owned banking subsidiary, will merge with and into b1BANK, Business First’s wholly-owned banking subsidiary, with b1BANK as the surviving bank.

If the merger is completed, each share of Progressive common stock (other than shares of Progressive common stock held by Progressive, Business First, any Progressive dissenting shareholders or as treasury shares) issued and outstanding immediately prior to the effective time of the merger will convert into the right to receive, without interest, 6.6300 shares of Business First’s common stock, subject to adjustment pursuant to the terms of the merger agreement.

The exchange ratio is subject to a price protection collar based on the purchaser market value, which is calculated as the volume-weighted average of the closing price per share of Business First common stock on Nasdaq for a twenty (20) trading day period preceding the anticipated closing date of the merger. The exchange ratio will remain fixed at 6.6300 shares of Business First common stock if the purchaser market value is equal to or greater than $20.81 and less than or equal to $28.73; provided, however, if the purchaser market value is (i) at least $28.74 and less than or equal to $29.98, the exchange ratio will adjust such that the value of the per share merger consideration is equal to $190.48; (ii) at least $19.56 and less than or equal to $20.80, the exchange ratio will adjust such that the value of the per share merger consideration is equal to $137.97; (iii) greater than $29.98, the exchange ratio will be 6.3536; and (iv) less than $19.56, the exchange ratio will be 7.0537, subject to certain termination rights by each of Business First and Progressive. Potential adjustments to the exchange ratio are illustrated in the following table:

	Seller Right to Terminate		Float ER	Fixed Exchange Ratio Band			Float ER	Buyer Right to Terminate
BFST Price	$17.56	$18.56	$19.56	$20.81	$24.77	$28.73	$29.98	$30.98	$31.98
BFST P/TBV	82%	87%	92%	98%	116%	135%	141%	145%	150%
BFST P/E (25E Core)	6.6x	7.0x	7.3x	7.8x	9.3x	10.8x	11.2x	11.6x	12.0x

x Exchange Ratio	7.0537	7.0537	7.0537	6.6300	6.6300	6.6300	6.3536	6.3536	6.3536
= PB Equivalent	$123.86	$130.92	$137.97	$137.97	$164.23	$190.48	$190.48	$196.83	$203.19
PB P/DTBV	88%	93%	98%	98%	116%	135%	135%	140%	144%
Pay-to-Trade	107%	107%	107%	100%	100%	100%	96%	96%	96%

x 460,104 PB Shares	$56,990	$60,235	$63,481	$63,481	$75,561	$87,641	$87,641	$90,564	$93,487
+ Option Value	$1,628	$1,781	$1,933	$1,933	$2,501	$3,069	$3,069	$3,207	$3,344
=Total PB Value	$58,618	$62,016	$65,414	$65,414	$78,062	$90,710	$90,710	$93,771	$96,831
(Under)/Over Collars	$(6,796)	$(3,398)	$0	$0	$0	$0	$0	$3,061	$6,122

Note: Cuff at $20.81 BFST share is equivalent to $138 per Progressive share (i.e., March 31 diluted BVPS)

Progressive has the right to terminate the merger agreement during the five (5) day period commencing on the determination date, if the purchaser market value is less than $19.56. Upon receipt of the Progressive notice of termination, however, Business First has the option, but not the obligation, to increase the merger consideration in order to prevent a termination of the merger agreement by Progressive. Business First may, at its option and in its sole discretion, increase the value of the per share merger consideration to $137.97 by either (1) increasing the exchange ratio, or (2) increasing the value of the per share merger consideration by an amount in cash, to be calculated in accordance with the terms of the merger agreement.

In addition, Business First has the right to terminate the merger agreement during the five (5) day period commencing on the determination date, if the purchaser market value is greater than $29.98. Upon receipt of notice of the Business First notice of termination, however, Progressive has the option, but not the obligation, to decrease the value of the per share merger consideration to $190.48 in order to prevent a termination of the merger agreement by Business First.

Business First will not issue any fractional shares of Business First common stock in the merger. Instead, a Progressive shareholder who otherwise would have received a fraction of a share of Business First common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying (1) the purchaser market value by (2) the fraction of a share (after taking into account all shares of Progressive common stock held by such shareholder immediately prior to the effective time and rounded to the nearest ten-thousandth when expressed in decimal form) of Business First common stock which such shareholder would otherwise be entitled to receive.

In addition, at the effective time of the merger, each Progressive stock option award that is issued, outstanding and unexercised immediately prior to the effective time of the merger will be converted automatically into the right to receive cash consideration equal to the excess (if any) of (i) the value of the per share merger consideration over (ii) the exercise price per share of the stock option calculated immediately prior to the effective time of the merger. If the per share merger consideration value is less than or equal to the exercise price per share of the applicable stock option, then the applicable stock option will be cancelled with no payment due in respect thereof. As of the effective time of the merger, all Progressive stock options will automatically cease to exist and each holder of a Progressive stock option will cease to have any rights with respect thereto, except the right to receive the applicable consideration for such options (if any) as discussed herein.

Further, at the effective time, each Progressive restricted stock award that is outstanding immediately prior to the effective time will convert automatically into the right to receive the per share merger consideration in respect of each share of Progressive common stock underlying such Progressive restricted stock award, without interest.

Progressive shareholders are being asked to approve the Progressive merger proposal. See the section of this proxy statement/prospectus entitled “The Merger Agreement” beginning on page 51 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of the ongoing consideration and evaluation of its long-term prospects and strategies, the Progressive board of directors and senior management have regularly reviewed and assessed its business strategies and objectives, including assessments of strategic growth opportunities potentially available to Progressive. These strategic discussions have focused on, among other things, prospects and developments in the financial services industry, the regulatory environment, the economy and the financial markets generally, and the implications of such developments for financial institutions generally and Progressive in particular. These strategic discussions were part of the continuous efforts of Progressive to enhance value for its shareholders and deliver the best possible services to its customers and communities.

These strategic reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and risks to Progressive and its shareholders of strategic combination transactions compared to the benefits and risks of continued operation as a stand-alone company. Factors assessed in connection with these reviews have included the benefits and risks of operating in existing and new markets, competition, potential expense and revenue synergies, regulatory requirements, the interest rate environment, scale and diversification, credit risk, market risk and the impacts of rapidly changing technology and the delivery channels for products and services.

George W. Cummings III, Chairman and Chief Executive Officer of Progressive, also has engaged from time to time in discussions with management of other companies in the financial services industry, including with respect to potential strategic business combination transaction opportunities that may be available to enhance value for Progressive and its shareholders. Mr. Cummings, as well as other members of Progressive’s senior management, also meet from time to time with representatives of investment banking firms experienced in the banking industry to discuss market conditions, industry trends, the performance of Progressive and potential strategic business combination transaction opportunities.

On November 17, 2021, the Progressive board of directors held a meeting in Jackson, Mississippi to engage in discussions concerning a five (5) year outlook for Progressive and a variety of strategic alternatives available to the company. The Progressive board of directors received presentations from Mercer and members of Progressive’s senior management regarding the financial outlook for Progressive and various means to enhance shareholder value. The Progressive board of directors considered the benefits and risks of continuing to stay independent and grow Progressive’s business, expanding into new markets, such as Texas, and pursuing a strategic business combination with another financial institution. Mercer subsequently presented to the Progressive board of directors an engagement letter with respect to the provision of investment banking services on behalf of the company. On January 7, 2022, the Progressive board of directors approved the engagement of Mercer as its financial advisor to assist Progressive in evaluating its strategic alternatives and soliciting preliminary indications of interest from interested and capable buyers, taking into account among other things the size of the potential buyer, the liquidity of its shares that might be used as consideration in a transaction, whether the potential buyer had a presence in the North Louisiana market, and whether it had a similar culture, was growing, and would be interested in acquiring a company of Progressive’s size.

In the first half of 2022, members of Progressive management and Mercer continued discussions regarding the potential sale of Progressive and had an initial contact with one public bank holding company that they believed might be an attractive merger partner. That company (“Company A”) expressed interest in exploring a potential transaction later in the year.

Mercer and Progressive management identified two other public bank holding companies that they believed might be attractive merger partners, including Business First. In August and September 2022, Progressive entered into mutual confidentiality and non-disclosure agreements with Company A, another public bank holding company (“Company B”), and Business First so that Progressive could share confidential information with each of these companies and engage in preliminary discussions regarding a possible business combination.  Company A, Company B, and Business First each expressed interest in an acquisition of Progressive and made verbal or written proposals regarding a business combination with Progressive. Progressive engaged in discussions with each of these parties between September and December 2022, and representatives of Mercer and MWM advised the Progressive board of directors regarding the competing proposals. In December 2022, the Progressive board of directors decided not to pursue the proposals received from Company A and Company B and to enter into further negotiations with Business First regarding a business combination.  The Progressive board of directors elected to pursue a transaction with Business First for a number of reasons, including the financial terms of its proposal, Business First’s historical cash dividend payments, the complementary aspects of Progressive’s and Business First’s respective businesses, including customer focus, geographic coverage, business orientation, and compatibility of the companies’ management and operating styles, Progressive’s belief that Progressive and Business First share a similar strategic vision, culture, and lending philosophy, and the likelihood of Business First consummating the merger based upon Business First’s history of completing other merger transactions.

During the first quarter of 2023, Progressive and Business First conducted due diligence and began to negotiate a definitive merger agreement. During that same quarter, each of Silicon Valley Bank, Signature Bank of New York, and First Republic Bank failed, leading to disruptions in the market for publicly traded bank stocks and concerns about liquidity and costs of funds for financial institutions generally. While Business First and Progressive management continued to negotiate the terms of a merger agreement and ancillary agreements into early April, on April 20, 2023, their respective boards of directors mutually agreed to discontinue negotiations regarding a proposed business combination transaction due to market conditions.

From time to time during 2023 and 2024, Mr. Melville and Mr. Cummings had several conversations regarding their respective bank’s developments, business strategies and objectives. In the fall of 2024, Mr. Cummings and Mr. Melville met and discussed whether Business First and Progressive would be interested in resuming merger discussions in early 2025. They agreed to meet in January to continue their discussions.

Also in the fall of 2024, Mr. Cummings was contacted by the chief executive officer of Company B. Mr. Cummings subsequently met with the chief executive officer of Company B and discussed the possible resumption of merger discussions between the parties in early 2025.

On January 7, 2025, representatives of Progressive and Business First, along with representatives of Raymond James & Associates, Inc. (“Raymond James”), on behalf of Business First, and Mercer, on behalf of Progressive, met in Baton Rouge, Louisiana, and Progressive and Business First expressed an interest in resuming merger discussions, and the parties discussed each bank’s history, culture, management, and lending and investment portfolios. They also discussed future plans and their respective general business combination philosophies.

During January and February 2025, Progressive and Mercer also had discussions with the management and investment bankers for Company B. While Company B expressed some level of interest in acquiring Progressive, it did not make a formal proposal.

On February 13, 2025, Progressive and Business First entered into a mutual confidentiality and non-disclosure agreement so that the parties could share confidential information and engage in preliminary discussions regarding a possible business combination.

Business First presented a non-binding letter of intent for an acquisition of Progressive on February 14, 2025. The letter of intent contemplated Business First acquiring 100% of the outstanding shares of Progressive and Progressive Bank through the merger of Progressive with and into Business First, with Business First surviving the merger, immediately followed by the merger of Progressive Bank with and into b1BANK, with b1BANK surviving. The letter of intent contemplated that upon consummation of the proposed transaction, all of the outstanding shares of Progressive capital stock would be converted into the right to receive shares of Business First common stock, based on a fixed exchange ratio of 6.43x. The letter of intent provided for an exclusivity period of forty-five (45) days. Following discussions among the parties and their investment bankers, Business First presented a revised letter of intent on February 24, 2025, which provided for a merger transaction in which each outstanding share of Progressive common stock would be converted into 6.63 shares of Business First common stock. The revised letter of intent was approved by the Progressive board of directors on February 24, 2025.

On March 28, 2025, Hunton provided MWM with an initial draft of the merger agreement.

Between March 28 and July 7, 2025, representatives of Business First and Progressive, with the assistance of representatives of Hunton and Raymond James, on behalf of Business First, and MWM and Mercer, on behalf of Progressive, conducted due diligence and negotiated the specific terms of the merger agreement and the related ancillary documents.

On April 22, 2025, the parties agreed to extend the exclusivity and due diligence periods in the letter of intent to June 20, 2025 to allow the parties to continue to negotiate the merger agreement and other documents.

On June 17, 2025, the parties agreed to a further extension of the exclusivity and due diligence periods in the letter of intent to July 10, 2025.

Between June 21 and July 1, 2025, Business First, Progressive, and their respective counsel and investment bankers discussed a variety of price protection adjustments to the exchange ratio and termination rights based on the market price of Business First common stock. The parties agreed on a price protection mechanism that would provide for a minimum value of $137.97 that Progressive shareholders would receive as per share merger consideration, as well as a maximum value of $190.48 that Business First would pay Progressive shareholders as per share merger consideration, each subject to certain termination rights by Business First and Progressive. The parties also negotiated retention agreements for a number of Progressive’s executive officers, as described in the section of this document entitled “The Merger – Interests of Progressive’s Directors and Executive Officers in the Merger – Retention Agreements” on page 43.

On June 24, 2025, Mr. Melville met with the Progressive board of directors in Monroe, Louisiana. Members of Progressive management and representatives of MWM and Mercer also attended this meeting. At this meeting, Mr. Melville described Business First’s history, culture and management team and discussed Business First’s lending philosophy and plans for growth generally and for the North Louisiana market in particular.

Immediately following its meeting with Mr. Melville, the Progressive board of directors held a special meeting to analyze and further consider the negotiated terms of the potential merger with Business First and entry into the merger agreement by Progressive with Business First. Members of Progressive management and representatives of MWM and Mercer also attended this meeting. Mercer reviewed its financial analyses of the potential strategic business combination transaction with Business First with the Progressive board of directors and MWM reviewed the Progressive board of directors’ fiduciary duties in connection with its evaluation of the potential strategic business combination transaction with Business First. Following that discussion, Mercer rendered to the Progressive board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion, to the Progressive board of directors to the effect that, on the date of the opinion, and subject to the limitations, assumptions, and qualifications stated in the opinion, the consideration to be received by the holders of Progressive common stock (solely in their capacity as such) in the potential strategic business combination transaction with Business First was fair to them from a financial point of view. Representatives of MWM then provided an updated summary of the proposed terms of the merger agreement and the ancillary agreements, and described the resolutions the directors of Progressive would be asked to consider if they were to approve the potential strategic business combination transaction with Business First. At the conclusion of the meeting, after careful review and discussion by the Progressive board of directors, including consideration of the factors described below under “The Merger - Recommendation of the Progressive Board and Its Reasons for the Merger,” the Progressive board of directors determined that, subject to a mutually acceptable resolution of the price protection adjustment negotiations and the completion of a remaining due diligence inquiry, the Progressive board of directors would unanimously approve the merger agreement and the transactions contemplated thereby and entry into the merger agreement by Progressive.

Between June 24, 2025 and July 1, 2025, Progressive received a response from Business First to its outstanding due diligence inquiry and Progressive and Business First management reached a mutual agreement on the price protection adjustment and termination provisions. The parties agreed that each share of Progressive common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 6.63 shares of Business First common stock, subject to certain price protection adjustments and termination rights based on the volume-weighted average of the closing price per share of Business First common stock on Nasdaq for a twenty (20) trading day period preceding the anticipated closing date of the merger. See “The Merger Agreement – Merger Consideration” beginning on page 51 for a discussion of the merger consideration.

On July 1, 2025, the Progressive board of directors held a meeting via conference telephone. Representatives of Progressive management, MWM and Mercer attended the meeting. At the meeting, Progressive management delivered a summary of their due diligence findings and MWM and Mercer provided an update regarding the parties’ negotiations of the price protection adjustment and termination provisions. Mercer confirmed its prior opinion to the Progressive board of directors to the effect that, on the date of the opinion, and subject to the limitations, assumptions, and qualifications stated in the opinion, the consideration to be received by the holders of Progressive common stock (solely in their capacity as such) in the potential strategic business combination transaction with Business First was fair to them from a financial point of view. MWM described the resolutions the directors of Progressive would be asked to consider if they were to approve the merger with Business First. After careful review and discussion by the Progressive board of directors, including consideration of the factors described below under “The Merger - Recommendation of the Progressive Board and Its Reasons for the Merger,” the Progressive board of directors determined that the merger with Business First is advisable and in the best interests of Progressive and its shareholders and, in a written consent executed on July 2, 2025,  unanimously approved the merger agreement and the transactions contemplated thereby and entry into the merger agreement by Progressive.

On July 7, 2025, the Business First board of directors held a meeting at which representatives of senior management, Raymond James and Hunton were present. At this meeting, the general counsel of Business First and representatives from Hunton reviewed with the Business First board of directors its fiduciary duties, the final terms of the proposed merger agreement, the ancillary agreements and the transactions contemplated thereby. At the request of the Business First board of directors, Raymond James reviewed with the Business First board of directors its financial analysis of the merger consideration. After further discussion and taking into account, among other things, the factors described in the section of this document entitled “The Merger - Business First’s Reasons for the Merger,” the Business First board of directors determined that the merger is advisable and in the best interests of Business First and its shareholders and unanimously authorized and approved the merger agreement and the execution thereof.

Following the meeting of the Business First board of directors on July 7, 2025, and after finalizing the merger agreement, Progressive and Business First executed the merger agreement in the afternoon on Monday, July 7, 2025. The transaction was announced the afternoon of Monday, July 7, 2025, after the closing of the financial markets in New York, in a press release issued by Business First.

Recommendation of the Progressive Board and Its Reasons for the Merger

The Progressive board of directors believes that the merger is in the best interests of Progressive and its shareholders. Accordingly, the Progressive board of directors has unanimously approved the merger agreement and unanimously recommends that the Progressive shareholders vote “FOR” the approval of the Progressive merger proposal.

In reaching its decision to approve and adopt the merger agreement and recommend the approval of the merger to its shareholders, the Progressive board of directors evaluated the merger and the merger agreement, in consultation with Progressive’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:

●	its knowledge of the business, operations, financial and regulatory condition, earnings and prospects of Progressive and Business First;

●

its knowledge of, and deliberation with respect to, the current and prospective business and economic environment of the markets served by Progressive and by Business First, including the competitive environment in Progressive’s and Business First’s markets, the continuing consolidation of the financial services industry, the increased regulatory burdens on financial institutions and the uncertainties in the regulatory climate going forward, and the likely effects of these factors on Progressive’s and Business First’s potential growth, development, productivity, profitability and strategic options;

●

the results that Progressive could expect to achieve operating independently, and the likely risks and benefits to shareholders of that course of action, as compared with the value of the merger consideration;

●

the opportunities and prospects of Progressive for future organic growth and/or future growth through acquisitions, and the resources required to keep pace with technology and cybersecurity risk, and to retain key employees;

●

the fact that the merger consideration paid in the form of Business First common stock would allow Progressive shareholders to participate as Business First shareholders in the growth of Business First and in any synergies resulting from the merger, and Progressive’s belief that a merger with Business First would allow Progressive shareholders to participate in the future performance of a combined company that would have better future prospects than Progressive was likely to achieve on a stand-alone basis or through other strategic alternatives;

●

the limited liquidity that Progressive shareholders have with respect to their investment in Progressive, for which there is no active public market, and the fact that as Business First shareholders after completion of the merger, Progressive shareholders would be expected to have increased liquidity in the form of a publicly-traded, Nasdaq-listed security;

●	the historical performance of Business First common stock;

●	Business First’s historical cash dividend payments;

●

the complementary aspects of Progressive’s and Business First’s respective businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

●

Progressive’s belief that Progressive and Business First share a similar strategic vision and that Business First emphasizes many of the same values embraced by Progressive in the conduct of its business, such as excellent customer service, employee development and delivering value to shareholders;

●	that a merger with a larger bank holding company could provide the opportunity to realize economies of scale, add infrastructure and operational support and enhance customer products and services;

●	Progressive’s belief that the merger will provide the combined company with additional resources necessary to compete more effectively in the North Louisiana market;

●	Business First’s commitment to enhancing its strategic position in its markets;

●	the value of the merger consideration compared to the current and projected tangible book value of Progressive and compared to similar recent transactions in the industry;

●	the fact that the receipt of the merger consideration paid in the form of Business First common stock is expected to be tax-free to Progressive shareholders for U.S. federal income tax purposes;

●	the belief that the proposed merger enables leadership of Progressive to maintain meaningful influence in the direction of the newly combined company, including board representation;

●	the terms of the merger agreement, and the presentation by Progressive’s legal advisors regarding the merger and the merger agreement;

●

the financial presentation of Mercer, dated June 24, 2025, to the Progressive board of directors and the opinion of Mercer, dated July 7, 2025, to the Progressive board of directors that, as of such date, the consideration to be received by the common shareholders of Progressive (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Mercer in connection with the preparation of its opinion as more fully described below in the section of this proxy statement/prospectus entitled “Opinion of Progressive’s Financial Advisor” beginning on page 34;

●

the regulatory and other approvals required in connection with the merger and the likelihood that the approvals needed to complete the merger will be obtained within a reasonable time and without unacceptable conditions; and

●	the likelihood of Business First consummating the merger based upon Business First’s history of completing other merger transactions.

The Progressive board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

●

the lack of control of the Progressive board of directors and Progressive’s shareholders over future operations and strategy of the combined company as compared to the ability to maintain control of Progressive by remaining independent;

●	the challenges of combining the businesses, assets and workforces of two financial institutions;

●	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

●	the risks and costs to Progressive if the merger is not completed;

●

the fact that the merger consideration, which consists of shares of Business First common stock, provides less certainty of value to Progressive shareholders compared to a transaction in which they would receive only cash consideration;

●

the potential for a decline in the value of Business First common stock, whether before or after consummation of the merger, reducing the value of the consideration received by Progressive shareholders;

●

the provisions of the merger agreement restricting Progressive’s solicitation of third-party acquisition proposals and the fact that Progressive would be obligated to pay a termination fee following the termination of the merger agreement in certain circumstances;

●

the requirement that Progressive conduct its business in the ordinary course and the other restrictions on the conduct of Progressive’s business before completion of the merger, which could delay or prevent Progressive from undertaking business opportunities that may arise before completion of the merger;

●	the potential for unexpected delays in the regulatory approval process; and

●

the interests of certain of Progressive’s directors and executive officers in the merger that are different from, or in addition to, their interests as Progressive shareholders, which are further described in the section of this proxy statement/prospectus entitled “Interests of Progressive’s Directors and Executive Officers in the Merger” beginning on page 43.

The foregoing discussion of the factors considered by the Progressive board of directors is not intended to be exhaustive, but is believed to include the material factors considered by the Progressive board of directors. The Progressive board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the Progressive board of directors determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the Progressive board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Progressive board of directors may have given different weight to different factors. The Progressive board of directors conducted an overall analysis of the factors described above including thorough discussions with Progressive management and Progressive’s advisors, and considered the factors overall to be favorable to, and to support, its determination. It should be noted that this explanation of Progressive’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 16.

PROGRESSIVE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROGRESSIVE MERGER PROPOSAL.

Opinion of Progressive’s Financial Advisor

On January 7, 2022, the Progressive board of directors approved the engagement of Mercer Capital Management, Inc. (“Mercer”) to provide investment banking services related to the potential sale of Progressive including the issuance of a fairness opinion subject to approval by Mercer’s Fairness Committee. The Progressive board of directors selected Mercer because Mercer is a nationally recognized valuation and financial advisory firm with substantial experience working with depositories and in transactions similar to the merger. Mercer is familiar with Progressive, having provided annual valuation opinions to the Progressive board of directors and to the trustee of the Progressive ESOP for approximately twenty-five (25) years. As part of its financial advisory business, Mercer is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

On June 24, 2025, the Progressive board of directors held a meeting to evaluate the proposed merger with Business First. At this meeting Mercer reviewed the financial aspects of the proposed merger and rendered an oral opinion (subsequently confirmed in writing on July 7, 2025) that, as of the date of the meeting and as of July 7, 2025, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer as set forth in such opinion, the merger consideration to be paid to the Progressive shareholders is fair, from a financial point of view, to the Progressive shareholders.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Mercer in preparing the opinion. The Mercer opinion with supporting financial analyses was reviewed and approved by the Mercer Fairness Committee.

Mercer’s opinion speaks only as of the date of the opinion, and Mercer has undertaken no obligation to update or revise its opinion. The opinion was for the information of, and was directed to, the Progressive board of directors in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the consideration to be paid to Progressive shareholders in the merger. It did not address the underlying business decision of Progressive to engage in the merger.

Mercer’s opinion does not constitute a recommendation to the Progressive board of directors in connection with the merger, and it does not constitute a recommendation to any Progressive shareholder as to how to vote in connection with the merger or any other matter. Mercer expressed no opinion as to the price at which Business First common stock might trade in the future.

In rendering its opinion, Mercer reviewed, among other things:

●	Agreement and Plan of Reorganization, dated July 7, 2025, by and between Business First Bancshares, Inc. and Progressive Bancorp, Inc.;

●

Audited consolidated financial statements and parent-only financial statements filed with the Federal Reserve on Form FR Y-9SP for Progressive for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024;

●	Call Reports filed with the FDIC by Progressive Bank for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024 and the three months ended March 31, 2025;

●	Internal financial statements for Progressive for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024 and the interim periods ended March 31, 2025, April 30, 2025 and May 31, 2025;

●	Progressive Bank’s 2025 budget and projections for fiscal year 2026 as prepared by management;

●	Financial and pricing information for banks that have agreed to be acquired and are believed to be reasonably similar to Progressive as supplied by S&P Global Market Intelligence (“S&P Global”), a firm that tracks public market and merger and acquisition pricing in the financial services industry;

●

Financial information filed by Business First with the SEC for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024 on Form 10-K and for the three months ended March 31, 2025 filed on Form 10-Q;

●	Call Reports filed with the FDIC by b1BANK for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024 and the three months ended March 31, 2025;

●	Internal financial statements for Business First for the months ended April 30, 2025, and May 31, 2025;

●	Business First 2025 budget and three-year financial forecast as reflected in the Business First capital plan;

●	Various asset quality reports for Business First as of year-end 2024, February 28, 2025, March 31, 2025, April 30, 2025 and May 31, 2025;

●	Trading information for Business First common stock and various analyst reports;

●	Financial and pricing information for banks that are believed to be reasonably similar to Business First based upon information compiled by S&P Global; and,

●	Certain other materials provided by management or otherwise obtained by Mercer deemed relevant to prepare this opinion.

Mercer’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to Mercer through the date of the opinion. In providing its opinion Mercer assumed that Progressive and Business First provided all information that might be material to Mercer in its review. In conducting its review and arriving at its opinion, Mercer relied on its knowledge and experience of community banks and markets, including those in which Progressive operates, and on its preparation of Progressive’s earnings projections, which Progressive management confirmed were reasonable. Mercer did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. The projections are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

Mercer did not examine Progressive’s or Business First’s loan portfolio or the adequacy of the loan loss reserves. Mercer did not make or obtain any evaluation or appraisal of the assets or liabilities of Business First, nor did it examine any individual credit files. Mercer was not asked to and did not undertake any independent verification of any such information, and Mercer did not assume any responsibility or liability for the accuracy and completeness thereof.

The following is a summary of the material analyses presented by Mercer to the Progressive board of directors on June 24, 2025, in connection with the rendering of its fairness opinion. The summary is not a complete description of the analyses underlying the Mercer opinion, or the presentation, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Mercer did not attribute any particular weight to any analysis or factor that it considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Mercer’s analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of the Proposed Merger. Under the terms of the merger agreement, Mercer noted that Progressive shareholders will receive (a) 6.6300 shares of Business First common stock for each share of Progressive common stock provided the “purchaser market value,” which is calculated as the volume-weighted average closing price of Business First common stock on Nasdaq during the twenty (20) trading days ending the day before the “determination date” (as defined in the merger agreement), is equal to or greater than $20.81 per share and less than or equal to $28.73 per share; or (b) the number of shares of Business First common stock obtained by dividing $190.48 and the purchaser market value if such value is at least $28.74 per share and less than or equal to $29.98 per share; or (c) the number of shares of Business First common stock obtained by dividing $137.97 and the purchaser market value if such value is at least $19.56 per share and less than or equal to $20.80 per share; or (d) 7.0537 shares of Business First common stock for each share of Progressive common stock if the purchaser marker value is less than $19.56, subject to certain termination rights by each of Business First and Progressive.

If the purchaser market value is greater than $29.98 per share, then Business First will have the right to terminate the merger agreement and Progressive will have the option to prevent such termination by accepting a reduction in the exchange ratio based upon the quotient obtained by dividing $190.48 by the purchaser market value. If the purchaser market value is less than $19.56 per share, then Progressive will have the right to terminate the merger agreement and Business First will have the option to prevent such termination by increasing the exchange ratio or paying cash such that the per share merger consideration is $137.97 per share.

As of the date of the opinion there were 460,104 shares of Progressive common stock issued and outstanding and options that were exercisable for 21,636 shares of Progressive common stock. Based upon the exchange ratio of 6.6300 shares of Business First common stock for each share of Progressive common stock, 3,050,490 shares of Business First common stock would be issued to Progressive shareholders assuming the merger is consummated and 3,193,936 shares of Business First common stock would be issued assuming the exercise of all options prior to the effective time. Progressive shareholders collectively would own approximately 9.3% to 9.7% of the pro forma shares of Business First common stock based upon 29,694,986 shares of Business First common stock outstanding as of May 2, 2025.

Mercer calculated the following multiples applicable to the Progressive shareholders based upon Business First’s closing price on June 20, 2025 of $23.22 per share that equated to $153.95 per share based upon an exchange ratio of 6.6300:

○	112% of reported (and tangible) book value of $138.00 per share as of March 31, 2025, assuming all options were exercised;

○	16.5 times estimated net income of $4.5 million ($9.34 per share) for the last twelve (12) months (“LTM”) ended June 30, 2025;

○	10.9 times estimated net income of $6.8 million ($14.06 per share) for the fiscal year ending December 31, 2025;

○	5.1 times estimated pro forma net income of $14.5 million ($30.09 per share) for the fiscal year ending December 31, 2025, assuming $7.7 million of projected after-tax expense savings; and

○

100% “pay-to-trade” price/tangible book value multiple defined as the quotient of Progressive’s price/diluted tangible book value per share (112%) and Business First’s price/tangible book value per share (111%) as of June 20, 2025.

Mercer noted that the value of the consideration to be paid to Progressive shareholders will fluctuate with the market price of Business First common stock. In rendering its fairness opinion, Mercer expressed no opinion as to the future value of Business First common stock. Solely for illustration purposes, however, Mercer calculated a range of value assuming: (a) an exchange ratio of 6.63 shares of Business First common stock for each share of Progressive common stock; (b) Business First's market value ranged from $20 per share to $34 per share; and (c) twelve (12) to eighteen (18) months for the range to be realized.

Range of Value per Share for BFST in 12-18 Months			$20.00	$22.00	$24.00	$26.00	$28.00	$30.00	$32.00	$34.00

Value per Progressive Share @ Exchange Ratio		6.6300	$132.60	$145.86	$159.12	$172.38	$185.64	$198.90	$212.16	$225.42
Increase from YE25 ESOP Valuation		$125.00	6%	17%	27%	38%	49%	59%	70%	80%
Value for Existing Common Shares ($Mil)		460,104	$61.0	$67.1	$73.2	$79.3	$85.4	$91.5	$97.6	$103.7
Cash-Out Option Value ($Mil)	$48.62	21,636	1.8	2.1	2.4	2.7	3.0	3.3	3.5	3.8
Total Value ($Mil)			$62.8	$69.2	$75.6	$82.0	$88.4	$94.8	$101.2	$107.5

Price / TBVPS @ 3/31/25	$65,429	$142.20	93%	103%	112%	121%	131%	140%	149%	159%
Price / TBVPS (w options)	$66,485	$138.01	96%	106%	115%	125%	135%	144%	154%	163%
Price / Proj LTM @ 6/30/25	$4,500	$9.34	14.2x	15.6x	17.0x	18.5x	19.9x	21.3x	22.7x	24.1x
Price / FY25E Net Income	$6,800	$14.12	9.4x	10.3x	11.3x	12.2x	13.2x	14.1x	15.0x	16.0x
Price / FY25E + Exp Saves	$14,650	$30.41	4.4x	4.8x	5.2x	5.7x	6.1x	6.5x	7.0x	7.4x
EPS reflects diluted shares
BFST Multiples
Price / TBVPS @ 3/31/25		$20.84	96%	106%	115%	125%	134%	144%	154%	163%
Price / TBVPS YE25E		$22.95	87%	96%	105%	113%	122%	131%	139%	148%
Price / LTM EPS		$2.58	7.8x	8.5x	9.3x	10.1x	10.9x	11.6x	12.4x	13.2x
Price / FY25E EPS		$2.68	7.5x	8.2x	9.0x	9.7x	10.5x	11.2x	12.0x	12.7x
Price / FY26E EPS		$2.93	6.8x	7.5x	8.2x	8.9x	9.6x	10.2x	10.9x	11.6x
Dividend Yield		$0.56	2.8%	2.5%	2.3%	2.2%	2.0%	1.9%	1.8%	1.6%
Pay-to-Trade
Progressive Price/TBVPS (w options)		$138.01	96%	106%	115%	125%	135%	144%	154%	163%
BFST Price/TBVPS		$20.84	96%	106%	115%	125%	134%	144%	154%	163%
Pay-to-Trade (3/31/25 TBVPS)			100%	100%	100%	100%	100%	100%	100%	100%

1) BFST projected 2025 and 2026 EPS and YE25 tangible BVPS per consensus estimates
2) Range of value is hypothetical and reflects a “what-if” scenario based upon BFST's trading value

Guideline Transactions Analysis. Mercer reviewed acquisition multiples for banks with similar characteristics to Progressive as reported by S&P Global. The database was screened by Mercer for the following characteristics: (a) transactions announced since June 30, 2023; (b) pricing disclosed; and (c) target assets of $500 million to $2.5 billion. Transactions that were deemed to be “mergers-of-equals” were excluded, and Mercer included the recently announced acquisitions of $439 million asset ANB Holdings, Inc. by United Community Banks, Inc. and $2.8 billion asset Southern State Bancshares, Inc. by FB Financial Corporation.

The screens resulted in thirty-one (31) transactions from which Mercer calculated the following statistics to which it compared the value of the proposed consideration to be paid to Progressive common shareholders based upon pricing as of June 20, 2025.

				Target	LTM	LTM	Deal	Est Cost	Price/	Pay-to	Price/	P/E
Announce				Assets	ROA	ROE	Value	Saves	TBV	Trade	EPS	Exp Sav
Date	Buyer	Seller	ST	($M)	(%)	(%)	($M)	(%)	(%)	(%)	(x)	(x)
8/8/23	Glacier Bancorp	Cmnty Finl Group	WA	754	0.96	15.0	81	20	165	85	10.7	NA
8/31/23	NexTier Inc	Mars Bancorp	PA	521	0.30	6.3	32	NA	128	NA	20.2	NA
9/27/23	Peoples Financial Serv	FNCB Bancorp	PA	1,862	0.91	13.0	128	30	103	89	8.0	5.2
10/10/23	Central Valley Community	Community West Banc	CA	1,131	1.05	10.2	100	30	89	NA	8.7	4.4
11/13/23	First Financial Corp	Simply Bank	TN	702	1.41	16.9	73	NA	132	NA	9.0	NA
2/1/24	Dogwood State Bank	Community First Bancorp	SC	685	0.59	8.3	58	NA	NA	87	13.7	NA
3/25/24	First National Corp	Touchstone Bankshares	VA	659	0.25	3.8	47	NA	106	109	29.1	5.4
3/28/24	Capital Bancorp	Integrated Finl Holdings	NC	548	2.32	12.0	69	25	115	98	5.8	4.9
4/25/24	Business First-BFST	Oakwood Bancshares	TX	838	0.48	4.3	88	38	110	92	19.8	5.7
5/20/24	CBC Bancorp	Bay Community Bancorp	CA	983	0.77	4.2	126	NA	NA	NA	15.4	NA
5/20/24	West Coast Community	1st Capital Bancorp	CA	1,015	0.35	5.7	60	45	93	77	17.7	4.3
7/24/24	ACNB Corp.	Traditions Bancorp	PA	859	0.62	8.3	87	35	130	81	16.4	5.9
7/25/24	ChoiceOne Financial	Fentura Financial	MI	1,757	0.70	8.9	180	28	135	87	14.5	8.0
7/29/24	German American	Heartland BancCorp	OH	1,920	1.09	12.9	347	30	224	86	16.2	10.0
9/9/24	NBT Bancorp	Evans Bancorp	NY	2,257	0.88	11.4	236	25	134	64	12.2	6.8
9/10/24	Camden National Corp	Northway Financial	NH	1,276	0.39	7.4	87	35	139	104	17.2	6.1
9/24/24	TowneBank	Village Bank & Tr Finl	VA	748	0.35	3.8	121	NA	173	107	46.7	7.9
11/1/24	Mid Penn Bancorp	William Penn Bancorp	PA	812	(0.00)	(0.0)	126	45	102	84	NA	5.0
12/3/24	United Community Banks	ANB Holdings	FL	439	0.97	8.3	80	NA	150	87	18.3	NA
1/10/25	CNB Financial Corp	ESSA Bancorp	PA	2,188	0.78	7.6	209	40	97	97	11.6	6.2
1/13/25	Glacier Bancorp	Bank Idaho Holding	ID	1,328	1.09	11.1	246	30	197	78	17.3	9.9
1/22/25	Cadence Bank	FCB Financial Corp	GA	589	1.97	16.5	106	25	174	105	9.8	6.9
1/29/25	Plumas Bancorp	Cornerstone Community	CA	658	(0.12)	(1.8)	62	25	NA	89	NA	7.5
2/25/25	Old Second Bancorp	Bancorp Financial	IL	1,449	0.50	4.7	197	30	131	90	38.7	9.1
2/27/25	Seacoast Banking Corp	Heartland Bancshares	FL	734	1.63	19.8	106	25	159	93	9.0	5.3
3/11/25	Bar Harbor Bankshares	Guaranty Bancorp	NH	681	NA	NA	40	40	NA	96	NA	5.5
3/17/25	MetroCity Bankshares	First IC Corp	GA	1,192	2.10	18.5	206	37	142	88	8.3	NA
3/31/25	FB Financial Corp	Southern States Banc	AL	2,848	1.31	14.4	381	25	160	96	10.3	7.1
4/2/25	Equity Bancshares	NBC Corp of OK	OK	906	1.16	15.3	87	35	138	105	13.2	5.3
4/3/25	TowneBank	Old Point Financial Corp	VA	1,451	0.65	8.6	202	45	180	115	21.1	6.5
4/23/25	Citizens & Northern Corp	Susquehanna Community	PA	588	0.39	6.8	44	30	133	98	19.0	6.3

		Maximum		2,848	2.32	19.8	381	45	224	115	46.7	10.0
		3rd Quartile		1,388	1.09	12.9	188	37	160	98	18.5	7.2
		Average		1,109	0.86	9.4	129	32	139	92	16.3	6.5
		Median		859	0.78	8.5	100	30	134	90	14.9	6.2
		1st Quarttile		683	0.41	5.8	71	25	112	87	10.1	5.3
		Minimum		439	(0.12)	(1.8)	32	20	89	64	5.8	4.3

		Progressve Bancorp, Inc. *		752	0.59	6.9	74	45	112	100	16.5	5.1
		* ROA, ROE and the P/E are based upon projected net income for the 12 months ending 6/30/25 of $4.5M

Discounted Cash Flow Analysis. Mercer performed a discounted cash flow (“DCF”) analysis to estimate a range of present values of after-tax cash flows that would accrue to Progressive shareholders if certain projection assumptions were met. The DCF analysis is a widely used valuation method that relies upon numerous assumptions, including asset and earnings growth rates, minimum tangible common equity ratios, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Progressive.

In performing this analysis, Mercer relied on its knowledge of community banks generally and analysis of Progressive to develop projected cash flows available to Progressive shareholders for fiscal years 2025 through 2029. Underlying assumptions were subsequently confirmed by Progressive management as reasonable. The analysis assumed: (a) Progressive’s assets increased from $782 million at year-end 2025 to $877 million by year-end 2029; (b) net income increased from $6.8 million (0.88% return on assets (“ROA”)) in 2025 to $9.1 million (1.05% ROA) in 2029; (c) shareholder distributions (dividends or share repurchases) of $1.0 million were paid each year; and (d) shareholders’ equity increased from $72 million (9.2% of assets) at year-end 2025 to $105 million (12.0% of assets) at year-end 2029.

Mercer derived discount rates of 14.0% and 16.0% based upon the sum of: (a) 4.89% for the risk-free rate derived from the yield on 20-year U.S. Treasuries; (b) the product of the estimated small cap bank industry beta of 0.95x and the common stock premium of 5.50% based upon Mercer’s review of long-term market return data; (c) a 2.66% small capitalization stock equity premium based on the comparability of Progressive to similarly-sized companies in the micro-capitalization size category of the Duff & Phelps Cost of Capital Navigator database; and (d) 1.0% to 3.0% incremental risk premium Mercer deemed to be appropriate given company specific risk associated with Progressive for its lack of geographic diversity, small size and key man dependency.

The terminal value for Progressive as of year-end 2029 reflects the sum of projected excess capital based upon a core equity ratio of 10.0% ($18 million) and a range of 1.0 times to 1.5 times projected year-end 2029 core equity of $88 million, or $88 million to $132 million.

Mercer derived an indicative range of value under the DCF method of $57 million to $86 million based upon the sum of the present value of dividends assumed paid each year and the projected terminal value given discount rates of 14.0% to 16.0% and the price/tangible book value exit multiple of 1.0 times to 1.5 times core equity.

Pro Forma Merger Analysis. Mercer prepared pro forma merger analyses that combined projected income statement and balance sheet information of Business First and Progressive. Assumptions regarding fair value accounting adjustments, transaction expenses, cost savings and revenue synergies (from redeploying Progressive’s bonds into loans) were used to estimate the financial impact that the merger with Progressive would have on certain projected financial results of Business First. In the course of this analysis, Mercer assumed base earnings for Business First would approximate the 2025 and 2026 consensus analyst estimates and then grow 5% per annum thereafter while Progressive’s 2026 and 2027 net income would be $6.8 million and $7.9 million and thereafter grow 5% per annum.

Mercer calculated that Business First would incur approximately 3% dilution to its projected year-end 2025 tangible book value per share assuming a year-end closing of the merger and that the initial dilution plus projected increase in Business First’s tangible book value per share on a stand-alone basis would be recaptured in approximately two (2) years. Mercer calculated accretion to Business First’s consensus 2026 of approximately 6% and 8% in 2027 and thereafter once the projected expense savings were fully realized.

From the perspective of Progressive common shareholders, Mercer calculated that shareholders would incur approximately 3% dilution to tangible book value per share at closing and accretion to projected earnings per share of 24% in 2026, 26% in 2027 and thereafter. Mercer cautioned that the projections necessarily are based on a myriad of assumptions that taken as a whole are believed to be reasonable, but can produce substantial variance in projected outcomes depending on how the assumptions are incorporated into the model.

Contribution Analysis. Mercer compared the pro forma ownership of Business First and Progressive assuming all Progressive options were converted with balance sheet measures as of March 31, 2025 and income statement measures based upon forecasted 2025 measures that reflected analyst consensus estimates for Business First and Progressive management’s forecast for 2025. Mercer did not utilize income measures for the LTM period ended March 31, 2025, because Progressive’s earnings were expected to normalize in 2025 after incurring severe pressure in its net interest margin in 2023 and 2024.

	BFST	PROG	Combined	BFST %	PROG %
Common Shares (000)	29,572,297	481,740	<> assumes options convert
Exchange Ratio		6.6300
Relative Ownership	29,572,297	3,193,936	32,766,233	90.3%	9.7%

Assets	$7,800,361	$752,170	$8,552,531	91.2%	8.8%
Loans (HFI)	5,980,919	582,892	6,563,811	91.1%	8.9%
Deposits	6,471,608	672,963	7,144,571	90.6%	9.4%
Tangible Common Equity	616,153	66,481	682,634	90.3%	9.7%
Tangible Common x-AOCI	668,997	71,405	740,402	90.4%	9.6%

Revenues	330,666	30,883	361,549	91.5%	8.5%
Operating Expenses	222,696	22,083	244,779	91.0%	9.0%
Pretax, Pre-Prov Op Income	107,970	8,800	116,770	92.5%	7.5%
Expense Saves	0	9,772	9,772
Reinvest Bonds into Loans	3,443	0	3,443
Adjusted Pretax, Pre-Prov Op Inc	$111,413	$18,572	$129,985	85.7%	14.3%

Business First Review and Peer Analysis. Mercer reviewed the historical financial performance of Business First and the market for Business First common shares. Mercer noted that Progressive shareholders that receive Business First common shares will benefit from shares that are listed on Nasdaq and have average daily trading volume of 103,000 shares. Mercer also noted that Progressive shareholders will benefit from Business First’s footprint that entails higher growth potential than Progressive’s North Louisiana footprint, given Business First’s presence in the Dallas and Houston metropolitan statistical areas (“MSAs”).

Mercer compared selected results of Business First’s operating performance and market trading characteristics to that of two guideline groups of selected NYSE-listed and Nasdaq-listed commercial banks headquartered throughout the United States – a regional group of banks domiciled in Louisiana, Texas, Mississippi, Arkansas and Alabama with total assets between $3 billion and $20 billion; and a national group of banks with total assets between $7 billion and $15 billion. The groups were screened to exclude banks with LTM return on equity (“ROE”) less than 5% and greater than 15%. The two peer groups are as follows:

Regional Group	National Group
Business First Bancshares, Inc. (NASDAQGS:BFST)	FB Financial Corp. (NYSE:FBK)
First Financial Bankshares, Inc. (NASDAQGS:FFIN)	First Bancorp (NASDAQGS:FBNC)
Guaranty Bancshares, Inc. (NYSE:GNTY)	First Commonwealth Financial Corp. (NYSE:FCF)
Home Bancorp, Inc. (NASDAQGS:HBCP)	First Mid Bancshares, Inc. (NASDAQGM:FMBH)
International Bancshares Corp (NASDAQGS:IBOC)	FirstSun Capital Bancorp (NASDAQGS:FSUN)
Origin Bancorp, Inc. (NYSE:OBK)	German American Bancorp, Inc. (NASDAQGS:GABC)
Red River Bancshares, Inc. (NASDAQGS:RRBI)	Hanmi Financial Corp. (NASDAQGS:HAFC)
Renasant Corp. (NYSE:RNST)	Heritage Financial Corp. (NASDAQGS:HFWA)
ServisFirst Bancshares, Inc. (NYSE:SFBS)	Horizon Bancorp, Inc. (NASDAQGS:HBNC)
South Plains Financial, Inc. (NASDAQGS:SPFI)	Metropolitan Bank Holding Corp. (NYSE:MCB)
Stellar Bancorp, Inc. (NYSE:STEL)	National Bank Holdings Corp. (NYSE:NBHC)
Third Coast Bancshares, Inc. (NASDAQGS:TCBX)	NBT Bancorp Inc. (NASDAQGS:NBTB)
Trustmark Corp. (NASDAQGS:TRMK)	Northwest Bancshares, Inc. (NASDAQGS:NWBI)
Veritex Holdings, Inc. (NASDAQGM:VBTX)	Origin Bancorp, Inc. (NYSE:OBK)
Park National Corp. (NYSEAM:PRK)
National Group	QCR Holdings, Inc. (NASDAQGM:QCRH)
Amalgamated Financial Corp. (NASDAQGM:AMAL)	Stellar Bancorp, Inc. (NYSE:STEL)
BancFirst Corp. (NASDAQGS:BANF)	Tompkins Financial Corp. (NYSEAM:TMP)
Burke & Herbert Financial (NASDAQCM:BHRB)	TriCo Bancshares (NASDAQGS:TCBK)
Business First Bancshares, Inc. (NASDAQGS:BFST)	Univest Financial Corp. (NASDAQGS:UVSP)
Byline Bancorp, Inc. (NYSE:BY)	Veritex Holdings, Inc. (NASDAQGM:VBTX)
Central Pacific Financial Corp. (NYSE:CPF)

	6/20/25	P/E LTM EPS	P/E LTM Core EPS	Price / 25E EPS	Price / 26E EPS	Price / BV	Price / Tang BV	Price / TBV (x-AOCI)	Dividend Yield
BFST	$23.22	9.6x	9.0x	8.7x	8.1x	91%	111%	103%	2.41%

Regional Median		11.8x	10.8x	11.0x	10.1x	102%	125%	119%	2.18%
RRBI	$34.08	14.0x	11.3x	10.7x	9.9x	90%	105%	96%	1.76%
OBK	$56.52	10.6x	10.6x	9.7x	9.4x	115%	115%	99%	0.85%

National Median		12.2x	10.9x	10.6x	9.4x	102%	128%	116%	3.15%

	Avg Daily Volume (000)	Total Assets ($M)	Tangible Comn Eq / Assets	Leverage Ratio	Core Dep/ Deposit	Loans / Assets	LLR / Loans	NPAs / Loans	Net Charge- Offs
BFST	103	$7,785	8.1%	9.7%	81.7%	76.3%	0.95%	0.62%	0.09%

Regional Median		$10,093	9.7%	10.9%	85.2%	70.7%	1.23%	0.73%	0.08%
RRBI	158	$9,750	10.6%	11.5%	NA	77.2%	1.21%	1.10%	0.19%
OBK	10	$3,186	10.4%	12.0%	85.2%	66.0%	1.03%	0.13%	0.04%

National Median		$9,153	9.3%	10.7%	89.3%	73.8%	1.20%	0.67%	0.10%

	Core ROTCE	Core ROA	Net Int Margin	Fee Inc / Revenue	Efficiency Ratio	Pretax Op Inc / Assets	LL Prov / Avg Loans	AOCI / Equity
BFST	12.8%	1.05%	3.56%	16.6%	62.1%	1.47%	0.22%	-6.4%

Regional Median	12.7%	1.13%	3.58%	16.9%	61.9%	1.48%	0.14%	-6.4%
RRBI	9.8%	0.95%	3.27%	16.7%	64.7%	1.23%	0.11%	-7.7%
OBK	11.6%	1.17%	3.06%	18.2%	59.0%	1.49%	0.06%	-16.9%

National Median	13.1%	1.19%	3.49%	17.4%	59.9%	1.53%	0.20%	-6.4%

Other Considerations. Mercer made other observations in rendering its fairness opinion as follows:

○

Progressive shareholders will receive shares of Business First common stock that trade at moderate multiples of earnings and tangible book value that could be a source of return in future years if Business First’s multiples expand while owning approximately 10% of Business First’s earnings stream that historically has grown faster and produced a higher ROE/return on tangible equity than Progressive.

○	Progressive shareholders will not incur a tax liability as a result of the merger because the merger is structured to qualify as a tax-free reorganization under Section 368(a) of the Code.

○

Progressive shareholders will remain invested in bank stock, while those shareholders who desire liquidity will be able to sell shares of Business First common stock given the Nasdaq listing and average daily trading volume of approximately 100,000 shares.

○

Progressive shareholders will receive $3.71 per share in annual cash dividends based upon Business First’s current quarterly dividend of $0.14 per share and an estimated exchange ratio of 6.6300, as compared to Progressive’s current policy not to pay cash dividends.

○	Business First’s 52-week stock price range of approximately $20 per share to $30 per share equated to $133 per share to $199 per share for Progressive common shareholders based upon an estimated exchange ratio of 6.6300, which implied a premium of 6% to 59% of the Progressive ESOP 2024 year-end appraised value of $125 per share as compared to a median/average premium of 16%/20% on the day of announcement for forty-three (43) publicly traded banks that had agreed to be acquired since year-end 2019.

○

The liquidity measured as average daily trading volume of Business First common stock, all else equal, should increase over time to the extent shares are issued in transactions such as the merger with Progressive because exchange traded funds and index funds that track the Russell 2000 and other indices of which Business First is a member will have to buy Business First shares to maintain relative proportion of the index constituents.

○

While Business First did not disclose detailed modeling to Progressive, Business First credited Progressive with baseline earnings based upon the 2025 forecast of $6.7 million rather than LTM net income through March 31, 2025, of $3.8 million, and projected expense savings of 45% of Progressive’s non-interest expenses compared to a more typical 25% to 33%.

○	Business First’s MSA-focused footprint in Louisiana, Dallas and Houston would be attractive to larger regional banks if the Business First board of directors ever decided to sell the company.

○

Progressive is a well situated “tuck-in” acquisition for Business First that rounds out its existing North Louisiana market, but Progressive might not be of interest to Business First in the future should Business First continue to grow in Texas, including through acquisitions.

○

Business First has produced on average a higher return on average tangible common equity since 2018 and has used the excess capital to support organic loan growth, pay common dividends and make acquisitions.

○

The proposed merger with Business First addresses the emerging succession issue for Progressive given the stated desire of Progressive’s chief executive officer, president, and chief financial officer to retire within the next several years.

Compensation. Pursuant to an engagement letter between Progressive and Mercer, Progressive agreed to pay Mercer a fee of $50,000 to provide its opinion as to the fairness of the consideration to be paid in the proposed transaction from a financial point of view to the Progressive shareholders. In addition, the engagement letter provides for a success fee equal to 0.50% of the consideration paid to Progressive shareholders up to $70 million, 0.75% of the consideration between $70 million and $100 million, and 1.00% of the consideration thereafter, in connection with the merger. Jeff Davis, Managing Director of Mercer, is also a registered representative of Tampa, Florida-based StillPoint Capital, LLC. Because the merger has been deemed to be a securities transaction, the success fee will be paid to StillPoint Capital, LLC, which is a party to the engagement letter. Except as disclosed herein, neither Mercer nor StillPoint Capital, LLC has not received fees for providing investment banking services to either Progressive or Business First within the past two (2) years.

Business First’s Reasons for the Merger

After careful consideration, the Business First board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration, are in the best interests of Business First and its shareholders. Accordingly, the Business First board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby.

In evaluating the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration, the Business First board of directors consulted with Business First’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Business First board of directors considered a number of factors, including the following material factors:

●	the aggregate merger consideration and the other amounts to be paid or incurred in connection with the merger;

●	the impact of the issuance of Business First common stock in the merger on the existing shareholders of Business First, including the expected earnback period for the resulting dilution;

●	the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources, and capital;

●	each of Business First’s, Progressive’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects;

●	Progressive’s established presence in and knowledge of the North Louisiana market, which is consistent with Business First’s strategic plan to add increased scale and density in the market;

●	the addition of Bossier Parish, Louisiana and Franklin Parish, Louisiana as market areas for Business First;

●	the opportunity to add seasoned bankers in Progressive’s markets and strengthen Business First’s leadership in these markets;

●

the potential to broaden the scale of Business First’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and geographic footprint;

●	the anticipated benefits resulting from the expected larger market capitalization of Business First resulting from the merger;

●	the expectation of cost synergies resulting from the merger;

●

its understanding of the current and prospective industry and economic conditions in which Business First and Progressive operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Business First both with and without the proposed merger;

●	the complementary cultures of Business First and Progressive and prospects for a smooth integration of key personnel and systems;

●

the retention agreements to be entered into with certain of Progressive’s employees to help maintain continuity of Progressive’s key personnel, IT operations, customers and loan and deposit portfolios;

●	its review and discussions with Business First’s management and legal counsel concerning the due diligence investigation of Progressive;

●	the structure of the merger as a combination in which the combined company would operate under the Business First brand;

●

Business First’s successful track record of creating shareholder value through acquisitions, including its acquisition of Oakwood Bancshares, Inc., its proven experience in successfully integrating acquired businesses and retaining key personnel, and management’s belief that it will be able to successfully integrate Progressive with Business First;

●	the financial presentation, dated July 7, 2025, of Raymond James to the Business First board of directors;

●

the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, restrictions on the conduct of Progressive’s business between the date of the merger agreement and the date of completion of the merger, which were reviewed with Business First’s management and legal advisors;

●	the intended tax treatment of the merger as a tax-free reorganization; and

●	the expectation that the regulatory and other approvals required in connection with the merger will be received in a timely manner and without the imposition of unacceptable conditions.

The Business First board of directors also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:

●	the possibility of encountering difficulties in completing the merger and achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

●

the impact of the dilution resulting from the stock issuance on Business First’s current shareholders, and the ability of Business First to realize the benefits of the merger in a reasonable time frame to offset the effects of such dilution;

●	the possibility of encountering difficulties in successfully integrating Progressive’s business, operations, and workforce with those of Business First;

●	higher than anticipated merger-related costs;

●	the diversion of management attention and resources from the operation of Business First’s business towards the completion of the merger;

●	the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;

●	the risk of losing key Progressive employees during the pendency of the merger and following the closing;

●	the possibility of litigation in connection with the merger;

●	the possibility of negative investor and customer perception of the merger; and

●

other risks associated with business combinations in the financial services industry, including those set forth in this proxy statement/prospectus under the heading “Risk Factors” beginning on page 19.

The foregoing discussion of the factors considered by the Business First board of directors is not intended to be exhaustive, but, rather, includes the material factors primarily considered by the Business First board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration, the Business First board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Business First board of directors considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Business First board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 16.

Board Composition and Management of Business First after the Merger

Board of Directors of Business First

The persons serving as members of the board of directors of Business First immediately prior to the effective time will be the members of the board of directors of Business First immediately after the effective time, except that upon completion of the merger, Business First will appoint Mr. George W. Cummings III (a current director of Progressive) to serve on the boards of directors of Business First and b1BANK. Fees paid to Mr. Cummings will be the same as the director fees paid to similarly situated members of Business First’s and b1BANK’s boards.

Executive Officers of Business First

The executive officers of Business First immediately prior to the effective time will continue to serve as the executive officers of Business First immediately after the effective time.

Information regarding the current executive officers and directors of Business First is contained in documents filed by Business First with the SEC and incorporated by reference into this proxy statement/prospectus, including Business First’s Annual Report on Form 10-K for the year ended December 31, 2024 and its definitive proxy statement on Schedule 14A for its 2025 annual meeting, filed with the SEC on March 7, 2025, and April 9, 2025, respectively. See “Where You Can Find More Information” beginning on page 91 and “Additional Information” in the forepart of this document.

Interests of Progressive’s Directors and Executive Officers in the Merger

In considering the recommendation of the Progressive board of directors with respect to the approval of the merger agreement, Progressive shareholders should be aware that certain of Progressive’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Progressive shareholders generally, including the interests summarized below. The Progressive board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Employment, Change in Control Payment and Retention Agreements with Progressive

Progressive is a party to employment agreements, a change in control payment agreement, and retention agreements with fifteen (15) of its executive officers, pursuant to which the executive will be entitled to a lump sum cash payment as described in his or her individual agreement upon or following a change in control, which the merger will constitute. In addition, Mr. Cummings’ employment agreement provides that if he resigns within twelve (12) months following a change in control, he will be entitled to an additional lump sum cash payment. The estimated amounts to be paid to the executives under these agreements upon consummation of the merger, assuming the merger is consummated, total approximately $4,150,000.

Retention Agreements

Pursuant to the merger agreement, Business First and Progressive (i) entered into retention agreements with each of David Hampton, Michelle Thaxton, Ashley West, and Todd Burgess and (ii) agreed to use commercially reasonable efforts to facilitate execution and delivery of retention agreements with certain other employees of Progressive prior to the closing date of the merger. Each of the retention agreements provides for payments to be made to the employee if he or she remains employed by Business First until a date or dates as set forth in their respective agreement. These payments are accelerated if the employee’s employment is terminated by b1BANK without cause or for disability or if the employee terminates his or her employment with b1BANK for good reason prior to a payment date. In addition, these payments are forfeited if the employee is terminated by b1BANK with cause or if the employee terminates his or her employment with b1BANK without good reason prior to a payment date. For employees who are parties to an existing employment agreement with Progressive prior to the merger, the retention agreements also provide for the termination of such employment agreement with Progressive.

Treatment of Stock Option Awards

At the effective time, each Progressive stock option award that is issued, outstanding and unexercised immediately prior to the effective time of the merger will be converted into the right to receive cash equal to the excess (if any) of (i) the per share merger consideration over (ii) the exercise price per share of the stock option calculated immediately prior to the effective time of the merger. If the product of the exchange ratio multiplied by the purchaser market value is less than or equal to the exercise price per share of the applicable option, then such option will be cancelled with no payment due in respect thereof. As of the record date, Progressive has 21,636 options outstanding and exercisable with a weighted average exercise price of $48.62.

Treatment of Restricted Stock Awards

Each Progressive restricted stock award that is outstanding immediately prior to the effective time will convert automatically into the right to receive the per share merger consideration in respect of each share of Progressive common stock underlying such Progressive restricted stock award, without interest. As of the record date, there were 710 shares of Progressive common stock underlying Progressive restricted stock awards held by directors and executive officers of Progressive, each of which is unvested but accelerates upon the effective time of the merger.

Employee Benefits

Following the effective time of the merger, each employee of Progressive and its subsidiaries who remains employed by Business First or its subsidiaries immediately after the effective time (each, a “Progressive employee”) will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of Business First with credit for prior service with Progressive or any of its subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under any equity or equity-based incentive plans and benefits accrued under any retirement plans) sponsored by Business First in which such Progressive employee becomes eligible to participate from and after the effective time of the merger, to the extent such service was credited under a comparable Progressive employee plan immediately prior to the effective time of the merger, to the extent permitted by such Business First plans and applicable law, and to the extent that such service crediting will not result in any duplication of benefits for the same period of service.

Except as expressly waived in a retention agreement between a Progressive employee and Business First, any Progressive employee (i) who is not a party to an employment agreement or similar agreement that provides a benefit on termination of employment and (ii) whose employment is terminated involuntarily (other than for cause, death, disability or normal retirement) by Business First within twelve (12) months of the effective time of the merger, will receive, subject to such Progressive employee’s execution, return, and non-revocation of a release of claims against Business First in a form reasonably acceptable to Business First, a lump sum severance payment in an amount equal to one (1) weeks’ pay for each year of prior service with Progressive; provided, that the minimum severance payment will be four (4) weeks’ pay and the maximum severance will be twenty-six (26) weeks’ pay.

Indemnification of, and Insurance Coverage for, Progressive Directors and Officers

Business First agreed to indemnify and hold harmless the present directors and officers of Progressive and each of its subsidiaries for a period of four (4) years after the effective time of the merger, subject to the limitations of any governmental body and the articles of incorporation, bylaws and other governing documents of Progressive and each of its subsidiaries, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Progressive or any of its subsidiaries to the fullest extent that the indemnified party would be entitled under the articles of incorporation, bylaws or other governing documents of Progressive or any of its subsidiaries, as applicable, as in effect on the date of the merger agreement and to the extent permitted by applicable law.

Progressive agreed to purchase for a period of not less than four (4) years after the effective time of the merger, past acts and extended reporting period insurance coverage for no less than the four (4) year period immediately preceding the effective time of the merger under its current (i) directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance, (vi) fiduciary liability insurance and (vii) cyber liability insurance, for each person and entity, including, without limitation, Progressive, its subsidiaries and their respective directors, officers and employees, currently covered under those policies held by Progressive or its subsidiaries.

Board Appointment

Contemporaneously with the closing of the merger, Business First and b1BANK have agreed to appoint and, when applicable, nominate for election (subject to the satisfaction of their fiduciary duties), Mr. George W. Cummings III to serve on the boards of directors of Business First and b1BANK. Additionally, and subject to satisfaction of the board of directors’ fiduciary duties, Mr. Cummings will be elected as a member of the director’s loan committee of b1BANK and, provided that the board of directors of b1BANK determines that he is an independent director, as a member of the audit committee of b1BANK.

Trading Markets and Dividends

Business First

Business First’s common stock is listed for trading on the Nasdaq Global Select Market under the symbol “BFST” and will continue to be listed under that symbol following the merger. Under the terms of the merger agreement, Business First will cause the shares of common stock to be issued to Progressive shareholders in the merger to be approved for listing on the Nasdaq Global Select Market.

The following table sets forth the closing sale prices of Business First common stock as reported on the Nasdaq Global Select Market on July 3, 2025, the last full trading day before the public announcement of the merger agreement, and on September 11, 2025, the latest practicable trading date before the date of this proxy statement/prospectus.

	Business First Common Stock	Implied Value of One Share of Progressive Common Stock to be Converted to Per Share Merger Consideration(1)
July 3, 2025	$26.19	$173.64	(2)
September 11, 2025	$24.82	$164.56	(2)

(1)	Based on an exchange ratio of 6.6300 shares of Business First common stock for each share of Progressive common stock, subject to certain adjustments as provided in the merger agreement.
(2)

Implied value of one share of Progressive common stock converted to per share merger consideration equals the estimated exchange ratio of 6.6300 multiplied by the close price of Business First common stock on the date listed rounded to the nearest cent.

Progressive

There is no established public trading market for the shares of Progressive common stock, and no market for Progressive common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in Progressive common stock, and Progressive common stock is not listed for trading or quoted on any stock exchange or automated quotation system. Progressive acts as the transfer agent and registrar for its own shares. Shares of Progressive common stock are traded solely in individually arranged transactions between buyers and sellers.

The following table sets forth, for the periods indicated, the high and low sale prices per share of Progressive common stock and the volume of Progressive common stock exchanged in such quarter, in each case to the extent known to Progressive. The market for Progressive’s common stock has been illiquid and irregular, and historical transactions in its stock have been sporadic.

Period	Low	High	Volume
2023
First quarter	-	-	-
Second quarter	-	-	-
Third quarter	$102.00	$120.00	1,491
Fourth quarter	$102.00	$120.00	355
2024
First quarter	$102.00	$102.00	350
Second quarter	$102.00	$110.00	2,297
Third quarter	$102.00	$110.00	1,074
Fourth quarter	$110.00	$110.00	20
2025
First quarter	$80.00	$80.00	1,500

As of the record date, there were approximately 332 holders of Progressive common stock.

Progressive has not paid a dividend on its common stock since 1998. Under the merger agreement, Progressive is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger without the prior written consent of Business First. However, (i) if the merger has not occurred on or before November 4, 2025, and (ii) Business First pays a cash dividend on its common stock with a record date on or after November 4, 2025, but prior to the effective time of the merger, Progressive is entitled to pay a dividend in an aggregate amount equal to the cash dividend that Progressive shareholders would have received with respect to Business First common stock issuable in the merger if the merger had occurred prior to the record date for the declaration of such dividend by Business First.

Progressive shareholders are entitled to receive dividends out of legally available funds when, as and if declared by the Progressive board of directors, in its sole discretion. As a Louisiana corporation, Progressive is subject to certain restrictions on dividends under the LBCA. Generally, a Louisiana corporation is permitted to pay dividends or make other distributions unless after the distribution: (1) the corporation would not be able to pay its debts as they become due in the usual course of business; or (2) the corporation’s total assets would be less than the sum of its total liabilities, plus, unless the corporation’s articles of incorporation permit otherwise, the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

Progressive does not engage in separate business activities of a material nature. As a result, Progressive’s ability to pay dividends depends upon the dividends received from Progressive Bank. As a Louisiana state-chartered bank, Progressive Bank’s ability to pay distributions is restricted by certain laws and regulations. In addition, under federal law, Progressive Bank may not pay any dividend if the payment of the dividend would cause Progressive Bank to become “undercapitalized” or in the event that Progressive Bank is “undercapitalized.”

Under regulatory capital guidelines, Progressive Bank must maintain a common equity Tier 1 capital to total risk-weighted assets ratio of at least 7.0%, a Tier 1 capital to total risk-weighted assets ratio of at least 8.5%, a total capital to total risk-weighted assets ratio of at least 10.5% and a Tier 1 capital to average total assets ratio of at least 4.0%. As of June 30, 2025, Progressive Bank had a ratio of common equity Tier 1 capital to total risk-weighted assets of 12.08%, a ratio of Tier 1 capital to total risk-weighted assets of 12.08%, a ratio of total capital to total risk-weighted assets of 13.29%, and a ratio of Tier 1 capital to average total assets of 9.96%.

Business First’s Dividend Policy

Subject to the approval of its board of directors, Business First intends to continue the payment of a cash dividend on a quarterly basis to holders of its common stock and preferred stock. However, Business First is not obligated to pay dividends on either its common stock or preferred stock, and it may change its dividend policy at any time without notice to Business First shareholders. Dividends on Business First’s common stock are not payable if Business First has not paid the full dividends on its Series A Preferred Stock for the most recently completed quarterly dividend period. Business First’s ability to pay dividends may also be limited on account of any outstanding indebtedness or preferred stock it may issue in the future, as it is generally required to make payments on any outstanding indebtedness and outstanding preferred stock before any dividends can be paid on its common stock. Any future determination relating to Business First’s dividend policy will depend upon a number of factors, including, but not limited to: (1) Business First’s historical and projected financial condition, liquidity and results of operations, (2) Business First’s capital levels and needs, (3) any acquisitions or potential acquisitions that Business First is considering, (4) contractual, statutory and regulatory prohibitions and other limitations (as briefly discussed below), (5) general economic conditions, and (6) other factors deemed relevant by the Business First board of directors. Business First cannot assure you that it will be able to pay dividends to holders of its common stock in the future.

As a Louisiana corporation, Business First is subject to certain restrictions on dividends under the LBCA. Generally, a Louisiana corporation may pay dividends to its shareholders unless, after giving effect to the dividend, either: (1) the corporation would not be able to pay its debts as they come due in the usual course of business; or (2) the corporation’s total assets are less than the sum of its total liabilities and the amount that would be needed, if the corporation were to be dissolved at the time of the payment of the dividend, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the dividend.

Business First’s status as a financial holding company also affects its ability to pay dividends, in two ways. First, as a holding company with no material business activities, Business First’s ability to pay dividends is substantially dependent upon the ability of b1BANK to transfer funds to it in the form of dividends, loans and advances. b1BANK’s ability to pay dividends and make other distributions and payments to Business First is itself subject to various legal, regulatory and other restrictions. Second, as a holding company of a bank, Business First’s payment of dividends must comply with the policies and enforcement powers of the Federal Reserve.

For additional information about the regulatory restrictions and limitations on both Business First and b1BANK with respect to the payment of dividends, see the sections entitled “Business - Supervision and Regulation - Business First Bancshares, Inc. - Regulatory Restrictions on Dividends; Source of Strength” and “Business - Supervision and Regulation – b1BANK - Restrictions on Distribution of Bank Dividends and Assets” in Business First’s Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this proxy statement/prospectus.

Restrictions on Resale of Business First Common Stock

The shares of Business First common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Business First for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Business First include individuals or entities that control, are controlled by, or are under common control with Business First and may include the executive officers, directors and significant shareholders of Business First.

Appraisal Rights

The following discussion is not a complete description of the law relating to appraisal rights available under Louisiana law. This description is qualified in its entirety by the full text of the relevant provisions of the LBCA, which are reprinted in their entirety as Annex C to this proxy statement/prospectus. If you desire to exercise your dissenters’ rights of appraisal, you should review carefully the LBCA and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Progressive shareholders who are entitled to vote on the merger have a right to demand payment in cash of the “fair value” of their shares of Progressive common stock in accordance with the procedures established by Louisiana law. Shareholders who receive a fair value cash payment will not be entitled to receive any shares of Business First common stock offered in the merger. Part 13 of the LBCA sets forth the rights of Progressive’s shareholders who wish to demand fair value payments for their shares. The following is a summary of the material terms of the statutory procedures to be followed by a Progressive shareholder to perfect appraisal rights under the LBCA. Shareholders who do not properly follow appraisal rights procedures will receive the merger consideration provided under the merger agreement if the merger is effected. A copy of Part 13 of the LBCA is attached as Annex C to this proxy statement/prospectus.

Requirements of Appraisal Rights

If a Progressive shareholder elects to exercise the right to demand appraisal, such shareholder must:

●

deliver to Progressive, before the vote on approval or disapproval of the Progressive merger proposal is taken, written notice of the shareholder’s intent to demand payment if the merger is effectuated; and

●	not vote, or cause or permit to be voted, any shares in favor of the merger proposal.

If the requirements above are not satisfied and the merger becomes effective, a Progressive shareholder will not be entitled to payment for such shareholder’s shares under the provisions of Part 13 of the LBCA.

Required Notice to Progressive

Written notices of intent to demand appraisal should be addressed to Progressive Bancorp, Inc., 1411 North 19th Street, Monroe, Louisiana 71201, Attention: Kelly Shambro, Assistant Secretary. The notice should be executed by the holder of record of shares of Progressive common stock.

Appraisal Notice from Surviving Corporation

If the merger becomes effective, Business First will be required to deliver a written appraisal notice and form to all shareholders who have satisfied the requirements described above. The appraisal notice and form must be sent no earlier than the effective date of the merger and no later than ten (10) days after such effective date.

The appraisal notice must do all of the following:

●	Supply a form requiring a shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the merger.

●	State all of the following:

○

Where the form must be sent and where certificates for certificated shares must be deposited, as well as the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the appraisal form described below.

○

A date by which Business First must receive the form, which date may not be fewer than forty (40) nor more than sixty (60) days after the date the appraisal notice and form are sent, and state that the shareholder will have waived the right to demand appraisal with respect to the shares unless the form is received by Business First by such specified date.

○	Business First’s estimate of the fair value of the shareholder’s shares.

○

That, if requested in writing, Business First will provide to the shareholder so requesting, within ten (10) days after the date the appraisal notice and form are sent, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

○	The date by which the notice to withdraw from the appraisal process must be received, which date must be at least twenty (20) days after the demand deadline.

●

Specify the first date of any announcement to shareholders, made prior to the date the merger became effective, of the principal terms of the merger, and if such an announcement was made, the form must require a shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date.

●	Be accompanied by a copy of Part 13 of the LBCA.

A shareholder who receives an appraisal notice from Business First and wishes to exercise appraisal rights must sign and return the appraisal form included with the notice and, in the case of certificated shares, deposit his or her share certificates in accordance with the terms of the appraisal notice. Shareholders should respond to the appraisal form’s request discussed above regarding when beneficial ownership of the shares was acquired. A failure to provide this certification allows Business First to treat the shares as “after-acquired shares” subject to Business First’s authority to delay payment as described below. Once a shareholder deposits his or her certificates or, in the case of uncertificated shares, returns the signed appraisal form, the shareholder loses all rights as a shareholder unless a timely withdrawal occurs as described below. A shareholder who does not sign and return the appraisal form and, in the case of certificated shares, fails to deposit the shares, is not entitled to payment under Part 13 of the LBCA and will receive the merger consideration.

A shareholder who has complied with all the steps required for appraisal may thereafter decline to exercise appraisal rights and withdraw from the appraisal process by notifying Business First in writing. The appraisal notice will include a date by which the withdrawal notice must be received. Following this date, a shareholder may only withdraw from the appraisal process with Business First’s consent. A shareholder who withdraws from the appraisal process will receive the merger consideration.

Surviving Corporation’s Payment to Dissenting Shareholders

Within thirty (30) days after the deadline for making a demand for appraisal rights, Business First is required to pay each shareholder who has complied with Part 13 of the LBCA the amount that Business First estimates to be the fair value of such shareholder’s shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by the following:

●	Progressive’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen (16) months before the date of payment, and the latest available quarterly financial statements, if any;

●	a statement of Business First’s estimate of the fair value of the shares, which must equal or exceed the estimate in the earlier-provided appraisal notice; and

●

a statement that the shareholder has the right to submit a final payment demand as described below and that, if the shareholder does not submit a final payment demand within the specified time frame the shareholder shall be deemed to have accepted the provided payment in full satisfaction of Business First’s obligations under Part 13 of the LBCA.

Final Payment Demand by Dissenting Shareholders

A shareholder who is dissatisfied with the amount of the payment received from Business First may notify Business First in writing of such shareholder’s own estimate of the fair value of the shares and the amount of interest due, and demand payment of the excess of this estimate over the amount previously paid by Business First. A shareholder who does not submit a final payment demand within thirty (30) days after receiving payment from Business First is only entitled to the amount previously paid by Business First.

After-Acquired Shares

Business First may withhold payment with respect to any shares which a shareholder failed to certify on the appraisal form as being beneficially owned prior to the date stated in the appraisal notice as the date on which the principal terms of the merger were first announced. If Business First withholds payment, it must, within thirty (30) days after the demand deadline, provide affected shareholders with Progressive’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen (16) months before the date of payment, and the latest available quarterly financial statements, if any. Business First must also inform such shareholders that they may accept Business First’s estimate of the fair value of their shares, plus interest, in full satisfaction of their claim or submit a final payment demand. Shareholders who wish to accept the offer must notify Business First of their acceptance within thirty (30) days after receiving the offer. Business First must send payment to such shareholders within ten (10) days after receiving their acceptance. Shareholders who are dissatisfied with the offer must reject the offer and demand payment of the shareholder’s own estimate of the fair value of the shares, plus interest. If a shareholder does not explicitly accept or reject Business First’s offer, the shareholder will be deemed to have accepted the offer. Business First must send payment to these shareholders within forty (40) days after sending the notice regarding withholding of payment.

Judicial Appraisal of Shares

If Business First does not pay the amount demanded pursuant to a shareholder’s final payment demand, Business First must commence a proceeding in the district court in East Baton Rouge Parish, Louisiana, within sixty (60) days after receiving the final demand. The purpose of the proceeding is to determine the fair value of the shares and the interest due. If Business First does not commence the proceeding within the sixty (60) day period, it must pay each shareholder demanding appraisal the amount demanded, plus interest.

All shareholders whose payment demands remain unsettled will be parties to the action. Each shareholder who is a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by Business First to the shareholder for the shares.

The court will determine all court costs of the proceeding and will assess the costs against Business First, except that the court may assess costs against some or all of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the LBCA. The court may also assess expenses (including legal fees) for the respective parties, in the amounts the court finds equitable (1) against Business First if the court finds that it did not comply with Part 13 of the LBCA, or (2) against Business First or the shareholder demanding appraisal, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that the expenses should not be assessed against Business First, it may direct that the expenses be paid out of the amounts awarded to the shareholders who were benefited.

If Business First fails to make a required payment to a shareholder under Part 13 of the LBCA, the shareholder entitled to payment can commence an action against Business First directly for the amount owed and recover the expenses of that action. A shareholder’s right to enforce Business First’s payment obligation is preempted five (5) years after the date that Business First’s payment to the shareholder becomes due under Part 13 of the LBCA.

If you do not follow the prescribed procedures, you will not be entitled to appraisal rights with respect to your shares. Because of the complexity of the procedures necessary to exercise appraisal rights, any shareholder wishing to exercise the right to appraisal should consult with his or her own legal counsel.

Regulatory Approvals Required for the Merger

Federal Reserve

The merger of Progressive with Business First must be approved by the Federal Reserve under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations, unless the Federal Reserve waives the application requirements of the BHC Act. Business First requested such a waiver on August 21, 2025.

If the Federal Reserve does not grant the requested waiver, the Federal Reserve will consider a number of factors when acting on applications under Section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y (12 C.F.R. § 225.13). These factors include the financial condition of the holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and the managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve also considers the effectiveness of the applicant in combating money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

Federal Deposit Insurance Corporation

The merger of Progressive Bank with and into b1BANK must be approved by the FDIC under the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), commonly known as the Bank Merger Act. An application for approval of the bank merger was filed with the FDIC on August 21, 2025. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks party to the bank merger or mergers; (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Business First and Progressive are not aware of any reason why the FDIC would fail to approve the merger. In connection with its review, the FDIC will provide an opportunity for public comment on the application for the bank merger and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

Louisiana Office of Financial Institutions

The merger of Progressive Bank into b1BANK requires the approval of the commissioner of the OFI pursuant to LA Rev Stat. §§ 6:351 and 6:352. Under Louisiana law, the commissioner of the OFI shall consider the financial and managerial resources and future prospects of the existing and proposed institutions and whether the convenience and needs of the community will be served. If the commissioner finds that the public interest will not be served by permitting such merger or consolidation, the commissioner shall refuse to issue the certificate of merger. An application for approval of the merger and the bank merger was filed with the OFI on August 21, 2025. The companies are not aware of any reason why the OFI would fail to approve the merger contemplated under this proxy statement/prospectus.

The U.S. Department of Justice has between fifteen (15) and thirty (30) days following approvals by the Federal Reserve and FDIC to challenge the approval on antitrust grounds. While Business First and Progressive do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve and FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Notifications and/or applications requesting approval of the merger, or other transactions contemplated by the merger agreement, may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Business First and Progressive are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of the boards of directors of Business First and Progressive has unanimously approved and adopted the merger agreement. Under the merger agreement, Progressive will merge with and into Business First, with Business First continuing as the surviving entity. Immediately following the merger, Progressive Bank, Progressive’s wholly-owned banking subsidiary, will merge with and into b1BANK, Business First’s wholly-owned banking subsidiary.

Prior to the effective time, Business First may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated by the merger agreement so long as (1) there are no material adverse tax consequences to Progressive, its subsidiaries, or the holders of Progressive common stock as a result of such modification, (2) the consideration to be paid to holders of Progressive common stock under the merger agreement is not thereby changed in kind or reduced in amount solely because of such modification and (3) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to the agreement in order to reflect such election.

Merger Consideration

If the merger is completed, each share of Progressive common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, without interest, 6.6300 shares of Business First common stock, subject to adjustment pursuant to the terms of the merger agreement, plus cash in lieu of any fractional shares.

The exchange ratio will remain fixed at 6.6300 shares of Business First common stock if the purchaser market value is equal to or greater than $20.81 and less than or equal to $28.73; provided, however, if the purchaser market value is (i) at least $28.74 and less than or equal to $29.98, the exchange ratio will adjust such that the value of the per share merger consideration is equal to $190.48; (ii) at least $19.56 and less than or equal to $20.80, the exchange ratio will adjust such that the value of the per share merger consideration is equal to $137.97; (iii) greater than $29.98, the exchange ratio will be 6.3536; and (iv) less than $19.56, the exchange ratio will be 7.0537, subject to certain termination rights by each of Business First and Progressive. Potential adjustments to the exchange ratio are illustrated in the following table:

	Seller Right to Terminate		Float ER	Fixed Exchange Ratio Band			Float ER	Buyer Right to Terminate
BFST Price	$17.56	$18.56	$19.56	$20.81	$24.77	$28.73	$29.98	$30.98	$31.98
BFST P/TBV	82%	87%	92%	98%	116%	135%	141%	145%	150%
BFST P/E (25E Core)	6.6x	7.0x	7.3x	7.8x	9.3x	10.8x	11.2x	11.6x	12.0x

x Exchange Ratio	7.0537	7.0537	7.0537	6.6300	6.6300	6.6300	6.3536	6.3536	6.3536
= PB Equivalent	$123.86	$130.92	$137.97	$137.97	$164.23	$190.48	$190.48	$196.83	$203.19
PB P/DTBV	88%	93%	98%	98%	116%	135%	135%	140%	144%
Pay-to-Trade	107%	107%	107%	100%	100%	100%	96%	96%	96%

x 460,104 PB Shares	$56,990	$60,235	$63,481	$63,481	$75,561	$87,641	$87,641	$90,564	$93,487
+ Option Value	$1,628	$1,781	$1,933	$1,933	$2,501	$3,069	$3,069	$3,207	$3,344
=Total PB Value	$58,618	$62,016	$65,414	$65,414	$78,062	$90,710	$90,710	$93,771	$96,831
(Under)/Over Collars	$(6,796)	$(3,398)	$0	$0	$0	$0	$0	$3,061	$6,122

Note: Cuff at $20.81 BFST share is equivalent to $138 per Progressive share (i.e., March 31 diluted BVPS).

Progressive has the right to terminate the merger agreement during the five (5) day period commencing on the determination date if the purchaser market value is less than $19.56. Upon receipt of the Progressive notice of termination, however, Business First has the option, but not the obligation, to increase the merger consideration in order to prevent a termination of the merger agreement by Progressive. Business First may, at its option and in its sole discretion, increase the value of the per share merger consideration to $137.97 by either (1) increasing the exchange ratio, or (2) increasing the value of the per share merger consideration by an amount in cash to be calculated in accordance with the terms of the merger agreement.

In addition, Business First has the right to terminate the merger agreement during the five (5) day period commencing on the determination date if the purchaser market value is greater than $29.98. Upon receipt of notice of the Business First notice of termination, however, Progressive has the option, but not the obligation, to decrease the value of the per share merger consideration to $190.48 in order to prevent a termination of the merger agreement by Business First.

Based on the exchange ratio and the number of outstanding shares of Progressive common stock (including shares of Progressive restricted stock) as of the record date, the maximum number of shares of Business First common stock offered by Business First and issuable in the merger is approximately 3,049,030 shares, which would represent approximately 9.34% of the outstanding capital stock of the combined company following the merger, subject to certain adjustments described in this proxy statement/prospectus.

Although the number of shares of Business First common stock that each Progressive shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Business First common stock and will not be known at the time Progressive shareholders vote on the merger. Business First common stock is currently quoted on the Nasdaq Global Select Market under the symbol “BFST.” Based on the closing price of Business First common stock of $26.19 per share on July 3, 2025, the last full trading day before the public announcement of the merger agreement, the 6.6300 exchange ratio represented an aggregate of approximately $79.9 million in value for all of the shares of Progressive common stock to be converted into Business First common stock. Based on the closing sale price of Business First common stock of  $24.82 per share on September 11, 2025, the latest practicable trading date prior to the printing of this proxy statement/prospectus, the exchange ratio represented an aggregate of approximately $75.7 million in value for all of the shares of Progressive common stock to be converted into Business First common stock. Each of the foregoing examples assumes that there are no adjustments to the exchange ratio or per share merger consideration.

Anti-Dilutive Adjustments

The consideration to be received by Progressive shareholders is subject to an anti-dilutive adjustment only if the number of shares of Business First common stock or Progressive common stock issued and outstanding prior to the effective time are increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there will be any extraordinary dividend or distribution with respect to such stock, and the record date therefor will be prior to the effective time. In that case, an appropriate and proportionate adjustment will be made to the merger consideration to give holders of Progressive common stock the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

Business First will not issue any fractional shares of Business First common stock in the merger. Instead, a Progressive shareholder who otherwise would have received a fraction of a share of Business First common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying (1) the purchaser market value by (2) the fraction of a share (after taking into account all shares of Progressive common stock held by such shareholder immediately prior to the effective time and rounded to the nearest ten-thousandth when expressed in decimal form) of Business First common stock which such shareholder would otherwise be entitled to receive.

Treatment of Progressive Equity Awards

At the effective time of the merger, each Progressive stock option award that is issued, outstanding and unexercised immediately prior to the effective time of the merger will be converted automatically into the right to receive cash consideration equal to the excess (if any) of (i) the per share merger consideration over (ii) the exercise price per share of the stock option calculated immediately prior to the effective time of the merger. If the per share merger consideration value is less than or equal to the exercise price per share of the applicable stock option, then the applicable stock option will be cancelled with no payment due in respect thereof. As of the effective time of the merger, all Progressive stock options will automatically cease to exist and each holder of a Progressive stock option will cease to have any rights with respect thereto, except the right to receive the applicable consideration for such options (if any) as discussed herein.

Further, at the effective time, each Progressive restricted stock award that is outstanding immediately prior to the effective time will convert automatically into the right to receive the per share merger consideration in respect of each share of Progressive common stock underlying such Progressive restricted stock award, without interest.

Closing and Effective Time

The effective time of the merger will be the date and time specified in the certificate of merger issued by the Secretary of State of the State of Louisiana. It currently is anticipated that the merger will be completed in the first quarter of 2026, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither Business First nor Progressive can guarantee when or if the merger will be completed. See “The Merger Agreement – Conditions to Complete the Merger” beginning on page 62. The merger agreement generally provides that the closing of the merger will take place on the last business day of the fiscal quarter in which such conditions are satisfied or waived (which we refer to as the “approval date”) and be effective on the first calendar day of Business First’s next fiscal quarter. However, if the approval date occurs during the last month of Business First’s fiscal quarter, the closing will occur on the last business day of the last month of Business First’s next fiscal quarter and be effective on the first calendar day of the first month of Business First’s fiscal quarter following the day on which closing occurs.

Organizational Documents of the Surviving Company

At the effective time of the merger, the Restated Articles of Incorporation and the Amended and Restated Bylaws of Business First in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable laws.

Conversion of Shares; Exchange of Certificates

The conversion of Progressive common stock into the right to receive the per share merger consideration will occur automatically at the effective time. After completion of the merger, the exchange agent, Computershare Trust Company, N.A., will exchange certificates representing shares of Progressive common stock for the per share merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

Within five (5) business days after the effective time of the merger, the exchange agent, Computershare Trust Company, N.A., will mail to each holder of record of Progressive common stock as of immediately prior to the effective time a letter of transmittal and instructions on how to surrender shares of Progressive common stock in exchange for the per share merger consideration the holder is entitled to receive under the merger agreement. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the properly completed and duly executed letter of transmittal, the exchange agent, Computershare Trust Company, N.A., will cancel your surrendered Progressive stock certificates and deliver to you the per share merger consideration that you are entitled to receive under the merger agreement, within ten (10) days after such surrender.

At the effective time of the merger, and until surrendered as described above, each certificate formerly representing shares of Progressive common stock will be deemed for all purposes to represent only the right to receive the per share merger consideration to be paid pursuant to the merger agreement. If a certificate for Progressive common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration deliverable in respect of the shares of Progressive common stock represented by such certificate upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by Business First or the exchange agent, the posting of a bond in an amount as Business First or the exchange agent may direct as indemnity against any claim that may be made against the surviving entity or Progressive with respect to such certificate.

After the effective time, there will be no transfers on the share transfer books of Progressive of shares of Progressive common stock that were outstanding immediately before such time.

Tax Adjustment

Notwithstanding anything in the merger agreement to the contrary, to preserve the status of the merger as a tax-free “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, if the value of the aggregate stock consideration based upon the closing price of the Business First common stock as reported on the Nasdaq Global Select Market on the trading day immediately preceding the closing date of the merger would be less than 40% of the sum of (i) the aggregate cash consideration, (ii) the aggregate stock consideration, and (iii) any other amounts that would be considered “boot” received by the Progressive shareholders for purposes of Section 368(a) of the Code, then the exchange ratio will be increased with a corresponding decrease to the aggregate cash consideration, in such amounts as agreed to by the parties in writing, so that the aggregate stock consideration is equal to 40% of the sum of (i) the aggregate cash consideration, (ii) the aggregate stock consideration, and (iii) any other amounts that would be considered “boot” received by the Progressive shareholders for purposes of Section 368(a) of the Code, without changing the aggregate value of the merger consideration.

Withholding

Business First or the exchange agent, as applicable, will be entitled to deduct and withhold from the amounts otherwise payable by Business First pursuant to the merger agreement (including any cash consideration payable to any holder of Progressive common stock), such amounts as Business First or the exchange agent determines it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law, and to collect any necessary tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from a shareholder and any other recipients of payments hereunder. If any such amounts are so deducted and withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the person or entity to whom the payment from which such amount was withheld was made.

Dividends and Distributions

No dividends or other distributions declared with respect to Business First common stock will be paid to the holder of any unsurrendered certificates of Progressive common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the shares of Business First common stock represented by such certificate.

Representations and Warranties

The merger agreement contains customary representations and warranties of each of Business First and Progressive relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time. The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Business First and Progressive, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Business First and Progressive rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Business First, Progressive or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Business First or Progressive. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

The merger agreement contains representations and warranties made by Business First and Progressive relating to a number of matters, including the following:

●	corporate organization, existence and standing;

●	capitalization;

●	authority to execute and deliver the merger agreement and to complete the transactions contemplated thereby;

●	the absence of conflicts between the execution and delivery of the merger agreement and completion of the transactions contemplated by the merger agreement and certain other agreements;

●	third-party consents;

●	pending or threatened litigation and other proceedings;

●	the accuracy of financial statements, reports and internal controls;

●	compliance with applicable laws and regulatory filings and the ability to receive required regulatory approvals;

●	the absence of certain changes and events;

●	compliance with tax laws, payment of taxes and filing of tax returns;

●	compensation and benefit plans;

●	brokers’, finders’ and financial advisors’ fees;

●	receipt of fairness opinions;

●	operating systems; and

●	Business First’s Registration Statement.

Progressive also has made additional representations and warranties to Business First with respect to (among other things):

●	its subsidiaries;

●	its organizational documents;

●	its investments;

●	its loan portfolio and reserve for loan losses;

●	the existence of certain loans and related matters;

●	the accuracy of its minute books and stock transfer records;

●	the performance of fiduciary responsibilities by Progressive and each of its subsidiaries;

●	its real property and leases;

●	its personal property;

●	its compliance with environmental laws;

●	the existence of certain contracts and commitments;

●	its fidelity bonds and insurance coverage;

●	actions taken by regulatory authorities;

●	certain employee matters, including the Progressive ESOP;

●	the existence of certain deferred compensation and salary continuation agreements;

●	its internal accounting controls;

●	the absence of derivative contracts;

●	its deposit accounts;

●	its intellectual property rights and data security;

●	its shareholder list;

●	anti-takeover laws;

●	dissenting shareholders; and

●	bank owned life insurance.

Definition of “Material Adverse Effect”

Certain representations and warranties of Business First and Progressive are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” means, with respect to Business First or Progressive, as applicable, any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that party, taken as a whole; provided, that a material adverse effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in United States generally accepted accounting principles (“GAAP”) or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Progressive and Business First, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by the merger agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated thereby; (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (G) changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event in the jurisdictions in which Progressive Bank or b1BANK operate; except to the extent that the effects of such changes in the foregoing (A) through (D), (F) or (G) disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the merger, or any of the transactions contemplated by the merger agreement, including the bank merger, to which such party is a party.

Covenants and Agreements

Conduct of Business Prior to the Completion of the Merger

From the date of the merger agreement to and including the closing date of the merger, Progressive has agreed to, and has agreed to cause Progressive Bank to:

●	conduct its affairs only in the ordinary course of business consistent with past practices and safe and sound banking principles;

●

use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, directors, employees and agents, and preserve its relationships and goodwill with customers and advantageous business relationships; and

●

except as required by law or regulation or expressly permitted by the merger agreement, take no action which, to the knowledge of Progressive, would adversely affect or delay the ability of Progressive or Business First to obtain any regulatory or other approvals required for the completion of the transactions contemplated by the merger agreement or to perform its obligations and agreements under the merger agreement.

From the date of the merger agreement to and including the closing date of the merger, as long as the merger agreement remains in effect, except as expressly permitted by the merger agreement or as may be required by applicable law or an order or policy of a governmental body, and unless Business First otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Progressive has agreed not to, and has agreed not to permit Progressive Bank to:

●	adjust, split, combine or reclassify any Progressive common stock;

●

make, acquire, modify or renew, or agree to make, acquire, modify or renew, any loans, loan participations or other extensions of credit that would be a material violation of its policies and procedures in effect as of the date of the merger agreement, or would not be in the ordinary course of business consistent with past practices and safe and sound banking principles;

●

issue or sell, or obligate itself to issue or sell, any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, other than in connection with the exercise of Progressive stock options outstanding as of the date of the merger agreement;

●	grant any stock appreciation rights, stock appreciation units, restricted stock, stock options, phantom stock or other form of incentive, equity or equity-based incentive compensation;

●	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

●

enter into, amend or terminate any agreement of the type that would be required to be disclosed in the Progressive disclosure schedules, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

●

hire any employee or independent contractor with an annual salary in excess of $75,000, except for employees who are employed at will and independent contractors whose engagement can be terminated without liability on less than thirty (30) days’ notice;

●

grant any severance, change in control or termination payment to, or enter into any collective bargaining, change-in-control, retention, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Progressive or any of its subsidiaries;

●

(A) increase in any manner the compensation, benefits or fringe benefits of any of its employees, directors, consultants or other service providers other than increases in employee compensation in accordance with past practices and except as reasonably necessary by Progressive to comply with the covenant in the merger agreement to keep available the services of its employees and other representatives, (B) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or (C) institute any employee welfare, retirement or similar plan or arrangement or any plan or arrangement that would constitute a Progressive employee plan;

●	amend any Progressive employee plan, other than as required to maintain the tax qualified status of such plan or as contemplated under the merger agreement;

●

(A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of Progressive common stock, other than (i) the payment of dividends from Progressive Bank to Progressive, and (ii) if the effective time of the merger has not occurred on or before November 4, 2025, the payment of aggregate cash dividends with respect to Progressive common stock in amounts not to exceed the aggregate cash dividends that the holders of Progressive common stock would have received with respect to Business First common stock issuable in the merger if the effective time of the merger had occurred prior to the declaration by BFST of a cash dividend on Business First common stock with a record date after November 4, 2025, and prior to the effective time of the merger, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Progressive common stock;

●	make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental body;

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sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including other real estate owned) or interest therein, except for property listed in Progressive’s disclosure schedules to the merger agreement and except in the ordinary course of business consistent with past practices and safe and sound banking practices;

●	foreclose upon or otherwise acquire any commercial real property before receipt and approval by Business First of a Phase I environmental review thereof;

●	increase or decrease the rate of interest paid on deposit accounts, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

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establish any new subsidiary or affiliate or enter into any new line of business, or except pursuant to contracts or agreements in force at the date of or permitted by the merger agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

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materially deviate from policies and procedures existing as of the date of the merger agreement with respect to classification of assets, the allowance for loan losses, including with respect to the implementation of Current Expected Credit Losses (“CECL”), and accrual of interest on assets, except as otherwise required by the provisions of the merger agreement, applicable law or regulation or any governmental body;

●	amend or change any provision of the articles of incorporation, bylaws or the governing documents of Progressive or any of its subsidiaries;

●	make any capital expenditure which would exceed an aggregate of $100,000;

●	prepay any indebtedness or other similar arrangements so as to cause Progressive to incur any prepayment penalty thereunder;

●

settle any claim, action or proceeding involving payment by Progressive or Progressive Bank of money damages in excess of $50,000 in the aggregate or imposing any restriction on the operations of Progressive or any of its subsidiaries;

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make, change or revoke any tax election or tax method of accounting, settle or compromise any tax liability, enter into any tax closing agreement, surrender any right to claim a return of taxes, file any amended tax return, or consent to any extension or waiver of any statute of limitations;

●	take or cause to be taken any action that would reasonably be expected to cause the merger or the bank merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and shall not fail to take or cause to be taken any action required to cause each of the merger and the bank merger to qualify as a reorganization within the meaning of Section 368(a) of the Code; or

●	agree to do any of the foregoing.

In addition, from the date of the merger agreement to and including the closing date of the merger, as long as the merger agreement remains in effect, except as otherwise expressly contemplated or permitted by other provisions of the merger agreement or except as may be required by applicable law or an order or policy of a governmental body, Progressive has agreed to, and agreed to cause each of its subsidiaries to, promptly give written notice to Business First of the following:

●	any material change in its business, operations or prospects;

●	any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body having jurisdiction over Progressive or any of its Subsidiaries;

●	the commencement or threat of any proceedings against Progressive or any of its subsidiaries;

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the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained in the merger agreement, (2) any of the representations or warranties of Progressive contained in the merger agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a material adverse effect (as such term is defined in the merger agreement) on Progressive or Progressive Bank;

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making, acquiring, renewing, amending, modifying, extending the term of, extending the maturity of or granting the forbearance or issuing a commitment to do any of the foregoing for any loan of more than $5,000,000;

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charging off any loan or other extension of credit greater than $50,000 without two (2) business days’ prior written notice to Business First of the amount of such charge-off; provided, that if such charge-off is made at the request of a governmental body, then no prior notice or consent by Business First will be required;

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excluding deposits and certificates of deposit, and except in the ordinary course of business consistent with past practices and safe and sound banking practices, incurring or modifying any indebtedness for borrowed money, including Federal Home Loan Bank advances; or

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except in the ordinary course of business consistent with past practices and safe and sound banking practices, making any changes to its securities portfolio or the manner in which the securities portfolio is classified or reported.

For a complete description of such restrictions on the conduct of the business of Progressive, we refer you to the merger agreement, which is attached as Annex A to this document.

Regulatory Matters

Business First and Progressive have agreed to take all reasonable actions to aid and assist in the completion of the merger and to use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to complete the transactions contemplated by the merger agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by the merger agreement.

Business First agreed, at its expense, to file all notices and applications for all regulatory approvals required to be obtained by Business First or b1BANK in connection with the merger agreement and the transactions contemplated thereby and to provide Progressive copies of such filings for which confidential treatment has not been requested. Progressive agreed, to the extent permitted by applicable law, to provide Business First all information concerning Progressive required for inclusion in this document, or any other application, filing, statement or document to be made or filed in connection with the merger, the bank merger or the other transactions contemplated by the merger agreement.

Employee Matters

Each employee of Progressive and its subsidiaries who remains employed by Business First or its subsidiaries after the closing date of the merger (each, a “Progressive employee”) will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of Business First and b1BANK. Each Progressive employee will receive credit for prior service with Progressive or any of its subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under any equity or equity-based incentive plans and benefits accrued under any retirement plans) sponsored by Business First or b1BANK in which such Progressive employee becomes eligible to participate from and after the closing date, to the extent such service was credited under a comparable Progressive employee plan immediately prior to the closing date, to the extent permitted by such Business First plans and applicable law and to the extent that such service crediting will not result in any duplication of benefits for the same period of service.

With respect to any Business First benefit plan in which any continuing employee is eligible to participate, Business First or its applicable subsidiary will waive any pre-existing condition limitations or eligibility waiting periods under such plan with respect to the continuing employee and his or her covered dependents to the extent permitted by the Business First benefit plans and/or any legal requirements. To the extent permitted by the applicable Business First plans and applicable law, Business First will credit each Progressive employee and his or her eligible dependents for the year during which coverage under Business First’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such Progressive Employee during such year under Progressive’s group health plan.

Each employee of Progressive (other than one who is a party to an employment agreement that provides a benefit upon termination) who (i) becomes an employee of Business First or b1BANK at the effective time of the merger and (ii) is terminated within twelve (12) months following the closing of the merger (other than for cause, death, disability, normal retirement or voluntarily resignation) will be entitled to receive severance compensation equal to one (1) week’s compensation multiplied by the number of whole years of service, with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks. In addition, Business First and Progressive have agreed to use commercially reasonable efforts to facilitate Business First or b1BANK entering into written retention agreements with certain Progressive employees prior to the closing date of the merger, providing for employment with Business First following the effective time of the merger.

Prior to the effective time of the merger, Progressive will effectuate the termination or discontinuation of certain benefits plans maintained by Progressive as requested by Business First.

Indemnification and Directors’ and Officers’ Insurance

Business First agreed to indemnify and hold harmless the directors and officers of Progressive and each of its subsidiaries for a period of four (4) years after the effective time of the merger, subject to the limitations of any governmental body and the articles of incorporation, bylaws and other governing documents of Progressive and each of its subsidiaries, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred by such indemnified party, solely in their capacities as a director or officer of Progressive or any of its subsidiaries, as applicable, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Progressive or any of its subsidiaries to the fullest extent that the indemnified party would be entitled under the articles of incorporation, bylaws or other governing documents of Progressive or any of its subsidiaries, as applicable, as in effect on the date of the merger agreement and to the extent permitted by applicable law.

Progressive agreed to purchase for a period of not less than four (4) years after the effective time of the merger, past acts and extended reporting period insurance coverage for no less than the four (4) year period immediately preceding the effective time of the merger under its current (i) directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance, (vi) fiduciary liability insurance and (vii) cyber liability insurance, for each person and entity, including, without limitation, Progressive, its subsidiaries and their respective directors, officers and employees, currently covered under those policies held by Progressive or its subsidiaries.

Shareholder Meeting and Recommendation of Progressive’s Board of Directors

Progressive has agreed to take, and to cause its board of directors to take, all action in accordance with the federal securities laws, the laws of the State of Louisiana and the organizational documents of Progressive to call and give notice of a special meeting of its shareholders for the purposes of considering and voting upon the Progressive merger proposal and for other purposes consistent with the complete performance of the merger agreement as may be necessary and desirable within fifteen (15) days after the registration statement on Form S-4 of which this proxy statement/prospectus is a part is declared effective by the SEC. Progressive has agreed to recommend to its shareholders to vote in favor of the approval and adoption of the Progressive merger proposal. Further, Progressive has  agreed to, and has agreed to cause its board of directors to: (i) include in this proxy statement the recommendation of the board of directors of Progressive that the Progressive shareholders approve and adopt the merger agreement and the transactions contemplated thereby; (ii) except as otherwise permitted by the merger agreement, not withdraw, amend or modify the recommendation of the board of directors of Progressive that the Progressive shareholders approve and adopt the merger agreement and the transactions contemplated thereby in a manner adverse to Business First; (iii) unless there has been a change in recommendation in accordance with the terms of the merger agreement, recommend against any then-pending tender or exchange offer that constitutes an acquisition proposal (as such term is defined in the merger agreement) within five (5) business days after it is announced; (iv) unless there has been a change in recommendation in accordance with the terms of the merger agreement, reaffirm the recommendation of the board of directors of Progressive that the Progressive shareholders approve and adopt the merger agreement and the transactions contemplated thereby within three (3) business days following a request by Business First; and (v) unless there has been a change in recommendation in accordance with the terms of the merger agreement, not make any statement, filing or release, in connection with the Progressive special meeting or otherwise, inconsistent with the recommendation of the board of directors of Progressive that the Progressive shareholders approve and adopt the merger agreement and the transactions contemplated thereby. In addition, Progressive has agreed to adjourn or postpone the Progressive special meeting if, as of the time for which the meeting is originally scheduled there are insufficient shares of Progressive common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of the Progressive special meeting, Progressive has not received proxies representing a sufficient number of shares necessary to approve the Progressive merger proposal; provided, however, that Progressive is not be required to adjourn or postpone the Progressive special meeting more than once.

However, should Progressive receive an unsolicited acquisition proposal from a third party that it deems to be superior to the terms of the merger agreement, then under certain conditions, the Progressive board of directors may change its recommendation. Please see “Agreement Not to Solicit Other Offers” below. Additionally, a change in recommendation by the Progressive board of directors may permit Business First to terminate the merger agreement, in which case Progressive may have to pay a termination fee of $3,050,930 to Business First. Please see “Termination of the Merger Agreement” and “Termination Fee” below.

If Progressive has complied with its non-solicitation obligations, the board of directors of Progressive may withdraw, amend or modify its recommendation that the Progressive shareholders approve and adopt the merger agreement and the transactions contemplated thereby if Progressive or any of its representatives receives an unsolicited bona fide acquisition proposal before the Progressive shareholder approval that the board of directors of Progressive has (i) determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) constitutes or would reasonably be expected to result in a superior proposal, and (ii) determined in its good faith judgment (after consultation with Progressive’s outside legal counsel) that the failure to effect a withdrawal, amendment or modification of its recommendation of the board of directors of Progressive that the Progressive shareholders approve and adopt the merger agreement and the transactions contemplated thereby would cause the Progressive board of directors to violate its fiduciary duties under applicable law. Notwithstanding anything to the contrary in the merger agreement, unless the merger agreement has been terminated in accordance with its terms, the Progressive special meeting will be convened, the merger agreement and the transactions contemplated hereby will be submitted to the shareholders of Progressive at the Progressive special meeting for the purpose of voting on the Progressive merger proposal and the other matters contemplated hereby, and nothing will be deemed to relieve Progressive of such obligation. In the event that there is present at the Progressive special meeting, in person or by proxy, sufficient favorable voting power to secure the Progressive shareholder approval, Progressive will not adjourn or postpone the Progressive special meeting unless Progressive has determined in its good faith judgment (after consultation with Progressive’s outside legal counsel) that failure to do so would result in a breach of the fiduciary duties of the board of directors of Progressive. Progressive will keep Business First updated with respect to the proxy solicitation results in connection with the Progressive special meeting as reasonably requested by Business First.

If the merger agreement is approved by Progressive’s shareholders, Progressive has agreed to take all reasonable actions to aid and assist in the consummation of the merger, and has agreed to use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including such actions as it and Business First reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental bodies having jurisdiction over the transactions contemplated by the merger agreement.

Agreement Not to Solicit Other Offers

Progressive has agreed that, from the date of the merger agreement, it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by providing information or assistance), facilitate or induce any acquisition proposal; (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that would reasonably be expected to lead to, an acquisition proposal, or (iii) adopt, approve, agree to, accept, endorse or recommend any acquisition proposal. Progressive has agreed that, unless the merger agreement has been terminated in accordance with its terms, Progressive will not submit to the vote of its shareholders any acquisition proposal other than the merger.

Progressive has agreed to promptly (and in any event within forty-eight (48) hours) notify Business First in writing following receipt of any acquisition proposal, or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any acquisition proposal, of the receipt of such acquisition proposal, request or inquiry, and the terms and conditions of such acquisition proposal, request or inquiry (including, in each case, the identity of the person making any such acquisition proposal, request or inquiry). Progressive has agreed to as promptly as reasonably practicable provide to Business First (i) a copy of such acquisition proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such acquisition proposal, request or inquiry, if oral. Progressive has agreed that it will keep Business First informed, on a reasonably current basis, of any material developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such acquisition proposal, request or inquiry

For purposes of the merger agreement, an “acquisition proposal” means, any bona fide proposal (whether communicated to Progressive or publicly announced to Progressive’s shareholders) by any party (other than Business First or any of its affiliates) for any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving: (i) any acquisition or purchase of 20% or more in interest of the total outstanding voting securities of Progressive or Progressive Bank, or any tender offer or exchange offer that if consummated would result in such party beneficially owning 20% or more in interest of the total outstanding voting securities of Progressive or Progressive Bank, or any merger, consolidation, business combination or similar transaction involving Progressive or Progressive Bank pursuant to which the shareholders of Progressive immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license, acquisition or disposition of 20% or more of the assets of Progressive or Progressive Bank; or (iii) any liquidation or dissolution of Progressive or Progressive Bank, involving Progressive, any subsidiary of Progressive or any future subsidiary of Progressive, or any combination of such subsidiaries, the assets of which constitute, or would constitute, 20% or more of the consolidated assets of Progressive as reflected on Progressive’s most recent consolidated statement of condition prepared in accordance with GAAP.

A “superior proposal” means a bona fide written acquisition proposal that the Progressive board of directors reasonably determines, in its good faith judgment based on, among other things, the advice of Progressive’s outside legal counsel and financial advisor, (i) to be more favorable from a financial point of view to Progressive’s shareholders than the merger taking into account all terms and conditions of the proposal, and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of Progressive’s outside legal counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “superior proposal,” the references to “20%” and “80%” in the definition of acquisition proposal will be deemed to be references to “50%.”

If at any time prior to the Progressive special meeting either Progressive or any of its subsidiaries receives a bona fide unsolicited acquisition proposal that did not result from a breach of Progressive’s nonsolicitation obligation and the Progressive board of directors determines in good faith, after consultation with and having considered the advice of its financial advisor and legal counsel, that such acquisition proposal constitutes or would be reasonably be expected to lead to a superior proposal, then Progressive or any of its subsidiaries may (i) engage or participate in discussions or negotiations with the party making such acquisition proposal (and its representatives) and (ii) furnish or cause to be furnished to such party (and its representatives) any confidential or nonpublic information or data with respect to Progressive and any of its subsidiaries, provided that before furnishing any such information to such party, Progressive must have entered into a customary confidentiality agreement with such party and, provided further, that such information will be provided by Progressive to Business First prior to or substantially concurrently with providing such information to such party to the extent not previously furnished to Business First.

Notwithstanding the foregoing, prior to the date of the Progressive special meeting, the board of directors of Progressive may withdraw, amend or modify in any manner its recommendation that the Progressive shareholders approve and adopt the merger agreement and the transactions contemplated thereby and may submit the merger agreement to the Progressive shareholders without the recommendation of the board of directors of Progressive that the Progressive shareholders approve and adopt the merger agreement and the transactions contemplated thereby (although the resolution approving the merger agreement may not be rescinded) if: (i) Progressive has received a superior proposal (after giving effect to the terms of any revised offer by Business First) and (ii) the board of directors of Progressive has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be reasonably expected to result in a violation of the directors’ fiduciary duties under applicable law to fail to withdraw, amend or modify its recommendation that the Progressive shareholders approve and adopt the merger agreement; provided, that (w) such superior proposal did not result from a violation of Progressive’s non-solicitation obligations; (x) Progressive has provided Business First at least five (5) business days prior written notice of its intention to take such action and a copy of any proposed agreement or other document relating to such superior proposal (including the identity of the party making the superior proposal); (y) during such five (5) business day period, Progressive has considered and negotiated, and has caused its financial advisors and outside legal counsel to consider and negotiate, with Business First in good faith (to the extent Business First desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of the merger agreement proposed by Business First; and (z) the board of directors of Progressive has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by Business First prior to the close of business on such fifth (5th) business day, that such superior proposal remains a superior proposal and that it would nevertheless reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable law to fail to withdraw, amend or modify its recommendation that the Progressive shareholders approve and adopt the merger agreement.

Progressive and each of its subsidiaries has agreed, and Progressive has agreed to direct its representatives, to (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any party conducted with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any party (other than Business First, b1BANK and their representatives) that has made or indicated an intention to make an acquisition proposal, and (iii) except to the extent the board of directors of Progressive determines that such action or failure to act would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable law, not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and will strictly enforce any such provisions.

Other Agreements

In addition to the covenants and agreements described above, the parties made certain other customary covenants and agreements in the merger agreement, including but not limited to the following:

●	Progressive agreed to give Business First access to all of its properties, books and records and to provide additional financial and operating data and other information about its business and properties, in each case to the extent permitted by applicable law;

●	Progressive agreed to deliver or make available to Business First all unaudited monthly and quarterly financial statements and all call reports filed by Progressive Bank;

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each party has agreed to hold in confidence documents and information concerning the other in accordance with the terms of the non-disclosure and confidentiality agreement, dated September 14, 2022, by and between Business First and Progressive;

●	each party has agreed that it will not, and will not permit any of its officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the merger agreement without the consent of the other party, except as required by applicable law or securities exchange rules or in connection with the regulatory approval process;

●	each party has agreed to use commercially reasonable efforts to facilitate Business First or b1BANK entering into written retention agreements with certain Progressive executive officers prior to the closing date of the merger;

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Progressive has agreed to use commercially reasonable efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that, if requested by Business First, each contract listed within certain disclosure schedules to the merger agreement will, if the merger occurs, be terminated prior to the date on which the data processing conversion and the operational integration occurs between Progressive Bank and b1BANK;

●

Progressive agreed to cause Progressive Bank to maintain its allowance for credit losses at a level consistent with Progressive Bank’s historical levels and its existing policies and in compliance with GAAP as applied to banking institutions, including with respect to CECL, and all applicable rules and regulations, and in the reasonable opinion of management, at a level adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of Progressive or any of its subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit);

●	Progressive agreed to use its commercially reasonable efforts to obtain all consents, approvals, authorizations or waivers as described on a disclosure schedule to the merger agreement;

●	Progressive agreed to provide Business First real time access to a data share file portal containing documents, reports and other materials prepared for and/or provided to the senior loan officers and members of Progressive Bank’s loan committee;

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Progressive agreed to cause Progressive Bank to coordinate with Business First and b1BANK as necessary in conjunction with all approvals, filings and other steps necessary to cause the completion of the bank merger;

●	Progressive agreed to allow Business First and its consultants, agents and representatives the right to the same extent that Progressive or Progressive Bank has such right (at Business First’s costs and expense), but not the obligation or responsibility, to inspect any Progressive or Progressive Bank property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other non-invasive or non-destructive environmental surveys and analyses at any time on or prior to August 21, 2025;

●	Progressive has agreed that Progressive or its appropriate subsidiary will execute and deliver such instruments and will take other actions as Business First may reasonably require in order to cause the termination of certain of the Progressive employee plans on terms satisfactory to Business First and in accordance with applicable law;

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Progressive and Business First have agreed to take all actions necessary to effect, simultaneously with the effectiveness of the merger, the assumption by Business First of all of Progressive’s obligations under its existing trust preferred securities;

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Progressive has agreed to use its commercially reasonable efforts to cause the aggregate amount of all of Progressive’s expenses to not materially exceed the estimate set forth within Progressive’s disclosure schedules to the merger agreement;

●	Progressive has agreed to take all action necessary to terminate the Progressive ESOP effective immediately before the effective time of the merger, and to pay all termination fees, or accrue for same, if any, associated with the termination prior to the effective time of the merger;

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Business First agreed to prepare and file a registration statement with the SEC with respect to the shares of Business First common stock to be issued pursuant to the merger agreement, and use its commercially reasonable efforts to cause the registration statement to become effective;

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Business First agreed to file all documents required to be filed to have the shares of the Business First common stock to be issued pursuant to the merger agreement included for listing on the Nasdaq Global Select Market and use its commercially reasonable efforts to effect said listing;

●	Progressive and Business First agreed that, at least ten (10) business days prior to the closing date of the merger, Progressive will provide Business First with updated Progressive disclosure schedules, and Business First will provide Progressive with updated Business First disclosure schedules reflecting any material changes to the Progressive disclosure schedules and the Business First disclosure schedules, respectively, between the date of the merger agreement and the date thereof;

●	Business First and b1BANK have agreed to appoint contemporaneously with the closing of the merger, and, when applicable, nominate for election (subject to the satisfaction of their fiduciary duties), Mr. George W. Cummings III to serve on the boards of directors of Business First and b1BANK, as a member of the director’s loan committee of b1BANK, and, provided that the board of directors of b1BANK determines that he is an independent director, as a member of the audit committee of b1BANK; and

●	each party has agreed that, prior to the effective time of the merger, such party will exercise, consistent with the terms of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Conditions to Complete the Merger

Business First’s and Progressive’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

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except as explicitly provided in the merger agreement, the other party’s representations and warranties contained in the merger agreement being true and correct as of the date of the merger agreement and being true and correct in all material respects as of the closing date of the merger and each party having received a certificate signed by an appropriate representative of the other party to that effect;

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each party having performed or complied in all material respects with its respective covenants and obligations required by the merger agreement to be performed or complied with before the closing of the merger and each party having received of a certificate signed by an appropriate representative of the other party to that effect;

●	the absence of a material adverse effect having occurred since the date of the merger agreement with respect to the other party or its respective banking subsidiaries;

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each of the non-employee directors of Progressive and Progressive Bank having entered into a support agreement with Business First, which support agreements have been executed, and such support agreements remaining in full force and effect as of the effective time of the merger;

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each of the directors and executive officers of Progressive and Progressive Bank having executed a release agreement, releasing Progressive and Progressive Bank from any and all claims of such directors and executive officers, subject to certain limited exceptions, and such releases remaining in full force and effect as of the effective time of the merger;

●	holders of no more than 5% of the issued and outstanding shares of Progressive common stock demanding or being entitled to exercise dissenters’ rights of appraisal under the LBCA;

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each party having obtained certain third-party consents and approvals as identified in the merger agreement and each party having received evidence from the other party of such consents and approvals in form and substance satisfactory to it;

●	Progressive having accrued for any costs and expenses, including legal fees and expenses and settlement costs, related to outstanding legal proceedings (if any);

●	Progressive having amended or terminated certain Progressive employee benefit plans as requested by Business First;

●	Progressive having taken all action necessary to terminate the Progressive ESOP effective immediately before the effective time of the merger, and having paid all termination fees, or accrued for same, if any, associated with the termination prior to the effective time of the merger;

●	each party having delivered a secretary’s certificate of such party’s secretary or assistant secretary dated as of the date of the merger;

●	each party taking such action and executing such documentation as is required to effect Business First’s assumption of Progressive’s trust preferred securities;

●	Progressive having delivered to Business First all other instruments and documents which Business First or its counsel may reasonably request to effectuate the merger and the other transactions contemplated by the merger agreement;

●	the receipt of all required regulatory approvals of the transactions contemplated by the merger agreement, including the merger and the bank merger, in a manner that does not impose any restrictions on the operations of Business First or the continuing corporation which are reasonably unacceptable to Business First;

●	the approval of the Progressive merger proposal by the requisite vote of the Progressive shareholders;

●	each party having received a tax opinion of such party’s outside counsel to the effect that the merger will qualify as a “reorganization” under Section 368(a) of the Code;

●	the absence of any action having been taken, and any law, statute, rule, regulation or order, judgment, order or ruling being promulgated, enacted, entered, enforced or deemed applicable to the merger agreement or the transactions contemplated hereby by any federal, state or foreign governmental body or by any court, which, if successful, (i) would make the merger agreement or any other related agreement, or the transactions contemplated by the merger agreement or other related agreement, including the merger and the issuance of shares of Business First common stock in connection with the merger, illegal, invalid or unenforceable, (ii) would impose material limits on the ability of any party to complete the merger agreement or any other related agreement, or the transactions contemplated by the merger agreement or other related agreement, including the merger and the issuance of shares of Business First common stock in connection with the merger, or (iii) would subject Progressive, Business First or any of their subsidiaries or any officer, director, shareholder or employee of Progressive, Business First or their respective subsidiaries to criminal or civil liability by reason of the execution and delivery of the merger agreement or the other agreements contemplated thereby, or the consummation of the merger or the other transactions contemplated by the merger agreement or such other agreements;

●

the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part with respect to the Business First common stock to be issued upon the consummation of the merger, the absence of any stop order or proceedings to suspend the effectiveness of the registration statement, and the receipt of all necessary approvals under state securities laws relating to the issuance or trading of the shares of Business First common stock to be issued in the merger; and

●	the shares of Business First common stock to be issued to Progressive shareholders having been authorized for listing on the Nasdaq Global Select Market.

Neither Progressive nor Business First can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.

Termination of the Merger Agreement

Business First and Progressive can mutually agree at any time to terminate the merger agreement without completing the merger. In addition, either Business First or Progressive may decide, without the consent of the other, to terminate the merger agreement if:

●

any order, decree or ruling or any other action enjoining or prohibiting the merger or the bank merger is issued by a U.S. court of competent jurisdiction or other governmental body, and such order, decree, ruling or other action is final and non-appealable;

●	any of the transactions contemplated by the merger agreement are not approved by the appropriate governmental body or the applications or notices for such transactions are suggested or recommended to be withdrawn by any governmental body;

●	the merger has not been completed by January 31, 2026 (unless one or more of the required regulatory approvals has not been received on or before January 31, 2026, in which case this deadline will be extended to March 31, 2026, or such later date approved in writing by the Business First board of directors and the Progressive board of directors), unless the failure to complete the merger by that time is caused by or results from the failure of the party that seeks to terminate the merger agreement to fulfill any material obligation under the merger agreement;

●	Progressive shareholders fail to approve the Progressive merger proposal; or

●

the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within thirty (30) days after the terminating party gives written notice of such failure to the breaching party.

Progressive may terminate the merger agreement, without the consent of Business First, if:

●	at any time before Progressive shareholders approve the merger agreement, the Progressive board of directors receives an unsolicited, bona fide alternative acquisition proposal (as defined in the merger agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; provided that (i) such superior proposal did not result from a violation of Progressive’s non-solicitation obligations under the merger agreement, (ii) Progressive gives Business First five (5) business days’ prior written notice of its intention to accept such proposal and a copy of any proposed agreement or other document (including the identity of the party making the proposal) relating to such superior proposal, (iii) during such five (5) business day period, Progressive has considered and negotiated, and has caused its financial advisors and outside legal counsel to consider and negotiate, with Business First to the extent Business First desires to so negotiate, any adjustments to the terms and conditions of the merger agreement proposed by Business First, and (iv) the board of directors of Progressive has determined in good faith, after consultation with its financial advisors and legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by Business First prior to the close of business on such fifth (5th) business day, that such superior proposal remains a superior proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make a change in the Progressive board of directors’ recommendation; or

●	the purchaser market value is less than $19.56; however, Business First has the option, but not the obligation, to increase the value of the per share merger consideration to $137.97 in order to prevent a termination of the merger agreement by Progressive, by either (1) increasing the exchange ratio, or (2) increasing the value of the per share merger consideration by an amount in cash to be calculated in accordance with the terms of the merger agreement.

In addition, Business First may terminate the merger agreement, without the consent of Progressive:

●

if any required regulatory approval is obtained subject to restrictions or conditions on the operations of Progressive, Progressive Bank, Business First or b1BANK that are reasonably unacceptable to Business First;

●	if Progressive materially breaches the non-solicitation obligations set forth in the merger agreement in a manner adverse to Business First;

●	if the Progressive board of directors agrees to accept a superior proposal (as defined in the merger agreement);

●	if the Progressive board of directors withdraws, amends or modifies, in any manner adverse to Business First, its recommendation that the Progressive shareholders approve and adopt the merger agreement and the transactions contemplated thereby;

●

if the purchaser market value is greater than $29.98; however, Progressive has the option, but not the obligation, to decrease the value of the per share merger consideration to $190.48 in order to prevent a termination of the merger agreement; or

●	if the environmental inspections of Progressive’s properties detail certain adverse findings which are reasonably likely to have a material adverse effect on Progressive or Progressive Bank (provided such termination occurs on or before October 5, 2025).

Effect of Termination

Except with respect to the termination fee, as discussed above, if the merger agreement is terminated, it will become void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except that (i) each of Business First and Progressive will remain liable for any liabilities or damages arising out of its breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

Progressive has agreed to pay Business First a termination fee equal to $3,050,930 if the merger agreement is terminated by:

●

Progressive because the Progressive board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; provided that (i) such superior proposal did not result from a violation of Progressive’s non-solicitation obligations under the merger agreement, (ii) Progressive gives Business First five (5) business days’ prior written notice of its intention to accept such proposal and a copy of any proposed agreement or other document (including the identity of the party making the proposal) relating to such superior proposal, (iii) during such five (5) business day period, Progressive has and has caused its financial advisors and outside legal counsel to consider and to the extent Business First desires, negotiate with Business First to make adjustments to the terms and conditions of the merger agreement proposed by Business First, and (iv) the board of directors of Progressive has determined in good faith, after consultation with its financial advisors and legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by Business First prior to the close of business on such fifth (5th) business day, if any, that such superior proposal remains a superior proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make the change in recommendation;

●

Business First because Progressive materially breaches the non-solicitation obligations set forth in the merger agreement in a manner adverse to Business First, the Progressive board resolves to accept a superior proposal or the Progressive board of directors withdraws, amends or modifies, in any manner adverse to Business First, its recommendation of the board of directors of Progressive that the Progressive shareholders approve and adopt the merger agreement and the transactions contemplated thereby;

●

Business First or Progressive because the merger has not been completed by January 31, 2026 (or March 31, 2026, if regulatory approval has not been obtained by January 31, 2026), if at the time of termination, the registration statement has been declared effective for at least twenty-five (25) business days and Progressive has failed to call, give notice of, convene and hold the Progressive special meeting;

●

Business First or Progressive because Progressive shareholders fail to approve the merger agreement and, at the time of the termination, the Progressive board of directors has received a superior proposal; or

●	Business First or Progressive because Progressive shareholders fail to approve the merger agreement by January 31, 2026 (or March 31, 2026, if regulatory approval has not been obtained by January 31, 2026), if at the time of termination, the Progressive board of directors has received a superior proposal, and within twelve (12) months of termination of the merger agreement, Progressive enters into an acquisition agreement with a third party with respect to such acquisition proposal.

Expenses and Fees

Progressive and Business First will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the merger agreement, whether or not the transactions provided for in the merger agreement are completed, including, but not limited to, fees and expenses of their own outside legal counsel, financial or other advisors, investment bankers and accountants, and filing, registration, application and printing fees.

Amendment, Waiver and Extension of the Merger Agreement

The merger agreement may be amended by the parties in writing at any time before or after approval of the merger agreement by Progressive shareholders, except that after such approval, if the amendment will reduce the value of or change the form of the merger consideration, the amendment must be approved by Progressive shareholders.

At any time prior to the completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

ANCILLARY AGREEMENTS TO THE MERGER AGREEMENT

Voting Agreement

In connection with, and as a condition to, Business First entering into the merger agreement, each director and executive officer of Progressive and Progressive Bank who owns shares of Progressive common stock entered into a voting agreement with Business First. The following summary of the voting agreement is subject to, and qualified in its entirety by reference to, the form of voting agreement attached as Exhibit B to the merger agreement.

The voting agreement requires, among other things, that the directors and executive officers party thereto vote all of their shares of Progressive common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement and generally prohibits them from transferring their shares of Progressive common stock prior to the termination of the Progressive voting agreement.

In addition, the voting agreement provides that each such shareholder party will not directly or indirectly while the voting agreement is in effect:

●	sell, transfer, pledge, assign encumber, hypothecate, cause to be redeemed or otherwise dispose of any or all of his or her shares of Progressive common stock, subject to limited exceptions;

●	grant any proxies or interest in or with respect to any share of his or her shares of Progressive common stock; or

●

deposit any of his or her shares of Progressive common stock into a voting trust or enter into a voting agreement or arrangement with respect to any of his or her shares of Progressive common stock or grant any proxy with respect thereto, other than to other members of the Progressive board of directors for the purpose of voting to approve the merger agreement and the transactions contemplated thereby.

Each shareholder party to the voting agreements also agreed, subject to certain exceptions, not to:

●	solicit, initiate, or knowingly encourage (including by providing information or assistance), facilitate or induce any opposing proposal, support (or publicly suggest that anyone else should support) any opposing proposal that may be made, or ask the Progressive board of directors to consider, support or seek any opposing proposal, or otherwise take any action designed to make any opposing proposal more likely; or

●

meet or otherwise communicate with any person that has made or is considering making an opposing proposal or any representative of such person after becoming aware that the person has made or is considering making an opposing proposal.

The voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms, the effective time of the merger, or twelve (12) months from its execution date of July 7, 2025. The Progressive and Progressive Bank directors and executive officers entered into the voting agreement solely in their personal capacities as Progressive shareholders, and not in their capacities as directors or executive officers of Progressive or Progressive Bank.

As of the record date, shareholders who are party to the voting agreement beneficially owned in the aggregate approximately 30.70% of the shares of Progressive common stock outstanding on that date.

Director Support Agreements

In addition, as a condition to Business First entering into the merger agreement, each director of Progressive and Progressive Bank who is not an employee of Progressive or Progressive Bank entered into a director support agreement with Business First. The following summary of the support agreements is subject to, and qualified in its entirety by reference to, the form of support agreement attached as Exhibit C to the merger agreement.

Under the support agreement, each such director has agreed to, among other things, and subject to certain exceptions with respect to certain of the directors:

●

use his or her reasonable best efforts to refrain from harming the goodwill of Business First, b1BANK, Progressive or Progressive Bank and their respective subsidiaries, and their respective customer and client relationships, during the term of the agreement;

●

not directly or indirectly disclose or make use of any confidential information of Business First, b1BANK, Progressive or Progressive Bank to third parties except in their capacity as a director or officer of Business First, b1BANK, Progressive or Progressive Bank, as applicable; and

●	for a period of two (2) years following the effective time of the merger:

○

compete or engage, anywhere in the geographic area comprised of the fifty (50) mile radius surrounding the locations of Progressive Bank before the effective time of the merger, or following the effective time of the merger, the locations of b1BANK banking centers that were formerly locations of Progressive Bank (collectively, the “market area”), in a business as a federally insured depository institution;

○

take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by, or serve as a director or officer of any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental body engaging in a business the same as or similar to that of Business First, b1BANK, Progressive or Progressive Bank anywhere within the market area; provided, however, that such director is permitted to, directly or indirectly, own certain investments owned as of the date of the support agreement and set forth on the schedules attached to the same and may own up to two percent (2%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the market area; and

○

(1) call on, service, solicit or respond to inquiries for competing business from customers of Business First, b1BANK, Progressive or Progressive Bank or any of their respective affiliates if, within the twelve (12) months before the date of the support agreement, the director, in his or her capacity as a director of Progressive or Progressive Bank, had or made contact with the customer, or had access to information and files about the customer; (2) interfere with or damage (or attempt to interfere with or damage) any relationship between Business First, b1BANK, Progressive or Progressive Bank or any of their respective affiliates and any such customer; or (3) call on, solicit, induce or respond to inquiries to or from any employee of Business First, b1BANK, Progressive or Progressive Bank or any of their respective affiliates whom the director had contact with, knowledge of, or association with in the course of service with Progressive or Progressive Bank (whether as an employee or a contractor) to terminate his or her employment from or contract with Business First, b1BANK, Progressive or Progressive Bank or any of their respective affiliates, or assist any other person in such activities.

The restrictions in the director support agreements will automatically terminate upon the earlier of (i) the termination of the merger agreement, or (ii) two (2) years after the effective time of the merger.

Releases

It is a condition to Business First’s obligation to consummate the merger that each director and executive officer of Progressive and Progressive Bank execute a release in favor of Progressive and Progressive Bank.

Under the release, each such director and executive officer, effective upon the effective time of the merger, irrevocably and unconditionally releases, waives and forever discharges Progressive and Progressive Bank and their respective subsidiaries, affiliates and successors from any and all liabilities and claims relating to, arising out of or in connection with Progressive and Progressive Bank and their respective businesses or assets, including any claims arising out of or resulting from the releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or shareholder of Progressive and Progressive Bank for all periods occurring prior to the effective time of the merger. The release does not apply to any obligations or liabilities: (1) in connection with any accrued compensation and rights under any benefit plans or arrangements of Progressive and Progressive Bank that is disclosed in the merger agreement and related disclosure schedules; (2) as to any rights of indemnification and related benefits pursuant to the articles of association and bylaws (or similar constituent documents) of Progressive and Progressive Bank and pursuant to indemnification rights under applicable law pertaining to current and former directors and officers of corporations organized thereunder; (3) in connection with any deposits or accounts of the releasor at Progressive Bank; or (4) arising under or related to the merger agreement.

The release is effective only at and as of the effective time of the merger. If the effective time of the merger does not occur for any reason, the release will not become effective and will be void and of no force or effect.

THE COMPANIES

Business First Bancshares, Inc.

Business First Bancshares, Inc., which we refer to as Business First, is a financial holding company headquartered in Baton Rouge, Louisiana, and the parent company of b1BANK, a Louisiana state-chartered bank and community-based financial institution that offers a full array of banking products and services. Business First currently operates throughout the State of Louisiana, in the Dallas/Fort Worth metroplex and in Houston, Texas, from a network of fifty-four (54) full-service banking centers and one (1) loan production office. As of June 30, 2025, on a consolidated basis, Business First had total assets of $7.9 billion, $5.4 billion in assets under management through b1BANK’s affiliate Smith Shellnut Wilson, LLC (SSW) (excludes $0.9 billion of b1BANK assets managed by SSW), total loans of $6.0 billion, total deposits of $6.4 billion and shareholders’ equity of $848.4 million.

Business First’s common stock is listed on the Nasdaq Global Select Market under the symbol “BFST.”

Business First’s principal office is located at 500 Laurel Avenue, Suite 100, Baton Rouge, Louisiana 70801, and its telephone number at that location is (225) 248-7600. Business First’s website can be accessed at https://www.b1bank.com. Information contained on Business First’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to Business First is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 91.

Progressive Bancorp, Inc.

General

Progressive Bancorp, Inc., which we refer to as Progressive, is a Louisiana corporation and financial holding company that owns all of the outstanding common stock of Progressive Bank, a Louisiana state bank chartered in October 1975, with operational headquarters in Monroe, Louisiana. Progressive Bank offers full consumer and commercial banking services to customers from its nine (9) banking locations in North Louisiana: its main office and one branch in Monroe, two (2) branches in West Monroe, three (3) branches in Shreveport, one branch in Bossier City and one branch in Winnsboro. Progressive Bank also maintains a stand-alone ATM in West Monroe.

Progressive’s principal executive office is located at 1411 North 19th Street, Monroe, Louisiana 71201, and its telephone number at that location is (318) 398-9772.

Progressive was incorporated as a Louisiana corporation in 1983 to acquire and serve as a bank holding company for Progressive Bank. Progressive does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Progressive Bank. Its primary activities are to provide assistance in the management and coordination of Progressive Bank’s financial resources. Progressive’s principal asset is the outstanding common stock of Progressive Bank. Progressive derives its revenues primarily from the operations of Progressive Bank in the form of dividends received from Progressive Bank.

As a bank holding company, Progressive is subject to supervision and regulation by the Federal Reserve, in accordance with the requirements set forth in the BHC Act and the rules and regulations issued by the Federal Reserve. As a Louisiana state-chartered bank that is not a member of the Federal Reserve System, Progressive Bank is subject to supervision and regulation by the OFI and the FDIC.

As of June 30, 2025, Progressive had total assets of $755 million, deposits of $675 million, and equity capital of $71 million.

Progressive’s website can be accessed at www.progressivebank.com. The information on Progressive’s website is not part of this proxy statement/prospectus, and the reference to the Progressive website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Products and Services

Progressive Bank is a community-oriented, full service financial institution that provides a broad array of banking services to small and middle market companies, business owners, executives, entrepreneurs and families. Progressive Bank is a locally-owned, independent financial institution and is engaged in substantially all of the business operations (except for trust services) customarily conducted by independent financial institutions in Louisiana. Lending activities consist principally of residential real estate, non-owner occupied commercial real estate, owner-occupied commercial real estate, commercial and industrial, construction and development, and agricultural real estate loans.

Progressive Bank’s lending and investing activities are primarily funded by deposits. Deposit activities include demand accounts, NOW accounts, savings accounts, money market accounts, certificates of deposit, individual retirement accounts, and commercial cash management capabilities. Progressive Bank offers a wide range of interest rates and terms, and relies primarily on competitive pricing policies, convenient locations and personalized service to attract and retain these deposits.

Competition

The markets in which Progressive operates are highly competitive. In addition to competing with other commercial banks within and outside its primary service area, Progressive competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which Progressive competes may have capital resources and legal loan limits substantially higher than those maintained by Progressive. Many of Progressive’s competitors have greater resources, broader geographic markets, and higher lending limits than those maintained by Progressive, and many of Progressive’s non-bank competitors have fewer regulatory constraints and may have lower cost structures than Progressive.

The following table lists Progressive Bank’s deposit market share as of June 30, 2024 for each parish in which Progressive Bank has a branch, as reported in the FDIC’s most recent Summary of Deposits.

Parish	Market Rank	No. of Institutions in Market	Deposits In Market (in 000’s)	Market Share
Bossier Parish, Louisiana	8	18	$76,592	2.41%
Caddo Parish, Louisiana	9	23	$160,451	2.95%
Franklin Parish, Louisiana	4	6	$38,513	7.34%
Ouachita Parish, Louisiana	4	18	$405,129	9.86%

Legal Proceedings

From time to time, Progressive or Progressive Bank may become a party to various litigation matters incidental to the conduct of its business. Neither Progressive nor Progressive Bank is presently a party to any legal proceeding the resolution of which, in the opinion of Progressive’s management, would be expected to have a material adverse effect on Progressive’s business, operating results, financial condition or prospects.

Employees

As of June 30, 2025, Progressive Bank had approximately 115 full-time equivalent employees, none of which were employed at the parent company level. None of Progressive Bank’s employees are covered by a collective bargaining agreement. Progressive considers its relationship with its employees to be good.

SECURITY OWNERSHIP OF CERTAIN
PROGRESSIVE BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Progressive common stock as of July 31, 2025 by: (i) each director of Progressive; (ii) the principal executive officer, principal financial officer, and next three (3) most highly compensated executive officers of Progressive (collectively, the “named executive officers”); (iii) all directors and executive officers of Progressive as a group; and (iv) each person who is known by Progressive to beneficially own 5% or more of Progressive’s common stock. Unless otherwise indicated, based on information furnished by such shareholders, the management of Progressive believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. Unless otherwise indicated, the address for each of the listed beneficial owners is c/o Progressive Bancorp, Inc., 1411 N. 19th Street, Monroe, Louisiana 71201.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned (1)
Directors and Named Executive Officers:
George W. Cummings III	54,704	(2)	11.477%
R. Stewart Ewing Jr.	6,419		1.396%
J. Stewart Gentry	27,945	(3)	6.077%
Harvey L. Hales Jr.	4,473		*
David M. Hampton	14,359	(4)	3.105%
Morris F. Mintz	26,825	(5)	5.833%
James H. Murphy	10,702	(6)	2.327%
Dale O. Williams	14,075	(7)	3.061%
Michele W. Thaxton	8,784	(8)	1.910%
C. Gregory Lott	3,034	(9)	*
Hal H. Hinchliffe	17,748	(10)	3.839%
Directors and Executive Officers as a group (11 persons)	189,068	(11)	39.254%

Beneficial Owners of more than 5%
George W. Cummings III	54,704	(2)	11.477%
J. Stewart Gentry	27,945	(3)	6.077%
Morris F. Mintz	26,825	(5)	5.833%

*Indicates ownership which does not exceed 1.0%.

(1)	The percentage beneficially owned by each individual was calculated based on 459,884 shares of Progressive common stock issued and outstanding as of July 31, 2025, plus the number of shares of Progressive common stock that can be issued to that individual within 60 days of July 31, 2025, upon the exercise of stock options held by the individual. The percentage beneficially owned by the group is based on the total shares outstanding plus the number of shares that can be issued to the entire group within 60 days of July 31, 2025, upon the exercise of all stock options held by the group.

(2)	Includes 590 shares held of record by Nanette W. Cummings, Mr. Cummings’ wife, and approximately 2,668 shares held for the account of Mr. Cummings in the Progressive ESOP.

(3)

Includes 2,546 shares held of record by an IRA for Wendy Gentry, Mr. Gentry’s wife. Includes 9,096 shares held of record by Bayside Investments, LLC. Mr. Gentry has voting and dispositive power over these shares.

(4)	Includes approximately 2,076 shares held for the account of Mr. Hampton in the Progressive ESOP.

(5)	Includes 4,527 shares held of record by MCS TWO, LLC. Mr. Mintz has voting and dispositive power over these shares.

(6)	Includes 1,000 shares held of record by Murphy Family Limited Partnership of which Mr. Murphy is the managing partner.

(7)	Includes approximately 1,051 shares held for the account of Mr. Williams in the Progressive ESOP.

(8)	Includes approximately 1,491 shares held for the account of Ms. Thaxton in the Progressive ESOP.

(9)	Includes approximately 948 shares held for the account of Mr. Lott in the Progressive ESOP.

(10)	Includes approximately 1,843 shares held for the account of Mr. Hinchliffe in the Progressive ESOP.

(11)	Includes 21,636 shares that such persons have the right to acquire pursuant to the exercise of stock options that are vested or will vest within 60 days of July 31, 2025.

In accordance with the voting agreement more fully described under “Ancillary Agreements to the Merger Agreement - Voting Agreement,” beginning on page 67, each director and executive officer of Progressive who owns shares of Progressive common stock has entered into a voting agreement with Business First agreeing to, among other things, vote their shares of Progressive common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement. The form of voting agreement is attached as Exhibit B to the merger agreement. As of the record date, these directors and executive officers owned in the aggregate 141,764 shares of Progressive common stock, or 30.70% of the issued and outstanding shares of Progressive common stock.

DESCRIPTION OF CAPITAL STOCK OF BUSINESS FIRST

As a result of the merger, Progressive shareholders who receive shares of Business First common stock in the merger will become shareholders of Business First. The rights of Business First shareholders are governed by Louisiana law and the Restated Articles of Incorporation and Amended and Restated Bylaws of Business First. The following briefly summarizes the material terms of Business First common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Business First’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the LBCA and the Business First Restated Articles of Incorporation and Amended and Restated Bylaws, which Business First and Progressive urge you to read. Copies of Business First’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as to obtain copies of Progressive’s governing documents, see “Where You Can Find More Information” beginning on page 91.

Overview

Business First is incorporated in the State of Louisiana. Accordingly, the rights of its shareholders are generally governed by Louisiana law, including the Louisiana Business Corporation Act, or LBCA, and its Restated Articles of Incorporation and Amended and Restated Bylaws, as the same may be amended from time to time.

Business First’s Restated Articles of Incorporation authorize the issuance of up to 50 million shares of common stock, par value $1.00 per share, and 5 million shares of preferred stock, no par value per share. The authorized but unissued shares of Business First common stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.

As of August 31, 2025, 29,602,970 shares of Business First common stock were issued and outstanding and held by approximately 994 shareholders of record, and 72,010 shares of 7.50% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value (the “Series A Preferred Stock”) were issued and outstanding. Also, as of August 31, 2025, there were 126,545 outstanding stock options and warrants to purchase shares of Business First common stock held by its employees, officers and directors. Business First has also reserved the following additional shares for issuance in connection with share-based payment awards that may be granted under the Business First 2024 Equity Incentive Plan (the “2024 Plan”):  (i) 708,178 shares authorized under the 2024 Plan; and (ii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2024 Plan.

Description of Common Stock

Voting Rights. Each holder of Business First common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of the Series A Preferred Stock and any other shares of preferred stock that Business First may issue. Business First’s Restated Articles of Incorporation prohibit cumulative voting in the election of directors. Directors are elected by a majority of the votes cast, unless the number of director nominees exceeds the number of directors to be elected at the meeting, in which case directors would be elected by a plurality of the votes cast.

Dividend Rights. Subject to certain regulatory restrictions discussed in or incorporated by reference into this proxy statement/prospectus and to the rights of holders of the Series A Preferred Stock and any other preferred stock that Business First may issue, all shares of Business First common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the board of directors.

No Preemptive Rights. No holder of Business First common stock has a right under the LBCA, or Business First’s Restated Articles of Incorporation or Amended and Restated Bylaws, to purchase shares of common stock upon any future issuance.

Liquidation Rights. In the event of Business First’s liquidation, dissolution or winding up, whether voluntarily or involuntarily, the holders of its common stock would be entitled to share ratably in any of the net assets or funds which are available for distribution to shareholders, after the satisfaction of all liabilities and accrued and unpaid dividends and liquidation preferences on of the Series A Preferred Stock and any other preferred stock that Business First may issue.

Modification of Rights. Business First’s Restated Articles of Incorporation provide that the approval of at least 80% of the total voting power of the company will be required to amend the indemnification and limitation of liability provisions of its Restated Articles of Incorporation. Any other amendment to Business First’s Restated Articles of Incorporation requires the approval of a majority of the votes entitled to be cast. Business First’s Amended and Restated Bylaws may be amended by its board of directors, by a vote of a majority of the members present, or by its shareholders, by a majority of the votes cast at a meeting of the shareholders.

Other Rights. Holders of Business First’s common stock have no conversion rights or other subscription rights. There are no other redemption or sinking fund provisions that are applicable to Business First’s common stock.

Action by Written Consent. Under the LBCA, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders entitled to vote on the action unless the articles of incorporation specifically allows action to be taken by the written consent of shareholders holding at least the minimum number of shares necessary to take the action that is subject to that consent at a meeting of shareholders, even though the consent is not signed by all of the corporation’s shareholders. Business First’s Restated Articles of Incorporation provide for shareholder action by less than unanimous written consent.

Certain Articles of Incorporation and Bylaws Provisions Potentially Having an Anti-takeover Effect

Certain provisions of Business First’s Restated Articles of Incorporation and Amended and Restated Bylaws, and the corporate and banking laws applicable to Business First, may be deemed to have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interests, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of Business First’s current management.

Authorized but Unissued Shares. The corporate laws and regulations applicable to Business First enable its board of directors to issue, from time to time and at its discretion, but subject to the rules of any applicable securities exchange, any authorized but unissued shares of Business First’s common or preferred stock. Any such issuance of shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The ability of the board of directors to issue authorized but unissued shares of Business First’s common or preferred stock at its sole discretion may enable Business First’s board to sell shares to individuals or groups that the board perceives as friendly with management, which may make more difficult unsolicited attempts to obtain control of Business First. In addition, the ability of the board of directors to issue authorized but unissued shares of Business First capital stock at its sole discretion could deprive the shareholders of opportunities to sell their shares of common stock or preferred stock for prices higher than prevailing market prices.

Preferred Stock. Business First’s Restated Articles of Incorporation contain provisions that permit the board of directors to issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The creation and authorization of preferred stock does not, in and of itself, have any effect on the rights of holders of Business First’s common stock. However, the issuance of one or more series of preferred stock may affect the holders of Business First’s common stock in a number of respect, including the following: by subordinating Business First’s common stock to the preferred stock with respect to dividend rights, liquidation preferences, and other rights, preferences and privileges; by diluting the voting power of Business First’s common stock; by diluting the earnings per share of Business First’s common stock; and by issuing common stock, upon conversion of the preferred stock, at a price below the fair market value or original issue price of the common stock that is outstanding prior to such issuance. Business First currently has 72,010 shares of its Series A Preferred Stock outstanding. Business First’s common stock ranks junior to the Series A Preferred Stock with respect to dividend rights and liquidation preferences. No dividends are payable on Business First’s common stock unless the full dividend has been paid with respect to the Series A Preferred Stock for the most recent quarterly dividend period.

Board Size and Vacancies. Business First’s Amended and Restated Bylaws enable the board of directors to increase the size of the board between annual meetings and fill the vacancies created by the increase by the affirmative vote of a majority of the remaining directors.

No Cumulative Voting. The LBCA does not permit cumulative voting in the election of directors, unless expressly provided in a corporation’s articles of incorporation. Business First’s Restated Articles of Incorporation provide that shareholders shall not have cumulative voting in the election of directors . In the absence of cumulative voting, the holders of a majority of the shares of Business First common stock may elect all of the directors standing for election, if they should so choose.

Special Meetings of Shareholders. For a special shareholders’ meeting to be called by one or more shareholders, Business First’s Restated Articles of Incorporation require the request of holders of at least 25% of the outstanding shares entitled to vote at the meeting.

Advance Notice Procedures for Director Nominations and Shareholder Proposals. Business First’s Amended and Restated Bylaws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although this procedure does not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, it may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedure is not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to Business First’s shareholders and Business First.

Amending Certain Provisions of the Articles of Incorporation. Business First’s Restated Articles of Incorporation require the affirmative vote of at least 80% of the total voting power of Business First to modify the sections of its Restated Articles of Incorporation addressing limitation of liability and indemnification of Business First’s officers and directors, which provide limitation of liability and indemnification to the maximum extent permitted by law.

Amending the Bylaws. Business First’s board of directors may amend its Amended and Restated Bylaws without shareholder approval.

Notice and Approval Requirements. Federal banking laws also impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or “indirect” control of an FDIC-insured depository institution. These laws include the Bank Holding Company Act of 1956 and the Change in Bank Control Act.

The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposals that a majority of Business First’s shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of Business First common stock at that time. In addition, these provisions may have the effect of assisting the board of directors and management in retaining their respective positions and placing them in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of Business First’s business.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, Progressive shareholders will be entitled to receive shares of Business First common stock in exchange for their shares of Progressive common stock. Upon completion of the merger, the Business First articles of incorporation and bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Both Business First and Progressive are incorporated under the laws of the State of Louisiana. The following is a summary of the material rights of (i) holders of Business First common stock under the LBCA and Business First’s current governing documents and (ii) holders of Progressive common stock under the LBCA and Progressive’s current governing documents. This summary does not include a description of the additional Nasdaq corporate governance standards to which Business First is subject.

The following summary is necessarily general, and does not purport to be a complete statement of the rights of Business First shareholders and Progressive shareholders under the LBCA and their respective governing documents, nor a complete statement of the differences affecting the rights of shareholders of Business First and Progressive, respectively. This summary is qualified in its entirety by reference to the LBCA and the governing documents of Business First and Progressive. Copies of Business First’s governing documents have been filed with the SEC. Copies of the governing documents of Progressive and Business First are available, without charge, to any person, including any beneficial owner of Progressive common stock to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 91.

	Business First	Progressive
Corporate Governance

The rights of Business First shareholders are governed by the LBCA, the Restated Articles of Incorporation of Business First (the “Business First articles”) and the Business First Amended and Restated Bylaws (the “Business First bylaws”).

The rights of Progressive shareholders are governed by the LBCA, the Restated Articles of Incorporation of Progressive, as amended (the “Progressive articles”) and the Progressive Bylaws, as amended (the “Progressive bylaws”).

Authorized Capital Stock

The Business First articles authorize it to issue 50 million shares of common stock, par value $1.00 per share, and 5 million shares of preferred stock, no par value per share, of which 72,010 shares are designated as Series A Preferred Stock.

The Business First articles authorize Business First’s board of directors to amend the articles, without shareholder approval, to establish one or more classes of preferred stock and to fix the preferences, limitations and relative rights of the shares of any class of preferred stock and to establish, and fix variations in relative rights as between, series of any preferred class.

As of July 31, 2025, there were 29,602,970 shares of Business First common stock issued and outstanding and 72,010 shares of Series A Preferred Stock issued and outstanding.

The Progressive articles authorize it to issue 20 million shares of common stock, par value $5.00 per share, 10 million shares of preferred stock, par value $1.00 per share, of which 12,000 are designated as Senior Non-Cumulative Perpetual Preferred Stock, Series A (“Designated Preferred Stock”).

The Progressive articles provide that shares of preferred stock may be issued from time to time in one or more series, and authorize the board of directors to amend the articles to fix the voting rights, designations, preferences, and relative rights and limitations of any wholly unissued series of preferred stock, to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series.

As of July 31, 2025, there were 459,884 shares of Progressive common stock issued and outstanding and no shares of Progressive preferred stock issued and outstanding.

Preemptive Rights

The Business First articles provide that no holder of any class of capital stock of Business First shall have any preemptive or preferential right to purchase any share of any class of stock of Business First, other than such right, if any, as the board of directors, in its sole discretion, may from time to time establish.

The Business First board of directors has not established any such preemptive or preferential rights.

The Progressive articles provide that no holder of any class of the capital stock of Progressive or any other person shall be entitled to any preemptive rights whatsoever.

	Business First	Progressive
Voting Rights

Each holder of Business First common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of the Series A Preferred Stock and any other shares of preferred stock that Business First may issue.

Each holder of Progressive common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of the preferred stock, if any.

Cumulative Voting	The Business First articles provide that shareholders shall not have cumulative voting in the election of directors.	The Progressive articles provide that cumulative voting shall not be permitted.
Restrictions on Transfers	Holders of Business First common stock are not subject to any right of first refusal or other restrictions on transfer under the Business First governing documents or the LBCA.	Holders of Progressive common stock are not subject to any right of first refusal or other restrictions on transfer under the Progressive governing documents or the LBCA
Size of the board of directors

The Business First articles and bylaws provide for a board of directors consisting of not less than one nor more than 25 directors, with the exact number of directors being determined from time to time by the board of directors. The Business First board of directors currently consists of 16 members.

The Progressive articles and bylaws provide for a board of directors consisting of not less than five nor more than 30 directors. The Progressive bylaws provide that the exact number of directors shall be fixed from time-to-time by a majority of the directors then in office. The Progressive board of directors currently consists of eight members.

Term of Directors; Classified Board

Except with respect to a director appointed to fill a vacancy on the board of directors, Business First directors are elected for a one-year term. Each director, including a director appointed to fill a vacancy, holds office until his successor is elected and qualified or until his earlier death, resignation or removal.

The Progressive articles provide for the board of directors to be divided into three classes, with each class to be as nearly equal in number as possible. Directors serve staggered three-year terms. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor in office.

Election of Directors

Business First’s directors are elected by a majority of the votes actually cast at each annual meeting of shareholders, unless the number of director nominees exceeds the number of directors to be elected at such meeting, in which case the directors are elected by a plurality of the votes actually cast at such meeting.

Progressive directors for the class whose term is expiring are elected at the annual meeting of shareholders. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

Removal of Directors

The Business First bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the requisite vote of the shareholders as required under the LBCA or the Business First articles, as applicable.

The Progressive articles provide that a director may be removed from office only by vote of a majority of the total voting power of all outstanding shares of Progressive voting stock.

	Business First	Progressive
Filling Vacancies on the Board of Directors

Any vacancy occurring on the Business First board of directors by reason of death, resignation, removal, failure to receive more votes for than against in an uncontested election or otherwise, or newly created directorships resulting from an increase in the number of directors, may be filled by the shareholders, the board of directors, or if the directors remaining in office constitute fewer than a quorum, the affirmative vote of a majority of the directors remaining in office.

In the event that a vacancy on the Progressive board of directors occurs by reason of death, resignation, retirement, disqualification, removal from office, increase in the number of directors, or any other cause, a majority of the remaining directors, even if less than a quorum, may fill the vacancy at a regular meeting or at a special meeting called for that purpose, subject to the right of the shareholders to fill such position in their discretion.

Amendments to Articles

Generally, the Business First articles may be amended upon the approval of the Business First board of directors and the holders of a majority of the votes entitled to be cast on the amendment. However, a vote of 80% of the total voting power of Business First is required to amend the provisions of the articles that limit the liability of and grant indemnification rights to Business First’s officers and directors. Further, so long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, is required to amend, alter, or repeal the provisions of the articles, whether by merger, consolidation, or otherwise, so as to materially and adversely affect the powers, preferences, privileges, or rights of Series A Preferred Stock, taken as a whole. In addition, the LBCA permits the Business First board of directors, without shareholder approval, to adopt amendments to the Business First articles for any of the following: (1) if Business First has only one class of shares outstanding, to change each issued and unissued authorized share of the class into a greater number of whole shares of that class or increase the number of authorized shares of the class to the extent necessary to permit the issuance of shares as a share dividend; or (2) to accomplish certain ministerial tasks.

Generally, the Progressive articles may be amended upon the approval of Progressive shareholders holding a majority of the votes entitled to be cast on the amendment. However, a vote of at least 66 2/3% of total voting power of all outstanding shares of Progressive voting stock is required to amend the provisions of the articles governing (i) the size and composition of the board of directors, (ii) the nomination and of election of directors, (iii) the required vote to approve a transaction with a Related Corporation (as defined in the articles), and (iv) limitation of the liability of Progressive’s directors. At any time that shares of Designated Preferred Stock are outstanding, the Progressive articles provide certain class voting rights to the holders of such shares with respect to amendments of the articles that would affect the rights and preferences of the Designated Preferred Stock. However, Progressive has not issued any shares of Designated Preferred Stock.

The LBCA permits the Progressive board of directors, without shareholder approval, to adopt amendments to the Progressive articles for any of the following: (1) if Progressive has only one class of shares outstanding, to change each issued and unissued authorized share of the class into a greater number of whole shares of that class or increase the number of authorized shares of the class to the extent necessary to permit the issuance of shares as a share dividend; or (2) to accomplish certain ministerial tasks.

Bylaw Amendments

Business First’s bylaws provide that, except as otherwise limited by law, the bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the board of directors or the shareholders of Business First.

Progressive’s bylaws provide that the power to alter or amend the bylaws, or to adopt new bylaws, is vested in the Progressive board of directors subject to the power of the shareholders to change or repeal any such bylaws.

	Business First	Progressive
Mergers or Share Exchanges

Under the LBCA, unless Business First’s articles provide for a greater vote, a merger or share exchange involving Business First must be approved by the holders of at least a majority of votes entitled to be cast on the transaction, except under the following conditions: (1) Business First will survive the merger or is the acquiring corporation in a share exchange, (2) except for amendments to the Business First articles that can be adopted without shareholder approval, Business First’s articles will not be changed as a result of the transaction, (3) each shareholder of Business First immediately before the effective date of the merger or share exchange will continue to hold the same number of shares, with identical preferences, limitations and relative rights, and (4) the transaction does not require the issuance of shares that will comprise more than 20% of the voting power of the shares of Business First that were outstanding immediately prior to the transaction.

Business First’s articles do not contain any voting requirements for mergers or share exchanges beyond those set forth in the LBCA.

Under the LBCA, the Progressive merger proposal requires the affirmative vote of at least a majority of the shares of Progressive common stock entitled to vote thereon.

In addition to the voting requirements set forth in the LBCA (as described in the “Business First” column of this summary), Progressive’s articles require additional approval for certain transactions with a corporation that, together with its affiliates, directly or indirectly owns more than 10% of the total voting power of all outstanding shares of the voting stock of Progressive (such other corporation, a “Related Corporation”). The affirmative vote of not less than 66 2/3% of the total voting power of all outstanding shares of voting stock of Progressive is required to approve any proposal that: (1) Progressive merge or consolidate with a Related Corporation; (2) Progressive sell or exchange all or substantially all of its assets or business to or with a Related Corporation; or (3) Progressive issue or deliver any stock or other securities in exchange or payment for any properties or assets of a Related Corporation or securities issued by a Related Corporation, or in a merger of any affiliate of Progressive with or into a Related Corporation or any of its affiliates, and to effect such transaction the approval of shareholders of Progressive is required by law or by any agreement between Progressive and any national securities exchange. The foregoing does not apply to (i) a transaction that was approved by resolution of the board of directors adopted by at least two-thirds of the authorized number of directors, (ii) a transaction approved by resolution of the board of directors adopted prior to the acquisition of 10% beneficial ownership by the Related Corporation, or (iii) a transaction solely between Progressive and another corporation of which it owns 50% or more of the voting stock.

Annual Meetings of the Shareholders

Business First holds an annual meeting of shareholders, at a date, time and place determined by the board of directors, to elect directors and to transact any business that properly may come before the meeting.

Progressive holds an annual meeting of shareholders at a date, place and time designated from time to time by the board of directors, to elect the directors to succeed those whose terms expire and transact such other business as may properly be brought before the meeting.

Special Meetings of the Shareholders

Business First’s governing documents provide that special meetings of Business First’s shareholders may be called by the chairman of the board, the chief executive officer/president or a majority of the board of directors, and will be called by the secretary at the written request of the holders at least 25% of all shares entitled to vote at the proposed meeting. Business transacted at any special meeting must be confined to the purposes stated in the notice of meeting.

Progressive’s articles provide that special meetings of the shareholders may be called only by the president, the chief executive officer, or the board of directors, or upon written request of a shareholder or shareholders holding in the aggregate one-third of the total voting power of all outstanding shares of Progressive voting stock. Business transacted at all special meetings of the shareholders must be confined to the purposes stated in the notice of meeting.

	Business First	Progressive
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings	Business First’s bylaws contain procedures with which a shareholder must comply in order to nominate a director or make a proposal to be placed before the annual meeting of shareholders. In order to nominate a candidate or submit a proposal, the shareholder must submit a timely written notice in proper written form to the secretary of Business First. To be considered timely, a shareholder’s notice must be delivered to, or mailed and received by, the secretary at the principal executive offices of Business First, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding year’s annual meeting, unless the date of the annual meeting is called for a date that is not within 30 days before or after such anniversary date, in which case, the notice must be delivered not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, the shareholder’s notice must set forth in writing certain information regarding the proposed director nominee or the shareholder proposal as required by the Business First bylaws.

Progressive’s governing documents contain procedures with which a shareholder must comply in order to nominate a director or make a proposal to be placed before the annual meeting of shareholders. In order to nominate a person for election as a director or submit a proposal, the shareholder must give timely notice in writing to the secretary of Progressive. To be considered timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive office of Progressive not less than 30 calendar days prior to the date of the originally scheduled meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that, if less than 40 calendar days’ notice or prior public disclosure of the date of the scheduled meeting is given or made by Progressive, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the earlier of the day on which such notice of the date of scheduled meeting was mailed or the day on which such public disclosure was made. To be in proper written form, the shareholder’s notice must be set forth in writing certain information regarding the proposed director nominee or the shareholder proposal as required by Progressive’s articles and bylaws.

Notice of Shareholder Meetings

Business First’s bylaws provide that Business First must give written notice of the date, time, and place of each annual and special shareholders’ meeting no fewer than 10 days (or 15 in the case of a special meeting called at the request of the holders of not less than 25% of all shares entitled to vote at the meeting) nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting. The notice of an annual meeting need not state the purpose of the meeting unless otherwise required by the bylaws. The notice of a special meeting, however, must state the purpose for which the meeting is called.

Progressive’s governing documents do not establish specific requirements for giving notice of annual and special shareholders’ meetings. Under the LBCA, Progressive is required to notify shareholders entitled to vote at the meeting of the date, time, and place of each annual and special shareholders’ meeting no fewer than 10 nor more than 60 days before the meeting date. Notice of an annual meeting need not include a description of the purpose or purposes for which the meeting is called. Progressive's bylaws provide that a special meeting to be held at the request of the shareholders will be held at a time fixed by Progressive's secretary, not less than 15 nor more than 60 days after the receipt of such shareholder request; provided that, if the secretary does not fix such time or give notice of the meeting, the shareholder or shareholders making the request may do so. If a notice of an annual meeting does include a description of one or more purposes, the meeting is not limited to those purposes. Notice of a special meeting must include a description of the purpose or purposes for which the meeting is called.

	Business First	Progressive
Shareholder Action Without a Meeting

Business First’s articles provide that whenever the affirmative vote of shareholders at a meeting is required to authorize or constitute corporate action under any provision of the LBCA or of the articles of incorporation or bylaws of Business First, such action may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares of Business First having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

Under the LBCA, unless the articles of incorporation expressly provide for action by non-unanimous written consent of the shareholders, any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting only if the action is taken by all the shareholders entitled to vote on the action. Progressive’s articles do not provide for action by non-unanimous written consent of shareholders.

Indemnification of Directors and Officers

Business First’s articles permit the indemnification of individuals against liabilities arising out of their status as directors or officers of Business First to the fullest extent permitted by the applicable provisions of the LBCA.

Generally, under provisions of the LBCA, a corporation may indemnify a director or officer of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and, with respect to actions in an official capacity, in a manner he reasonably believed to be in the best interests of the corporation, or, with respect to actions in an unofficial capacity, at least not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director or officer in any proceeding with respect to conduct for which the director or officer was adjudged liable on the basis of receiving a financial benefit to which he or she was not entitled, whether or not involving action in the director’s or officer’s official capacity.

The indemnification provisions of the LBCA require indemnification of any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any action, suit or proceeding, that he was a party to by virtue of the fact that he is or was a director or officer of the corporation. This limitation does not limit Business First’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any claim, issue or matter.

In the case of an action brought by or in the right of a corporation, the LBCA permits a corporation to indemnify a director or officer of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) incurred by him in a proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. The LBCA bars indemnification of directors and officers for settlement payments in a derivative suit, absent court approval

The Progressive articles and bylaws both provide that Progressive shall indemnify its directors and officers, and may indemnify its employees, to the fullest extent permitted by law.

A description of the indemnification provisions of the LBCA is set forth in the “Business First” column of this summary.

	Business First	Progressive
Limitation of Director Liability

The Business First articles limit or eliminate the personal liability of Business First’s directors and officers to Business First or its shareholders for monetary damages for breach of fiduciary duty as a director or officer or otherwise, to the fullest extent permitted by the LBCA, as amended from time to time.

Progressive’s articles eliminate the personal liability of Progressive’s directors and officers to Progressive or its shareholders for monetary damages for breach of fiduciary duty as a director, except: (1) for breach of the director’s or officer’s duty of loyalty to Progressive or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 92(D) of the LBCA, or (4) for any transaction from which the director or officer derived an improper personal benefit. The articles further provide that, if the LBCA is amended to authorize corporate action further limiting or eliminating the personal liability of directors and officers, then the liability of each director and officer of Progressive shall be limited or eliminated to the fullest extent permitted by the LBCA as so amended from time to time.

Dividends

Under the LBCA, Business First is permitted to pay dividends or make other distributions unless after the distribution: (1) Business First would not be able to pay its debts as they become due in the usual course of business; or (2) Business First’s total assets would be less than the sum of its total liabilities, plus, unless the Business First articles permit otherwise, the amount that would be needed, if Business First were dissolved at the time of the distribution, to satisfy preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

Subject to certain regulatory restrictions discussed in or incorporated by reference into this proxy statement/prospectus and to the rights of holders of the Series A Preferred Stock and any other preferred stock that Business First may issue, all shares of Business First common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the board of directors.

Subject to certain regulatory restrictions, dividends may be paid on the shares of Progressive common stock out of the assets legally available for dividends as the board of directors from time to time may authorize and declare in its discretion.  Progressive has not paid a dividend on its common stock since 1998.

A description of the provisions of the LBCA regarding payment of dividends is set forth in the “Business First” column of this summary.

	Business First	Progressive
Appraisal Rights

Under the LBCA, a shareholder of a Louisiana corporation generally has appraisal rights in any merger or consolidation involving the corporation or the sale of all or substantially all of the corporation’s assets, unless, among other things, the shareholder holds shares of any class or series of shares which is listed on a national securities exchange. Because the Business First common stock is listed on the Nasdaq Global Select Market, holders of Business First common stock are not entitled to appraisal rights under the LBCA.

Neither the articles nor the bylaws of Business First grant appraisal rights in addition to those provided by the LBCA.

A summary of the appraisal rights available to shareholders of Progressive under the LBCA can be found in the section of this proxy statement entitled “The Merger—Appraisal Rights.” A copy of the applicable provisions of the LBCA is attached hereto as Annex C. Neither the articles nor the bylaws of Progressive grant appraisal rights in addition to those provided by the LBCA.

ACCOUNTING TREATMENT

The accounting principles applicable to the merger as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Business First (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Progressive common stock that exchange their shares for the merger consideration. This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, published judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or, except as expressly discussed below, any tax reporting requirements. Further, this discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation:

●	dealers or brokers in securities, commodities or currencies,

●	traders in securities that elect to apply a mark-to-market method of accounting,

●	banks and certain other financial institutions,

●	insurance companies,

●	mutual funds,

●	personal holding companies,

●	controlled foreign corporations, passive foreign investment companies, or a personal holding company,

●	tax-exempt organizations and entities, including pension plans,

●	individual retirement accounts, employee stock ownership plans, or other tax-deferred accounts,

●	partnerships, S corporations or other pass-through entities or investors in such entities,

●

a holder of Progressive common stock who received Progressive common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation for services,

●

persons subject to special tax accounting rules as a result of any item of gross income with respect to Progressive common stock being taken into account in an “applicable financial statement” (as defined in the Code),

●	regulated investment companies,

●	real estate investment trusts,

●	former citizens or residents of the U.S.,

●	holders whose functional currency is not the U.S. dollar, or

●	holders who hold shares of Progressive common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

The discussion applies only to U.S. holders of shares of Progressive common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Progressive common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the U.S., (2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (3) a trust if  (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

Holders of Progressive common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the particular tax consequences of the merger to them under U.S. federal income tax laws and the tax laws of any applicable state, local or non-U.S. taxing jurisdiction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Progressive common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Progressive common stock, and any partners in such partnership, should consult their own tax advisors regarding the tax consequences of the merger to them in light of their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult with your own tax advisor as to the specific tax consequences of the merger to you in light of your particular circumstances, including the applicability and effect of any state, local, foreign and other tax laws and of possible changes in applicable tax laws after the date of this proxy statement/prospectus.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes. In connection with the filing with the SEC of the registration statement of which this proxy statement/prospectus is a part, Hunton Andrews Kurth LLP, tax counsel to Business First, has rendered its tax opinion to Business First, and Munck Wilson Mandala, LLP, tax counsel to Progressive, has rendered its tax opinion to Progressive, in each case, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement.

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Business First and Progressive of tax opinions from Hunton Andrews Kurth LLP and Munck Wilson Mandala, LLP, respectively, dated the closing date of the merger, concluding that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing tax opinions may be waived by both Business First and Progressive. Neither Business First nor Progressive currently intends to waive this condition to its obligation to consummate the merger. If either Business First or Progressive waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to Progressive shareholders have materially changed, Business First and Progressive will recirculate appropriate materials to resolicit the votes of Progressive shareholders.

The tax opinions of Hunton Andrews Kurth LLP and Munck Wilson Mandala, LLP provided to Business First and Progressive, respectively, are and will be subject to customary qualifications and assumptions, including assumptions regarding the (i) absence of changes in existing facts and (ii) completion of the merger strictly in accordance with the merger agreement and the registration statement of which this proxy statement/prospectus forms a part. In rendering their tax opinions, Munck Wilson Mandala, LLP and Hunton Andrews Kurth LLP will rely on representations and covenants of Business First and Progressive, including those representations contained in certificates of officers of Business First and Progressive, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without any regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are or become inaccurate in any way, or any of the covenants are not complied with, the conclusions reached in the tax opinions could be adversely affected and the U.S. federal income tax consequences of the merger could be materially different from those described in this proxy statement/prospectus.

The tax opinions represent each outside counsel’s best legal judgment but have no binding effect on the IRS or any court, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. Business First and Progressive have not sought, and will not seek, any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below or described in the tax opinions. If the IRS were to successfully assert that the merger did not qualify as a “reorganization”, the U.S. federal income tax consequences of the merger would differ from those set forth in this proxy statement/prospectus. The merger would be treated as a taxable transaction for U.S. federal income tax purposes, and each Progressive shareholder would recognize taxable gain or loss upon the exchange of their shares of Progressive common stock for shares of Business First common stock. You should consult your own tax advisor as to the specific tax consequences to you in light of your specific circumstances in the event the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The following discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Federal Income Tax Consequences to Progressive and Business First

With respect to the merger, each of Progressive and Business First will be considered a “party to a reorganization” within the meaning of Section 368(b) of the Code, and neither Progressive nor Business First will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

U.S. Holders that Exchange Progressive Common Stock Solely for Merger Consideration

Subject to the discussion below relating to the receipt of cash instead of a fractional share, the U.S. federal income tax consequences for a U.S. holder that exchanges Progressive common stock for merger consideration are as follows:

●

To the extent that a U.S. holder exchanges Progressive common stock solely for Business First common stock in the merger, such U.S. holder would generally not recognize any gain or loss on the exchange of shares of Progressive common stock for shares of Business First common stock in the merger.

●	To the extent that a U.S. holder receives cash in the merger (which may occur if, upon receipt of a Progressive notice of termination, Business First exercises its option to increase the value of the per share merger consideration by an amount in cash), such U.S. holder (1) will not recognize any loss upon surrendering his, her or its Progressive common stock, and (2) will recognize gain upon surrendering his, her or its Progressive common stock equal to the lesser of (a) the amount by which the fair market value of the Business First common stock and cash consideration received (other than cash received in lieu of a fractional share of Business First common stock) by such shareholder, as a U.S. holder of Progressive common stock, exceeds his, her, or its adjusted tax basis in his, her, or its Progressive common stock, and (b) the amount of cash consideration that such shareholder receives in the merger (excluding cash received instead of fractional shares of Business First common stock). Any such gain will be capital gain unless the U.S. holder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of the U.S. holder’s ratable share of Progressive’s (and potentially Business First’s) accumulated earnings and profits, as calculated for U.S. federal income tax purposes. If the gain or loss is capital gain or loss, it will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such shares of Progressive common stock exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

The aggregate tax basis of the Business First common stock that a U.S. holder receives in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal the U.S. holder’s aggregate adjusted tax basis in the shares of Progressive common stock that the U.S. holder surrenders in the merger (less any tax basis attributable to cash received instead of a fractional share in Business First common stock), decreased by the amount of any cash consideration received (other than cash received instead of fractional shares of Business First common stock) and increased by the amount of any gain recognized in the merger (including any portion of the gain that is treated as a dividend, as described above, and excluding any gain recognized as a result of cash received instead of a fractional share). The holding period for the shares of Business First common stock that a U.S. holder receives in the merger (including any fractional share deemed received and redeemed for cash as described below) will generally include the holding period for the shares of Progressive common stock that the U.S. holder surrenders in the merger.

If you acquired different blocks of Progressive common stock at different times or at different prices, the adjusted tax basis and holding period of each block of Business First common stock you receive would be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of Progressive common stock surrendered in exchange therefor. U.S. holders should consult their own tax advisors regarding the manner in which shares of Business First common stock should be allocated among different blocks of their Progressive common stock surrendered in the merger.

Cash Instead of Fractional Shares

If a U.S. holder receives cash instead of a fractional share of Business First common stock, the U.S. holder would generally be treated as having received such fractional share of Business First common stock in the merger and then as having exchanged the fractional share of Business First common stock for cash. As a result, except to the extent that the cash received is treated as a dividend as discussed below, the U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s aggregate tax basis allocable to the fractional share of Business First common stock. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, as of the effective time, the U.S. holder’s holding period for such fractional share (including the holding period of shares of Progressive common stock surrendered therefor) exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

U.S. Holders Exercising Appraisal Rights

Upon the exercise of appraisal rights, a U.S. holder of Progressive common stock would exchange all of its Progressive common stock for cash. A U.S. holder that receives only cash in exchange for its Progressive common stock would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its Progressive common stock. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of Progressive common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Potential Dividend Treatment

In some cases, the U.S. holder’s recognized gain from the merger, if any, could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the U.S. holder’s ratable share of Business First’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). The determination of whether a U.S. holder will recognize a capital gain or dividend income as a result of its exchange of Progressive common stock in the merger is complex and must be determined on a shareholder-by-shareholder basis. Accordingly, each U.S. holder should consult his, her, or its own tax advisor as to the tax consequences of the merger, including such determination, in its particular circumstances.

Backup Withholding

Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to a U.S. holder of Progressive common stock unless the holder:

●

furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or

●	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and would generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the U.S. holder timely furnishes the required information to the IRS.

Certain Reporting Requirements

U.S. holders of Progressive common stock who receive Business First common stock as a result of the merger are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Progressive common stock exchanged, the number of shares of Business First common stock received, the fair market value and tax basis of the shares of Progressive common stock exchanged and the U.S. holder’s tax basis in the Business First common stock received.

If a U.S. holder that receives Business First common stock in the merger is considered a “significant holder,” such U.S. holder would be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Progressive common stock surrendered by such U.S. holder in the merger (determined immediately before the merger), the names and employer identification numbers of Progressive and Business First and the date of the merger and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any Progressive shareholder that, immediately before the merger, (1) owned at least 1% (by vote or value) of the outstanding shares of Progressive common stock, or (2) owned Progressive securities with a tax basis of  $1.0 million or more.

THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER. IT IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE, AND DOES NOT CONSTITUTE, TAX ADVICE. HOLDERS OF PROGRESSIVE COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER U.S. FEDERAL TAX LAWS, OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY. HOLDERS OF PROGRESSIVE COMMON STOCK ARE ALSO URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE EFFECT OF POSSIBLE CHANGES IN ANY OF THOSE LAWS AFTER THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

LEGAL MATTERS

The validity of the Business First common stock to be issued in the merger will be passed upon for Business First by Phelps Dunbar LLP, New Orleans, Louisiana. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Business First by Hunton Andrews Kurth LLP, Dallas, Texas, and for Progressive by Munck Wilson Mandala, LLP, Dallas, Texas.

EXPERTS

Business First

The consolidated financial statements of Business First Bancshares, Inc. as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024, and the effectiveness of Business First Bancshares, Inc.’s internal control over financial reporting as of December 31, 2024 have been audited by Forvis Mazars LLP, independent registered public accounting firm, as set forth in their reports thereon, included in Business First Bancshares, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports pertaining to such financial statements and the effectiveness of Business First Bancshares, Inc.’s internal control over financial reporting given on the authority of such firm as experts in accounting and auditing.

Progressive

The consolidated financial statements of Progressive Bancorp, Inc. as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024, and the consolidating financial statement schedules of Progressive Bancorp, Inc. as of and for the year ended December 31, 2024 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, and have been included in this proxy statement/prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Business First has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of its common stock that Progressive shareholders will be entitled to receive in connection with the merger. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional information about Business First and Business First common stock. The rules and regulations of the SEC allow Business First to omit certain information included in the registration statement from this proxy statement/prospectus.

Business First also files annual, quarterly and current reports, and other information with the SEC, which are available to the public free of charge at the SEC’s web site at www.sec.gov. Business First’s SEC filings are also available free of charge at Business First’s website at https://www.b1bank.com/shareholder-info. Information contained on Business First’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

The SEC allows Business First to “incorporate by reference” into this proxy statement/prospectus certain information in documents filed by Business First with the SEC, which means that Business First can disclose important information to you by referring you to those documents without actually including the specific information in this proxy statement/prospectus. The information incorporated by reference is considered to be a part of this proxy statement/prospectus and should be read with the same care. You should not assume that the information in this proxy statement/prospectus is current as of any date other than the date of this proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). Business First incorporates by reference into this proxy statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):

●	Business First’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 7, 2025;

●

Business First’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 2, 2025, and Business First’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 5, 2025;

●

the information specifically incorporated by reference into Business First’s Annual Report on Form 10-K for the year ended December 31, 2024 from our Definitive Proxy Statement on Schedule 14A for the 2024 Annual Meeting, filed with the SEC on April 9, 2025;

●	Business First’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on April 2, 2025, May 27, 2025, and July 7, 2025; and

●

the description of Business First’s common stock included as Exhibit 4.3 to its Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 2, 2023, and any other amendment or report filed for the purposes of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference. All reports and other documents Business First subsequently files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), between the date of this proxy statement/prospectus and the date of Progressive’s special meeting of shareholders or the termination of this merger agreement, will also be incorporated by reference into this proxy statement/prospectus and deemed to be part of this proxy statement/prospectus from the date of the filing of such reports and documents. The most recent information that Business First files with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this proxy statement/prospectus commencing on the date on which the document is filed.

You may obtain from Business First a copy of any documents incorporated by reference into this proxy statement/prospectus without charge to you either from Business First or from the SEC as described above. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Business First at the following address:

Business First Bancshares, Inc.
500 Laurel Street, Suite 101
Baton Rouge, Louisiana 70801
Attention: Corporate Secretary
Telephone: (225) 248-7600

If you request any incorporated documents from Business First, then Business First will mail them to you by first-class mail, or another equally prompt means, within one business day after Business First receives your request.

Progressive is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from Progressive, please send a request in writing or by telephone to Progressive at the following address:

Progressive Bancorp, Inc.
1411 North 19th Street
Monroe, Louisiana 71201
Attention: Assistant Secretary
Telephone: (318) 398-9772

If you would like to request documents from either Business First or Progressive, please do so by October 10, 2025 in order to receive them before the Progressive special meeting.

Business First has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Business First, and Progressive has supplied all information contained in this proxy statement/prospectus relating to Progressive.

Neither Business First nor Progressive has authorized anyone to give any information or make any representation about the merger, the Business First common stock to be received by Progressive shareholders in the merger or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

PROGRESSIVE BANCORP, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Progressive Bancorp, Inc. and Subsidiaries

Consolidated Financial Report
December 31, 2024

Independent Auditor’s Report

Board of Directors

Progressive Bancorp, Inc. and Subsidiaries

Opinion

We have audited the consolidated financial statements of Progressive Bancorp, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Dallas, Texas
March 25, 2025

Progressive Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2024 and 2023

(Dollars in Thousands, Except per Share Data)

	2024	2023
Assets

Cash and due from banks	$9,996	$14,775
Interest-bearing deposits	77,709	103,647
Total cash and cash equivalents	87,705	118,422

Time deposits in other financial institutions	5,096	2,599
Securities available for sale	63,952	110,767
Securities held to maturity	5,809	7,568
Loans, net	559,762	523,802
Premises and equipment, net	17,736	18,438
Bank owned life insurance	11,342	11,134
Other real estate owned	-	823
Federal Home Loan Bank stock	2,313	2,193
Deferred tax	3,382	3,648
Other assets	6,467	6,429

Total assets	$763,564	$805,823

Liabilities and Stockholders' Equity
Deposits:
Noninterest bearing	$203,046	$222,843
Interest-bearing	482,326	449,776
Total deposits	685,372	672,619

Federal Home Loan Bank advances	3,993	5,163
Bank term funding program	-	55,000
Junior subordinated debentures	5,372	5,372
Other liabilities	5,478	6,933
Total liabilities	700,215	745,087

Commitments and contingencies (Note 13)

Stockholders' equity:
Common stock; $5 par value; 20,000,000 shares authorized; 524,872 shares issued at December 31, 2024 and 2023	2,624	2,624
Paid-in capital	14,293	14,221
Retained earnings	57,241	55,310
Accumulated other comprehensive loss	(5,661)	(6,667)
Treasury stock, at cost, 64,768 and 61,227 shares at
December 31, 2024 and 2023, respectively	(5,148)	(4,752)
Total stockholders' equity	63,349	60,736

Total liabilities and stockholders' equity	$763,564	$805,823

See notes to consolidated financial statements.

Progressive Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2024 and 2023
(In Thousands, Except per Share Data)

	2024	2023
Interest income:
Loans, including fees	$29,683	$26,827
Securities:
Taxable	1,557	2,285
Nontaxable	24	47
Interest-bearing deposits	7,291	2,920
Other	13	13
Total Interest Income	38,568	32,092

Interest expense:
Deposits	16,712	11,929
Federal Home Loan Bank advances	37	390
Bank term funding program	2,233	881
Junior subordinated debentures	405	420
Total Interest Expense	19,387	13,620

Net interest income	19,181	18,472

Reversal of provision for credit losses	(131)	(131)
Net interest income after provision for loan credit losses	19,312	18,603

Noninterest income:
Service charges and fees	3,687	3,571
Brokerage department	807	678
Earnings on life insurance policies	208	194
Insurance commissions	25	30
Gain on sale of other real estate	-	56
Other	182	180
Total Noninterest Income	4,909	4,709

Noninterest expense:
Salaries and employee benefits	12,265	12,456
Occupancy	2,080	2,255
Furniture and equipment	889	899
Technology	1,978	2,033
Professional fees	1,060	1,392
Advertising and business development	573	727
ATM/debit card expense	1,407	1,238
Deposit insurance assessment	456	275
Net loss on sale of other real estate	22	-
Other	1,064	1,003
Total Noninterest Expense	21,794	22,278

Income before income taxes	2,427	1,034

Income tax expense	496	190

Net income	$1,931	$844

See notes to consolidated financial statements.

Progressive Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2024 and 2023

(In Thousands, Except per Share Data)

	2024	2023
Net income	$1,931	$844
Other comprehensive income, before tax:
Change in net unrealized loss on securities available for sale	1,272	3,089
Other comprehensive income, before tax	1,272	3,089
Income tax expense	266	647
Other comprehensive income, net of tax	1,006	2,442

Comprehensive income, net of tax	$2,937	$3,286

See notes to consolidated financial statements.

Progressive Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

Years Ended December 31, 2024 and 2023

(Dollars in Thousands, Except Share Data)

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total
Balance, December 31, 2022	$2,631	$14,230	$54,776	$(9,109)	$(4,660)	$57,868
Impact of adoption of the Financial Accounting Standards Board Accounting Standards Update 2016-13 - Current Expected Credit Losses	-	-	(2)	-	-	(2)
Balance, January 1, 2023 (as adjusted for change in accounting principle)	2,631	14,230	54,774	(9,109)	(4,660)	57,866
Net income	-	-	844	-	-	844
Adjustment to correct prior year taxes payable	-	-	(308)	-	-	(308)
Other comprehensive income, net of tax	-	-	-	2,442	-	2,442
Restricted stock awards forfeited (1,500 shares)	(7)	(99)	-		106	-
Purchase of 1,846 treasury shares	-		-	-	(198)	(198)
Stock compensation expense	-	90	-	-	-	90
Balance, December 31, 2023	2,624	14,221	55,310	(6,667)	(4,752)	60,736
Net income	-	-	1,931	-	-	1,931
Other comprehensive income, net of tax	-	-	-	1,006	-	1,006
Restricted stock awards granted (200 shares)	-	(1)	-		1	-
Purchase of 3,741 treasury shares	-	-	-	-	(397)	(397)
Stock compensation expense	-	73	-	-	-	73
Balance, December 31, 2024
	$2,624	$14,293	$57,241	$(5,661)	$(5,148)	$63,349

See notes to consolidated financial statements.

Progressive Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31, 2024 and 2023
(In Thousands, Except per Share Data)

	2024	2023
Cash flows from operating activities:
Net income	$1,931	$844
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,002	1,030
Deferred income tax expense	21	31
Stock compensation expense	73	90
Net accretion of securities	(474)	(1,000)
Reversal of provision for credit losses	(131)	(131)
Net decrease in loans held for sale	-	142
Earnings on life insurance policies	(208)	(194)
Write-down of other real estate owned	-	28
Net loss (gain) on sale of other real estate owned	22	(56)
Net change in other assets	(179)	1,420
Net change in other liabilities	(1,455)	1,495
Net cash provided by operating activities	602	3,699

Cash flows from investing activities:
Securities held to maturity:
Proceeds from maturities, calls and paydowns of securities held to maturity	1,757	1,323
Securities available for sale:
Purchases of securities available for sale	(16,304)	(50,939)
Proceeds from maturities, calls and paydowns of securities available for sale	64,867	56,988
Purchases of premises and equipment	(300)	(307)
Proceeds from sale of other real estate	801	-
Net increase in loans	(35,829)	(421)
Net purchases of time deposits with other financial institutions	(2,497)	(2,000)
Net cash provided by investing activities	12,495	4,644

Cash flows from financing activities:
Net (decrease) increase in deposits	12,753	(20,715)
Net decrease in FHLB advances	(1,170)	(1,161)
Net (decrease) increase in proceeds from Bank term funding program	(55,000)	55,000
Net decrease in junior subordinated debentures	-	(1,000)
Purchase of treasury stock	(397)	(198)
Net cash (used) provided by financing activities	(43,814)	31,926

Net change in cash and cash equivalents	(30,717)	40,269
Cash and cash equivalents:
Beginning of year	118,422	78,153
End of year	$87,705	$118,422

See notes to consolidated financial statements.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

The accounting and reporting policies of Progressive Bancorp, Inc. (Bancorp) and Subsidiaries (collectively referred to as Company) conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

Principles of consolidation: The accompanying consolidated financial statements include the accounts of Bancorp and its wholly-owned subsidiary, Progressive Bank (Bank) and the Bank’s wholly owned subsidiaries, Progressive Financial Advisors, LLC (PFA) and PB Holdings, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of operations: The Company is engaged in traditional community banking activities, which include commercial and retail lending, deposit gathering and investment and liquidity management activities. The Company’s primary deposit products are demand deposits, money market accounts and certificates of deposit, and its primary lending products are commercial business and real estate, real estate mortgage and consumer loans with customers located primarily in and around Winnsboro, Monroe, West Monroe, Bossier City and Shreveport, Louisiana, and the surrounding areas.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the period. Accordingly, actual results could differ significantly from those estimates.

A material estimate that is particularly susceptible to significant change in the near-term relates to the determination of the allowance for credit losses. A significant portion of the Company’s loans are collateralized by real estate and related assets located in local markets. Accordingly, the ultimate collectability of the Company’s loan portfolio is susceptible to changes in local market conditions.

Cash and cash equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from bank, and interest-bearing deposits. The Company normally considers all highly liquid investments with an initial maturity of less than ninety days to be cash equivalents. Cash flows from loans and deposits are reported net.

Time deposits in other financial institutions: Time deposits in other financial institutions mature within one year and are carried at cost.

Investment securities: Securities classified as available for sale are those that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income.

Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (Continued)

Securities classified as held to maturity represent debt securities for which the Company has the positive intent and ability to hold to maturity. Securities held to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

A debt security is placed on nonaccrual status at the time any principal or interest payments become > 90 days delinquent. Interest accrued but not received for a security placed on nonaccrual is reversed against interest income.

Bank owned life insurance: The Company owns life insurance policies on certain officers and carries the investment at the policies’ cash surrender value. The Company owns the cash value and is the primary beneficiary on the policies.

Federal Home Loan Bank stock: As a member of the Federal Home Loan Bank of Dallas (FHLB), the Company is required to maintain an investment in capital stock of the FHLB. FHLB stock does not have a readily determinable fair value as ownership is restricted and it lacks a ready market. As a result, this stock is carried at cost and evaluated periodically by management for impairment. No impairment has been identified during 2024 or 2023.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at amortized cost, less an allowance for credit losses. Amortized cost is the principal balance outstanding, net of purchase premiums and discounts and deferred loan fees and costs. Interest on loans is recognized over the term of the loan and is calculated using the simple-interest method on principal amounts outstanding.

Loan fees and costs associated with originating loans are recognized in income generally in the period in which the fees were received and the costs were incurred. Under accounting principles generally accepted in the United States of America, such fees and costs should be deferred and recognized over the life of the loan as an adjustment of yield. For the years ended December 31, 2024 and 2023, management believes that not deferring all fees and costs, and amortizing them over the life of the related loans does not materially affect the financial position or results of operations of the Company.

Interest income on loans will generally be discontinued and placed on nonaccrual status when the loan has become 90 days past due, unless the credit was well secured and in the process of collection. Past due status is based on the contractual terms of the loan. When interest accrual is discontinued, all unpaid accrued interest recorded in the current year is reversed against current earnings, and the amount recorded in the prior year is charged against the allowance for possible credit losses. Interest income is subsequently recognized only to the extent cash payments are received. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (Continued)

Transfers of financial assets: Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the assets it received, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange the assets it received, or provides more than a modest benefit to the transferor, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Allowance for credit losses: The allowance for credit losses is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. At December 31, 2024 and December 31, 2023, accrued interest receivable on loans totaled $2.2 million and $2.3 million, respectively, and was reported in Other assets on the consolidated balance sheet and is included in the estimate of credit losses. Interest income is accrued on the unpaid principal balance. Loans are charged off against the allowance when management believes the uncollectibilty of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged off and expected to be charged off.

Management estimates the allowance balance using relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. The Company evaluates loans on a pool basis with pools of loans characterized by loan type, collateral, industry and internal credit risk rating. Historical loss rates for each pool are calculated based on charge-off and recovery data beginning with December 2007. These loss rates are adjusted for differences between current period conditions, including the economic forecast and the conditions existing during the historical loss period. Historical losses are additionally adjusted for the effects of certain economic variables forecast over a two-year period. Subsequent to the forecast effects, historical loss rates are used to estimate losses over the estimated remaining lives of the loans. The estimated remaining lives consist of the contractual lives, adjusted for estimated prepayments.

Loans that exhibit characteristics different from their pool characteristics are evaluated on an individual basis. Certain of these loans are considered to be collateral dependent with the borrower experiencing financial difficulty. For these loans, the fair value of collateral practical expedient is elected whereby the allowance is calculated as the amount by which the amortized cost exceeds the fair value of collateral, less costs to sell (if applicable). Those individual loans that are not collateral dependent are evaluated based on a discounted cash flow methodology. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Loans are charged off again the allowance for credit losses when management believes the loss is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The Company may provide modifications to borrowers experiencing financial difficulty in the form of principal forgiveness, interest rate reductions, other-than, insignificant payment delays, or term extensions. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses. The Company assesses all loan modifications to determine whether they were made to borrowers experiencing financial difficulty. The Company did not make any loan modifications to borrowers during 2024 or 2023.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (Continued)

The Company also assesses the credit risk associated with off-balance sheet loan commitments and letters of credit. The liability for off-balance sheet credit exposure related to loan commitments and other credit guarantees is included in other liabilities. Because business processes and credit risks associated with unfunded credit commitments are essentially the same as for loans, the Company utilizes similar processes to estimate its liability for unfunded credit commitments. However, the estimate for unfunded credit commitment liabilities does not include the qualitative factors.

Premises and equipment: Land is carried at cost. Buildings and improvements, furniture, fixtures, and equipment and vehicles are carried at cost, less accumulated depreciation and amortization which are computed principally by the straight-line method over the estimated useful lives of the assets.

Other real estate owned: Other real estate owned (OREO) represents properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure on loans on which the borrowers have defaulted as to payment of principal and interest. OREO also includes bank-owned real estate which the Company is no longer utilizing and intends to sell. These properties are initially recorded at fair value, less cost to sell. Fair value is determined based on third-party appraisals. Any subsequent capital improvements that increase value are added to the balance of the properties. Any subsequent write-downs to reflect current fair value, or gains and losses on the sale of the properties are charged to noninterest income or expense.

Revenue recognition: In general, for revenue not associated with financial instruments, guarantees and lease contracts, the Company applies the following steps when recognizing revenue from contracts with customers: (i) identify the contract, (ii) identify the performance obligations, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations and (v) recognize revenue when a performance obligation is satisfied. Our contracts with customers are generally short-term in nature, typically due within one year or less or cancellable by us or our customer upon a short notice period. Performance obligations for our customer contracts are generally satisfied at a single point in time, typically when the transaction is complete, or over time. Descriptions of the Company’s revenue generating activities that are within the scope of Topic 606 are described below.

Service charges and fees on deposit accounts

Service charges and fees on deposit accounts are primarily comprised of maintenance fees, service fees, stop payment and insufficient funds fees. The Company’s performance obligation for service fees or other fees covering a period of time are generally satisfied, and related revenue recognized, over the period in which the service is provided. The Company’s performance obligations for transactional-based fees are generally satisfied, and related revenue recognized, at a point in time.

Debit card interchange income

The Company records debit card interchange income at a point in time as card transactions occur. The Company’s performance obligation for these transactions is deemed to have occurred upon completion of each transaction. The amounts are included as a component of other income in the consolidated statements of income.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1.         Summary of Significant Accounting Policies (Continued)

Gain or loss on sale of other assets and (OREO): In the normal course of business, the Company recognizes the sale on other assets and OREO, along with any gain or loss, when control of the property transfers to the buyer through an executed contractual agreement. The transaction price is fixed, and on occasion the Company will finance a portion of the purchase price of the transferred asset.

Comprehensive income (loss): Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive (loss) income. Gains and losses on available for sale securities are reclassified to net income as the gains or losses are realized upon sale of the securities. Credit losses are reclassified to net income at the time of the charge.

Share-based payment: Share-based payments to employees, including grants of employee stock options and restricted stock, are valued at fair value on the grant date and expensed over the applicable vesting period.

Income taxes: The Company files a consolidated income tax return with its subsidiaries. Income tax expense or benefit is allocated on a separate return basis. Deferred taxes are provided using the liability method. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company files tax returns in all appropriate jurisdictions, which include a federal tax return and Louisiana and Arkansas state tax returns. When and if applicable, potential interest and penalty costs are accrued as incurred, with expenses recognized in interest expense and noninterest expense, respectively, in the statements of income.

For the years ended December 31, 2024 and 2023, management has determined there are no uncertain tax positions. The federal income tax returns for the years ended December 31, 2021 through 2023 are open to audit by the federal authorities, and state tax returns for the years ended December 31, 2020 through 2023, are open to audit by state authorities.

Fair value measurements: ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires certain disclosures about fair value measurements. In general, fair values are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that assets and liabilities are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1.         Summary of Significant Accounting Policies (Continued)

Effect of Recently Adopted Accounting Standards

Effective January 1, 2023, the Company adopted ASU No. 2019-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments related to the impairment of financial instruments. This guidance, commonly referred to as Current Expected Credit Losses (CECL), changes impairment recognition to a model that is based on expected losses rather than incurred losses. The allowance for credit losses is established for current expected credit losses on the Company’s loan portfolio. It also applies to off-balance sheet credit exposures. Upon the adoption of CECL, certain loan classification and segmentation categories were changed to align with the requirements of the standard and more effectively model the CECL estimate. ASU No. 2022-02 eliminated the accounting guidance for troubled debt restructurings and enhanced disclosure requirements for certain loan modifications.

Upon adoption of the guidance on January 1, 2023, the Company recorded a net decrease to retained earnings of $2,000.

The adoption of this guidance did not have a material impact on the Company’s AFS and/or HTM securities as most of this portfolio consists of U.S. Treasury and agency securities as well as highly rated residential agency mortgage-backed and municipal securities. However, any subsequent estimated credit losses are required to be recognized through an allowance for credit losses associated with the applicable securities.

This guidance also applies to off-balance sheet exposures such as unfunded loan commitments, letters of credit and other financial guarantees. Expected credit losses related to off-balance sheet exposures will be presented as a liability rather than as an allowance.

Please see the paragraph under Allowance for Credit Losses referenced above in this footnote for additional information on the determination of the allowance for credit losses as required by the ASU.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1.         Summary of Significant Accounting Policies (Continued)
The following table illustrates the impact of ASC 326 (in thousands).

	December 31, 2022	Transition Adjustment	January 1, 2023 Allow ance for Credit Losses
Loans
Commercial and industrial	$1,537	$(700)	$837
Commercial real estate	4,418	584	5,002
Residential real estate	1,949	160	2,109
Consumer loans and other loans	169	(73)	96
Total allowance for loan credit losses	$8,073	$(29)	$8,044

Reserve for off-balance sheet exposures	$-	$31	$31

Net impact on retained earnings	$-	$(2)	$-

Note 2. Recent Accounting Pronouncements

ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). For entities other than public business entities, the amendments in this Update require qualitative disclosure about specific categories of reconciling items and individual jurisdictions that result in a significant difference between the statutory tax rate and the effective tax rate. The purpose is to improve transparency of income tax disclosures and allow for better understanding of operations and related tax risks. ASU 2023-09 is effective for the Company for annual periods beginning after December 15, 2025 and is not expected to materially impact the Company’s financial statement disclosures.

Note 3.         Statements of Cash Flows

The Company has chosen to report its cash flows by the indirect method. Supplemental information on cash flows and noncash investing and financing transactions for the years ended December 31, 2024 and 2023 is as follows (in thousands):

	2024	2023
Cash transactions:
Federal income taxes paid	$220	$60
Interest expense paid	$20,611	$11,822

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 4.         Securities

Securities have been classified in the consolidated balance sheets according to management’s intent. The amortized cost of securities and their approximate fair values at December 31, 2024 and 2023 are summarized as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale

2024:
U.S. treasury	$35,428	$2	$(1,560)	$33,870
U.S. government agency obligations	10,000	-	(247)	9,753
Agency residential mortgage-backed securities[1]	25,259	-	(5,340)	19,919
Agency collateralized mortgage obligations[2]	431	-	(21)	410
	$71,118	$2	$(7,168)	$63,952
2023:
U.S. treasury	$79,132	$9	$(2,834)	$76,307
U.S. government agency obligations	12,000	-	(631)	11,369
Agency residential mortgage-backed securities[1]	27,479	-	(4,949)	22,530
Agency collateralized mortgage obligations[2]	595	-	(34)	561
	$119,206	$9	$(8,448)	$110,767
Held to Maturity

2024:
State and local municipals	$742	$-	$(23)	$719
Agency residential mortgage-backed securities[1]	5,067	-	(1,071)	3,996
	$5,809	$-	$(1,094)	$4,715
2023:
State and local municipals	$2,104	$-	$(34)	$2,070
Agency residential mortgage-backed securities[1]	5,464	-	(987)	4,477
	$7,568	$-	$(1,021)	$6,547

1Residential mortgage-backed securities issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises.

2Collateralized mortgage obligations issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 4.         Securities (Continued)

Unrealized losses and fair value, aggregated by length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2024 and 2023, are summarized as follows (in thousands):

	Less Than 12 Months		12 Months or Longer			Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available for Sale

2024:
U. S. treasury	$-	$-	$28,388	$(1,560)	$28,388	$(1,560)
U.S. government agency obligations	-	-	9,754	(247)	9,754	(247)
Agency residential mortgage-backed securities[1]	-	-	19,896	(5,340)	19,896	(5,340)
Agency collateralized mortgage obligations[2]	-	-	410	(21)	410	(21)
	$-	$-	$58,448	$(7,168)	$58,448	$(7,168)
2023:
U. S. treasury	$-	$-	$54,046	$(2,834)	$54,046	$(2,834)
U.S. government agency obligations	-	-	11,371	(630)	11,371	(630)
Agency residential mortgage-backed securities[1]	-	-	22,504	(4,950)	22,504	(4,950)
Agency collateralized mortgage obligations[2]	-	-	560	(34)	560	(34)
	$-	$-	$88,481	$(8,448)	$88,481	$(8,448)

Held to Maturity

2024:
Agency residential mortgage-backed securities[1]	$-	$-	$3,996	$(1,071)	$3,996	$(1,071)
State and local municipals	-	-	719	(23)	719	(23)
	$-	$-	$4,715	$(1,094)	$4,715	$(1,094)
2023:
Agency residential mortgage-backed securities[1]	$-	$-	$4,477	$(987)	$4,477	$(987)
State and local municipals	-	-	2,070	(34)	2,070	(34)
	$-	$-	$6,547	$(1,021)	$6,547	$(1,021)

1Residential mortgage-backed securities issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises.

2Collateralized mortgage obligations issued and/or guaranteed by U.S. government agencies or U.S. government-sponsored enterprises.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 4. Securities (Continued)

At December 31, 2024 and 2023, no allowance for credit losses was recognized on available for sale securities in an unrealized loss position as management does not believe any of the securities are in an unrealized loss position due to credit quality. This determination is based on the Company’s analysis of the underlying risk characteristics including credit ratings and historical loss experience. Further, the securities continue to make principal and interest payments under their contractual terms and management does not have the intent to sell any of the securities and believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of amortized cost basis. Therefore, the Company has determined the unrealized losses are due to changes in market interest rates compared to rates when the securities were acquired.

The securities portfolio consists of U.S. Treasury, U.S. Government agency, highly rated residential mortgage-backed securities guaranteed by FNMA, FHLMC or GNMA and securities issued by local municipalities. As such, an allowance for credit losses associated with the securities was not deemed necessary at December 31, 2024 or 2023.

There were no sales of securities during the years ended December 31, 2024 or 2023.

Investment securities with a carrying value of $25,042,000 and $30,551,000 at December 31, 2024 and 2023, respectively, were pledged to secure public deposits. Investment securities with a carrying value of $66,614,000 at December 31, 2023 were pledged to secure borrowings under the Federal Reserve Bank’s Bank Term Funding Program.

The amortized cost and estimated fair value of investment securities at December 31, 2024, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Residential mortgage-backed securities and collateralized mortgage obligations are shown separately since they are not due at a single maturity date.

	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$23,470	$23,105	$175	$173
Due from one year through five years	21,958	20,518	567	546
Due from five to ten years	-	-	-	-
Due after ten years	-	-	-	-
	45,428	43,623	742	719
Residential mortgage-backed securities and collateralized mortgage obligations	25,690	20,329	5,067	3,996
	$71,118	$63,952	$5,809	$4,715

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 5. Loans and Allowance for Credit Losses

Loans by portfolio segment and class consisted of the following at December 31, 2024 and 2023 (in thousands):

	2024	2023
Commercial and industrial	$73,340	$63,497
Commercial real estate	320,850	307,160
Residential real estate	166,528	156,722
Consumer loans and other loans	6,654	4,266
Total	567,372	531,645
Allowance for credit losses	(7,610)	(7,843)
Total Loans, net	$559,762	$523,802

To determine an appropriate allowance for credit losses, management separates loans into separate categories based on similar risk characteristics. These categories and their risk characteristics are described below:

●

Commercial and Industrial loans: This category consists of all business loans and leases secured by assets other than real estate. It also includes loans for agriculture crop production. A substantial majority of these loans are secured by equipment, accounts receivable and inventory. The primary risk involved with this category is that the loans and leases are typically secured by depreciable assets that may not provide an adequate source of repayment if the loan goes into default. However, management believes the Bank’s conservative underwriting standards and credit culture help keep credit losses low.

●

Commercial real estate (CRE): This category consists of loans secured by both owner-occupied and non-owner occupied (NOO) commercial real estate properties, including commercial construction loans and NOO residential construction loans. CRE represents the largest category of the Bank’s total loan portfolio. A majority of the loans in this category are secured by non-owner occupied commercial properties such as hotels/motels, nursing homes, office buildings and retail strip centers. Loans secured by agricultural land, vacant land and undeveloped land are also included in this category. Loans secured by residential dwellings with more than four units are included in this category. The loans are typically smaller apartment complexes or townhome projects and are to borrowers that have an established history with the Bank. The primary risk in this category is that repayment of loans secured by NOO CRE may be based on the occupancy level of the dwellings and the financial capacity of the tenants. The remainder of this segment is secured by commercial real estate where the borrower occupies the real estate and uses it to conduct their business. The NOO portion of this category presents the most credit risk given the reliance on third-party rental income to service the regular payment but overall credit risk is considered low. A substantial majority of these loans have secondary sources of repayment through financially strong guarantors that are well known to the Bank. Loan credit losses in this category have been minimal.

●

Residential real estate: This category consists of loans secured by some form of both owner-occupied and non-owner occupied residential real estate. The category includes loans for 1-4 family, home construction, home improvement, home equity lines of credit and closed-end financing for 1-4 family properties. Mortgage loans held for sale on the secondary market are excluded from this category. Losses in this category, compared to the industry, have been relatively minimal. The Bank does not originate sub-prime mortgage loans. The higher risk area of this category is the non-owner occupied portion of these loans which are often reliant on rental income as the primary source of repayment.

18

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 5. Loans and Allowance for Credit Losses (Continued)

●

Consumer loans and other: This category of loans consists of all other forms of consumer debt, including automobiles, recreational vehicles, debt consolidation, household or personal use, mobile homes without land, cash secured, unsecured term loans, personal lines of credit and overdrafts. Overdrafts are deposit accounts that become unsecured loans when overdrawn by the deposit customer. Overdrafts are monitored by account officers on a daily basis and are often cleared within a very short period of time. It is bank policy to charge off any overdrafts that remain outstanding for more than 45 days.

The Company’s activity in the allowance for credit losses for the years ended December 31, 2024 and 2023 by portfolio segment and disaggregated on the basis of the Company’s impairment methodology is as follows (in thousands).

	Commercial & Industrial	Commercial Real Estate	Residential Real Estate	Consumer Loans & Other Loans	Total
2024:
Balance at the beginning of the year	$1,089	$4,764	$1,897	$93	$7,843
Provision (credit) for credit losses	35	(567)	307	103	(122)
Loans charged to the allowance	-	(1)	(15)	(129)	(145)
Recoveries on loans previously charged-off	-	1	1	32	34
Balance at the end of the year	$1,124	$4,197	$2,190	$99	$7,610

2023:
Beginning balance, prior to adoption of ASC 326	$1,537	$4,573	$1,793	$170	$8,073
Impact of adopting ASC 326	(700)	428	316	(73)	(29)
Provision (credit) for credit losses	257	(245)	(250)	107	(131)
Loans charged to the allowance	(5)	-	(7)	(152)	(164)
Recoveries on loans previously charged-off	-	8	45	41	94
Balance at the end of the year	$1,089	$4,764	$1,897	$93	$7,843

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 5. Loans and Allowance for Credit Losses (Continued)

The following table presents the past due aging of the recorded investment in loans and loans on nonaccrual as of December 31, 2024 and 2023 (in thousands):

	Current Loans	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Loans 90 or More Days and Accruing	Nonaccrual Loans
2024:
Commercial and industrial	$73,340	$-	$-	$-	$-	$-
Commercial real estate	320,706	-	-	-	-	144
Residential real estate	166,528	-	-	-	-	-
Consumer loans and other loans	6,653	1	-	1	-	-
	$567,227	$1	$-	$1	$-	$144
2023:
Commercial and industrial	$63,497	$-	$-	$-	$-	$-
Commercial real estate	307,160	-	-	-	-	-
Residential real estate	156,722	-	-	-	-	-
Consumer loans and other loans	4,257	9	-	9	-	-
	$531,636	$9	$-	$9	$-	$-

Nonaccrual loans of $144 thousand are collateral dependent loans to one borrower and were individually evaluated at December 31, 2024 with no loss.

Credit quality indicators: The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified, internally or by regulatory authorities, as substandard, special mention or pass watch and past due loans are reviewed regularly by the Company to determine if appropriately classified or to determine if the loan is individually evaluated.

The Company’s loan portfolio is reviewed for credit quality on an annual basis, with samples being selected based on loan size, credit grades, etc., to ensure that the Company’s management is properly applying credit risk management processes. Loans excluded from the scope of the annual review process are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the customer relationship is specifically evaluated for potential classification as to special mention, substandard or doubtful, or could even be considered for charge-off. The Company uses the following definitions for risk ratings:

●

Pass: Loans included in this category are performing as agreed with reliable, current financial information on the borrower. Pass loans are fully secured per policy guidelines or unsecured to a high net worth individual with strong liquidity. Generally, loans in this category do not have material policy exceptions, have slight to moderate leverage and are lacking in notable weakness.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 5. Loans and Allowance for Credit Losses (Continued)

●

Pass watch: Loans included in this category may be showing some signs of financial deterioration or apparent negative trends. Overdrafts or past due payments that are not mitigated or explainable may result in a rating change from “pass” to “pass watch.” Loans that become 30 days delinquent may be placed in this category. Other examples of loans that may be graded as “pass watch” include: apparent weakness in management, loans restructured to accommodate customer cash flow, loans with a collateral shortfall which were not underwritten as unsecured, and agricultural loans with a one year carry-over.

●

Special mention: Loans included in this category are currently protected but are potentially weak. These loans constitute an undue and unwarranted credit risk but do not presently expose the Bank to a sufficient degree of risk to warrant adverse classification. Close management attention is required. New loans should not be made which will immediately be identified in this category. As a general rule, for the purpose of calculating a loan loss reserve, loans in this category will have the historical loss reserve percentage applied and will remain in a pool with loans that are considered acceptable or better when determining the general valuation reserves. Loans classified as special mention have potential weaknesses that may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date. Characteristics of loans in this category may include: loans with marginal debt service coverage without mitigating factors, loans with technical, unmitigated default, loans that become 60 days delinquent, loans to a company where there is concern the company may fail, loans with unmitigated collateral short-fall.

●

Substandard: Substandard loans are inadequately protected by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified as substandard. Loans in this category are evaluated individually as outlined in the Bank’s loan policy when determining the general valuation reserve. Examples of substandard loans may include loans with debt service coverage below 1:1 without mitigating factors, loans in default, work out loans, non-accrual loans, most loans that are 90 days delinquent and agricultural loans with more than one-year carry-over unless fully secured and documented with an independent source of repayment.

●

Doubtful: Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full highly questionable or improbable, based on currently existing facts, conditions, and values.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 5. Loans and Allowance for Credit Losses (Continued)

The following table reflects the amortized cost basis in loans by credit quality indicator. At December 31, 2024 and 2023, the amortized cost basis includes $2,200,000 and $2,300,000, respectively, in accrued interest.

2024:	Pass (Rating 1-5)	Pass/Watch	Special Mention	Substandard	Doubtful	Total

Commercial and industrial:	$73,335	$-	$-	$5	$-	$73,340
Commercial real estate:	320,706	-	-	144	-	320,850
Residential real estate:	165,726	802	-	-	-	166,528
Consumer and Other:	6,538	-	-	116	-	6,654
	$566,305	$802	$-	$265	$-	$567,372

2023:	Pass (Rating 1-5)	Pass/Watch	Special Mention	Substandard	Doubtful	Total

Commercial and industrial:	$63,426	$50	$-	$21	$-	$63,497
Commercial real estate:	306,816	344	-	-	-	$307,160
Residential real estate:	154,974	813	-	935	-	$156,722
Consumer and Other:	4,192	1	-	73	-	4,266
	$529,408	$1,208	$-	$1,029	$-	$531,645

As of December 31, 2024, two loans for $144,000 are collateral dependent and were individually evaluated with no loss associated. As of December 31, 2023, there were no individually evaluated loans.

Note 6.         Premises and Equipment

Premises and equipment at December 31, 2024 and 2023 consisted of the following (in thousands):

	2024	2023
Land	$6,854	$6,854
Buildings and improvements	17,120	17,120
Furniture, fixtures and equipment	10,760	10,562
Vehicles	279	279
	35,013	34,815
Less accumulated depreciation	(17,277)	(16,377)
	$17,736	$18,438

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 7.         Deposits

Deposits at December 31, 2024 and 2023 consisted of the following (in thousands):

	2024		2023
	Amount	Percent	Amount	Percent

Noninterest-bearing demand accounts	$203,046	29.6%	$222,843	33.1%
Interest-bearing checking accounts	74,542	10.9%	72,337	10.8%
Savings and limited access money market accounts	341,538	49.8%	299,612	44.5%
Certificates of deposit less than $250,000	32,844	4.8%	39,426	5.8%
Certificates of deposit $250,000 and greater	30,213	4.4%	34,832	5.2%
Individual retirement accounts less than $250,000	2,743	0.4%	3,124	0.5%
Individual retirement accounts $250,000 and greater	446	0.1%	445	0.1%
	$685,372	100.0%	$672,619	100.0%

At December 31, 2024, the scheduled maturities of certificates of deposit and individual retirement accounts were as follows (in thousands):

2025	$63,973
2026	818
2027	1,107
2028	30
2029	318
$66,246

Note 8. Federal Home Loan Bank Advances

The Bank receives advances from the FHLB of Dallas under note payable arrangements with original maturities ranging from one to ten years. Payments on these notes are made monthly. The weighted average interest rate of all notes was .82% and .81% at December 31, 2024 and 2023, respectively. Scheduled principal payments on the notes at December 31, 2024 are as follows (in thousands):

2025	$1,111
2026	984
2027	796
2028	410
2029 and thereafter	692
$3,993

Along with the pledge of the Company’s investment in FHLB of Dallas stock, a blanket floating lien on certain loans of the Company is pledged as additional collateral on the advances. The amount available for additional advances under the Company’s borrowing arrangement with the Federal Home Loan Bank was approximately $281,000,000 and $263,378,000 at December 31, 2024 and 2023, respectively.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 9. Bank Term Funding Program

On March 12, 2023, the Federal Reserve Board developed the Bank Term Funding Program (BTFP), which offers loans to banks with a term of up to one year. The loans are secured by pledging the banks’ U.S. treasuries, agency securities, agency mortgage-backed securities, and any other qualifying assets. The pledged securities are valued at par for collateral purposes. The Bank participated in the BTFP and had outstanding debt of $55 million and pledged securities totaling a fair value of $66.6 million at December 31, 2023. The securities pledged had a collateral value of $75 million. On November 7, 2024, the Company paid off the BTFP debt of $55,000,000 and $2,123,000 in accrued interest. The rate on the borrowings was 4.76%.

Note 10. Other Borrowings

The Company has a federal funds line of credit with one unaffiliated financial institution in the amount of $24,300,000. This line of credit matures on June 30, 2025 and is provided on an unsecured basis; however, the lending institution may require the line to be fully secured after a stated number of days. The Company also has a line of credit with another unaffiliated financial institution which is collateralized by consumer loans totaling approximately $6,377,000 at December 31, 2024. The borrowing capacity under this line is approximately 90% of the outstanding loan balances, or approximately $4,926,000 at December 31, 2024. This line of credit has no stated maturity date; however, it may be canceled at the sole discretion of the lending institution. There were no outstanding borrowings under these lines at December 31, 2024 or 2023.

Note 11. Junior Subordinated Debentures

Junior subordinated debentures are due to Progressive Statutory Trust I (Trust I) and Progressive Statutory Trust II (Trust II), 100% owned non-consolidated subsidiaries of Bancorp. The debentures were issued in conjunction with the Trusts’ issuance of Company Obligated Mandatorily Redeemable Trust Preferred Securities. With certain exceptions, the amount of the principal and any accrued and unpaid interest on the Debentures are subordinated in right of payment to the prior payment in full of all senior indebtedness of the Company. The interest is deferrable on a cumulative basis for up to 20 consecutive quarters. The debentures bear the same interest rate and terms as the trust preferred securities discussed below.

On July 31, 2001, Bancorp, through a private placement, issued $8,000,000 (8,000 shares with a liquidation amount of $1,000 per security) of Variable Rate Cumulative Trust Preferred Securities (TruPS) through a newly formed, wholly-owned subsidiary, Progressive Statutory Trust I (Trust I). Bancorp made a required equity contribution of $248,000 to form Trust I. Trust I invested the total proceeds from the equity contribution and the securities sale in Variable Rate Junior Subordinated Debentures (the Debentures) issued by Bancorp. The net proceeds from the sale of the Debentures were used to contribute capital to the Bank and for general corporate purposes. The terms of the TruPS are such that they qualify as Tier I capital under the Federal Reserve Board’s regulatory capital guidelines applicable to bank holding companies on a consolidated basis.

With certain exceptions, the amount of the principal and any accrued and unpaid interest on the Debentures are subordinated in right of payment to the prior payment in full of all senior and subordinated indebtedness of Bancorp. Interest on the Debentures is payable quarterly commencing October 31, 2001 at a rate equal to the SOFR rate plus 3.84% (8.43% and 9.22% at December 31, 2024 and 2023, respectively). The interest is deferrable on a cumulative basis for up to 20 consecutive quarters. No principal payments are due until maturity on July 31, 2031.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 11. Junior Subordinated Debentures (continued)

On July 31, 2006, the Debentures became redeemable, in whole or in part, at the option of Bancorp. In the event the Debentures are redeemed, a like amount of TruPS will be redeemed at the redemption price of $10, plus accrued interest to the date of redemption. Trust I’s obligations under the TruPS are fully and unconditionally guaranteed by Bancorp. Any redemption is subject to Bancorp obtaining the prior approval of the Federal Reserve. On November 9, 2021, the Federal Reserve approved a partial redemption of $3 million at the next payment date of January 31, 2022. As a result, $90,000 of the Company’s equity in Trust I was also redeemed on January 31, 2022. Subsequently, the Federal Reserve approved additional partial redemptions of $3 million at the October 31, 2022 payment date and $1 million at the April 30, 2023, with $90,000 of the Company’s equity in Trust I redeemed at October 31, 2022 and $30,000 at April 30, 2023. The debenture balance related to Trust I is $1,248,000 at

December 31, 2024 and 2023. Under ASC Topic 810, Trust I does not meet the criteria for consolidation.

On September 20, 2007, Bancorp, through a private placement, issued $4,000,000 (4,000 shares with a liquidation amount of $1,000 per security) of Fixed/Floating Rate Cumulative Trust Preferred Securities (TruPS II) through a newly formed, wholly-owned subsidiary, Progressive Statutory Trust II (Trust II). Bancorp made a required equity contribution of $124,000 to form Trust II. Trust II invested the total proceeds from the equity contribution and the securities sale in Fixed/Floating Rate Junior Subordinated Debentures (the Debentures II) issued by Bancorp. The net proceeds from the sale of the Debentures II were used to contribute capital to the Bank and for general corporate purposes. The terms of the TruPS II are such that they qualify as Tier I capital under the Federal Reserve Board’s regulatory capital guidelines applicable to bank holding companies on a consolidated basis.

With certain exceptions, the amount of the principal and any accrued and unpaid interest on the Debentures is subordinated in right of payment to the prior payment in full of all senior and subordinated indebtedness of Bancorp. Interest on the Debentures is payable quarterly commencing December 15, 2007 at a rate equal to 6.338% through December 15, 2012 and then at a rate equal to the SOFR rate plus 1.71% (6.66% and 7.10% at December 31, 2024 and 2023, respectively) through maturity. The interest is deferrable on a cumulative basis for up to 20 consecutive quarters. No principal payments are due until maturity on December 15, 2037. Bancorp may redeem the Debentures II, in whole or in part, on or after December 15, 2012 at an amount equal to the principal amount of the debt securities being redeemed plus accrued and unpaid interest on such securities to the redemption date. Trust II’s obligations under the TruPS II are fully and unconditionally guaranteed by Bancorp. Any redemption is subject to Bancorp obtaining the prior approval of the Federal Reserve. The debentures balance related to Trust II is $4,124,000 at December 31, 2024 and 2023. Under ASC Topic 810, Trust II does not meet the criteria for consolidation.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 12. Federal Income Taxes

Federal income tax expense for the years ended December 31, 2024 and 2023 consisted of the following (in thousands):

	2024	2023
Current income tax expense	$475	$159
Deferred income tax expense	21	31
	$496	$190

Income taxes differed from the amounts computed by applying the U.S. federal income tax rate of 21% to earnings before income taxes as a result of the following (in thousands):

	2024	2023
Computed "expected" income tax expense	$510	$217
Tax-exempt municipal income, net of disallowed interest expense	(5)	(10)
Earnings on life insurance policies	(44)	(41)
Other	35	24
	$496	$190

	2024	2023
Deferred tax assets:
Allowance for loan credit losses	$1,640	$1,668
Deferred compensation	895	907
Stock options	73	73
Unrealized loss on securities available for sale	1,505	1,772
Other	64	66
Total deferred tax assets	4,177	4,486
Deferred tax liabilities:
Premises and equipment	683	751
FHLB stock dividends	88	63
Other	24	24
Total deferred tax liabilities	795	838
Net deferred tax asset	$3,382	$3,648

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 13. Financial Instruments with Off-Balance Sheet Risk

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. At December 31, 2024 and 2023, the approximate amounts of these financial instruments were as follows (in thousands):

	2024	2023
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$152,572	$134,243
Standby letters of credit	1,692	2,566
	$154,264	$136,809

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company's policies generally require that letter of credit arrangements contain security and debt covenants similar to those contained in loan arrangements. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the table above. If the commitment is funded, the Company would be entitled to seek recovery from the customer. As of December 31, 2024 and 2023, no amounts have been recorded as liabilities for the Company’s potential obligations under these guarantees.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 14. Fair Value Measurements

Accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

The guidance requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

In that regard, the guidance establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 Inputs:	Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs:

Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs:

Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity's own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 14. Fair Value Measurements (continued)

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. During 2024 there have been no changes in valuation methodologies compared to 2023 and no transfers between levels.

The following table represents assets and liabilities reported on the consolidated balance sheets at their fair value on a recurring basis as of December 31, 2024 and 2023 by level within the fair value measurement hierarchy:

		Fair Value Measurements at Reporting Date Using (Dollars in Thousands)
	Assets/ Liabilities Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2024:
Measured on a recurring basis:
Assets:
Investment securities available for sale:
U.S. treasury	$33,870	$33,870	$-	$-
U.S. government agency obligations	9,753	-	9,753	-
Residential mortgage-backed securities	19,919	-	19,919	-
Collateralized mortgage obligations	410	-	410	-

2023:
Measured on a recurring basis:
Assets:
Investment securities available for sale:
U.S. treasury	$76,307	$76,307	$-	$-
U.S. government agency obligations	11,369	-	11,369	-
Residential mortgage-backed securities	22,530	-	22,530	-
Collateralized mortgage obligations	561	-	561	-

Level 1 securities include actively-traded government bonds, such as certain United States Treasury and other United States government securities. All other securities available for sale are classified within Level 2 of the valuation hierarchy. The Company obtains fair value measurements for investment securities from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment spreads, credit information and the bond’s terms and conditions, among other things.

The Company has no nonfinancial assets or nonfinancial liabilities measured at fair value on a recurring basis.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 14. Fair Value Measurements (continued)

The following table presents the assets carried on the consolidated balance sheet, by caption and by level in the fair value hierarchy at December 31, 2024 and 2023, for which a nonrecurring change in fair value has been recorded:

		Fair Value Measurements at Reporting Date Using (Dollars in Thousands)
	Assets/ Liabilities Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2024:
Measured on a nonrecurring basis:
Assets:
Individually evaluated loans	$144	$-	$-	$144
2023:
Measured on a nonrecurring basis:
Assets:
Individually evaluated loans	$-	$-	$-	$-
Other real estate	823	-	-	823

Individually evaluated loans are classified within Level 3 of the valuation hierarchy. The fair value of individually evaluated loans is derived in accordance with ASC Topic 326, Financial Instruments-Credit Losses. The fair value of individually evaluated loans is based on the fair value of the collateral discounted based on internal criteria. Individually evaluated loans are primarily comprised of collateral-dependent commercial and real estate loans.

Other real estate owned is measured at fair value on a nonrecurring basis (upon initial recognition or subsequent impairment).

Other real estate owned is classified within Level 3 of the valuation hierarchy. When transferred from the loan portfolio, other real estate is adjusted to and subsequently carried at fair value less estimated selling costs. The fair value is determined using an external appraisal process, discounted based on internal criteria.

Progressive Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 15. Benefit Plans

401(k) plan: The Company has a defined contribution profit sharing plan for all employees that meet certain age and service requirements. Under the plan, employees may elect to defer up to 100% of their salary subject to the Internal Revenue Service limits. The Company may, at its discretion, contribute to the plan an amount determined annually by the Board of Directors. The Company’s expense for the plan was $321,000 and $320,000 for the years ended December 31, 2024 and 2023, respectively.

Salary continuation plan: The Company has entered into salary continuation agreements with certain key employees to be paid over a period of ten to fifteen years after the employees’ retirement. The Company has purchased single-premium life insurance policies on each of the individuals covered to fund the future obligation. The cash surrender value of these policies totaled approximately $11,342,000 and $11,134,000 at December 31, 2024 and 2023, respectively. Salary continuation payable totaled approximately $4,254,000 and $4,317,000 at December 31, 2024 and 2023, respectively and is included in other liabilities in the accompanying balance sheet. One participant reached retirement age and received a lump sum payment under the plan in 2017. Two participants reached retirement age in 2017 and receive payments under the plan totaling $76,000 each year in years 2017 through 2024. The expenses incurred of $12,800 and $3,865 are included in salaries and employee benefits in the accompanying income statement for the years ended December 31, 2024 and 2023, respectively.

Employee stock ownership plan (ESOP): Effective in 1998, the Company established the ESOP. Under this Plan, there is an Employee Stock Ownership trust which holds the investments of the Plan. The Company was designated as the Plan Sponsor and the Bank was designated as an Employer of the Plan. The Plan covers substantially all employees who qualify as to age and length of service. Contributions to the Plan are generally invested by the Plan in the common stock of the Company. Contributions to the Plan by the Bank are at the discretion of the Board of Directors of the Company and the Bank; however, contributions must be sufficient to pay any current obligations of the Plan.

At December 31, 2024 and 2023, the Plan did not have any outstanding notes.

The Company did not make any contributions to the ESOP in 2024 or 2023.

Progressive Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 16. Stock Compensation

Stock options: Stock options are periodically granted by the Company to key employees with an exercise price equal to the stock’s estimated fair market value at the date of grant. The stock options have varying terms and become fully exercisable during various years from the date of grant.

The following is a summary of the status of the Plan during 2024 and 2023:

		2024			2023
	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value

Outstanding, beginning of year	21,636	$48.62		21,636	$48.62
Granted during the year	-	-		-	-
Exercised during the year	-	-		-	-
Forfeited during the year	-	-		-	-
Expired during the year	-	-		-	-
Outstanding, end of year	21,636	$48.62	$1,154,892	21,636	$48.62	$1,349,616

Exercisable, at end of year	21,636	$48.62		21,636	$48.62

The options outstanding at December 31, 2024 have exercise prices ranging from $35 to $55. At December 31, 2024, the 21,636 options outstanding and exercisable can be exercised up to 91 days after employment is terminated.

No compensation expense related to options was recognized in 2024 and 2023.

Progressive Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 16. Stock Compensation (continued)

Restricted stock: The Company has granted restricted stock awards to certain employees of the Company. The stock awards have varying terms and vest over four or five years from the date of grant. The shares become free of restrictions on the vesting date if the grantee remains a full-time employee of the Company. The shares become free of restrictions prior to the vesting date upon early involuntary termination, other than termination for cause, death, or disability, or at the discretion of the Chief Executive Officer of the Company. The following table summarizes the activity in nonvested shares for the years ended December 31, 2024 and December 31, 2023:

	Number of Shares	Weighted Average Grant Date Fair Value

Nonvested restricted stock, December 31, 2022	2,880	$104.17
Granted during the year	-	-
Vested during the year	(1,260)	105.05
Forfeited during the year	(300)	103.00

Nonvested restricted stock, December 31, 2023	1,320	$103.61
Granted during the year	200	111.00
Vested during the year	(660)	103.61
Forfeited during the year	-	-

Nonvested restricted stock, December 31, 2024	860	$105.33

Total compensation expense related to restricted stock awards was $73,000 and $90,000 during 2024 and 2023, respectively. At December 31, 2024, future compensation expense related to restricted stock awards is approximately $90,580 and will be recognized over a remaining period of three years.

Note 17. Commitments and Contingencies

The Company is subject to various legal actions that arise from time to time in the ordinary course of business. At this time, management is unaware of any such proceedings, either individually or in the aggregate.

Note 18. Related Party Transactions

In the ordinary course of business, the Bank has and expects to continue to have transactions including borrowings with its employees, directors and their affiliates. In the opinion of management, such transactions are on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons. The aggregate amount of such loans was approximately $988,000 and $1,071,000 at December 31, 2024 and 2023, respectively. Additionally, at December 31, 2024 and 2023, the Bank had unfunded commitments for such loans of approximately $4,902,000 and $4,911,000, respectively. The approximate amount of advances made on these loans was $1,482,000 and $1,484,000 in 2024 and 2023, respectively. The approximate amount of payments, including interest, received on these loans was $1,705,000 and $2,515,000 in 2024 and 2023, respectively.

Progressive Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 18. Related Party Transactions (continued)

Related party deposits totaled $69,641,341 and $62,843,633 as of December 31, 2024 and 2023, respectively.

Note 19. Significant Group Concentrations

Most of the Company’s business activity is with customers located within Louisiana. Such customers are normally also depositors of the Company. The Company’s largest depositor represents 9% of total deposits. A significant change in the relationship could impact the Company’s liquidity and require the Company to utilize other available sources of funding.

The concentrations of credit by type of loan are set forth in Note 5. Generally, the Company’s loans are collateralized and are expected to be repaid from cash flow or proceeds from the sales of selected assets of the borrowers. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit are granted primarily to commercial borrowers.

Note 20. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total, CET1 and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2024, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2024 and December 31, 2023, the Bank’s capital ratios exceeded those levels necessary to be categorized as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” the Bank must maintain minimum total risk-based, CET1, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since December 31, 2024 that management believes have changed the Bank’s category.

Progressive Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 20.         Regulatory Matters (continued)

A comparison of the Bank’s actual capital amounts and ratios to required capital amounts and ratios is presented in the following table (in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2024:
Total capital to risk weighted assets	$80,293	13.64%	$61,807	10.50%	$58,864	10.00%
Tier I capital to risk weighted assets	72,932	12.39%	50,034	8.50%	47,091	8.00%
CET1 capital to risk weighted assets	72,932	12.39%	41,205	7.00%	38,262	6.50%
Tier I capital to average assets	72,932	9.15%	31,866	4.00%	39,833	5.00%

2023:
Total capital to risk weighted assets	$77,523	13.86%	$58,744	10.50%	$55,946	10.00%
Tier I capital to risk weighted assets	70,519	12.60%	47,554	8.50%	44,757	8.00%
CET1 capital to risk weighted assets	70,519	12.60%	39,162	7.00%	36,365	6.50%
Tier I capital to average assets	70,519	9.09%	31,041	4.00%	38,801	5.00%

Note 21. Subsequent Events

The Company evaluated its December 31, 2024 consolidated financial statements for subsequent events through the date the consolidated financial statements were issued. On March 25, 2025, no subsequent events occurred which would require adjustment or disclosure to the consolidated financial statements.

Independent Auditor’s Report on the Supplementary Information

Board of Directors

Progressive Bancorp, Inc. and Subsidiaries

We have audited the consolidated financial statements of Progressive Bancorp, Inc. and its subsidiaries (the Company) as of and for the years ended December 31, 2024 and 2023, and have issued our report thereon, dated March 25, 2025, which contains an unmodified opinion on those consolidated financial statements. See pages 1-2. Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The consolidating information is presented for purposes of additional analysis rather than to present the financial position, results of operations and cash flows of the individual companies and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The consolidating information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

Dallas, Texas
March 25, 2025

Progressive Bancorp, Inc. and Subsidiaries

Schedule 1 - Consolidating Balance Sheet

December 31, 2024

(In Thousands, Except per Share Data)

	Progressive Bank and Subsidiary	Progressive Bancorp, Inc.	Eliminations		Consolidated Total
Assets

Cash and due from banks	$9,996	$826	$(826)	a	$9,996
Interest-bearing deposits	77,709	-	-		77,709
Time deposits in other financial institutions	5,096	-	-		5,096
Securities available for sale	63,952	-	-		63,952
Securities held to maturity	5,809	-	-		5,809
Investment in subsidiaries	-	67,271	(67,271)	b	-
Loans, net of allowance for credit losses	559,762	-	-		559,762
Premises and equipment, net	17,736	-	-		17,736
Bank owned life insurance	11,342	-	-		11,342
Other real estate owned	-	-	-		-
Federal Home Loan Bank stock	2,313	-	-		2,313
Deferred tax	3,493	(111)	-		3,382
Other assets	5,698	769	-		6,467

Total assets	$762,906	$68,755	$(68,097)		$763,564

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$203,872	$-	$(826)	a	$203,046
Interest-bearing	482,326	-	-		482,326
Total deposits	686,198	-	(826)		685,372

Federal Home Loan Bank advances	3,993	-	-		3,993
Bank Term Funding Program	-				-
Junior subordinated debentures	-	5,372	-		5,372
Other liabilities	5,444	34	-		5,478
Total liabilities	695,635	5,406	(826)		700,215

Stockholders' equity:
Common stock	790	2,624	(790)	b	2,624
Paid-in capital	25,407	14,293	(25,407)	b	14,293
Retained earnings	46,735	57,241	(46,735)	b	57,241
Accumulated other comprehensive loss	(5,661)	(5,661)	5,661	b	(5,661)
Treasury stock	-	(5,148)	-		(5,148)
Total stockholders' equity	67,271	63,349	(67,271)		63,349

Total liabilities and stockholders' equity	$762,906	$68,755	$(68,097)		$763,564

See independent auditor's report on the supplementary information.

Progressive Bancorp, Inc. and Subsidiaries

Schedule 2 - Consolidating Statement of Income

Year Ended December 31, 2024

(In Thousands, Except per Share Data)

	Progressive Bank and Subsidiary	Progressive Bancorp, Inc.	Eliminations		Consolidated Total
Interest income:
Loans, including fees	$29,683	$-	$-		$29,683
Securities:
Taxable	1,557	-	-		1,557
Nontaxable	24	-	-		24
Interest-bearing deposits	7,291	-	-		7,291
Other	-	13	-		13
	38,555	13	-		38,568
Interest expense:
Deposits	16,712	-	-		16,712
FHLB advances	37	-	-		37
Bank term funding program	2,233	-			2,233
Junior subordinated debentures	-	405	-		405
	18,982	405	-		19,387
Net interest income	19,573	(392)	-		19,181

Reversal of provision for credit losses	(131)	-	-		(131)
Net interest income after provision for credit losses	19,704	(392)	-		19,312
Noninterest income:
Equity in earnings of subsidiary	-	2,413	(2,413)	c	-
Service charges and fees	3,687	-	-		3,687
Brokerage department	807	-	-		807
Earnings on life insurance policies	208	-	-		208
Insurance commissions	25	-	-		25
Other	182	-	-		182
	4,909	2,413	(2,413)		4,909
Noninterest expenses:
Salaries and employee benefits	12,265	-	-		12,265
Occupancy	2,080	-	-		2,080
Furniture and equipment	889	-	-		889
Technology	1,978	-	-		1,978
Professional fees	862	198	-		1,060
Advertising and business development	573	-	-		573
ATM/debit card	1,407	-	-		1,407
Deposits insurance assessment	456	-	-		456
Net loss on sale of other real estate	22	-	-		22
Other	1,044	20	-		1,064
	21,576	218	-		21,794
Income before income taxes	3,037	1,803	(2,413)		2,427

Income tax expense	624	(128)	-		496

Net income	$2,413	$1,931	$(2,413)		$1,931

See independent auditor's report on the supplementary information.

Progressive Bancorp, Inc. and Subsidiaries

Description of Eliminating Entries
Year Ended December 31, 2024

a.	To eliminate intercompany cash and deposits.

b.	To eliminate investment accounts against the stockholders’ equity of the consolidated subsidiaries.

c.	To eliminate equity in earnings of subsidiaries.

PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES

Consolidating Balance Sheet - UNAUDITED

June 30, 2025

($000 Omitted)

Accounts Assets	Progressive Bank	Progressive Bancorp, Inc.		Eliminations	PBI Consolidated
Cash And Due From Banks	$72,076		$952	$(952)	$72,076
Time Deposits in Other Banks	100				100
Cash And Cash Equivalents	72,176		952	(952)	72,176

Investment Securities - Available For Sale	51,744				51,744
Investment Securities - Held To Maturity	5,613				5,613
Federal Home Loan Bank Stock	531				531
Loans - Net of Allowance for Credit Losses of $7,527	588,297				588,297
Premises & Equipment - Net	17,360				17,360
Accrued Interest Receivable	2,622				2,622
Repossessed Real Estate	0				0
Deferred FIT, Prepaids & Other Assets	5,518		716		6,234
Investment in Statutory Trust	0		162		162
Investment In Subsidiary Bank	0		70,893	(70,893)	0
Bank Owned Life Insurance	11,449				11,449
Letters of Credit	2,409				2,409

Total Assets	$757,719		$72,723	$(71,845)	$758,597

Liabilities & Stockholders' Equity

Demand - Non-Interest Bearing	207,933			(952)	206,981
Savings And NOW	400,766				400,766
Time Certificates	66,356				66,356

Total Deposits	$675,055	$		$(952)	674,103

Accrued Interest Payable	475		27		502
Accrued Expenses And Other Liabilities	5,482		130		5,612
Junior Subordinated Debenture			5,372		5,372
FHLB Notes Payable & Other Borrowing	3,405				3,405
Letters of Credit	2,409				2,409

Total Liabilities	$686,826		$5,529	$(952)	$691,403

Stockholders' Equity Common Stock	790		2,624	(790)	2,624
Surplus	25,407		14,325	(25,407)	14,325
Undivided Profits	49,296		59,993	(49,296)	59,993
Net Unrealized Gain On Securities	(4,600)		(4,600)	4,600	(4,600)
Less: Treasury Stock At Cost	0		(5,148)	0	(5,148)

Total Stockholders' Equity	70,893		67,194	(70,893)	67,194

Total Liabilities & Stockholders' Equity	$757,719		$72,723	$(71,845)	$758,597

PROGRESSIVE BANCORP, INC. AND SUBSIDIARIES

Consolidating Income Statement - UNAUDITED

Six Months Ended June 30, 2025

($000 Omitted)

Accounts	Progressive Bank	Progressive Bancorp, Inc.		Eliminations		PBI Consolidated
Interest income
Loans	$16,670	$		$		$16,670
Securities
Taxable	479					479
Tax-Exempt (Municipal / S, P & M)	6					6
Federal Funds Sold	0					0
Other Securities & Trust Preferred dividends	1,469		5			1,474

Total Interest Income	18,624		5			18,629

Interest Expense
Savings And NOW Accounts	5,069					5,069
Time Deposits	1,111					1,111
FHLB & Other	15		176			191
Total Interest Expense	6,195		176			6,371
Net Interest Income	12,429		(171)			12,258
Provision For Credit Losses	3					3
Net Interest Income After Credit Losses Provision	12,426		(171)			12,255
Equity In Earnings Of Subsidiary			3,161		(3,161)	0

Other Operating Income
Service Charges & Fees	920					920
Brokerage Department	355					355
Mortgage Department	13					13
ATM/Debit Card Services	807					807
Other	381					381

Total Other Operating Income	2,476					2,476

Other Operating Expenses
Salaries, Employee Benefits & Payroll Taxes	6,303					6,303
Occupancy And Equipment	1,436					1,436
Other	3,177		346			3,523

Total Other Operating Expenses	10,916		346			11,262

Income (Loss) Before Income Taxes	3,986		2,644		(3,161)	3,469

Income Tax Expense (Benefit)	825		(109)			716

Net Income (Loss)	$3,161		$2,753		$(3,161)	$2,753

Return on Average Equity	8.50%
Return on Average Assets	0.74%

Progressive Bancorp, Inc. and Subsidiaries

Consolidated Statement of Changes in Stockholders' Equity - UNAUDITED

Six Months Ended June 30, 2025

(Dollars in Thousands)

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total

Balance, December 31, 2024	$2,624	$14,293	$57,241	$(5,661)	$(5,148)	$63,349
Net income	-	-	2,752	-	-	2,752
Other comprehensive income, net of tax	-	-	-	1,061	-	1,061
Stock compensation expense	-	32	-	-	-	32
Balance, June 30, 2025	$2,624	$14,325	$59,993	$(4,600)	$(5,148)	$67,194

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

by and between

BUSINESS FIRST BANCSHARES, INC.

and

PROGRESSIVE BANCORP, INC.

Dated as of July 7, 2025

EXHIBITS

Exhibit A – Form of Bank Merger Agreement

Exhibit B – Form of Voting Agreement

Exhibit C – Form of Director Support Agreement

Exhibit D – Form of Release by Director/Officer

v

INDEX OF DEFINED TERMS

Acquisition Proposal	72	Controlled Group Liability	74
Acquisition Transaction	72	Debt Securities	10
Additional Cash Payment	66	Decreased Exchange Ratio	66
Affiliate	73	Determination Date	74
Affiliated Group	73	Director Support Agreements	1
Aggregate Cash Consideration	73	Dissenting Share	5
Aggregate Stock Consideration	73	Effective Time	64
Agreement	1	Environmental Inspections	51
Allowance	18	Environmental Laws	74
b1BANK	1	ERISA	28
b1BANK Stock	34	ERISA Affiliates	74
Bank Merger	1	ESOP	74
Bank Merger Agreement	1	Exchange Act	32
Banking Laws	16	Exchange Agent	6
BFST	1	Exchange Agent Agreement	6
BFST Common Stock	4	Exchange Fund	6
BFST Disclosure Schedules	33	FDIC	3
BFST Employee Plan	40	Federal Reserve Board	3
BFST Financial Statements	36	Final Closing Statement	62
BFST Notice of Termination	66	Fractional Share Cash Consideration	5
BFST Regulatory Approvals	35	Governmental Body	74
BFST SEC Reports	34	Hazardous Materials	75
BFST Systems	41	Hunton	62
BFST Tax Representation Letter	62	Increased Exchange Ratio	66
BFST Termination Effective Time	66	Indemnified Party	59
BHC Act	1	Initial Closing Statement	62
BOLI	25	Intellectual Property	31
Borrower	73	IRS	23
Business Day	73	knowledge	75
Call Reports	15	LBCA	2
Cancelled Shares	5	Letter of Transmittal	6
Capital Securities	10	Liability	75
CECL	73	Loan	18
Certificate	6	Loan Portal	51
Change in Recommendation	41	Loans	17
Closing	63	Material Adverse Effect	75
Closing Date	63	Merger	1
Code	1	Merger Consideration	76
Commercially Reasonable Efforts	73	Multiemployer Plans	28
Common Securities	10	MWM	62
Confidentiality Agreement	61	Nasdaq	3
Continuing Corporation	2	Notice Date	41
Contracts to be Terminated	49	OFI	3

Operative Documents	10	Retention Agreement	63
Options Cash Consideration	5	SEC	3
Order	76	Secondary Investigation	51
Organizational Documents	76	Securities Act	32
PBHoldings	9	Securities Portfolio	17
Per Share Merger Consideration	4	Security Interest	77
Per Share Merger Consideration Value	76	Straddle Period	77
Person	76	Subsidiaries	77
PFA	9	Subsidiary	77
Pool	19	Superior Proposal	77
Pre-Closing Tax Period	76	Supplemental Indentures	78
Privileged Communications	83	Systems	32
Privileged Deal Communications	83	Tail Policy	50
Privileged Individuals	83	Tax	78
Privileges	83	Tax Return	78
Proceeding	76	Taxes	78
Progressive	1	Termination Fee	67
Progressive Advisory Fees	33	Treasury Regulations	78
Progressive Annual Financial Statements	15	TRUPS Assumption	54
Progressive Bank	1	Trust I	9
Progressive Board Recommendation	41	Trust I Agreement	9
Progressive Contracts	24	Trust I Capital Securities	9
Progressive Disclosure Schedules	9	Trust I Common Securities	9
Progressive Employee Plan	28	Trust I Debt Securities	9
Progressive Employees	57	Trust I Guarantee	10
Progressive Expenses	76	Trust I Indenture	10
Progressive Financial Statements	15	Trust I Operative Documents	10
Progressive Loan Representatives	51	Trust II	10
Progressive Notice of Termination	65	Trust II Agreement	10
Progressive Personal Property	20	Trust II Capital Securities	10
Progressive Real Property	19	Trust II Common Securities	10
Progressive Regulatory Approvals	14	Trust II Debt Securities	10
Progressive Restricted Stock Award	5	Trust II Guarantee	10
Progressive Shareholder Approval	41	Trust II Indenture	10
Progressive Shareholder Meeting	41	Trust II Operative Documents	10
Progressive Stock	1	Trust Indentures	10
Progressive Stock Options	5	Trust Securities	10
Progressive Tax Representation Letter	62	Trusts	10
Progressive Termination Effective Time	65	Union	78
Proxy Statement	55	Unresolved Response Action	52
Purchaser Market Value	77	Voting Agreement	1
Registration Statement	35	WARN Act	78
Regulatory Approvals	35	Watch List	19
Required Consents	14

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of July 7, 2025, is by and between Business First Bancshares, Inc. (“BFST”), a Louisiana corporation and financial holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and Progressive Bancorp, Inc. (“Progressive”), a Louisiana corporation and financial holding company registered under the BHC Act.

RECITALS

WHEREAS, the respective boards of directors of BFST and Progressive believe that the merger of Progressive with and into BFST, with BFST continuing as the surviving entity (the “Merger”), in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are advisable and in the best interests of their respective companies and shareholders;

WHEREAS, immediately following the Merger, and pursuant to a separate agreement and plan of merger in the form attached hereto as Exhibit A (the “Bank Merger Agreement”), b1BANK, a Louisiana state-chartered bank and wholly-owned subsidiary of BFST (“b1BANK”), and Progressive Bank, a Louisiana state-chartered bank and wholly-owned subsidiary of Progressive (“Progressive Bank”), shall be combined through merger, with b1BANK continuing as the surviving entity (the “Bank Merger”);

WHEREAS, for federal income tax purposes, the parties intend that each of (i) the Merger and (ii) the Bank Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable provision of state law), and the Treasury Regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes;

WHEREAS, the respective boards of directors of BFST and Progressive have approved this Agreement and the transactions proposed herein on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to BFST’s willingness to enter into this Agreement, (i) certain members of the board of directors and each executive officer of Progressive has entered into an agreement, in the form attached hereto as Exhibit B, dated as of the date of this Agreement, pursuant to which he or she agrees to vote the issued and outstanding shares of common stock, par value $5.00 per share, of Progressive (“Progressive Stock”) beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby (the “Voting Agreement”), and (ii) each non-employee director of Progressive or Progressive Bank who signed the Voting Agreement has also entered into a support agreement in the form attached hereto as Exhibit C (collectively, the “Director Support Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I.
THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein), Progressive shall be merged with and into BFST, with BFST continuing as the surviving corporation (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to, and with the effects provided for in, the applicable provisions of the Louisiana Business Corporation Act (“LBCA”).

Section 1.2    Organizational Documents and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Organizational Documents (as defined herein) of Continuing Corporation shall be the Organizational Documents of BFST as in effect at the Effective Time. Unless and until changed by the board of directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of BFST as of the Effective Time. The established offices and facilities of Progressive immediately prior to the Effective Time shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with applicable law or the Organizational Documents of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of Progressive and BFST and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid, lawful, and effective immediately prior to the Effective Time, shall be taken for all purposes as the corporate acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to Progressive and BFST, respectively, as of the Effective Time.

Section 1.3    Board of Directors and Executive Officers of Continuing Corporation. Subject to Section 6.10, at the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Continuing Corporation, the members of the board of directors of BFST at the Effective Time shall be the members of the board of directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Continuing Corporation, the executive officers of BFST immediately prior to the Effective Time shall be the executive officers of Continuing Corporation.

Section 1.4    Effect of Merger. At the Effective Time, the corporate existence of Progressive and BFST shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of Progressive and BFST. All rights, franchises and interests of Progressive and BFST, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of the Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in the applicable provisions of the LBCA.

Section 1.5    Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all Liabilities (as defined herein) of Progressive and BFST. All Liabilities and obligations of Progressive and of BFST, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Progressive or BFST, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Progressive or BFST shall be preserved unimpaired subsequent to the Merger.

Section 1.6    Bank Merger. Immediately after entering into this Agreement, b1BANK and Progressive Bank shall enter into the Bank Merger Agreement. In the Bank Merger, Progressive Bank shall be merged with and into b1BANK immediately following the Merger, with b1BANK continuing as the surviving entity and succeeding to and assuming all rights and obligations of Progressive Bank in accordance with the applicable laws of Louisiana. Following the Bank Merger, the separate corporate existence of Progressive Bank shall cease. At the request of BFST, Progressive shall cause Progressive Bank to execute such articles or certificate of merger and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time of the Merger.

Section 1.7    Approvals and Notices. This Agreement shall be submitted to the shareholders of Progressive in accordance with the terms of this Agreement, the applicable provisions of law and the Organizational Documents of Progressive. Progressive and BFST shall proceed with Commercially Reasonable Efforts (as defined herein) and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including the preparation and submission of all necessary filings, requests for waivers, notices and certificates with the Securities and Exchange Commission (the “SEC”), the Nasdaq Global Select Market (“Nasdaq”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Louisiana Office of Financial Institutions (the “OFI”), and the Federal Deposit Insurance Corporation (the “FDIC”).

Section 1.8    Tax Consequences. It is intended by the parties hereto that each of the Merger and the Bank Merger shall qualify as a reorganization under Section 368(a) of the Code (and any comparable provision of state law), and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes. This Agreement shall be interpreted consistent with that intent. Each party hereto shall cause all Tax Returns to be prepared and filed on the basis of treating each of the Merger and the Bank Merger as a reorganization within the meaning of Section 368(a) of the Code and shall not (or permit any of its Affiliates (as defined herein) to) take any position inconsistent therewith in any Tax filing or Proceeding (as defined herein), except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

Section 1.9    Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, BFST may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (a) there are no material adverse Tax consequences to Progressive and its Subsidiaries or the shareholders of Progressive as a result of such modification (provided that, for the avoidance of doubt, the failure of the Merger or Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code (or another similar non-recognition provision of the Code) as a result of the modification shall be considered a material adverse Tax consequence), (b) the consideration to be paid to holders of Progressive Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (c) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II.
CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1    Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Progressive, BFST or the holders of any of the following securities:

(a)    Each share of common stock, par value $1.00 per share, of BFST (“BFST Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)    Each share of Progressive Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares (as such terms are defined herein)) shall be converted into the right to receive, without interest, the Per Share Merger Consideration. “Per Share Merger Consideration” means:

(i)    the number of shares of validly issued, fully paid and nonassessable shares of BFST Common Stock that is equal to the Exchange Ratio, subject to adjustment in accordance with the terms of this Agreement; and

(ii)    in lieu of the issuance of any fractional share of BFST Common Stock, an amount in cash (rounded to the nearest cent) determined by multiplying (A) the Purchaser Market Value by (B) the fraction of a share (after taking into account all shares of Progressive Stock held by such holder immediately prior to the Effective Time and rounded to the nearest ten thousandth when expressed in decimal form) of BFST Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.1(b)(i) (the product of (A) and (B) being the “Fractional Share Cash Consideration”).

(c)    Each option to acquire shares of Progressive Stock issued, outstanding and unexercised immediately prior to the Effective Time (the “Progressive Stock Options”) shall be converted into the right to receive cash consideration equal to the excess (if any) of the Per Share Merger Consideration Value (as defined herein) over the exercise price per share of each of the Progressive Stock Options calculated immediately prior to the Effective Time (the “Options Cash Consideration”). If the Per Share Merger Consideration Value is less than or equal to the exercise price per share of the applicable Progressive Stock Option, then the applicable Progressive Stock Option shall be cancelled with no payment due in respect thereof. As of the Effective Time, all Progressive Stock Options shall automatically cease to exist and each holder of a Progressive Stock Option shall cease to have any rights with respect thereto, except the right to receive the Options Cash Consideration.

(d)    At the Effective Time, each award of shares of Progressive Stock subject to vesting and repurchase granted by Progressive that is outstanding immediately prior to the Effective Time (each, a “Progressive Restricted Stock Award”) shall convert automatically into the right to receive the Per Share Merger Consideration in respect of each share of Progressive Stock underlying such Progressive Restricted Stock Award, without interest.

(e)    All shares of Progressive Stock issued and outstanding immediately prior to the Effective Time that are owned directly by BFST, Progressive or Progressive Bank (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (including, for clarity, shares held by the ESOP (as defined herein)) and (ii) shares held, directly or indirectly, by such parties in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration (as defined herein) or other consideration shall be delivered in exchange therefor (such cancelled shares, “Cancelled Shares”).

Section 2.2    Anti-Dilutive Adjustment. If the number of shares of BFST Common Stock or Progressive Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Progressive Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.3    Dissenting Shares. Each share of Progressive Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of nor consented in writing to the approval of the Merger and who has properly perfected his or her dissenter’s rights of appraisal by following the exact procedure required by Title 12, Part 13, Section 1-1301, et seq., of the LBCA, is referred to herein as a “Dissenting Share.” Notwithstanding any provision of this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and each holder of Dissenting Shares shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the LBCA. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him or her in accordance with the applicable provisions of the LBCA; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the LBCA. If any holder of any Dissenting Shares shall effectively withdraw or lose his or her dissenter’s rights of appraisal under the applicable provisions of the LBCA, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for only the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.4    Deposit of Merger Consideration. At or before the Effective Time, BFST shall deposit with or make available to the Exchange Agent (as defined herein) for exchange in accordance with Section 2.5: (a) evidence of shares in book entry form representing the number of shares of BFST Common Stock sufficient to deliver the Aggregate Stock Consideration and (b) immediately available funds equal to the Aggregate Cash Consideration (together with, to the extent then determinable, any cash payable to holders of Dissenting Shares pursuant to Section 2.3) (collectively, the “Exchange Fund”), and BFST shall instruct the Exchange Agent to timely deliver the Merger Consideration.

Section 2.5    Delivery of Merger Consideration.

(a)    Within five (5) Business Days (as defined herein) after the Effective Time and subject to the receipt by Computershare Trust Company, N.A. (the “Exchange Agent”) of a list of Progressive shareholders in a format that is acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of Progressive Stock (each, a “Certificate”), (i) a letter of transmittal (the “Letter of Transmittal”) which (A) shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate) to the Exchange Agent and (B) shall otherwise be substantially in such form and have such other provisions as shall be prescribed by the agreement between the Exchange Agent and BFST (the “Exchange Agent Agreement”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.5(c). BFST will cause the Exchange Agent to provide Progressive a reasonable opportunity to review and comment upon the Letter of Transmittal, or any amendments or supplements thereto, prior to disseminating the Letter of Transmittal to the holders of Progressive Stock, and BFST will consider in good faith and will cause the Exchange Agent to consider in good faith any reasonable comments proposed by Progressive.

(b)    Within ten (10) days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Progressive Stock will be entitled to receive the Per Share Merger Consideration to be issued or paid in consideration therefor in respect of the shares of Progressive Stock represented by such holder’s Certificate or Certificates. Until so surrendered, each Certificate (other than Certificates representing Cancelled Shares, which shall be treated as provided in Section 2.1(c), and Dissenting Shares, which shall be treated as provided in Section 2.3) shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 2.5, and any dividends or distributions to which such holder is entitled pursuant to this Section 2.5.

(c)    No dividends or other distributions with respect to BFST Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of BFST Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 2.5. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive, without interest, the amount of dividends or other distributions payable with respect to shares of BFST Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date).

(d)    In the event of a transfer of ownership of a Certificate representing Progressive Stock prior to the Effective Time that is not registered in the stock transfer records of Progressive, the Per Share Merger Consideration to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Progressive Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined herein) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of BFST and the Exchange Agent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) six (6) months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, BFST) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Progressive Stock such amounts as the Exchange Agent or BFST, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or BFST, as the case may be, and timely paid over to the appropriate Governmental Body (as defined herein), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Progressive Stock in respect of whom such deduction and withholding was made by the Exchange Agent or BFST, as the case may be.

(e)    After the Effective Time, there shall be no transfers on the stock transfer books of Progressive of the shares of Progressive Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Progressive Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to BFST, they shall be promptly presented to the Exchange Agent for exchange as provided in this Section 2.5, and shall be cancelled and exchanged for the Per Share Merger Consideration to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 2.5.

(f)    Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of BFST Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to BFST Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BFST.

(g)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Progressive at the expiration of six (6) months after the Effective Time shall be paid to BFST. In such event, any former shareholders of Progressive who have not theretofore complied with the exchange procedures in this Section 2.5 shall thereafter look only to BFST with respect to the Merger Consideration and any unpaid dividends and distributions on the BFST Common Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BFST, Progressive, the Continuing Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Progressive Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by BFST or the Exchange Agent, the posting by such person of a bond in such amount as BFST or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, BFST or the Exchange Agent, as the case may be, shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration allocable to such Certificate deliverable in respect thereof pursuant to this Agreement.

Section 2.6    Tax Adjustment. Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the value of the Aggregate Stock Consideration based upon the closing price of the BFST Common Stock as reported on Nasdaq on the trading day immediately preceding the Closing Date would be less than forty percent (40%) of the sum of (i) the Aggregate Cash Consideration, (ii) the Aggregate Stock Consideration, and (iii) any other amounts that would be considered “boot” received by the Progressive shareholders for purposes of Section 368(a) of the Code, then the Exchange Ratio will be increased with a corresponding decrease to the Aggregate Cash Consideration so that the Aggregate Stock Consideration is equal to forty percent (40%) of the sum of (i) the Aggregate Stock Consideration, (ii) the Aggregate Cash Consideration, and (iii) any other amounts that would be considered “boot” received by the Progressive shareholders for purposes of Section 368(a) of the Code, without changing the aggregate value of the Merger Consideration under Section 2.1(b).

Section 2.7    Withholding. BFST and the Exchange Agent, as applicable, will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement (including any Aggregate Cash Consideration) to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from a shareholder and any other recipients of payments hereunder. In the event that any amount is so deducted and withheld, such amount will be treated for all purposes of this Agreement as having been paid to the person to whom the payment from which such amount was withheld was made.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PROGRESSIVE

Progressive represents and warrants to BFST as set forth below. On the date of this Agreement, Progressive delivered to BFST schedules (the “Progressive Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article III or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the Progressive Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement.

Section 3.1    Organization.

(a)    Progressive is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana and a financial holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to financial holding companies. Progressive Bank is a Louisiana state-chartered bank duly formed, validly existing and in good standing under the laws of the State of Louisiana. Other than Progressive Bank, Progressive Financial Advisors, L.L.C. (“PFA”), PBHoldings, LLC (“PBHoldings”), Progressive Statutory Trust I, and Progressive Statutory Trust II, Progressive has no other Subsidiaries (as defined herein).

(b)    Progressive and each of its Subsidiaries has requisite power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their respective properties, to engage in the business and activities now conducted by each of them, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect (as defined herein) on Progressive and each of its Subsidiaries. To Progressive’s knowledge (as defined herein), no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.

(c)    Progressive Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the OFI, and is an insured depository institution as defined in the Federal Deposit Insurance Act.

(d)    With respect to the Trusts (as defined below):

(i)    Progressive Statutory Trust I (“Trust I”) has issued and sold capital securities (the “Trust I Capital Securities”) and common securities (the “Trust I Common Securities”) under the terms of an Amended and Restated Declaration of Trust, dated July 31, 2001 (the “Trust I Agreement”), and Progressive has issued Floating Rate Junior Subordinated Deferrable Interest Indentures due 2031 (the “Trust I Debt Securities”) to Trust I, pursuant to that certain Indenture, dated as of July 31, 2001, between Progressive and State Street Bank and Trust Company of Connecticut, National Association, as trustee (the “Trust I Indenture”), and has guaranteed the performance of Trust I in certain respects pursuant to that certain Guarantee Agreement (the “Trust I Guarantee”), dated as of even date with the Trust I Agreement (the Trust I Indenture, Trust I Agreement and Trust I Guarantee collectively being referred to herein as the “Trust I Operative Documents”).

(ii)    Progressive Statutory Trust II (“Trust II”) has issued and sold capital securities (the “Trust II Capital Securities” and, together with the Trust I Capital Securities, the “Capital Securities”) and common securities (the “Trust II Common Securities” and, together with the Trust I Common Securities, the “Common Securities”) under the terms of an Amended and Restated Declaration of Trust, dated September 20, 2007 (the “Trust II Agreement”), and Progressive has issued Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2037 (the “Trust II Debt Securities” and, together with the Trust I Debt Securities, the “Debt Securities”) to Trust II, pursuant to that certain Indenture, dated as of September 20, 2007, between Progressive and Wilmington Trust Company, as trustee (the “Trust II Indenture” and, together with the Trust I Indenture, the “Trust Indentures”), and has guaranteed the performance of Trust II in certain respects pursuant to that certain Guarantee Agreement (the “Trust II Guarantee”), dated as of even date with the Trust II Agreement (the Trust II Indenture, Trust II Agreement and Trust II Guarantee collectively being referred to herein as the “Trust II Operative Documents,” which together with the Trust I Operative Documents are referred to collectively as the “Operative Documents”).

(iii)    Section 3.1(d) of the Progressive Disclosure Schedules sets forth for Trust I and Trust II (together the “Trusts”) the (A) aggregate liquidation value of the Capital Securities, (B) dates of the Operative Documents, (C) coupon rates currently paid on the Capital Securities, the Common Securities, and the Debt Securities (collectively, the “Trust Securities”), (D) dates on which such coupon rate may first change, and the floating rate to be paid on the Trust Securities after such date, (E) dates after which Progressive may redeem the Debt Securities at par (assuming the occurrence of no special redemption event), and (F) the aggregate principal amount and maturity date of the Debt Securities held by the Trusts.

(iv)    The Trusts have been duly created and are validly existing in good standing as statutory trusts under the laws of their respective jurisdictions with the power and authority to own their property and to conduct the business transacted by them and to enter into and perform their respective obligations under their respective Operative Documents. The Trusts are not a party to or otherwise bound by any material agreement other than the Operative Documents.

(v)    The Operative Documents are valid and binding upon Progressive and the Trusts (in each case, to the extent a party thereto), and, to the knowledge of Progressive, the other parties thereto, and are in full force and effect. Neither Progressive nor either Trust is in breach or default in any material respect under any Operative Document to which such Person is a party. To the knowledge of Progressive, no violation or default exists under (nor does there exist any condition which, with the passage of time or the giving of notice or both, would result in a violation or default under) any Operative Document by any other party thereto. Prior to the date hereof, Progressive has made available to BFST true and complete copies of all Operative Documents. Subject to the execution and delivery of the Supplemental Indentures (as defined herein) in accordance with the terms of the Trust Indentures, the transactions contemplated by this Agreement will not result in a material breach, default, violation or acceleration of or under any Operative Document.

(vi)    The Capital Securities and the Common Securities have been duly authorized by Trust I and Trust II pursuant to the Trust I Agreement and the Trust II Agreement, respectively, and have been validly issued and represent undivided beneficial interests in the assets of the Trusts. None of the Capital Securities or the Common Securities are subject to preemptive or other similar rights. Except for liens under the Operative Documents, all of the issued and outstanding Common Securities of the Trusts are directly owned by Progressive free and clear of any lien, have been issued in compliance with applicable federal and state securities or “blue sky” laws, represent not less than 3% of the equity value of each of the Trusts and, other than during the continuance of an event of default under the Debt Securities, are pari passu with the Capital Securities issued by the Trusts. Neither Progressive nor either Trust is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of such act. All of the Debt Securities are held of record and beneficially by the Trusts.

(vii)    The sole assets of the Trusts are their Debt Securities, and interest paid on such Debt Securities to the extent not distributed, proceeds of such Debt Securities, or any of the foregoing.

(viii)    All of the proceeds from the sale of the Capital Securities issued by the Trusts have been invested in the Debt Securities. All of the proceeds from the sale of the Common Securities issued by the Trusts have been invested in the Debt Securities. All Debt Securities are and have been held by the Trusts since their initial issuance.

(ix)    The Trusts were not formed to, and are not authorized to, conduct any trade or business and the Trusts have not conducted any trade or business since they were formed. The Trusts exist for the exclusive purpose of (A) issuing and selling their respective Capital Securities and Common Securities, (B) using the proceeds from the sale of such Capital Securities and Common Securities to acquire their respective Debt Securities, and (C) engaging only in activities necessary, advisable or incidental thereto. Each of the Trusts was formed to facilitate direct investment in the assets of such Trust, and the existence of multiple classes of ownership is incidental to that purpose. There is no intent to provide holders of such interests in the Trusts with diverse interests in the assets of such Trusts.

(x)    As of the date of this Agreement and as of the Closing Date, Progressive has and will have made timely payments of all installments of principal and interest on, and performed all of its other obligations under, the Debt Securities. As of the date of this Agreement and as of the Closing Date, Progressive has not and will not have exercised its right to defer interest payments on any of the Debt Securities.

(xi)    The Trusts’ income consists solely of payments made by Progressive with respect to the Debt Securities, and such payments are not derived from the active conduct of a financial business by the Trusts. Both Progressive’s obligation to make such payments and the measurement of the amounts payable by Progressive are defined by the terms of the Debt Securities. Neither Progressive’s obligation to make such payments nor the measurement of the amounts payable by Progressive is dependent on income or profits of Progressive or any Affiliate of Progressive.

(xii)    Progressive has not issued any class of capital stock either pari passu or senior to the Debt Securities. All Debt Securities are pari passu with trade accounts payable by Progressive arising in the ordinary course of business.

(xiii)    Progressive and the Trusts have created a debtor-creditor relationship between Progressive, as debtor, and the Trust, as creditor. Each Trust is and will, under current law, be classified for U.S. federal income Tax purposes as a grantor trust and not as an association taxable as a corporation.

(xiv)    At all times since the issuance of the respective Debt Securities, each Trust has been treated as a grantor trust for U.S. federal income Tax purposes.

(xv)    The Debt Securities constitute indebtedness of Progressive for U.S. federal income Tax purposes.

(e)    True and complete copies of the Organizational Documents of Progressive and each Subsidiary, each as amended to date, have been delivered or made available to BFST.

(f)    Section 3.1(f) of the Progressive Disclosure Schedules lists each of the Subsidiaries of Progressive and any other Person in which Progressive or any of its Subsidiaries own, or have the right to acquire, any ownership interest. Except as set forth in Section 3.1(f) of the Progressive Disclosure Schedules, neither Progressive nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates, (ii) is a general partner or owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) knows of any arrangement pursuant to which the capital stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Progressive.

(g)    The deposit accounts of Progressive Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date of this Agreement required in connection therewith have been paid by Progressive Bank.

Section 3.2    Capitalization.

(a)    The authorized capital stock of Progressive consists of (i) 20,000,000 shares of common stock, par value $5.00 per share, 460,104 of which are issued and outstanding and 64,768 of which are held in treasury as of the date hereof, and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share, 12,000 of which are designated as “Senior Non-Cumulative Perpetual Preferred Stock, Series A” and none of which are issued and outstanding as of the date hereof. As of the date hereof, there were 21,636 Progressive Stock Options issued, outstanding and unexercised. As of the date hereof, there are 710 shares of Progressive Stock granted in respect of outstanding Progressive Restricted Stock Awards. The authorized capital stock of Progressive Bank consists of 100 shares of common stock, par value $10,000.00 per share. All of the issued and outstanding shares of Progressive Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws.

(b)    Progressive owns, either directly or indirectly, all of the issued and outstanding capital stock and other securities of its Subsidiaries except for the Capital Securities and the Debt Securities issued by the Trusts. The outstanding capital stock and other securities of Progressive’s Subsidiaries have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws and are, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable, and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind. There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any Person.

(c)    Except as set forth in Section 3.2(c) of the Progressive Disclosure Schedules, there are no existing options, stock appreciation rights, stock appreciation units, warrants, calls, convertible securities or commitments of any kind obligating Progressive to issue any authorized and unissued Progressive Stock.

(d)    Except as set forth in Section 3.2(d) of the Progressive Disclosure Schedules, Progressive does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any Progressive Stock or other Progressive securities. Other than the Voting Agreement, to the knowledge of Progressive, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting Progressive Stock.

(e)    Progressive does not have a past practice of paying dividends nor does it pay dividends on Progressive Stock in the ordinary course of business.

Section 3.3    Authority; Approvals.

(a)    Progressive has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and, subject to receipt of the Progressive Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Progressive and, assuming the due authorization, execution and delivery hereof by BFST, is a duly authorized, valid, legally binding agreement of Progressive, enforceable against Progressive in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of Progressive. The board of directors of Progressive has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Progressive and its shareholders, (ii) directed that this Agreement be submitted to Progressive’s shareholders for approval and adoption and (iii) resolved to recommend to Progressive’s shareholders that they approve this Agreement and the transactions contemplated by this Agreement. Except for the Progressive Shareholder Approval (as defined herein), no further corporate proceedings on the part of Progressive are necessary for Progressive to execute and deliver this Agreement or the related documents to which it is a party and to consummate the transactions contemplated hereby or thereby.

(c)    Section 3.3(c) of the Progressive Disclosure Schedules lists all consents, approvals, authorizations, applications, filings, notices, registrations and qualifications of any Governmental Body that are required to be made or obtained by Progressive or any of its Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and any filings by Progressive with the SEC or the OFI or under the LBCA or any other applicable law with respect to the change in control of Progressive and Progressive Bank or BFST’s or b1BANK’s acquisition of Progressive and Progressive Bank (collectively, the “Progressive Regulatory Approvals”).

Section 3.4    No Conflicts; Consents.

(a)    Neither the execution and delivery by Progressive of this Agreement and the related documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Progressive with any of the provisions hereof or thereof, will, assuming that the Progressive Regulatory Approvals and the Progressive Shareholder Approval are duly obtained, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of Progressive or any of its Subsidiaries under any of the terms, conditions or provisions of (1) the Organizational Documents of Progressive or any of its Subsidiaries or (2) except as set forth in Section 3.4(b) of the Progressive Disclosure Schedules, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Progressive or any of its Subsidiaries is a party or by which it may be bound, or to which Progressive or any of its Subsidiaries or any of the properties or assets of Progressive or any of its Subsidiaries may be subject, or (ii) violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Progressive or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on Progressive or any of its Subsidiaries.

(b)    Except for the Progressive Regulatory Approvals, the Progressive Shareholder Approval and as set forth in Section 3.4(b) of the Progressive Disclosure Schedules (the items so set forth therein collectively, the “Required Consents”), and except where the failure to make or obtain such consents, approvals, notices, licenses, permits, orders, authorizations, registrations, declarations, or filings either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on Progressive or any of its Subsidiaries, no consent, approval, notice, license, permit, order or authorization of or registration, declaration or filing with any Governmental Body or other third party is required to be obtained or made by Progressive or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the related documents to which they are respectively a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.5    Proceedings. There are no Proceedings pending or, to Progressive’s knowledge, threatened against Progressive or any of its Subsidiaries, and Progressive has no knowledge of any basis on which any such Proceedings could be brought, which could reasonably be expected to result in a Material Adverse Effect on Progressive or which question the validity of any action taken or to be taken in connection with this Agreement or the transactions contemplated hereby. Neither Progressive nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.

Section 3.6    Financial Statements.

(a)    Progressive has furnished or made available to BFST true, correct and complete copies of Progressive’s audited consolidated balance sheets as of December 31, 2024, 2023 and 2022, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2024, 2023 and 2022, accompanied by the report thereon of Progressive’s independent auditors (the “Progressive Annual Financial Statements”). Progressive has also furnished or made available to BFST a true, correct and complete copy of the Consolidated Reports of Condition and Income (the “Call Reports”) filed by Progressive Bank as of and for each reporting period during the three (3) years ended December 31, 2024. The Progressive Annual Financial Statements and the Call Reports are collectively referred to in this Agreement as the “Progressive Financial Statements.”

(b)    The Progressive Annual Financial Statements have been prepared from the books and records of Progressive and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Progressive at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated; provided, however, that Progressive Bank adopted and fully implemented CECL effective as of January 1, 2023. The Call Reports fairly present the financial position of Progressive Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal banking authorities.

(c)    Neither Progressive nor any of its Subsidiaries has incurred any material Liabilities (whether accrued, absolute, contingent or otherwise) except for Liabilities (i) fully set forth or provided for in the Progressive Financial Statements, (ii) incurred in the ordinary course of business since December 31, 2024, and which are set forth on Section 3.6(c) of the Progressive Disclosure Schedules, or (iii) incurred in connection with this Agreement and the related documents to which Progressive and its Subsidiaries are a party and the transactions contemplated hereby and thereby, and which are set forth on Section 5.20 of the Progressive Disclosure Schedules.

Section 3.7    Compliance with Laws and Regulatory Filings.

(a)    Progressive and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to Progressive or any of its Subsidiaries, including, as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Non-deposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, “Banking Laws”). There have been no material incidents of fraud or defalcation by Progressive or Progressive Bank or, to the knowledge of Progressive, any of their respective officers, directors or Affiliates, during the last two (2) years. To the knowledge of Progressive, each of Progressive and Progressive Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including wire transfers). Progressive Bank is designated as an intermediate small bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”

(b)    Progressive and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OFI or any other Governmental Body having supervisory jurisdiction over Progressive and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to Progressive’s knowledge, investigation into the business or operations of Progressive or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of Progressive Bank or Progressive. Progressive is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined in 12 C.F.R. § 225.2(s)). Progressive Bank is “well capitalized” (as that term is defined in 12 C.F.R. §325.103(b)(1)).

(c)    None of Progressive, its Subsidiaries or, to the knowledge of Progressive, any director, officer, employee, agent or other person acting on behalf of Progressive or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Progressive or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Progressive or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Progressive or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Progressive or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Progressive or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Progressive or any of its Subsidiaries, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 3.8    Absence of Certain Changes. Since December 31, 2024, (a) Progressive and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) except as set forth in Section 3.8 of the Progressive Disclosure Schedules, neither Progressive nor any of its Subsidiaries has engaged in the activities proscribed by Section 5.2(b), and (c) no Material Adverse Effect on Progressive or Progressive Bank has occurred.

Section 3.9    Investments. Progressive has furnished or made available to BFST a true, correct and complete list, as of March 31, 2025, of all securities, including municipal bonds, owned by Progressive Bank (the “Securities Portfolio”). Except as set forth in Section 3.9 of the Progressive Disclosure Schedules, all such securities are carried in accordance with GAAP consistent with applicable guidance issued by applicable regulatory authorities and are owned by Progressive Bank (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. There is no Person (other than the Subsidiaries listed in Section 3.1(f) of the Progressive Disclosure Schedules) in which the ownership interest of Progressive, whether held directly or indirectly, equals five percent (5%) or more of the issued and outstanding voting securities of the issuer thereof. To Progressive’s knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio. Each of Progressive and its Subsidiaries employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Progressive believes are prudent and reasonable in the context of their respective businesses, and each of Progressive and its Subsidiaries has, since December 31, 2019, been in compliance with such policies, practices and procedures in all material respects.

Section 3.10    Loan Portfolio and Reserve for Loan Losses.

(a)    All evidences of indebtedness to which Progressive or any of its Subsidiaries is a party as a lender, lessor or creditor (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, and, assuming due authorization, execution and delivery thereof by the obligor, is enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither Progressive nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. There is no valid claim or defense to the enforcement of any Loan by Progressive and its Subsidiaries and, to Progressive’s knowledge, none has been asserted. Progressive has no knowledge of any acts or omissions on the part of Progressive or its Subsidiaries that would give rise to any claim or right of rescission, set off, counterclaim or defense with respect to any Loan.

(b)    The credit files of Progressive and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to Progressive or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of Progressive or any of its Subsidiaries (including Loans that will be outstanding if Progressive or such Subsidiary advances funds it is obligated to advance).

(c)    The allowance for credit losses (the “Allowance”) shown on the Progressive Financial Statements as of December 31, 2024 was, and the Allowance to be shown on any financial statements of Progressive or Progressive Bank or Consolidated Reports of Condition and Income of Progressive Bank as of any date subsequent to the execution of this Agreement shall be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of Progressive or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit). Progressive adopted and fully implemented CECL, effective as of January 1, 2023.

Section 3.11    Certain Loans and Related Matters.

(a)    Except as set forth in Section 3.11(a) of the Progressive Disclosure Schedules, as of December 31, 2024, neither Progressive nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement (other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan) under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date of this Agreement; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Progressive or any of its Subsidiaries, or any ten percent (10%) or more shareholder of Progressive, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Progressive or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over Progressive or any of its Subsidiaries.

(b)    Section 3.11(b) of the Progressive Disclosure Schedules contains the “watch list of loans” of Progressive Bank (“Watch List”) as of March 31, 2025. To the knowledge of Progressive, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the Watch List based on Progressive’s or Progressive Bank’s ordinary course of business and safe and sound banking principles.

(c)    No contracts pursuant to which Progressive or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Each Loan included in a pool of Loans originated, securitized or acquired by Progressive or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to Progressive or any of its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

Section 3.12    Books and Records. The minute books, stock certificate books and stock transfer ledgers of Progressive and each of its Subsidiaries are complete and correct in all material respects, the transactions entered therein represent bona fide transactions, and all transactions involving the business of Progressive or any of its Subsidiaries that properly should have been set forth therein are accurately so set forth in all material respects.

Section 3.13    Fiduciary Responsibilities. Since December 31, 2019, Progressive and each of its Subsidiaries have administered all accounts for which Progressive or any of its Subsidiaries acts as a fiduciary, including accounts for which Progressive or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in compliance with the terms of the governing documents of such accounts and applicable law in all material respects. None of Progressive nor any of its Subsidiaries, nor, to Progressive’s knowledge, any director, officer or employee of Progressive or any of its Subsidiaries, has committed any material breach of trust with respect to any such fiduciary account.

Section 3.14    Real Property Owned or Leased.

(a)    Section 3.14(a) of the Progressive Disclosure Schedules contains a true, correct and complete list of all real property owned or leased by Progressive or its Subsidiaries as of the date of this Agreement, including non-residential other real estate, and the owner or lessee thereof (the “Progressive Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, Progressive Real Property, all title insurance policies for Progressive Real Property that is owned by Progressive or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such owned Progressive Real Property is subject, have been furnished or made available to BFST.

(b)    No lease or deed with respect to any Progressive Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Progressive Real Property pertaining to its current primary purpose.

(c)    None of the buildings and structures located on any Progressive Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Progressive Real Property, except those violations and encroachments that do not, individually or in the aggregate, materially adversely affect the value or use and enjoyment of the relevant Progressive Real Property. No condemnation proceeding is pending or, to Progressive’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Progressive Real Property in the manner in which it is currently being used.

(d)    Progressive or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Progressive Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the Progressive Financial Statements; and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e)    All buildings and other facilities used in the business of Progressive and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.15    Personal Property. Each of Progressive and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Progressive Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in Progressive Financial Statements and (b) such other liens, charges imperfections of title and encumbrances as do not, individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Progressive Personal Property. Subject to ordinary wear and tear, the Progressive Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.16    Environmental Laws. Progressive and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws (as defined herein) and permits thereunder. Neither Progressive nor any of its Subsidiaries has received written notice of any violation by Progressive or any of its Subsidiaries of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined herein), and they are not subject to, and have not received written notice of, any claim, lien, charge or other encumbrance against Progressive or its Subsidiaries under any Environmental Laws. No Progressive Real Property and, to Progressive’s knowledge, no real property owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Progressive or its Subsidiaries within the ten (10) years preceding the date of this Agreement, has been designated by a Governmental Body as requiring any environmental investigation, cleanup or response action to comply with Environmental Laws, or, to the knowledge of Progressive, has been the site of any release of any Hazardous Materials. To Progressive’s knowledge, (a) no asbestos was used in the construction of any Progressive Real Property (or any improvements thereon), (b) no real property currently or previously owned by Progressive or any of its Subsidiaries is, or has been, a heavy industrial site or landfill, (c) there are no underground storage tanks at any properties owned or operated by Progressive or any of its Subsidiaries and, (d) except as set forth in Section 3.16 of the Progressive Disclosure Schedules, no underground storage tanks have been closed or removed from any properties owned or operated by Progressive or any of its Subsidiaries. Progressive has made available to BFST all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to Progressive Real Property, any real property formerly owned or operated by Progressive or any of its Subsidiaries or any of their respective predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of Progressive or any of its Subsidiaries.

Section 3.17    Taxes.

(a)    Except as set forth in Section 3.17(a) of the Progressive Disclosure Schedules, each of Progressive and its Subsidiaries has duly and timely filed (after giving effect to any extensions of time in which to make such filings) all income and other material Tax Returns (as defined herein) it was required to file with the appropriate Governmental Bodies, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either Progressive or any of its Subsidiaries is or was a member. Except as set forth in Section 3.17(a) of the Progressive Disclosure Schedules, all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by Progressive or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid to the appropriate Governmental Bodies. Neither Progressive nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (excluding automatic extensions obtained in the ordinary course of business). Except as set forth in Section 3.17(a) of the Progressive Disclosure Schedules, no claim has ever been raised in writing (or, to Progressive’s knowledge, in any other manner) by a Governmental Body in a jurisdiction where Progressive or any of its Subsidiaries does not file Tax Returns that Progressive or any of its Subsidiaries is or may be subject to Tax by that jurisdiction or required to file a Tax Return in that jurisdiction, in each case, which claim is unresolved. There are no Security Interests on any of the assets of Progressive or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of Progressive or any of its Subsidiaries to pay any Tax.

(b)    Each of Progressive and its Subsidiaries has collected or withheld and duly paid to the appropriate Governmental Body all income and other material Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. Except as set forth in Section 3.17(b) of the Progressive Disclosure Schedules, each of Progressive and its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(c)    Except as set forth in Section 3.17(c) of the Progressive Disclosure Schedules, there is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of Progressive or any of its Subsidiaries either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Progressive has knowledge based upon contact with any agent of such Governmental Body. Section 3.17(c) of the Progressive Disclosure Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to Progressive or any of its Subsidiaries for any period occurring during the three (3) most recently completed taxable years (and any other taxable year that remains open under applicable Tax law), indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Progressive has made available to BFST correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Progressive and its Subsidiaries with respect to any period occurring during the three (3) most recently completed taxable years (and any other taxable year that remains open under applicable Tax law).

(d)    Neither Progressive nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)    Neither Progressive nor any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Progressive nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Sections 6011, 6111 and 6707A(c) of the Code and Treasury Regulations § 1.6011-4. Except as set forth in Section 3.17(e) of the Progressive Disclosure Schedules, neither Progressive nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group (as defined herein) filing a consolidated federal income Tax Return (other than the Affiliated Group of which Progressive is the common parent) or (iii) has any Liability for the Taxes of any Person (other than Progressive and its Subsidiaries) under Treasury Regulations § 1.1502‑6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)    Neither Progressive nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g)    None of Progressive, any of its Subsidiaries, BFST or any Affiliate of BFST will be required to include any item of income in, and none of Progressive, any of its Subsidiaries, BFST or any Affiliate of BFST will be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any of the following in connection with Progressive or any of its Subsidiaries: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), except as set forth in Section 3.17(g) of the Progressive Disclosure Schedules; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election to defer Taxes pursuant to U.S. Pub. L. 116–136, the CARES Act, or any similar state, local, or non-U.S. Tax law or official guidance promulgated in connection with SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks, or related economic dislocation.

(h)    Neither Progressive nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Sections 355 or 361 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)    The unpaid Taxes of Progressive and its Subsidiaries (i) did not, as of December 31, 2024, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in Progressive Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Progressive and its Subsidiaries in filing its Tax Returns.

(j)    Neither Progressive nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent (i) the Merger or (ii) the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Progressive nor any of its Subsidiaries or Affiliates has taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k)    There is no limitation on the utilization by Progressive or any of its Subsidiaries of its net operating losses, built-in losses, Tax credits or similar items under Sections 382, 383 or 384 of the Code or any similar provision of federal, state, local or non-U.S. Tax law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(l)    Neither Progressive nor any of its Subsidiaries has received any letter ruling from the Internal Revenue Service (“IRS”) (or any comparable ruling from any other taxing authority).

(m)    Progressive and each of its Subsidiaries has been treated as a C corporation for federal and state income tax purposes at all times since 1998 and each will be treated as a C corporation up to and on the Closing Date.

Section 3.18    Contracts and Commitments.

(a)    Except as set forth in Section 3.18(a) of the Progressive Disclosure Schedules (the “Progressive Contracts”), neither Progressive nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i)    employment, personal services, independent contractor, consulting, change-in-control, retention, or severance contracts or similar arrangements;

(ii)    collective bargaining agreements, memorandums of understanding, or other contracts with any Union (as defined herein);

(iii)    bonus, stock option, restricted stock, stock appreciation, phantom stock, equity or equity-based compensation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;

(iv)    material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(v)    contract or commitment for capital expenditures in excess of $50,000 in the aggregate;

(vi)    material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement and not terminable upon notice of sixty (60) days or less;

(vii)    contract or option to purchase or sell any real or personal property other than any contract for the purchase or sale of personal property in the ordinary course of business;

(viii)    contract, agreement or letter with respect to the management or operations of Progressive or Progressive Bank imposed by any Governmental Body having supervisory jurisdiction over Progressive or Progressive Bank;

(ix)    note, debenture, agreement, contract or indenture related to the borrowing by Progressive or any of its Subsidiaries of money other than those entered into in the ordinary course of business;

(x)    guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(xi)    agreement with or extension of credit to any executive officer or director of Progressive or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding Progressive Stock, or any Affiliate of such Person;

(xii)    agreement with any executive officer or director of Progressive or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding Progressive Stock or any Affiliate of such Person, relating to bank owned life insurance (“BOLI”);

(xiii)    lease of real property;

(xiv)    any agreement containing covenants that limit the ability of Progressive or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, Progressive (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Body);

(xv)    any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of thirty (30) days or less;

(xvi)    any agreement pursuant to which Progressive or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person;

(xvii)    any agreement between Progressive Bank, on the one hand, and a Person listed on Section 3.1(f) of the Progressive Disclosure Schedules, on the other hand; or

(xviii)    any contract, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business.

(b)    Each Progressive Contract is legal, valid and binding on Progressive or its Subsidiaries, as the case may be, and to the knowledge of Progressive, the other parties thereto, and is enforceable by Progressive or its Subsidiaries, as the case may be, in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles). Each of Progressive and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Progressive Contract and there are no existing material defaults by Progressive or its Subsidiary, as the case may be, or, to the knowledge of Progressive, the other party thereunder and, to the knowledge of Progressive, there are no allegations or assertions of such by any party under such Progressive Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each Progressive Contract has been delivered or made available to BFST.

Section 3.19    Fidelity Bonds and Insurance.

(a)    A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of Progressive or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder, is set forth in Section 3.19(a) of the Progressive Disclosure Schedules.

(b)    All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by Progressive or any of its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and all agreements to which Progressive or such Subsidiary is a party; (iii) are usual and customary as to amount, scope and type of risk insured for the business conducted by Progressive and its Subsidiaries; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. To the knowledge of Progressive, no insurer under any such policy or bond has canceled or indicated to Progressive or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither Progressive nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither Progressive nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three (3) fiscal years.

Section 3.20    Regulatory Actions and Approvals. There are no Proceedings pending or, to the knowledge of Progressive, threatened, against Progressive or any of its Subsidiaries by or before any Governmental Body or arbitrator having jurisdiction over Progressive or any of its Subsidiaries. Neither Progressive nor any of its Subsidiaries is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body or arbitrator having jurisdiction over it. Neither Progressive nor any of its Subsidiaries knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Progressive Regulatory Approvals, nor does Progressive or any of its Subsidiaries have any reason to believe that it will not be able to obtain all Progressive Regulatory Approvals.

Section 3.21    Employee Matters.

(a)    Progressive has provided or made available to BFST a list of all current employees of Progressive or any of its Subsidiaries (including, without limitation, those individuals for whom Progressive or any of its Subsidiaries is a joint employer) as of the date of this Agreement, including any such employee who is on a leave of absence of any nature, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current base compensation rate; (v) bonus or other incentive-based compensation paid in the prior calendar year; (vi) exempt or non-exempt classification under the Fair Labor Standards Act; and (vii) payrolling entity. As of the Closing Date, all compensation payable to all employees of Progressive and its Subsidiaries for services performed on or prior to the Closing Date shall have been paid in full (or accrued in full on Progressive’s interim financial statements).

(b)    Progressive has provided or made available to BFST a list of all individuals who, as of the date of this Agreement, are parties to an independent contract or consulting agreement directly with Progressive or its Subsidiaries, and for each such individual the following information: (i) name; (ii) compensation rate; (iii) contract expiration date and terms; and (iv) a brief description of services provided. As of the Closing Date, all compensation payable to all independent contractors and consultants of Progressive and its Subsidiaries for services performed on or prior to the Closing Date shall have been paid in full (or accrued in full on Progressive’s interim financial statements) and there are no outstanding agreements, understandings or commitments of Progressive or its Subsidiaries with respect to any such compensation.

(c)    Neither Progressive nor any of its Subsidiaries is, nor has been, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a Union, and there is not, and has not been, any Union representing nor, to Progressive’s knowledge, purporting to represent any employee of Progressive or its Subsidiaries. Neither Progressive nor any of its Subsidiaries has a duty to bargain with any Union. As of the date of this Agreement, there is not any unfair labor practice charge or complaint or any other Proceedings pending against Progressive or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Body having jurisdiction thereof and, to Progressive’s knowledge, no such complaint has been threatened. Neither Progressive nor any of its Subsidiaries has received any written notice concerning, and, to Progressive’s knowledge, there are not and have never been, any activities or proceedings of any Union (or representatives thereof) to organize any employees of Progressive or its Subsidiaries, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of Progressive or its Subsidiaries.

(d)    Progressive and its Subsidiaries have complied in all material respects with all labor and employment laws, including, without limitation, any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and, to the knowledge of Progressive, no person has asserted to Progressive or any of its Subsidiaries that Progressive or any of its Subsidiaries is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. There are no Proceedings pending, or to Progressive’s knowledge, threatened against Progressive or any of its Subsidiaries with respect to allegations of a violation of any labor or employment law, and Progressive has no knowledge of any basis on which any such Proceedings could be brought.

(e)    Neither Progressive nor any of its Subsidiaries has implemented, and does not intend to implement, any plant closing or layoff of employees that could implicate the WARN Act (as defined herein).

Section 3.22    Compensation and Employee Benefit Plans.

(a)    Section 3.22(a) of the Progressive Disclosure Schedules lists all employee benefit plans, policies, arrangements, programs, practices or agreements that provide benefits or compensation to any current or former employees, directors, consultants or other service providers of Progressive or any of its ERISA Affiliates (as defined herein) and (i) that are sponsored or maintained by Progressive or any of its ERISA Affiliates, or (ii) to which Progressive or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of Progressive or any of its ERISA Affiliates, or (iii) with respect to which Progressive or any of its ERISA Affiliates has any Liability, including, but not limited to, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, any “employee benefit plan” within the meaning of Section 3(3) of ERISA or any employment or consulting agreement, or employee stock ownership, bonus, incentive, profit sharing, equity or equity-based compensation, stock purchase, stock option, stock appreciation right, restricted stock, restricted stock unit, phantom stock, deferred compensation, retention, severance, change of control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation, pension, paid time off or fringe benefit plan, policy, arrangement, program, practice or agreement (each of the foregoing, a “Progressive Employee Plan”). Neither Progressive nor any of its Subsidiaries has any Liability under any employee benefit plans, policies, arrangements, programs, practices or agreements providing benefits or compensation to any service providers of Progressive or any of its ERISA Affiliates through a contractual arrangement with a third-party professional employer organization. There are no pending or, to the knowledge of Progressive, threatened Proceedings, audits or other claims (except routine claims for benefits) relating to any Progressive Employee Plan. All of Progressive Employee Plans comply and have been administered in all material respects in compliance with their terms and with all applicable requirements of ERISA, the Code and other applicable laws. To the knowledge of Progressive, all contributions, premiums or other payments required by law or by any Progressive Employee Plan have been made or accrued by the due date thereof.

(b)    Neither Progressive nor any of its Subsidiaries has any Liabilities for post-retirement or post-employment health benefits under any Progressive Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Progressive Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received or is the subject of a favorable determination, opinion, or advisory letter from the IRS and, to the knowledge of Progressive, no event or circumstance has occurred that would disqualify any such Progressive Employee Plan. Progressive has provided or made available copies of (i) each Progressive Employee Plan, including all amendments thereto, (ii) the most recent summary plan descriptions of each Progressive Employee Plan together with each summary of material modification required under ERISA with respect to such Progressive Employee Plan, (iii) all determination, opinion or advisory letters from the IRS with respect to any Progressive Employee Plan, (iv) each trust agreement, insurance policy or other instrument relating to the funding or administration of any Progressive Employee Plan, (v) the three (3) most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the U.S. Department of Labor with respect to each Progressive Employee Plan, (vi) the most recent determination or opinion letter issued by the IRS with respect to each Progressive Employee Plan that is intended to qualify under Section 401 of the Code, and (vii) the most recent audited financial statements for each Progressive Employee Plan for which audited statements are required by ERISA.

(c)    Neither Progressive nor any of its ERISA Affiliates has any Liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). Neither Progressive nor any of its ERISA Affiliates has ever contributed to or been obligated to contribute to any Multiemployer Plan, and neither Progressive nor any of its ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither Progressive nor any of its ERISA Affiliates sponsors, maintains or contributes to any employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA, and neither Progressive nor any of its ERISA Affiliates has ever sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Section 412 of the Code or Title IV of ERISA.

(d)    There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined herein) of Progressive or any of its Subsidiaries now or following the Closing.

(e)    Except as set forth in Section 3.22(e) of the Progressive Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (where such other event by itself would not result in such consequence), (i) entitle any current or former employee, director, officer, consultant or other service provider of Progressive or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, noncompetition payments, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former employee, director, officer, consultant or other service provider of Progressive or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefits or otherwise), (iii) cause Progressive to transfer or set aside any assets to fund any benefits under any Progressive Employee Plan, or (iv) limit or restrict the right to amend, terminate, or transfer the assets of any Progressive Employee Plan on or following the Effective Time. Section 3.22(e) of the Progressive Disclosure Schedule sets forth the amounts that, as of the date of this Agreement, have been, and as of the Closing Date, will be, accrued pursuant to any such severance, noncompetition, retention or bonus arrangements in accordance with GAAP on Progressive’s consolidated balance sheet. There is no contract, agreement, plan or other arrangement covering any service provider or former service provider of Progressive or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by Progressive or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) (or any corresponding provision of state, local or foreign Tax law).

(f)    Section 3.22(f) of the Progressive Disclosure Schedules lists each Person who (i) as of the Closing Date, could be reasonably expected to be a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) with respect to Progressive or any of its Subsidiaries and (ii) who could reasonably be expected to receive an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(g)    Except as set forth in Section 3.22(g) of the Progressive Disclosure Schedules, neither Progressive nor any of its Subsidiaries is a party to or bound by any plan under which compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity or equity-based compensation, may be granted to any employee, director or other service provider of Progressive or any of its ERISA Affiliates.

(h)    The ESOP is now, and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the Code. The trust which implements and forms a part of the ESOP is now, and, to the knowledge of Progressive, has been at all times since its inception, qualified under Section 501(a) of the Code. The securities held by the ESOP constitute “employer securities” under Section 407(d)(1) of ERISA and Section 409(l) of the Code and “qualifying employer securities” under Section 407(d)(5) of ERISA and Section 4975(e)(8) of the Code. A current favorable determination letter is in effect with respect to the ESOP.

(i)    The ESOP complies, and has been administered and operated in compliance, in all material respects, with its terms and all provisions of applicable Law. All amendments and actions required to bring the ESOP into conformity in all material respects with all applicable provisions of the Code, ERISA, and other applicable laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date. As of the Closing Date, neither Progressive nor any participant in the ESOP is or may be subject to liability by reason of Section 4979A of the Code.

(j)    Neither Progressive nor any “party in interest” or “disqualified person” with respect to the ESOP has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 4975 of the Code or Section 408 of ERISA and would have a Material Adverse Effect on Progressive. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the ESOP that would have a Material Adverse Effect on Progressive. Neither Progressive nor the ESOP are parties to any loan or financing transaction with respect to the ESOP.

(k)    Except as set forth in Section 3.22(g) of the Progressive Disclosure Schedules, neither Progressive nor any of its Subsidiaries has an obligation to gross-up or indemnify any Person for any Taxes, penalties, interest or other liabilities under any Progressive Employee Plan, including under Sections 409A and 4999 of the Code.

Section 3.23    Deferred Compensation and Salary Continuation Arrangements.

(a)    Section 3.23(a) of the Progressive Disclosure Schedules contains a list of all nonqualified deferred compensation arrangements of Progressive or any of its Subsidiaries, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all accrued benefits due to each participant under any such arrangement, which amounts have been, as of the date of this Agreement, and will be, as of the Closing Date, accrued in accordance with GAAP on Progressive’s consolidated balance sheet. To the knowledge of Progressive, each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.

(b)    Section 3.23(b) of the Progressive Disclosure Schedules contains a list of all salary continuation arrangements of Progressive or any of its Subsidiaries, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all accrued benefits due to each participant under any such arrangement, which amounts have been, as of the date of this Agreement, and will be, as of the Closing Date, accrued in accordance with GAAP on Progressive’s consolidated balance sheet.

Section 3.24    Internal Controls. Progressive and each of its Subsidiaries maintains accurate books and records reflecting its material assets and material liabilities in all material respects and maintains proper and adequate internal accounting controls that provide reasonable assurance that (a) all material transactions are executed with management’s authorization; (b) all material transactions are recorded as necessary to permit preparation of the consolidated financial statements of Progressive and to maintain accountability for Progressive’s consolidated assets; (c) access to Progressive’s material assets is permitted only in accordance with management’s authorization; (d) the reporting of Progressive’s material assets is compared with existing assets at regular intervals; and (e) extensions of material credit and other receivables are recorded accurately, and reasonably proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither Progressive’s nor any of its Subsidiary’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Progressive, its Subsidiaries or their accountants, vendors and consultants, except as would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the preceding sentence.

Section 3.25    Derivative Contracts. Neither Progressive nor any of its Subsidiaries is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Progressive Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.26    Deposits. No deposit of Progressive Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.27    Intellectual Property; Privacy.

(a)    Section 3.27(a) of the Progressive Disclosure Schedules contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by Progressive or any of its Subsidiaries or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). Progressive and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither Progressive nor any of its Subsidiaries is, to Progressive’s knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has Progressive or any of its Subsidiaries used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b)    To Progressive’s knowledge, neither Progressive nor any of its Subsidiaries is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the transactions contemplated hereby or thereby will in any way impair the right of Progressive or any of its Subsidiaries or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

(c)    (i) The computer, information technology and data processing systems, facilities and services used by Progressive and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of Progressive and each of its Subsidiaries as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Progressive and each of its Subsidiaries as currently conducted. To Progressive’s knowledge, no third party or representative has gained unauthorized access to any Systems owned or controlled by Progressive or its Subsidiaries, and Progressive and each of its Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Progressive and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of Progressive and each of its Subsidiaries in all material respects. Progressive and each of its Subsidiaries has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

Section 3.28    Shareholder List. Section 3.28 of the Progressive Disclosure Schedules contains a true, correct and complete list of the record holders of shares of Progressive Stock as of a date within ten (10) Business Days prior to the date of this Agreement, containing their names, addresses according to the books and records of Progressive, and number of shares held of record, which shareholder list shall be updated not more than five (5) Business Days prior to Closing.

Section 3.29    SEC Status; Securities Issuances. Progressive is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by Progressive and any of its Subsidiaries have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws, and all other applicable laws or were exempt from any such registration requirements.

Section 3.30    Dissenting Shareholders. Progressive has no knowledge of any plan or intention on the part of any shareholder of Progressive to make written demand for payment of the fair value of such holder’s shares of Progressive Stock in the manner provided in Section 2.3.

Section 3.31    Takeover Laws. This Agreement and the Merger contemplated hereby are not subject to the requirements of any “moratorium,” “control stock,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to Progressive.

Section 3.32    Brokers, Finders and Financial Advisors. Section 3.32 of the Progressive Disclosure Schedules sets forth fees or commissions payable by Progressive to any broker, finder, financial advisor or investment banker in connection with this Agreement and the transactions contemplated hereby (collectively, the “Progressive Advisory Fees”). Other than the Progressive Advisory Fees, none of Progressive, any of its Subsidiaries or, to the knowledge of Progressive, any of their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions that would be payable by Progressive or its Subsidiaries in connection with this Agreement and the transactions contemplated hereby.

Section 3.33    Fairness Opinion. Prior to the execution of this Agreement, Progressive has received a written opinion from Mercer Capital Management, Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Merger Consideration to be received by the shareholders of Progressive pursuant to this Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded.

Section 3.34    Bank Owned Life Insurance. Section 3.34of the Progressive Disclosure Schedules contains a true, correct and complete description of all BOLI owned by Progressive Bank, including the cash surrender value of the BOLI. Progressive Bank has taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI. The cash surrender value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Progressive Financial Statements in accordance with GAAP. All BOLI set forth on Section 3.34 of the Progressive Disclosure Schedules is owned solely by Progressive Bank, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and, except as set forth on Section 3.34 of the Progressive Disclosure Schedules, there are no split dollar or similar benefit plans, programs or arrangements with Progressive Bank. Progressive Bank has no outstanding borrowings secured in whole or part by its BOLI.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BFST

BFST represents and warrants to Progressive as set forth below. On the date of this Agreement, BFST delivered to Progressive schedules (the “BFST Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article IV or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the BFST Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement. The representations and warranties set forth below are further qualified by BFST’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 7, 2025 with the SEC, BFST’s Definitive Proxy Statement for the 2025 Annual Meeting of Shareholders of BFST, filed on April 9, 2025 with the SEC, and any Current Reports on Form 8-K filed prior to the date of this Agreement with respect to events occurring since December 31, 2024 (collectively, “BFST SEC Reports”) (it being understood that anything disclosed in the BFST SEC Reports shall be deemed disclosed for purposes of this Agreement).

Section 4.1    Organization.

(a)    BFST is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and a financial holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to financial holding companies. b1BANK is a Louisiana state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Louisiana.

(b)    BFST and b1BANK have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on BFST. To BFST’s knowledge, no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened. BFST engages only in activities (and holds properties only of the types) permitted to financial holding companies by the BHC Act, and the rules and regulations promulgated thereunder.

(c)    b1BANK (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the OFI, and (ii) is an insured depository institution as defined in the Federal Deposit Insurance Act. The deposit accounts of b1BANK are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date of this Agreement required in connection therewith have been paid by b1BANK.

Section 4.2    Capitalization.

(a)    The authorized capital stock of BFST consists of 50,000,000 shares of BFST Common Stock, par value $1.00 per share, 29,714,158 shares of which are outstanding as of the date hereof, and 5,000,000 shares of preferred stock, no par value per share, 72,010 shares of which are issued and outstanding as of the date of this Agreement. As of the date hereof, there are 126,545 options issued, outstanding and unexercised to purchase shares of BFST Common Stock. BFST owns all of the issued and outstanding shares of common stock, par value $1.00 per share, of b1BANK (“b1BANK Stock”). All of the issued and outstanding shares of BFST Common Stock and b1BANK Stock are validly issued, fully paid and nonassessable, have been issued in compliance with and not in violation of any applicable federal or state laws, and have not been issued in violation of the preemptive rights of any Person.

(b)    At the Effective Time, the shares of BFST Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.3    Authority; Approvals.

(a)    BFST has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by BFST and is a duly authorized, valid, legally binding agreement of BFST enforceable against BFST in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of BFST. No further corporate proceedings on the part of BFST are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby or thereby.

(c)    Section 4.3(c) of the BFST Disclosure Schedules lists all governmental and any other consents, approvals, authorizations, applications, filings, notices, registrations and qualifications that are required to be made or obtained by BFST or any of its Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger (collectively, the “BFST Regulatory Approvals” and together with the Progressive Regulatory Approvals, the “Regulatory Approvals”). Other than the federal and state securities filings, including the Registration Statement on Form S-4, to be filed with the SEC under the Securities Act (the “Registration Statement”), and the BFST Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body or with any other Person are necessary in connection with the execution and delivery by (i) BFST of this Agreement, or (ii) b1BANK of the Bank Merger Agreement.

Section 4.4    No Conflicts; Consents. Neither the execution and delivery by BFST of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by BFST with any of the provisions hereof or thereof, will (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of BFST or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Organizational Documents of BFST or any of its Subsidiaries or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BFST or any of its Subsidiaries is a party or by which it may be bound, or to which BFST or any of its Subsidiaries or any of the properties or assets of BFST or any of its Subsidiaries may be subject, or (b) assuming that the BFST Regulatory Approvals are duly obtained, violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to BFST or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on BFST.

Section 4.5    Proceedings. There are no Proceedings pending or, to BFST’s knowledge, threatened against BFST or any of its Subsidiaries, and BFST has no knowledge of any basis on which any such Proceedings could be brought which could reasonably be expected to result in a Material Adverse Effect on BFST or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither BFST nor b1BANK is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.

Section 4.6    Financial Statements.

(a)    BFST has furnished or made available to Progressive true and complete copies of its Annual Report on Form 10-K as filed with the SEC on March 7, 2025, which contains BFST’s audited consolidated balance sheet (which includes the allowance for loan losses) as of December 31, 2024, and the related statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2024 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the quarter ended September 30, 2024 (the “BFST Financial Statements”).

(b)    The BFST Financial Statements have been prepared from the books and records of BFST and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BFST at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated.

(c)    Neither BFST nor any of its Subsidiaries has incurred any material Liabilities (whether accrued, absolute, contingent or otherwise) except for Liabilities: (i) fully set forth or provided for in the BFST Financial Statements, (ii) incurred in the ordinary course of business since December 31, 2024, or (iii) incurred in connection with this Agreement and the related documents to which BFST and its Subsidiaries are a party and the transactions contemplated hereby and thereby.

(d)    BFST and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of BFST and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of BFST, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of BFST’s and its Subsidiaries’ assets that could have a material effect on BFST’s financial statements.

(e)    BFST’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by BFST in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to BFST’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of BFST required under the Exchange Act with respect to such reports. BFST has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to BFST’s auditors and the audit committee of the board of directors of BFST (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect BFST’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BFST’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

Section 4.7    Compliance with Laws and Regulatory Filings.

(a)    BFST and b1BANK have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to BFST or b1BANK, including all Banking Laws and Environmental Laws. BFST and b1BANK have neither had nor suspected any material incidents of fraud or defalcation involving BFST, b1BANK or any of their respective officers, directors or Affiliates during the last two (2) years. Each of BFST and b1BANK has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to b1BANK that are designed to properly monitor transaction activity (including wire transfers). b1BANK is designated as an intermediate small institution for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”

(b)    BFST and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OFI, or any other Governmental Body having supervisory jurisdiction over BFST and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to BFST’s knowledge, any investigation into the business or operations of BFST or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of BFST or b1BANK. BFST is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined in 12 C.F.R. § 225.2(s)). b1BANK is “well capitalized” (as that term is defined in 12 C.F.R. §325.103(b)(1)).

(c)    There are no Proceedings pending or, to the knowledge of BFST, threatened, against BFST or any of its Subsidiaries by or before any Governmental Body or arbitrator having jurisdiction over BFST or any of its Subsidiaries. Neither BFST nor any of its Subsidiaries is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body or arbitrator having jurisdiction over it. BFST has no knowledge of any fact or circumstance relating to BFST or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Merger, nor does BFST have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in a timely manner in order to consummate the Merger and the Bank Merger.

Section 4.8    SEC Reports.

(a)    BFST has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act since December 31, 2021. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    BFST is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non‐compliance that has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFST.

Section 4.9    Absence of Certain Changes. Except as set forth in Section 4.9 of the BFST Disclosure Schedules, since December 31, 2024, (a) BFST and b1BANK have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no Material Adverse Effect on BFST or b1BANK has occurred.

Section 4.10    Taxes.

(a)    Subject to applicable extension periods, BFST and its Subsidiaries have duly and timely filed all income and other material Tax Returns that each was required to file with the appropriate Governmental Bodies, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either BFST or any of its Subsidiaries is or was a member. All such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by BFST or any of its Subsidiaries and any affiliated, consolidated, combined or unitary group of which either BFST or any of its Subsidiaries is or was a member (whether or not shown on any Tax Return) have been paid to the appropriate Governmental Bodies. Neither BFST nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (excluding automatic extensions obtained in the ordinary course of business). No claim has ever been raised in writing (or, to BFST’s knowledge, in any other manner) by a Governmental Body in a jurisdiction where BFST or any of its Subsidiaries does not file Tax Returns that BFST or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or required to file a Tax Return in that jurisdiction, in each case, which claim is unresolved. There are no Security Interests on any of the assets of BFST or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of BFST or any of its Subsidiaries to pay any Tax.

(b)    BFST and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Body all income and other material Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. Each of BFST and its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(c)    There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of BFST or any of its Subsidiaries either (i) claimed or raised by any Governmental Body in writing or (ii) as to which BFST has knowledge based upon contact with any agent of such Governmental Body.

(d)    Neither BFST nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)    Neither BFST nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Section 6011, 6111 and 6707A(c) of the Code and Treasury Regulations § 1.6011-4. Neither BFST nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which BFST is the common parent) or (iii) has any Liability for the Taxes of any Person (other than BFST and its Subsidiaries) under Treasury Regulations § 1.1502‑6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)    Neither BFST nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g)    Neither BFST nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Sections 355 or 361 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h)    Neither BFST nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither BFST nor any of its Subsidiaries or Affiliates has taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i)    BFST and each of its Subsidiaries has been treated as a C corporation for federal and state income tax purposes at all times since formation and each will be treated as a C corporation up to and on the Closing Date.

(j)    It is the present intention of BFST and its Subsidiaries to continue at least one (1) significant historic line of business of Progressive and its Subsidiaries, or to use at least a significant portion of Progressive’s and its Subsidiaries’ historic business assets in a business, in each case within the meaning of Treasury Regulations § 1.368-1(d).

Section 4.11    Brokers, Finders and Financial Advisors. Other than fees payable by BFST to Raymond James & Associates, Inc., neither BFST, any of its Subsidiaries nor any of its or their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 4.12    Fairness Opinion. Prior to the execution of this Agreement, BFST has received a written opinion from Raymond James & Associates, Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Merger Consideration to be paid by BFST to the shareholders of Progressive pursuant to this Agreement is fair, from a financial point of view, to BFST. Such opinion has not been amended or rescinded.

Section 4.13    No Financing. BFST has, and will have as of the Effective Time, sufficient cash on hand available to pay the Aggregate Cash Consideration. BFST does not need to obtain any financing in order to fund the payment of the Aggregate Cash Consideration.

Section 4.14    Compensation and Benefit Plans. Section 4.14 the BFST Disclosure Schedules lists all employee benefit plans, policies, arrangements, programs, practices or agreements (a) providing benefits or compensation to any current or former employees, directors, consultants or other service providers of BFST or any of its ERISA Affiliates (as defined herein), or (b) that are sponsored or maintained by BFST or any of its ERISA Affiliates, or (c) to which BFST or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of BFST or any of its ERISA Affiliates, or (d) with respect to which BFST or any of its ERISA Affiliates has any Liability, including, but not limited to, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA or employee stock ownership, severance, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, paid time off or fringe benefit plan, policy, arrangement, program, practice or agreement (each of the foregoing, a “BFST Employee Plan”). All of the BFST Employee Plans comply and have been administered in all material respects in compliance with their terms and with all applicable requirements of ERISA, the Code and other applicable laws.

Section 4.15    BFST Systems. (i) The computer, information technology and data processing systems, facilities and services used by BFST and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “BFST Systems”), are reasonably sufficient for the conduct of the respective businesses of BFST and each of its Subsidiaries as currently conducted and (ii) the BFST Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of BFST and each of its Subsidiaries as currently conducted. To BFST’s knowledge, no third party or representative has gained unauthorized access to any BFST Systems owned or controlled by BFST or its Subsidiaries, and BFST and each of its Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the BFST Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. BFST and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of BFST and each of its Subsidiaries in all material respects. BFST and each of its Subsidiaries has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

ARTICLE V.
COVENANTS OF PROGRESSIVE

Progressive covenants and agrees with BFST as follows:

Section 5.1    Approval of Shareholders of Progressive; Efforts.

(a)    Progressive shall, and shall cause its board of directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Louisiana and the Organizational Documents of Progressive necessary to (1) call and give notice of a special meeting of its shareholders (the “Progressive Shareholder Meeting”) for the purpose of (A) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (B) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable within fifteen (15) days following the date the Registration Statement is declared effective under the Securities Act (the “Notice Date”) and (2) schedule the Progressive Shareholder Meeting to take place on a date that is within forty-five (45) days after the Notice Date; (ii) use Commercially Reasonable Efforts to (x) cause the Progressive Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the necessary approvals by Progressive’s shareholders of this Agreement and the transactions contemplated hereby (the “Progressive Shareholder Approval”); (iii) include in the Proxy Statement (as defined herein) the recommendation of the board of directors of Progressive that the Progressive shareholders approve and adopt this Agreement and the transactions contemplated hereby (the “Progressive Board Recommendation”), (iv) except as permitted by Section 5.1(b), not withdraw, amend or modify the Progressive Board Recommendation in a manner adverse to BFST (a “Change in Recommendation”), (v) unless there has been a Change in Recommendation, recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five (5) Business Days after it is announced, (vi) unless there has been a Change in Recommendation, reaffirm the Progressive Board Recommendation within three (3) Business Days following a request by BFST, and (vii) unless there has been a Change in Recommendation, not make any statement, filing or release, in connection with the Progressive Shareholder Meeting or otherwise, inconsistent with the Progressive Board Recommendation. Progressive shall adjourn or postpone the Progressive Shareholder Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Progressive Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such Progressive Shareholder Meeting, Progressive has not received proxies representing a sufficient number of shares necessary to obtain the Progressive Shareholder Approval; provided, however, that Progressive will not be required to adjourn or postpone the Progressive Shareholder Meeting more than once.

(b)    Notwithstanding the foregoing, if Progressive has complied with Section 5.5, the board of directors of Progressive may effect a Change in Recommendation if Progressive or any of its representatives receives an unsolicited bona fide Acquisition Proposal (as defined herein) before the Progressive Shareholder Approval and the board of directors of Progressive has (i) determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined herein), and (ii) determined in its good faith judgment (after consultation with Progressive’s outside legal counsel) that the failure to effect a Change in Recommendation would cause it to violate its fiduciary duties under applicable law. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Progressive Shareholder Meeting shall be convened, this Agreement and the transactions contemplated hereby shall be submitted to the shareholders of Progressive at the Progressive Shareholder Meeting for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Progressive of such obligation. In the event that there is present at the Progressive Shareholder Meeting, in person or by proxy, sufficient favorable voting power to secure the Progressive Shareholder Approval, Progressive will not adjourn or postpone the Progressive Shareholder Meeting unless Progressive has determined in its good faith judgment (after consultation with Progressive’s outside legal counsel) that failure to do so would result in a breach of the fiduciary duties of the board of directors of Progressive. Progressive shall keep BFST updated with respect to the proxy solicitation results in connection with the Progressive Shareholder Meeting as reasonably requested by BFST.

(c)    If this Agreement is approved by Progressive’s shareholders, Progressive shall take all reasonable actions to aid and assist in the consummation of the Merger, and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and BFST reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2    Activities of Progressive Pending Closing.

(a)    From the date of this Agreement to and including the Closing Date, as long as this Agreement remains in effect, and unless BFST has consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement (including in Section 5.2(a) of the Progressive Disclosure Schedules) or except as may be required by applicable law or an order or policy of a Governmental Body, Progressive shall, and shall cause each of its Subsidiaries to:

(i)    conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii)    use Commercially Reasonable Efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships; and

(iii)    except as required by law or regulation or expressly permitted by this Agreement, take no action which, to the knowledge of Progressive, would adversely affect or delay the ability of Progressive or BFST to obtain the Regulatory Approvals or any other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b)    From the date of this Agreement to and including the Closing Date, as long as this Agreement remains in effect, except (1) as expressly permitted by this Agreement (including in Section 5.2(b) of the Progressive Disclosure Schedules) or (2) as may be required by applicable law or an order or policy of a Governmental Body, Progressive shall not, and shall not permit any of its Subsidiaries to, without the written consent of BFST (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)    adjust, split, combine or reclassify any of Progressive Stock;

(ii)    make, acquire, modify or renew, or agree to make, acquire, modify or renew, any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date of this Agreement, or (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles;

(iii)    issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, other than in connection with the exercise of any Progressive Stock Options outstanding as of the date of this Agreement;

(iv)    grant any stock appreciation rights, stock appreciation units, restricted stock, stock options, phantom stock or other form of incentive, equity or equity-based compensation;

(v)    open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi)    enter into, amend or terminate any agreement of the type that would be required to be disclosed in Section 3.18(a) of the Progressive Disclosure Schedules, or any other material agreement, or acquire or dispose of any material amount of assets or Liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii)    hire any employee or independent contractor with an annual salary in excess of $75,000, except for employees who are employed at will and independent contractors whose engagement can be terminated without Liability on less than thirty (30) days’ notice;

(viii)    grant any severance, change in control or termination payment to, or enter into any collective bargaining, change-in-control, retention, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Progressive or any of its Subsidiaries, either individually or as part of a class of similarly situated Persons;

(ix)    (A) increase in any manner the compensation, benefits or fringe benefits of any of its employees, directors, consultants or other service providers other than increases in employee compensation in accordance with past practices and except as deemed reasonably necessary by Progressive to comply with its covenant in Section 5.2(a)(ii), (B) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or (C) institute any new employee welfare, retirement or similar plan or arrangement or any new plan or arrangement that would constitute a Progressive Employee Plan;

(x)    amend any Progressive Employee Plan, other than as required to maintain the tax qualified status of such plan or as contemplated under this Agreement;

(xi)    (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of Progressive Stock, other than (i) the payment of dividends from Progressive Bank to Progressive, and (ii) if the Effective Time has not occurred on or before 120 calendar days after the date of this Agreement, the payment of aggregate cash dividends with respect to Progressive Stock in amounts not to exceed the aggregate cash dividends that the holders of Progressive Stock would have received with respect to BFST Common Stock issuable in the Merger if the Effective Time had occurred prior to the declaration by BFST of a cash dividend on BFST Common Stock with a record date after such date that is 120 calendar days after the date of this Agreement and prior to the Effective Time, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Progressive Stock;

(xii)     make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Body;

(xiii)    sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein, except for the property listed on Section 5.2(b) of the Progressive Disclosure Schedules and except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xiv)    foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by BFST of a recent Phase I environmental review thereof;

(xv)    increase or decrease the rate of interest paid on deposit accounts, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xvi)    (A) establish any new Subsidiary or Affiliate or enter into any new line of business, or (B) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other Person;

(xvii)     materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the Allowance, including with respect to the implementation of CECL, and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any Governmental Body;

(xviii)    amend or change any provision of the Organizational Documents of Progressive or any of its Subsidiaries;

(xix)    make any capital expenditure which would exceed an aggregate of $100,000;

(xx)    prepay any indebtedness or other similar arrangements so as to cause Progressive to incur any prepayment penalty thereunder;

(xxi)     settle any Proceeding (A) involving payment by it of money damages in excess of $50,000 in the aggregate or (B) imposing any material restriction on the operations of Progressive or any of its Subsidiaries;

(xxii)    make, change or revoke any Tax election or Tax method of accounting, settle or compromise any Tax Liability, enter into any Tax closing agreement, surrender any right to claim a return of Taxes, file any amended Tax Return, or consent to any extension or waiver of any statute of limitations;

(xxiii)    take or cause to be taken any action that would reasonably be expected to cause the Merger or the Bank Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not fail to take or cause to be taken any action required to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code; or

(xxiv)    agree to do any of the foregoing.

(c)    From the date of this Agreement to and including the Closing Date, as long as this Agreement remains in effect, except as otherwise expressly contemplated or permitted by other provisions of this Agreement or except as may be required by applicable law or an order or policy of a Governmental Body, Progressive shall, and shall cause each of its Subsidiaries to promptly give written notice to BFST of (i) any material change in its business, operations or prospects, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over Progressive or any of its Subsidiaries, (iii) the commencement or threat of any Proceeding against Progressive or any of its Subsidiaries, (iv) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of Progressive contained in this Agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a Material Adverse Effect on Progressive or Progressive Bank, (v) making, acquiring, renewing, amending, modifying, extending the term of, extending the maturity of or granting the forbearance or issuing a commitment to do any of the foregoing for any loan of more than $5,000,000, (vi) charging off any loan or other extension of credit greater than $50,000 without two (2) Business Days’ prior written notice to BFST of the amount of such charge-off; provided, that if such charge-off is made at the request of a Governmental Body, then no prior notice or consent by BFST will be required, (vii) excluding deposits and certificates of deposit, and except in the ordinary course of business consistent with past practices and safe and sound banking practices, incurring or modifying any indebtedness for borrowed money, including Federal Home Loan Bank advances, or (viii) except in the ordinary course of business consistent with past practices and safe and sound banking practices, making any changes to its Securities Portfolio or the manner in which the Securities Portfolio is classified or reported.

Section 5.3    Access to Properties and Records.

(a)    To the extent permitted by applicable law, Progressive shall and shall cause each of its Subsidiaries, upon reasonable notice from BFST to Progressive to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of BFST full access to the properties, books and records of Progressive and its Subsidiaries during normal business hours in order that BFST may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Progressive and its Subsidiaries and to conduct the environmental investigations provided in Section 5.11, and (ii) furnish BFST with such additional financial and operating data and other information as to the business and properties of Progressive as BFST shall, from time to time, reasonably request.

(b)    As soon as practicable after they become available, Progressive shall deliver or make available to BFST all unaudited monthly and quarterly financial information prepared for the internal use of management of Progressive and all Consolidated Reports of Condition and Income filed by Progressive Bank with the appropriate Governmental Body after the date of this Agreement. In the event of the termination of this Agreement, BFST shall return to Progressive all documents and other information obtained pursuant hereto and shall keep confidential any information obtained pursuant to Section 7.2.

Section 5.4    Information for Regulatory Applications and SEC Filings.

(a)    To the extent permitted by law and during the pendency of this Agreement, Progressive shall furnish BFST with all information concerning Progressive or any of its Subsidiaries required for inclusion in any application, filing, statement or document to be made or filed by BFST with any Governmental Body in connection with the transactions contemplated by this Agreement and any filings with the SEC and any applicable state securities authorities. Progressive shall fully cooperate with BFST in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. Progressive shall, upon reasonable request by BFST, furnish to BFST all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of BFST, Progressive or any of their respective Subsidiaries to any regulatory agency or other Governmental Body in connection with the Merger or the Bank Merger and the other transactions contemplated by this Agreement.

(b)    None of the information relating to Progressive and its Subsidiaries that is provided by Progressive for inclusion in (i) the Proxy Statement to be prepared in accordance with Progressive’s Organizational Documents and applicable law and mailed to Progressive’s shareholders in connection with the solicitation of proxies by the board of directors of Progressive for use at the Progressive Shareholder Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to Progressive’s shareholders, at the time of the Progressive Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined herein) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5    No Solicitation; Acquisition Proposals.

(a)    Neither Progressive nor any of its Subsidiaries shall, and they shall instruct their respective directors, officers, agents or representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that would reasonably be expected to lead to, an Acquisition Proposal, or (iii) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.5 by any Subsidiary of Progressive shall constitute a breach of this Section 5.5 by Progressive. In addition to the foregoing, unless this Agreement has been terminated in accordance with Section 9.1, Progressive shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Notwithstanding any other provision in this Agreement, nothing herein shall restrict Progressive or any of its Subsidiaries, or their respective directors, officers, agents or representatives, from (y) informing any Person of the terms of Sections 5.1 and 5.5 or (z) seeking a clarification or other information from any Person with respect to an Acquisition Proposal.

(b)    Promptly (but in no event more than forty-eight (48) hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any Acquisition Proposal, Progressive shall advise BFST in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and Progressive shall as promptly as reasonably practicable provide to BFST (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Progressive shall keep BFST reasonably informed on a reasonably current basis of any material developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry.

(c)    Notwithstanding anything herein to the contrary, if at any time prior to the Progressive Shareholder Meeting either Progressive or any of its Subsidiaries receives an Acquisition Proposal that did not result from a breach of Section 5.5(a) and that the board of directors of Progressive determines in good faith, after consultation with its legal counsel and financial advisor, constitutes or would be reasonably be expected to lead to a Superior Proposal, then Progressive or any of its Subsidiaries may (i) engage or participate in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) and (ii) furnish or cause to be furnished to such Person (and its representatives) any confidential or nonpublic information or data with respect to Progressive and any of its Subsidiaries, provided that before furnishing any such information to such Person pursuant to this clause (ii), Progressive shall have entered into a customary confidentiality agreement with such Person and, provided further, that such information shall be provided by Progressive to BFST prior to or substantially concurrently with providing such information to such Person to the extent not previously furnished to BFST.

(d)    Notwithstanding anything herein to the contrary, at any time prior to the Progressive Shareholder Meeting, the board of directors of Progressive may make a Change in Recommendation and submit this Agreement to Progressive’s shareholders without the Progressive Board Recommendation (although the resolution approving this Agreement may not be rescinded), if (i) Progressive has received a Superior Proposal (after giving effect to the terms of any revised offer by BFST pursuant to this Section 5.5(d)), and (ii) the board of directors of Progressive has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be reasonably expected to result in a violation of the directors’ fiduciary duties under applicable law to fail to make the Change in Recommendation; provided, that the board of directors of Progressive may not take the actions set forth in this Section 5.5(d) unless:

(i)    such Superior Proposal did not result from a violation of this Section 5.5;

(ii)    Progressive has provided BFST at least five (5) Business Days prior written notice of its intention to take such action and a copy of any proposed agreement or other document relating to such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);

(iii)    during such five (5) Business Day period, Progressive has and has caused its financial advisors and outside legal counsel to consider and negotiate with BFST in good faith (to the extent BFST desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by BFST; and

(iv)    the board of directors of Progressive has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by BFST prior to the close of business on such fifth (5th) Business Day, if any, that such Superior Proposal remains a Superior Proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make the Change in Recommendation.

Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.5(d) and will require a new determination and notice period as referred to in this Section 5.5(d); provided, that such notice period shall be three (3) Business Days.

(e)    Progressive and each of its Subsidiaries shall, and Progressive shall direct its representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than BFST, b1BANK and their representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) except to the extent the board of directors of Progressive determines that such action or failure to act would reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law, not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

(f)    Nothing contained in this Agreement shall prevent Progressive or its board of directors from making any other disclosure to the shareholders of Progressive that Progressive or its board of directors determines in good faith is reasonably required by applicable law; provided, that any Change in Recommendation must comply with this Section 5.5.

Section 5.6    Termination of Contracts. Progressive shall use Commercially Reasonable Efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that, if requested by BFST, each contract listed on Section 5.6 of the Progressive Disclosure Schedules will, if the Merger occurs, be terminated prior to the date on which the data processing conversion and the operational integration occurs between Progressive Bank and b1BANK; provided, however, that until the thirtieth (30th) calendar day prior to Closing, BFST shall have the right to add to Section 5.6 of the Progressive Disclosure Schedules any data processing contracts and contracts related to the provision of electronic banking services of Progressive or Progressive Bank not then listed on Section 5.6 of the Progressive Disclosure Schedules to the extent any such contract had not been made available to BFST prior to the date of this Agreement (the “Contracts to be Terminated”); provided further, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Progressive or Progressive Bank in connection with the termination of any Contract to be Terminated shall be accrued or paid by Progressive on or prior to the date of delivery of the Final Closing Statement in accordance with this Section 5.6. For the avoidance of doubt, BFST shall not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract subject to this Section 5.6. Such notice and actions by Progressive shall be in accordance with the terms of such contracts. For the avoidance of doubt, the use of “Commercially Reasonable Efforts” by Progressive as used in this Section 5.6 shall include the payment or accrual of any termination fees or liquidated damages required by the terms of the contracts referenced in this Section 5.6 upon the termination of such contracts.

Section 5.7    Liability Insurance. Progressive shall purchase for a period of not less than four (4) years after the Effective Time, past acts and extended reporting period insurance coverage for no less than the four (4)-year period immediately preceding the Effective Time, under its current (i) directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance, (vi) fiduciary liability insurance and (vii) cyber liability insurance ((i) through (vii) collectively, the “Tail Policy”), for each person and entity, including, without limitation, Progressive, its Subsidiaries and their respective directors, officers and employees, currently covered under those policies held by Progressive or its Subsidiaries.

Section 5.8    Allowance for Credit Losses. Progressive shall cause Progressive Bank to maintain its Allowance at a level consistent with Progressive Bank’s historical levels and its existing policies and in compliance with GAAP as applied to banking institutions, including with respect to CECL, and all applicable rules and regulations, and in the reasonable opinion of management, at a level adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of Progressive or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit).

Section 5.9    Third-Party Consents. Progressive shall use Commercially Reasonable Efforts, and BFST shall reasonably cooperate with Progressive at Progressive’s request, to provide all required notices and obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 3.4(b) of the Progressive Disclosure Schedules.

Section 5.10    Coordination; Integration.

(a)    The senior officers of Progressive and Progressive Bank agree to meet with senior officers of BFST and b1BANK, on a semi-monthly basis or as reasonably requested by BFST or Progressive, relating to the development, coordination and implementation of the post-Merger operating and integration plans of b1BANK, as the resulting institution in the Bank Merger and to otherwise review the financial and operational affairs of Progressive and Progressive Bank; provided, that BFST and b1BANK shall have no right to review confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) of Progressive or Progressive Bank, and to the extent permitted by applicable law, each of Progressive and Progressive Bank agrees to give reasonable consideration to BFST’s input on such matters, consistent with this Section 5.10, with the understanding that BFST shall in no event be permitted to exercise control of Progressive or Progressive Bank prior to the Effective Time and, except as specifically provided under this Agreement, Progressive and Progressive Bank shall have no obligation to act in accordance with BFST’s input.

(b)    Commencing after the date of this Agreement, Progressive shall provide BFST with real time access to a data share file portal (the “Loan Portal”), which is updated weekly and used by the senior loan officers and members of Progressive Bank’s Loan Committee (collectively, the “Progressive Loan Representatives”). The Loan Portal contains all documents, reports and other materials prepared for and/or provided to Progressive Loan Representatives, including, but not limited to, summaries of all loans, loan participations, other extensions of credit and charge-offs approved or requested in a given week and certain documents related thereto.

(c)    Commencing after the date of this Agreement and to the extent permitted by applicable law, BFST, b1BANK, Progressive and Progressive Bank shall use their Commercially Reasonable Efforts to plan the integration of Progressive and Progressive Bank with the businesses of BFST and its Affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall BFST or its Affiliates be entitled to control Progressive or Progressive Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date of this Agreement through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of Progressive and Progressive Bank in the ordinary course of business, Progressive’s and Progressive Bank’s employees and officers shall use their Commercially Reasonable Efforts to provide support, including support from Progressive’s and Progressive Bank’s outside contractors, and to assist BFST in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing; provided, however, that no integration shall take place prior to the Closing. BFST shall provide such assistance of its personnel as Progressive and Progressive Bank shall request to permit Progressive and Progressive Bank to comply with their obligations under this Section 5.10.

Section 5.11    Environmental Investigation; Rights to Terminate Agreement.

(a)    BFST and its consultants, agents and representatives shall have the right to the same extent that Progressive or Progressive Bank has such right (at BFST’s cost and expense), but not the obligation or responsibility, to inspect any Progressive or Progressive Bank property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to forty-five (45) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by BFST, BFST shall (i) notify Progressive of any property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, (ii) submit a work plan to Progressive for such Secondary Investigation, for which BFST agrees to afford Progressive the ability to comment on and BFST agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such Secondary Investigation on or prior to sixty (60) days after the date of receipt of Progressive’s comments. BFST shall give reasonable notice to Progressive of such Secondary Investigations, and Progressive may place reasonable restrictions on the time and place at which such Secondary Investigations may be carried out.

(b)    Progressive agrees to indemnify and hold harmless BFST for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or Secondary Investigation conducted by BFST or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of Progressive or its agents, representatives or contractors. BFST agrees to indemnify and hold harmless Progressive for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or Secondary Investigation conducted by BFST or its agents, representatives or contractors, to the extent attributable to the gross negligence or willful misconduct of BFST or its agents, representatives or contractors in performing any Environmental Inspection or Secondary Investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. BFST shall not have any Liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, then, except as otherwise required by law, reports to any Governmental Body of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall be made by Progressive in the exercise of its sole discretion and not by BFST. BFST shall make no such report prior to Closing unless required to do so by law, and in such case shall give Progressive reasonable prior written notice of BFST’s intentions so as to enable Progressive to review and comment on such proposed report.

(c)    To the extent that BFST identifies any past or present events, conditions or circumstances that would require further investigation, remediation or cleanup action under Environmental Laws, Progressive shall use all Commercially Reasonable Efforts to take and complete any such reporting, remediation or other response actions prior to Closing; provided, however, that, to the extent any such response actions have not been completed prior to Closing (“Unresolved Response Action”), Progressive shall include the after-tax amount of the costs reasonably expected to be incurred by the Continuing Corporation on or after the Closing Date, as determined by an independent third party with recognized expertise in environmental clean-up matters.

(d)    BFST shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by BFST because the Environmental Inspection, Secondary Investigation or other environmental survey identifies violations or potential violations of Environmental Laws that are reasonably likely to result in a Material Adverse Effect on Progressive; (ii) any past or present events, conditions or circumstances that would reasonably be expected to require further investigation, remedial or cleanup action under Environmental Laws, including, without limitation, an Environmental Inspection, Secondary Investigation or other environmental survey identifying the presence of any asbestos-containing material or mold in, on or under any Progressive Real Property that is reasonably likely to have a Material Adverse Effect on Progressive or Progressive Bank; or (iii) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Progressive Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been remediated in accordance with applicable Environmental Law, and that is reasonably likely to have a Material Adverse Effect on Progressive or Progressive Bank. In the event BFST terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.11(c), if Progressive reimburses BFST for the costs of preparing any Environmental Inspections, BFST promptly shall deliver to Progressive copies of any environmental report, engineering report, or property condition report prepared by BFST or any third party with respect to any Progressive Real Property. Any results or findings of any Environmental Inspections shall not be disclosed by BFST to any third party not affiliated with BFST, unless BFST is required by law to disclose such information.

(e)    Progressive agrees to make available upon request to BFST and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any Progressive Real Property including the results of other environmental inspections and surveys to the extent such documents are in the possession of Progressive. Progressive also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with BFST and, at BFST’s cost and expense, shall be entitled to certify the same in favor of BFST and its consultants, agents and representatives and make all other data available to BFST and its consultants, agents and representatives.

Section 5.12    Bank Merger. Prior to the Effective Time, Progressive shall cause Progressive Bank to cooperate with BFST and b1BANK as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time.

Section 5.13    Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in shareholders’ equity and cash flows of Progressive for the periods then ended, which may be provided by Progressive to BFST subsequent to the date of this Agreement, shall be prepared from the books and records of Progressive and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Progressive at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP. The Consolidated Reports of Condition and Income filed by Progressive Bank subsequent to the date of this Agreement shall fairly present the financial position of Progressive Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

Section 5.14    Employee Benefit Plans. Progressive or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as BFST may reasonably require in order to cause the amendment or termination of the Progressive Employee Plans listed as numbers 1 through 6 on Section 3.22(a) of the Progressive Disclosure Schedules on terms satisfactory to BFST and in accordance with applicable law, with such termination effective not later than immediately prior to the Effective Time, it being understood and agreed that the winding up of any such Progressive Employee Plan may be completed following the Closing Date. For the avoidance of doubt, this Section 5.14 shall not apply to any Progressive Employee Plan with respect to which Progressive or one of its Subsidiaries does not possess the unilateral right to amend or terminate such plan. As of the Closing Date, Progressive shall have fully accrued the total amount of benefits due to each participant under any Progressive Employee Plan listed on Section 3.23(b) of the Progressive Disclosure Schedules, with such amounts calculated based on the benefit that would be owed to such participant upon a termination of employment immediately following the Closing Date and accrued in accordance with GAAP on Progressive’s consolidated balance sheet.

Section 5.15    Change in Control Payments. Progressive shall, and shall cause Progressive Bank to, take all necessary actions to ensure that no payment set forth on Section 3.22(f) of Progressive Disclosure Schedules would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law), and be subject to the excise tax imposed by Section 4999 of the Code.

Section 5.16    [Reserved]

Section 5.17    [Reserved]

Section 5.18    Assumption of Trust Preferred Securities. On or before the Effective Time, Progressive and BFST shall take all actions necessary to effect, simultaneously with the effectiveness of the Merger, the assumption by BFST of all of Progressive’s obligations under the Operative Documents of the Trusts in accordance with the terms thereof and the documents and agreements related thereto (the “TRUPS Assumption”).

Section 5.19    No Control. Nothing contained in this Agreement shall give BFST, directly or indirectly, the right to control or direct the operations of Progressive or any of its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Progressive, directly or indirectly, the right to control or direct the operations of BFST or any its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Progressive and BFST shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.20    Transaction Expenses. Progressive shall use its Commercially Reasonable Efforts to cause the aggregate amount of all Progressive Expenses (as defined herein) to not materially exceed the estimate set forth in Section 5.20 of the Progressive Disclosure Schedules. Progressive shall promptly notify BFST if or when it determines that it expects to exceed the aggregate amount of all Progressive Expenses as estimated on Section 5.20 of the Progressive Disclosure Schedules. Notwithstanding anything to the contrary in this Section 5.20, Progressive shall not incur any investment banking, brokerage, finders, or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Section 5.20 of the Progressive Disclosure Schedules.

Section 5.21    Termination of ESOP. Progressive will take all action necessary to terminate the ESOP effective immediately before the Effective Time, and will pay all termination fees, or accrue for same, if any, associated with the termination prior to the Effective Time. Progressive will not permit the trustees of the ESOP to make any distributions under the ESOP until the earlier of (a) receipt of a favorable IRS determination letter as to termination of the ESOP, (b) the last day on which the trustees are required to make that distribution under the terms of the ESOP, or (c) a date otherwise consented to by BFST. Progressive will not amend the ESOP (other than as necessary to terminate it or as required by law) between the date of this Agreement and the Effective Time to accelerate the time of any distribution under the ESOP.

ARTICLE VI.
COVENANTS OF BFST

BFST covenants and agrees with Progressive as follows:

Section 6.1    Regulatory Filings; Efforts. Within forty-five (45) calendar days following the date of this Agreement, BFST shall prepare and file, or shall cause to be prepared and filed, all necessary applications or other documentation with the Federal Reserve Board, the FDIC, the OFI, and any other appropriate Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement, including the Bank Merger. Prior to filing such applications, BFST will provide Progressive drafts of the non-confidential portions of such applications and incorporate Progressive’s reasonable comments to such applications. BFST shall take all reasonable action to aid and assist in the consummation of the Merger, and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement and the Merger. BFST shall provide Progressive with copies of all such regulatory filings and all correspondence with Governmental Bodies in connection with the Merger for which confidential treatment has not been requested. BFST shall pay, or shall cause to be paid, any applicable fees and expenses incurred by it or any of its Subsidiaries in connection with the preparation and filing of such regulatory applications.

Section 6.2    Registration Statement.

(a)    Within forty-five (45) calendar days following the date of this Agreement, BFST shall prepare and file the Registration Statement and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of Progressive constituting a part thereof (the “Proxy Statement”), relating to the shares of BFST Common Stock to be delivered to the shareholders of Progressive pursuant to this Agreement. Each of BFST and Progressive shall use its Commercially Reasonable Efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Progressive and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to information about Progressive and the meeting of Progressive’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(b)    Upon the Registration Statement being declared effective, Progressive shall thereafter mail or deliver the Proxy Statement to its shareholders. BFST shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Progressive shall furnish all information concerning Progressive and the holders of Progressive Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Progressive or BFST, or any of their respective affiliates, directors or officers, should be discovered by Progressive or BFST that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Progressive’s shareholders.

(c)    None of the information relating to BFST and its Subsidiaries that is provided by BFST for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to Progressive’s shareholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3    NASDAQ Listing. BFST shall file all documents required to be filed to have the shares of BFST Common Stock to be issued pursuant to this Agreement included for listing on Nasdaq and use its Commercially Reasonable Efforts to effect said listing.

Section 6.4    Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date of this Agreement until the Effective Time, BFST shall and shall cause each of its Subsidiaries to (a) maintain its and their corporate existence in good standing; (b) maintain the general character of its business and conduct its business in its ordinary and usual manner; (c) extend credit only in accordance with its existing lending policies and practices; and (d) use Commercially Reasonable Efforts to (i) preserve intact its present business organizations, (ii) keep available the services of its present executive officers and directors and (iii) preserve its relationships and goodwill with customers and advantageous business relationships.

Section 6.5    Negative Covenants. BFST shall not, nor shall it permit any of its Subsidiaries or Affiliates to, (a) amend its Organizational Documents in a manner that would adversely affect Progressive, (b) take, or fail to take, any action that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code, (c) take any action that, to the knowledge of BFST, would adversely affect or delay (i) BFST’s ability to obtain the necessary approvals of any Governmental Body required for the consummation of the transactions contemplated hereby or (ii) BFST’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (d) agree or commit to do any of the foregoing.

Section 6.6    Employee Matters.

(a)    Each employee of Progressive and its Subsidiaries who remains in the active employment of BFST or its Subsidiaries after the Closing Date (collectively, the “Progressive Employees”) will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of BFST and b1BANK with credit for prior service with Progressive or any of its Subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under any equity or equity-based incentive plans and benefits accrued under any retirement plans) sponsored by BFST or b1BANK in which such Progressive Employee becomes eligible to participate from and after the Closing Date, to the extent such service was credited under a comparable Progressive Employee Plan immediately prior to the Closing, to the extent permitted by such BFST plans and applicable law and to the extent that such service crediting will not result in any duplication of benefits for the same period of service. To the extent permitted by such BFST plans and applicable law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Progressive Employee and their eligible dependents. To the extent permitted by the applicable BFST plans and applicable law, BFST further agrees to credit each Progressive Employee and his or her eligible dependents for the year during which coverage under BFST’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such Progressive Employee during such year under Progressive’s group health plan. For purposes of determining Progressive Employee’s benefits for the calendar year in which the Merger occurs under BFST’s vacation program, any vacation taken by a Progressive Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs shall be deducted from the total BFST vacation benefit available to such Progressive Employee for such calendar year.

(b)    The provisions of this Section 6.6 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any Progressive Employee or other current or former employee of Progressive or any of its Subsidiaries), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.6) under or by reason of any provision of this Agreement. Nothing in this Section 6.6 amends, or will be deemed to amend (or prevent the amendment or termination of), any Progressive Employee Plan or any employee benefit plan of BFST or any of its Affiliates.

(c)    BFST’s continued retention of any Progressive Employees after the Effective Time will be subject to and contingent on BFST’s standard employment requirements, practices and procedures and, as such, BFST will not be obligated to continue to retain any Progressive Employees who do not meet BFST’s standard employment requirements, practices and procedures. Furthermore, it is understood and agreed that (i) BFST’s employment subsequent to the Effective Time of a Progressive Employee will not constitute a commitment, contract or understanding (expressed or implied) or any obligation on the part of BFST or its Affiliates to an employment relationship of any fixed term or duration or upon any specific terms or conditions, and (ii) employment is “at-will” and may be terminated by BFST or by the hired employee at any time, for any reason or for no reason whatsoever. Any Progressive Employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than for cause, death, disability or normal retirement) by BFST or its Affiliates within twelve (12) months from the Closing will receive, subject to the Progressive Employee’s execution, return, and non-revocation of a release of claims against BFST and its Affiliates in a form reasonably acceptable to BFST, a lump sum severance payment in an amount equal to one (1) weeks’ pay for each year of prior service with Progressive; provided, that the minimum severance payment shall be four (4) weeks’ pay and the maximum severance shall be twenty-six (26) weeks’ pay. For purposes of this Section 6.6, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of BFST and its Subsidiaries, provided that the employee was given prior notice of such policies (ii) the employee’s commission of an act of fraud, embezzlement or theft against BFST or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the employee’s willful refusal to substantially perform the duties and responsibilities of his or her position with b1BANK; provided that, in the case of (i) and (iv), if curable, the employee must be provided notice of the refusal to comply with policy or perform duties, and be provided a reasonable opportunity to cure such basis for cause. For the avoidance of doubt, all Progressive Employees then employed by BFST or its Affiliates subsequent to the Effective Time will be “at-will” employees of BFST.

Section 6.7    Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, changes in shareholders’ equity and cash flows of BFST for the periods then ended, which may be filed by BFST with the SEC subsequent to the date of this Agreement, shall be prepared from the books and records of BFST and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of BFST at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP.

Section 6.8    Issuance of BFST Common Stock; Stock Reserves. The shares of BFST Common Stock to be issued by BFST to the shareholders of Progressive pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of BFST Common Stock to be issued to the shareholders of Progressive pursuant to this Agreement are and shall be free of any preemptive rights of the shareholders of BFST or any other Person. BFST agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of BFST Common Stock to fulfill its obligations under this Agreement.

Section 6.9    Director and Officer Indemnification.

(a)    For a period of four (4) years after the Effective Time, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Organizational Documents of Progressive and each of its Subsidiaries, BFST shall indemnify and hold harmless each present director and officer of Progressive or Progressive Bank, as applicable, determined as of the Effective Time (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred by such Indemnified Party, solely in their capacities as a director or officer of Progressive or any of its Subsidiaries, as applicable, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Progressive or any of its Subsidiaries to the fullest extent that the Indemnified Party would be entitled under the Organizational Documents, as applicable, in each case as in effect on the date of this Agreement and to the extent permitted by applicable law.

(b)    Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify BFST, but the failure to so notify will not relieve BFST of any liability it may have to the Indemnified Party to the extent such failure does not prejudice BFST. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) BFST will have the right to assume the defense thereof and bear the costs incurred in connection therewith and BFST will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if BFST elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between BFST and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to BFST, and BFST shall promptly pay the reasonable fees and expenses of such counsel for the Indemnified Party as any such fees and expenses are incurred by such Indemnified Party (which may not exceed one firm in any jurisdiction), provided that the Indemnified Party for whom fees and expenses are to be paid provides a signed written undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under applicable laws or regulations, (ii) the Indemnified Party shall cooperate in the defense of any such matter, (iii) BFST will not be liable for any settlement effected without its prior written consent and (iv) BFST will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)    If BFST fails promptly to pay the amounts due pursuant to this Section 6.9, and, in order to obtain such payment, an Indemnified Party commences a Proceeding which results in a judgment against BFST for failure to provide indemnification, BFST shall pay the costs and expenses of the Indemnified Party (including attorneys’ fees and expenses) in connection with such Proceeding. Furthermore, if BFST, or any of its successors or assigns, shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of BFST or the surviving company shall assume the obligations set forth in this Section 6.9 prior to or simultaneously with the consummation of such transaction.

Section 6.10    Director Nomination.

(a)    Contemporaneously with Closing, and subject to the reasonable satisfaction of the fiduciary duties of the board of directors of BFST and all other legal and regulatory requirements regarding service and election or appointment as a director of BFST, (i) BFST shall appoint Mr. George W. Cummings III as a director of BFST in connection with and to commence serving immediately following the Closing, and (ii) at the first annual meeting of shareholders after Closing, BFST shall nominate him, or cause him to be nominated, and, subject to the reasonable satisfaction of the fiduciary duties of the board of directors of BFST and all other legal and regulatory requirements regarding service and election or appointment as a director of BFST, use Commercially Reasonable Efforts to ensure that Mr. Cummings is elected at such annual meeting.

(b)    Contemporaneously with Closing, and subject to the reasonable satisfaction of the fiduciary duties of the board of directors of b1BANK and all other legal and regulatory requirements regarding service and election or appointment as a director of b1BANK, BFST, as sole shareholder of b1BANK, shall cause b1BANK to appoint Mr. George W. Cummings III (i) as a director of b1BANK in connection with and to commence serving immediately following the Closing and (ii) as a director of b1BANK at the next following general election of b1BANK directors that follows the Closing Date.

(c)    Subject to the reasonable satisfaction of the fiduciary duties of the board of directors of b1BANK and all other legal and regulatory requirements regarding service and election or appointment as a member of committees of the board of directors of b1BANK, (i) contemporaneously with Closing, the board of directors of b1BANK shall elect Mr. George W. Cummings III as a member of the Director’s Loan Committee, to commence serving immediately upon his appointment to the board of directors of b1BANK, and (ii) the board of directors of b1BANK shall elect Mr. Cummings as a member of the Audit Committee of b1BANK, to commence promptly following such time that the board of directors of b1BANK determines that Mr. Cummings is an independent director. If Mr. Cummings is elected as a director of b1BANK at the next following election of b1BANK directors that follows the Closing Date, the board of directors of b1BANK shall elect Mr. George W. Cummings III as a member of (i) the Director’s Loan Committee and (ii) provided, that the board of directors of b1BANK has determined that Mr. Cummings is an independent director, the Audit Committee of b1BANK.

Section 6.11    Section 16 Matters. If the parties determine that any employee, director or officer of Progressive will be subject to the “short swing” liability provisions of Section 16 of the Exchange Act immediately following the Effective Time, then the board of directors of BFST shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (a) the conversion of Progressive Stock into BFST Common Stock and (b) the acquisition of BFST Common Stock pursuant to the terms of this Agreement by employees of Progressive who may become an officer or director of BFST subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, the board of directors of BFST shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of BFST Common Stock is to be exempted, (B) the number of shares of BFST Common Stock to be acquired by each such individual, (C) the nature of the transaction and (D) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. Progressive shall provide BFST with such information as shall be reasonably necessary for the board of directors of BFST to set forth the information required in the resolutions of the board of directors of BFST.

ARTICLE VII.
MUTUAL COVENANTS OF BFST AND PROGRESSIVE

Section 7.1    Notification; Updated Disclosure Schedules.

(a)    Progressive shall give prompt written notice to BFST, and BFST shall give prompt written notice to Progressive, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including as a result of any change in the Progressive Disclosure Schedules or the BFST Disclosure Schedules, respectively, or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.1(c), with respect to Progressive, and in Section 10.2(c), with respect to BFST, to be incapable of being satisfied.

(b)    At least ten (10) Business Days prior to the Closing Date, Progressive shall provide BFST with supplemental Progressive Disclosure Schedules and BFST shall provide Progressive with updated BFST Disclosure Schedules reflecting any material changes to the Progressive Disclosure Schedules and the BFST Disclosure Schedules, respectively, between the date of this Agreement and the date thereof. Delivery of such supplemental Progressive Disclosure Schedules and updated BFST Disclosure Schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 7.2    Confidentiality. BFST and Progressive agree that terms of that Non-Disclosure and Confidentiality Agreement, dated as of September 14, 2022, by and between BFST and Progressive (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on BFST and Progressive and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

Section 7.3    Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither BFST nor Progressive shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4    Certain Tax Matters.

(a)    Each of Progressive and BFST, and their respective Subsidiaries and Affiliates, shall take or cause to be taken, and shall not fail to take or cause to be taken, any action required to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing, none of Progressive or BFST (nor any of their respective Subsidiaries or Affiliates) shall take or cause to be taken any action that would reasonably be expected to cause the Merger or the Bank Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)    BFST shall deliver to Hunton Andrews Kurth LLP (“Hunton”) and Munck Wilson Mandala LLP (“MWM”) an officer’s certificate, dated as of the Closing Date, and signed by an officer of BFST, containing representations of BFST as shall be reasonably necessary or appropriate to enable Hunton and MWM to render the opinions described in Section 10.3(c), on the Closing Date (a “BFST Tax Representation Letter”). BFST, its Subsidiaries and Affiliates, shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the BFST Tax Representation Letter.

(c)    Progressive shall deliver to Hunton and MWM an officer’s certificate, dated as of the Closing Date, and signed by an officer of Progressive, containing representations of Progressive as shall be reasonably necessary or appropriate to enable Hunton and MWM to render the opinions described in Section 10.3(c) on the Closing Date (a “Progressive Tax Representation Letter”). Progressive, its Subsidiaries and Affiliates, shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the Progressive Tax Representation Letter.

(d)    Without limiting the provisions of this Section 7.4, Progressive and BFST shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulations § 1.368-3.

Section 7.5    Closing Statements. At least ten (10) Business Days prior to the Closing Date, Progressive shall deliver to BFST a statement in substantially the form attached to this Agreement as Schedule 7.5 (the “Initial Closing Statement”), with all necessary and appropriate supporting information and documentation that is reasonably satisfactory to BFST. Progressive shall also update the Initial Closing Statement following its delivery, if necessary, to reflect any changes therein. In the event BFST disputes any item in the Initial Closing Statement, the parties shall confer in good faith to resolve any such dispute. The term “Final Closing Statement” shall mean the Initial Closing Statement, as it may be adjusted pursuant to this Section 7.5 to reflect any changes or resolve any disputes, as reasonably agreed upon by the parties at least two (2) Business Days prior to the Closing Date.

Section 7.6    Efforts to Consummate. Subject to the terms and conditions set forth in this Agreement, BFST and Progressive shall, and shall cause their respective Subsidiaries to, use Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, (a) the satisfaction of the conditions precedent to the obligations of Progressive (in the case of BFST) and BFST (in the case of Progressive) to the Merger and the Bank Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary consents, approvals and authorizations of, or exemptions by, any Governmental Body, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger or the Bank Merger and to fully carry out the purposes of this Agreement.

Section 7.7    Retention Agreements. BFST and Progressive will use Commercially Reasonable Efforts to facilitate the execution and delivery, prior to the Closing Date, of a written retention agreement (each, a “Retention Agreement”) between BFST or b1BANK and certain individuals to be identified by BFST or B1BANK in its sole discretion; provided that (i) no party hereto will be deemed to have breached its obligations hereunder based solely on the failure of any such individual to enter into a Retention Agreement and (ii) the failure of any individual to execute and deliver a Retention Agreement shall not be deemed a Material Adverse Effect with respect to either Progressive or BFST or otherwise serve as a basis for the termination of this Agreement.

ARTICLE VIII.
CLOSING

Section 8.1    Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place remotely via the exchange of documents and signatures or at such location mutually acceptable to the parties hereto. Unless the parties mutually agree in writing, the Closing shall take place on the last Business Day of the fiscal quarter in which all of the conditions to the consummation of the Merger specified in Article X have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) (the “Approval Date”) with an Effective Time as of 12:01 a.m. on the first calendar day of the first month of BFST’s next fiscal quarter; provided, however, that if the Approval Date occurs during the last month of BFST’s fiscal quarter, the Closing shall occur on the last Business Day of the last month of BFST’s next fiscal quarter with an Effective Time as of 12:01 a.m. on the first calendar day of the first month of BFST’s fiscal quarter following the day on which Closing occurs (the date on which the Closing actually occurs being referred to herein as the “Closing Date”).

Section 8.2    Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the Progressive Shareholder Approval and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Louisiana (“Effective Time”).

ARTICLE IX.
TERMINATION

Section 9.1    Termination.

(a)    Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the board of directors of BFST or Progressive at any time prior to the Effective Time if:

(i)    any court of competent jurisdiction in the United States or other Governmental Body shall have issued an Order enjoining or otherwise prohibiting the Merger or the Bank Merger and such Order shall be final and non-appealable;

(ii)    any of the transactions contemplated by this Agreement are disapproved (or the applications or notices for which are suggested or recommended to be withdrawn) by any Governmental Body whose approval is required to consummate any of such transactions;

(iii)    the Effective Time has not occurred on or before January 31, 2026, unless one or more of the Regulatory Approvals has not been received on or before January 31, 2026, in which case the Effective Time has not occurred on or before March 31, 2026, or such later date as has been approved in writing by the boards of directors of BFST and Progressive; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date; or

(iv)    the Progressive Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Progressive Shareholder Meeting.

(b)    This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of Progressive if BFST shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of BFST contained herein shall be inaccurate in any material respect. If the board of directors of Progressive desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the board of directors must notify BFST in writing of its intent to terminate stating the reason therefor. BFST shall have thirty (30) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(c)    This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of BFST if (i) Progressive fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Progressive contained herein shall be inaccurate in any material respect, (ii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of Progressive, Progressive Bank, BFST or b1BANK that, in the reasonable judgment of BFST, materially and adversely impairs the value of Progressive and its Subsidiaries, taken as a whole, to BFST, that materially and adversely impairs the economic or business benefits of the transactions contemplated by this Agreement to BFST, or otherwise would, in the reasonable judgment of BFST, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, or (iii) any of the conditions set forth in Section 5.11(d) shall have occurred. In the event the board of directors of BFST desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in clause (i) of this Section 9.1(c), the board of directors must notify Progressive in writing of its intent to terminate stating the reason therefor. Progressive shall have thirty (30) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(d)    This Agreement may be terminated at any time prior to the Effective Time upon the mutual written consent of BFST and Progressive and the approval of such action by their respective boards of directors.

(e)    This Agreement may be terminated at any time before the Progressive Shareholder Approval by the board of directors of Progressive if before such time, Progressive receives an unsolicited bona fide Acquisition Proposal and the board of directors of Progressive determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel), that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee (as defined herein)) is a Superior Proposal and (ii) the failure to terminate this Agreement and accept such Superior Proposal would cause or would be reasonably likely to cause it to violate its fiduciary duties under applicable law; provided, however, that Progressive may not terminate this Agreement under this Section 9.1(e) unless the provisions of Section 5.5(d) have been satisfied:

(f)    This Agreement may be terminated at any time before the Closing by the board of directors of BFST if (i) Progressive has materially breached the covenant contained in Section 5.5 in a manner adverse to BFST; (ii) the board of directors of Progressive resolves to accept a Superior Proposal; or (iii) the board of directors of Progressive effects a Change in Recommendation.

(g)    This Agreement may be terminated at any time before the Effective Time by Progressive, if the board of directors of Progressive so determines by a vote of the majority of the members of the entire board of directors of Progressive, at any time during the five (5) day period commencing on the Determination Date (as defined below), if the Purchaser Market Value (as defined below) is less than $19.56.

(i)    If Progressive elects to exercise its termination right pursuant to this Section 9.1(g), it shall give written notice of such election to BFST (“Progressive Notice of Termination”). This Agreement shall terminate at the end of the fifth (5th) day following the date the Progressive Notice of Termination was received by BFST (the “Progressive Termination Effective Time”); provided, however, that the Progressive Notice of Termination may be withdrawn by Progressive at any time prior to the Progressive Termination Effective Time; provided, further, that during the five (5) day period commencing with its receipt of the Progressive Notice of Termination, BFST shall have the option (but not the obligation) to increase the consideration to be received by the holders of Progressive Common Stock hereunder, by either, at BFST’s option, (x) increasing the Exchange Ratio (the “Increased Exchange Ratio”) such that the Per Share Merger Consideration Value paid for each share of Progressive Stock is equal to $137.97, or (y) subject to Section 2.6, increasing the Per Share Merger Consideration Value by an amount in cash (the “Additional Cash Payment”) equal to the product of (A) the Purchaser Market Value times (B) the difference between the Increased Exchange Ratio and the Exchange Ratio.

(ii)    If BFST elects to exercise its option pursuant to Section 9.01(g)(i) within such five (5) day period, it shall give prompt written notice to Progressive (and in any event, prior to the Progressive Termination Effective Time) of such election and the Increased Exchange Ratio or, as applicable, the Additional Cash Payment, whereupon no termination shall have occurred pursuant to this Section 9.1(g) and this Agreement shall remain in effect in accordance with its terms; provided, that any references in this Agreement to the Exchange Ratio shall thereafter be deemed to refer to the Increased Exchange Ratio, if applicable, and the Merger Consideration payable under Section 2.1 shall thereafter include, to the extent applicable, the Additional Cash Payment.

(h)    This Agreement may be terminated at any time before the Effective Time by BFST, if the board of directors of BFST so determines by a vote of the majority of the members of the entire board of directors of BFST, at any time during the five (5) day period commencing on the Determination Date, if the Purchaser Market Value is greater than $29.98.

(i)    If BFST elects to exercise its termination right pursuant to this Section 9.1(h), it shall give written notice of such election to Progressive (“BFST Notice of Termination”). This Agreement shall terminate at the end of the fifth (5th) day following the date the BFST Notice of Termination was received by Progressive (the “BFST Termination Effective Time”); provided, however, that the BFST Notice of Termination may be withdrawn by BFST at any time prior to the BFST Termination Effective Time; provided, further, that during the five (5) day period commencing with its receipt of the BFST Notice of Termination, Progressive shall have the option (but not the obligation) to decrease the Exchange Ratio (the “Decreased Exchange Ratio”) such that the Per Share Merger Consideration Value paid for each share of Progressive Stock is equal to $190.48.

(ii)    If Progressive elects to exercise its option pursuant to Section 9.01(h)(i) within such five (5) day period, it shall give prompt written notice to BFST (and in any event, prior to the BFST Termination Effective Time) of such election and the Decreased Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(h) and this Agreement shall remain in effect in accordance with its terms; provided, that any references in this Agreement to the Exchange Ratio shall thereafter be deemed to refer to the Decreased Exchange Ratio.

Section 9.2    Effect of Termination. Except as provided in Section 9.3, if this Agreement is terminated by either BFST or Progressive as provided in Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Section 5.11, Section 7.2, this Section 9.2 and Section 11.5 shall survive termination of this Agreement. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3    Termination Fee. To compensate BFST for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by BFST, Progressive and BFST agree as follows:

(a)    Provided that BFST is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within thirty (30) days following receipt of written notice thereof by Progressive specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i)    Progressive under the provisions of Section 9.1(e), then Progressive shall pay to BFST in immediately available funds the sum of $3,050,930 (the “Termination Fee”);

(ii)    BFST under the provisions of Section 9.1(f), then Progressive shall pay to BFST the Termination Fee in immediately available funds; or

(iii)    either BFST or Progressive under the provisions of Section 9.1(a)(iii), if, at the time of termination, the Registration Statement has been declared effective for at least twenty-five (25) Business Days prior to such termination and Progressive shall have failed to call, give notice of, convene and hold Progressive Shareholder Meeting in accordance with Section 5.1, then Progressive shall pay to BFST the Termination Fee in immediately available funds;

(iv)    either BFST or Progressive under the provisions of Section 9.1(a)(iii), if, at such time, the Progressive Shareholder Approval has not occurred and if, at the time of termination, there exists an Acquisition Proposal with respect to Progressive and within twelve (12) months of the termination of this Agreement, Progressive enters into an Acquisition Agreement with any Person with respect to such Acquisition Proposal, then Progressive shall pay to BFST the Termination Fee in immediately available funds; or

(v)    either BFST or Progressive under the provisions of Section 9.1(a)(iv), if, at the time of termination, there exists a Superior Proposal with respect to Progressive, then Progressive shall pay to BFST the Termination Fee in immediately available funds.

(b)    The payment of the Termination Fee shall be BFST’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3. For the avoidance of doubt, in no event shall the Termination Fee under the circumstances described in this Section 9.3 be payable on more than one occasion.

(c)    Any payment required by this Section 9.3 shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement.

ARTICLE X.
CONDITIONS PRECEDENT

Section 10.1    Conditions Precedent to Obligations of BFST. The obligation of BFST under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by BFST in its sole discretion, to the extent permitted by applicable law:

(a)    Compliance with Representations and Warranties. (i) Each of the representations and warranties of Progressive set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.32 and 3.33 shall be true and correct in all respects (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by Progressive in this Agreement shall be true and correct in all respects as of the date of this Agreement; provided, however, that Progressive may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to BFST or taking lawful action to cure within thirty (30) days of Progressive having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by Progressive in this Agreement, other than set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.32 and 3.33, is true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified are true and correct in all respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). BFST shall have received a certificate, executed by an appropriate representative of Progressive and dated as of the Closing Date, to the foregoing effect.

(b)    Performance of Obligations. Progressive shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with by it prior to or at the Closing. BFST shall have received a certificate, executed by an appropriate representative of Progressive and dated as of the Closing Date, to the foregoing effect.

(c)    Absence of Material Adverse Change. No Material Adverse Effect on Progressive or Progressive Bank shall have occurred since the date of this Agreement.

(d)    Certain Agreements.

(i)    Each of the Director Support Agreements shall remain in full force and effect.

(ii)    Each agreement entered into by each director or officer of Progressive or Progressive Bank as a condition and inducement to BFST’s willingness to enter into this Agreement, releasing Progressive and Progressive Bank from any and all claims by such directors and officers (except as described in such instrument), which shall each be in substantially the form attached hereto as Exhibit D, shall remain in full force and effect.

(e)    Dissenters’ Rights. Holders of shares representing no more than five percent (5%) of the issued and outstanding Progressive Stock, in the aggregate, shall have demanded or shall be entitled to receive payment of the fair value of their shares as dissenting shareholders.

(f)    Consents and Approvals. The Required Consents shall have been obtained, and BFST shall have received evidence thereof in form and substance reasonably satisfactory to BFST and all applicable waiting periods shall have expired.

(g)    Outstanding Litigation. Progressive shall accrue for any reasonable costs and expenses, including legal fees and expenses and settlement costs, related to the outstanding Proceedings set forth in Section 3.5 of the Progressive Disclosure Schedules, as such schedule may be updated, as specified in such schedule, or if no such amount is specified, as jointly determined by Progressive and BFST. No accrual will be required for any Proceeding that is settled or dismissed in any final, binding and non-appealable Proceeding after payment of all related fees, costs and expenses owed by Progressive or any of its Subsidiaries.

(h)    Termination of Progressive Employee Plans. Progressive shall have amended or terminated any Progressive Employee Plans as requested by BFST in accordance with Section 5.14.

(i)    Termination of ESOP. Progressive shall have taken all action necessary to terminate the ESOP effective immediately before the Effective Time, and shall have paid all termination fees, or accrued for same, if any, associated with the termination prior to the Effective Time in accordance with Section 5.21.

(j)    Secretary’s Certificate. Progressive shall have delivered to BFST a certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Progressive, acting solely in his or her official capacity, certifying (i) the due adoption by the Progressive Board of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the approval by the shareholders of Progressive of this Agreement and the transactions contemplated by this Agreement; (iii) the Organizational Documents of Progressive; (iv) a true and correct list of record shareholders of Progressive as of the Closing Date; and (v) the incumbency and true signatures of those officers of Progressive duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

(k)    TRUPS Assumption. In accordance with Section 5.18, on or prior to the Closing Date, Progressive shall have taken such action and executed such documents as it is required to effect, simultaneously with the effectiveness of the Merger, the TRUPS Assumption.

(l)    Other Documents. Progressive shall have delivered to BFST all other instruments and documents which BFST or its counsel may reasonably request to effectuate the transactions contemplated hereby.

Section 10.2    Conditions Precedent to Obligations of Progressive. The obligation of Progressive under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Progressive in its sole discretion, to the extent permitted by applicable law:

(a)    Compliance with Representations and Warranties. (i) Each of the representations and warranties of BFST set forth in Sections 4.1, 4.2, 4.3, 4.9, 4.11 and 4.12 shall be true and correct (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by BFST in this Agreement shall be true and correct in all respects as of the date of this Agreement; provided, however, that BFST may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to Progressive or taking lawful action to cure within thirty (30) days of BFST having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by BFST in this Agreement, other than set forth in Sections 4.1, 4.2, 4.3, 4.9, 4.11 and 4.12, is true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified are true and correct in all respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). Progressive shall have received a certificate, executed by an appropriate representative of BFST and dated as of the Closing Date, to the foregoing effect.

(b)    Performance of Obligations. BFST shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Progressive shall have received a certificate, executed by an appropriate representative of BFST and dated as of the Closing Date, to the foregoing effect.

(c)    Absence of Material Adverse Change. No Material Adverse Effect on BFST or b1BANK shall have occurred since the date of this Agreement.

(d)    Consents and Approvals. The consents set forth in the BFST Disclosure Schedules shall have been obtained, and Progressive shall have received evidence thereof in form and substance reasonably satisfactory to Progressive and all applicable waiting periods shall have expired.

(e)    Secretary’s Certificate. BFST shall have delivered to Progressive a certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of BFST, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of BFST of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the Organizational Documents of BFST; and (iii) the incumbency and true signatures of those officers of BFST duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

(f)    TRUPS Assumption. In accordance with Section 5.18, on or prior to the Closing Date, BFST shall have taken such action and executed such documents as it is required to effect, simultaneously with the effectiveness of the Merger, the TRUPS Assumption.

Section 10.3    Conditions Precedent to Obligations of BFST and Progressive. The respective obligations of BFST and Progressive under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions which may be waived by BFST and Progressive, respectively, in their sole discretion, to the extent permitted by applicable law:

(a)    Government Approvals. (i) BFST shall have received the Regulatory Approvals, which approvals shall not impose any restrictions on the operations of BFST or the Continuing Corporation that, in the reasonable judgment of BFST, materially and adversely impairs the value of Progressive and its Subsidiaries, taken as a whole, to BFST or that materially and adversely impairs the economic or business benefits of the transactions contemplated by this Agreement to BFST, or otherwise would, in the reasonable judgment of BFST, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, and (ii) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby, including the Bank Merger, shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, BFST or Progressive may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

(b)    Shareholder Approval. The shareholders of Progressive shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

(c)    Tax Opinions. Progressive shall have received an opinion of MWM, and BFST shall have received an opinion of Hunton, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including (without limitation) those contained in the BFST Tax Representation Letter and Progressive Tax Representation Letter.

(d)    No Adverse Action, Law or Order. No action having been taken, and no law, statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Body or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (iii) subject Progressive, BFST or any of their Subsidiaries or any officer, director, shareholder or employee of Progressive, BFST or their respective Subsidiaries to criminal or civil liability by reason of the execution and delivery of this Agreement or the other agreements contemplated hereby, or the consummation of the Merger or the other transactions contemplated hereby or thereby. Further, no action or Proceeding before any court or Governmental Body, by any government or Governmental Body or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.

(e)    Registration of BFST Common Stock. The Registration Statement covering the shares of BFST Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no Proceeding by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the BFST Common Stock to be issued in the Merger shall have been received and such approval shall not have been withdrawn or revoked.

(f)    Listing of BFST Common Stock. The shares of BFST Common Stock to be delivered to the shareholders of Progressive pursuant to this Agreement shall have been authorized for listing on Nasdaq.

ARTICLE XI.
MISCELLANEOUS

Section 11.1    Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a)    “Acquisition Proposal” means any bona fide proposal (whether communicated to Progressive or publicly announced to Progressive’s shareholders) by any Person (other than BFST or any of its Affiliates) for an Acquisition Transaction (as defined herein) involving Progressive, any Subsidiary of Progressive or any future Subsidiary of Progressive, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, twenty percent (20%) or more of the consolidated assets of Progressive as reflected on Progressive’s most recent consolidated statement of condition prepared in accordance with GAAP.

(b)    “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Progressive by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than BFST or any of its Affiliates, of twenty percent (20%) or more in interest of the total outstanding voting securities of Progressive or Progressive Bank, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than BFST or any of its Affiliates) beneficially owning twenty percent (20%) or more in interest of the total outstanding voting securities of Progressive or Progressive Bank, or any merger, consolidation, business combination or similar transaction involving Progressive or Progressive Bank pursuant to which the shareholders of Progressive immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license, acquisition or disposition of twenty percent (20%) or more of the assets of Progressive or Progressive Bank; or (iii) any liquidation or dissolution of Progressive or Progressive Bank.

(c)    “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.

(d)    “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code.

(e)    “Aggregate Cash Consideration” means the sum of (i) the Options Cash Consideration, plus (ii) the Fractional Share Cash Consideration, plus, if applicable (iii) the Additional Cash Payment.

(f)    “Aggregate Stock Consideration” means the product of (A) the Exchange Ratio, multiplied by (B) the aggregate of the number of shares of Progressive Stock issued and outstanding immediately prior to the Effective Time, rounded down to the nearest whole share of BFST Common Stock.

(g)    “Borrower” means any Person (including any Affiliate, shareholder, member or partner of such Person) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any Person;

(h)    “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Baton Rouge, Louisiana or Monroe, Louisiana.

(i)    “CECL” means Current Expected Credit Losses, a credit loss accounting standard that was issued by the Financial Accounting Standards Board on June 16, 2016, pursuant to Accounting Standards Update (ASU) No. 2016, Topic 326, as amended.

(j)    “Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would use in similar circumstances to achieve such results as expeditiously as possible, provided that such Person is not required to expend funds or assume Liabilities beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

(k)    “Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.

(l)    “Determination Date” means, unless otherwise mutually agreed by the parties, December 15, 2025 or, if the Closing Date will be after January 5, 2026, a date mutually agreed upon by the parties that is no more than twenty (20) days prior to the Closing Date.

(m)    “Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statutes, laws, rules, regulations, ordinances or codes now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including all common law theories (at law or in equity), any judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

(n)    “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(o)    “ESOP” means the Progressive Bancorp, Inc. ESOP Plan and Trust.

(p)    “Exchange Ratio” means 6.6300, which shall remain fixed if the Purchaser Market Value is equal to or greater than $20.81 and less than or equal to $28.73; provided, however, if the Purchaser Market Value is (i) at least $28.74 and less than or equal to $29.98, the Exchange Ratio shall adjust such that the Per Share Merger Consideration Value paid for each share of Progressive Stock is equal to $190.48; (ii) at least $19.56 and less than or equal to $20.80, the Exchange Ratio shall adjust such that the Per Share Merger Consideration Value paid for each share of Progressive Stock is equal to $137.97; (iii) greater than $29.98, the Exchange Ratio shall be 6.3536; and (iv) less than $19.56, the Exchange Ratio shall be 7.0537, in each case subject to adjustment in accordance with the terms of this Agreement.

(q)    “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

(r)    “Hazardous Materials” includes, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local Governmental Body, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of Progressive or any of its Subsidiaries in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(s)    “knowledge” and phrases of similar import means, as to Progressive, the actual knowledge of any executive officer of Progressive Bank designated by Progressive Bank as an “executive officer” pursuant to Regulation O, 12 C.F.R. § 215.1, et seq., after reasonable inquiry and, as to BFST, the actual knowledge of any executive officer of BFST after reasonable inquiry.

(t)    “Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

(u)    “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that Person, taken as a whole; provided, that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Progressive and BFST, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (G) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event in the jurisdictions in which Progressive Bank or b1BANK operate; except to the extent that the effects of such changes in the foregoing (A) through (D), (F) or (G) disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Person and its Subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement, including the Bank Merger, to which such Person is a party.

(v)    “Merger Consideration” means the sum of the Aggregate Stock Consideration and the Aggregate Cash Consideration.

(w)    “Order” means any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any Governmental Body.

(x)    “Organizational Documents” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws, (ii) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, (iii) with respect to a limited liability company, the articles of organization (or equivalent document) and regulations, company agreement, or similar operational document and (iv) with respect to any foreign entity, equivalent constituent and governance documents.

(y)    “Per Share Merger Consideration Value” means the product of (1) the Exchange Ratio, multiplied by (2) the Purchaser Market Value.

(z)    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body.

(aa)    “Pre-Closing Tax Period” means any period ending prior to or on and including the Closing Date and that portion through and including the Closing Date for any Straddle Period (as defined herein).

(bb)    “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.

(cc)    “Progressive Expenses” means the reasonable estimate, determined in good faith by Progressive and set forth in Section 5.20 of the Progressive Disclosure Schedules, of the costs and expenses that Progressive and its Subsidiaries reasonably expect to pay or accrue in connection with the Merger and the other transactions contemplated by this Agreement, exclusive of any costs that may be incurred by Progressive as a result of any litigation which may arise in connection with this Agreement and inclusive of, but not limited to (i) investment banking fees, (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, (iii) costs to terminate each of the Contracts to be Terminated listed in Section 5.6 of the Progressive Disclosure Schedules, (iv) costs to terminate each of the Progressive Employee Plans requested by BFST to be terminated in accordance with Section 5.14, (v) payments owed by Progressive and its Subsidiaries to its employees in connection with any severance, stay-pay, retention, change in control or similar agreements, (vi) the premium or additional cost or expense incurred to purchase the Tail Policy pursuant to Section 5.7, (vii) a mutually agreed estimate of any federal, state or local income Tax obligations, including, for the avoidance of doubt, any franchise or margin Tax obligations incurred for any Pre-Closing Tax Period or that portion of a Straddle Period that ends on the Closing Date, and any other Tax obligation for that portion of a Straddle Period that begins before and ends on the Closing Date, (viii) a mutually agreeable estimate of the cost of preparing and filing the federal and state income Tax Returns of Progressive and its Subsidiaries, and (ix) other amounts mutually agreed upon in writing by BFST and Progressive.

(dd)    “Purchaser Market Value” means the volume-weighted average of the closing price per share of BFST Common Stock on Nasdaq for the consecutive period of twenty (20) full trading days ending on and including the last trading day immediately prior to the Determination Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually agreed upon by BFST and Progressive).

(ee)    “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that Progressive or any of its Subsidiaries is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable Balance Sheet in accordance with GAAP, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

(ff)    “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

(gg)    “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly through one or more Subsidiaries (i) holds a fifty percent (50%) or more equity interest or (ii) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

(hh)    “Superior Proposal” means any bona fide written Acquisition Proposal which the board of directors of Progressive reasonably determines, in its good faith judgment based on, among other things, the advice of Progressive’s outside legal counsel and financial advisor, (i) to be more favorable from a financial point of view to Progressive’s shareholders than the Merger, taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of Progressive’s outside legal counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” and “eighty percent (80%)” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “fifty percent (50%).”

(ii)    “Supplemental Indentures” means, as to the Trust Indentures, a supplemental indenture between the Continuing Corporation and the trustee under the Trust Indentures, satisfactory in form to the trustee, pursuant to which the Continuing Corporation expressly assumes, as of the Effective Time, the due and punctual payment of the principal of (and premium, if any) and interest on all of the Debt Securities issued and outstanding under the Trust Indentures in accordance with their terms, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Trust Indentures to be kept or performed by Progressive.

(jj)    “Tax” or “Taxes” means all (i) U.S. federal, state or local or non-U.S. taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, escheat, abandonment, unclaimed property, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulations § 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

(kk)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ll)    “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the U.S. Department of the Treasury pursuant to and in respect of the provisions of the Code.

(mm)    “Union” means a union, works council or other labor organization.

(nn)    “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Section 11.2    Other Definitional Provisions.

(a)    All references in this Agreement to Progressive Disclosure Schedules, BFST Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Progressive Disclosure Schedules, BFST Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c)    All references to “$” and dollars shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d)    Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e)    References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f)    References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, or modifications must also be listed on such schedule.

(g)    The term “day” refers to a calendar day unless expressly identified as a Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(h)    Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(i)    References herein to documents being “made available” means that such documents, prior to the date of this Agreement, have been uploaded by the applicable party to the virtual data room maintained by Progressive’s financial advisor and to which representatives of each of the parties hereto have access, or are incorporated in, attached to or otherwise available in any of the publicly-available filings that BFST or Progressive Bank has made with any Governmental Body.

Section 11.3    Investigation; Survival of Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.

Section 11.4    Amendments. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective boards of directors, at any time before or after the Progressive Shareholder Approval; provided, however, that after such approval no such amendment shall reduce the value of or change the form of the consideration to be delivered to each of Progressive’s shareholders as contemplated by this Agreement, unless such amendment is subject to the obtaining of the approval of the amendment by the shareholders of Progressive and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.

Section 11.5    Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement shall pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement.

Section 11.6    Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to BFST:

Business First Bancshares, Inc.
500 Laurel Street, Suite 101
Baton Rouge, Louisiana 70801
Attention:	Saundra Strong, General Counsel
Email:	saundra.strong@b1bank.com

With a copy to:

Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention:	Peter G. Weinstock Beth A. Whitaker
Email:	pweinstock@HuntonAK.com bwhitaker@HuntonAK.com

If to Progressive:

Progressive Bancorp, Inc.
1411 North 19th Street
Monroe, Louisiana 71201
Attention:	George W. Cummings III
Email:	gwc@progressivebank.com

With a copy to:

Munck Wilson Mandala, LLP
1900 Texas Capital Center
2000 McKinney Avenue
Dallas, Texas 75201
Attention:	Lawrence B. Mandala
Email:	lmandala@munckwilson.com

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by email shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and confirmation of receipt is received by the sending party).

Section 11.7    Controlling Law; Jurisdiction.

(a)    This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Louisiana applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

(b)    Any Proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Louisiana, Parish of East Baton Rouge, or, if it has or can acquire jurisdiction, in the U.S. District Court for the Middle District of Louisiana (Baton Rouge, Louisiana), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 11.7 constitute a voluntary and bargained for agreement between the parties. Process in any Proceeding may be served on any party anywhere in the world.

Section 11.8    Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.9    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable. In all such cases, the parties shall use Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

Section 11.10    Entire Agreement. This Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 11.11    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 11.12    Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other party.

Section 11.13    No Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except for those Indemnified Parties specifically provided for under Section 6.9.

Section 11.14    Attorney-Client Privilege. The Parties recognize and agree that: (a) after Closing, communications, including communications that are confidential pursuant to the attorney-client privilege, attorney-work product privilege, and/or other privilege or claim of confidentiality (collectively, the “Privileges”), between Progressive and/or Progressive Bank and/or their respective directors, officers, employees or other representatives, on the one hand, and its counsel, including MWM, on the other hand (“Privileged Communications”), that occurred prior to Closing shall be the sole property of BFST and any Subsidiary of BFST; (b) BFST shall have possession of and/or the right to obtain possession over all such communications, including Privileged Communications; and (c) except as provided in this Section, BFST and any Subsidiary of BFST, in their sole discretion, shall have the exclusive right to assert or waive all Privileges with respect to Privileged Communications. However, BFST agrees not to assert any Privileges as to Privileged Communications between MWM, on the one hand, and any Person who was a director, officer, employee or other representative of Progressive and/or Progressive Bank prior to Closing (the “Privileged Individuals”), on the other hand, related to the negotiation, documentation and consummation of the transactions contemplated by this Agreement (which shall not include communications related to the preparation of the Disclosure Schedules or the corporate books and records of Progressive and Progressive Bank) and occurring prior to the Closing (the “Privileged Deal Communications”) in any dispute between BFST and/or any Subsidiary of BFST, on the one hand, and any Privileged Individual, on the other hand; provided, however, that the foregoing shall in no event limit or otherwise affect BFST’s and/or any Subsidiary of BFST’s right to assert any Privileges with respect to Privileged Communication against any Person, including against any Shareholder, other than a Privileged Individual.

Section 11.15    Conflict of Interest. Recognizing that MWM has acted as legal counsel to Progressive and Progressive Bank in connection with the transactions contemplated by this Agreement, MWM, without the need for any consent or waiver by BFST, shall be permitted to represent any of the shareholders of Progressive or their agents or affiliates after the Closing in connection with any matter, including, without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, MWM shall be permitted to represent the shareholders of Progressive, any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with BFST or any of its agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement. Upon and after the Closing, neither BFST nor any Subsidiary of BFST shall have any attorney-client relationship with MWM, unless and to the extent MWM is specifically engaged in writing by BFST or a Subsidiary of BFST to represent BFST or a Subsidiary of BFST, respectively, after the Closing and either such engagement involves no conflict of interest with respect to the shareholders of Progressive or their agents or affiliates, or such Person with respect to which a conflict of interest exists consents in writing at the time to such engagement. Any such representation of BFST or a Subsidiary of BFST by MWM after the Closing shall not affect the foregoing provisions hereof.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

BUSINESS FIRST BANCSHARES, INC.

By:	/s/ David R. Melville, III
Name: David R. Melville, III Title: Chairman, President and Chief Executive Officer

PROGRESSIVE BANCORP, INC.

By:	/s/ George W. Cummings III
Name: George W. Cummings III Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

ANNEX B
OPINION OF MERCER CAPITAL MANAGEMENT, INC.

July 7, 2025

Board of Directors c/o

Mr. George W. Cummings III

Chairman & CEO

Progressive Bancorp, Inc.

1411 North 19th Street

Monroe, LA 71201

Dear Directors:

You have retained Mercer Capital Management, Inc. (“Mercer Capital,” “we,” “our,” or “us”) as financial advisor to provide our opinion of the fairness, from a financial point of view to the shareholders of Progressive Bancorp, Inc. (“Progressive”), a Louisiana corporation, of the Per Share Merger Consideration to be paid in the transaction described below.1

Mercer Capital, as part of its transaction and valuation advisory practice, is retained to assist financial institutions and businesses in merging with and acquiring other entities and to analyze businesses and their securities in connection with mergers and acquisitions, private placements, corporate reorganizations, employee stock ownership plans, tax matters, and other corporate finance matters.

OVERVIEW OF THE TRANSACTION

It is our understanding that the Board of Directors of Progressive Bancorp, Inc. is expected to approve on or approximate to July 7, 2025, an Agreement and Plan of Merger (“Agreement”) by and between Business First Bancshares, Inc. (“BFST”), a Louisiana corporation, and Progressive. At the Effective Time, Progressive will merge with and into BFST with BFST continuing as the surviving entity (the “Merger”). Following the Merger and pursuant to a separate agreement and plan of merger, Progressive Bank, a Louisiana state-chartered bank and wholly-owned subsidiary of Progressive (“Progressive Bank”), shall be combined through merger with b1Bank, a Louisiana state-chartered bank and wholly-owned subsidiary of BFST (“b1Bank”), with b1Bank continuing as the surviving entity.

Each share of Progressive Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares) shall be converted into the right to receive, without interest, the Per Share Merger Consideration, which is defined as the number of shares of validly issued, fully paid and nonassessable shares of BFST Common Stock that is equal to the Exchange Ratio, subject to adjustment, and cash in lieu of issuance of any fractional shares of BFST Common Stock. Each option to acquire shares of Progressive Stock issued, outstanding and unexercised immediately prior to the Effective Time shall be converted into the right to receive cash consideration equal to the excess (if any) of the Per Share Merger Consideration Value over the exercise price per share of each option.

1 Capitalized terms not defined herein have the meanings set forth in the Agreement.

MERCER CAPITAL	5100 Poplar Avenue, Suite 2600 Memphis, Tennessee 38137	901.685.2120 (P) 901.685.2199 (F)	www.mercercapital.com

Board of Directors of Progressive Bancorp, Inc.

July 7, 2025

The Exchange Ratio is defined as (a) 6.6300 shares of BFST Common Stock provided the volume-weighted average closing price of BFST Common Stock on NASDAQ during the 20 trading days ending the day before the Determination Date (“Purchaser Market Value”) is $20.81 per share to $28.73 per share; or (b) the number of shares of BFST Common Stock obtained by dividing $190.48 and the Purchaser Market Value if the Purchaser Market Value is $28.74 per share to $29.98 per share; or (c) the number of shares of BFST Common Stock obtained by dividing $137.97 and the Purchaser Market Value if the Purchaser Market Value is $19.56 per share to $20.80 per share.

If the Purchaser Market Value is greater than $29.98 per share, then BFST will have the right to terminate the Agreement and Progressive will have the option to reinstate the Agreement by accepting a reduction in the Exchange Ratio based upon the quotient obtained by dividing $190.48 the Purchaser Market Value. If the Purchaser Market Value is less than $19.56 per share, then Progressive will have the right to terminate the Agreement and BFST will have the option to reinstate the Agreement by increasing the Exchange Ratio or paying cash such that the Per Share Merger Consideration is $137.97 per share.

It is our understanding that as of the date of this opinion there were 460,104 shares of Progressive Common Stock issued and outstanding and options that are exercisable for 21,636 shares of Progressive Common Stock. Based upon the Exchange Ratio of 6.6300 shares of BFST Common Stock for each share of Progressive Common Stock, 3,050,490 shares of BFST Common Stock will be issued to Progressive Stockholders assuming the merger is consummated and 3,193,936 shares of BFST Common Stock will be issued assuming conversion of all options prior to the Effective Time. Progressive Stockholders collectively would own approximately 9.3% to 9.7% of the proforma shares of BFST Common Stock based upon 29,694,986 shares of BFST Common Stock outstanding as of May 2, 2025.

MATERIALS EXAMINED & DUE DILIGENCE PERFORMED

Representatives of Mercer Capital visited with management of Progressive and BFST to gain insight into historical financial performance, prospective performance, business strategy, and other factors deemed relevant for issuing our opinion. We presented our fairness analysis to the Board of Directors of Progressive on June 24, 2025, which was accompanied by an oral opinion of fairness that is affirmed in this written opinion.

Documents reviewed in rendering the opinion and supporting analyses include:

1.	Agreement and Plan of Merger, dated July 7, 2025, by and between Business First Bancshares, Inc. and Progressive Bancorp, Inc.;

2.

Audited consolidated financial statements and parent-only financial statements filed with the Federal Reserve on Form FR Y-9SP for Progressive or the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024;

3.	Call Reports filed with the FDIC by Progressive Bank for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024 and the three months ended March 31, 2025;

4.	Internal financial statements for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024 and the interim periods ended March 31, 2025, April 30, 2025 and May 31, 2025;

Board of Directors of Progressive Bancorp, Inc.

July 7, 2025

5.	Progressive Bank 2025 budget and projection for fiscal year 2026 as prepared by management;

6.

Financial information filed by BFST with the Securities and Exchange Commission for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024 on Form 10-K and for the three months ended March 31, 2025 filed on Form 10-Q;

7.	Call Reports filed with the FDIC by b1Bank for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024 and the three months ended March 31, 2025;

8.	Financial and pricing information for banks that have agreed to be acquired and are believed to be reasonably similar to Progressive as supplied by S&P Global Market Intelligence;

9.	Internal financial statements for BFST for the months ended April 30, 2025, and May 31, 2025;

10.	BFST 2025 budget and three-year financial forecast as reflected in the BFST capital plan;

11.	Various asset quality reports for BFST as of year-end 2024, February 28, 2025, March 31, 2025, April 30, 2025 and May 31, 2025;

12.	Trading information for BFST common stock and various analyst reports;

13.	Financial and pricing information for banks that are believed to be reasonably similar to BFST based upon information compiled by S&P Global Market Intelligence; and,

14.	Certain other materials provided by management or otherwise obtained by Mercer Capital deemed relevant to prepare this opinion.

In all cases, we relied upon the referenced information without independent verification. This opinion is, therefore, dependent upon the information provided. A material change(s) in critical information relied upon in this opinion and the underlying analysis performed would necessitate a reassessment to determine the effect, if any, upon our opinion. We have not examined the loan portfolio or the adequacy of the loan loss reserve of b1Bank or Progressive Bank. Direct examination is beyond the scope of this engagement.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to the Progressive Common Stockholders. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger. We are expressing no opinion herein as to the price at which the BFST Common Stock will trade at any future time.

We have furthermore assumed that guidance related to projected earnings provided to us by management of Progressive and BFST is reasonable. Mercer Capital does not express any opinion as to the assumptions underlying such forecasts; nor do we represent or warrant that the projections will be achieved.

In arriving at this opinion, we did not attribute any particular weight to any analysis or factor considered by us but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions, without considering all our analyses, would create an incomplete view of the process underlying this opinion.

Board of Directors of Progressive Bancorp, Inc.

July 7, 2025

OPINION OF FAIRNESS

Consistent with Mercer Capital’s engagement letter with you, Mercer Capital is providing this fairness opinion in connection with the Merger and will receive a fee for such services, which is not contingent upon the conclusion of our analysis or consummation of the Merger. Mercer Capital will earn a fee that is contingent upon the Merger closing2. Further Mercer Capital has provided annual valuation opinions to the trustee of the Progressive Bank Employee Stock Ownership Plan for the past three years.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based upon such matters as we considered relevant, it is our opinion as of the date hereof that the Per Share Merger Consideration to be paid to Progressive Stockholders is fair from a financial point of view to the Progressive Stockholders. Please note that our opinion is not a recommendation as to how shareholders should vote on the Agreement.

Sincerely,

MERCER CAPITAL

2 As part of its engagement letter with Progressive dated January 10, 2022, Mercer Capital notified Progressive that its right to a success fee would be assigned to StillPoint Capital, LLC (“StillPoint”) if a merger was structured as securities transaction as determined by StillPoint’s compliance department. Jeff Davis, Managing Director of Mercer Capital, is a registered representative of StillPoint.

ANNEX C
APPRAISAL RIGHTS PROVISIONS
OF THE LOUISIANA BUSINESS CORPORATION ACT

LOUISIANA REV. STAT. 12:1-1301. DEFINITIONS

In this Part, the following meanings shall apply:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of R.S. 12:1-1302(B)(4), an entity is deemed to be an affiliate of its senior executives.

(2) “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in R.S. 12:1-1322 through 1-1331, includes the surviving entity in a merger.

(3.1) “Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(4) “Fair value” means the value of the corporation’s shares determined immediately before the effectuation of the corporate action to which the shareholder objects, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, and without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to R.S. 12:1-1302(A)(5).

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of judicial interest.

(5.1) “Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action, satisfies any of the following criteria:

(a) Was the beneficial owner of twenty percent or more of the voting power of the corporation, other than as owner of excluded shares.

(b) Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent or more of the directors to the board of directors of the corporation.

(c) Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

(i) Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

(ii) Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in R.S. 12:1-862.

(iii) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(5.2) “Interested transaction” means a corporate action described in R.S. 12:1-1302(A) involving an interested person in which any of the shares or assets of the corporation are being acquired or converted.

(6) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

(7) [Reserved.]

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.

(9) “Shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

LOUISIANA REV. STAT. 12:1-1302. RIGHTS TO APPRAISAL

A.         A shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1)   Consummation of a merger to which the corporation is a party if either of the following apply:

(a)         Shareholder approval is required for the merger by R.S. 12:1-1104, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger.

(b)         The corporation is a subsidiary and the merger is governed by R.S. 12:1-1105.

(2)   Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3)   Consummation of a disposition of assets pursuant to R.S. 12:1-1202, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series if, under the terms of the corporate action approved by the shareholders, there is to be distributed to shareholders in cash its net assets in excess of a reasonable amount reserved to meet claims of the type described in R.S. 12:1-1406 and 1-1407, within one year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution, and the disposition of assets is not an interested transaction.

(4)   An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created.

(5)   Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6)   Consummation of a domestication if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the domestication.

(7)   Consummation of a conversion of the corporation to nonprofit status pursuant to Subpart C of Part 9 of this Chapter.

(8)   Consummation of a conversion of the corporation to an unincorporated entity pursuant to Subpart E of Part 9 of this Chapter.

B.         Notwithstanding Subsection A of this Section, the availability of appraisal rights under Paragraphs (A)(1), (2), (3), (4), (6), and (8) of this Section shall be limited in accordance with the following provisions:

(1)   Appraisal rights shall not be available for the holders of shares of any class or series of shares which is one of the following:

(a)         A covered security under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.

(b)         Traded in an organized market and has at least two thousand shareholders and a market value of at least twenty million dollars, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, and directors and by beneficial shareholders and voting trust beneficial owners owning more than ten percent of such shares.

(c)         Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

(2)   The applicability of Paragraph (B)(1) of this Section shall be determined as of either of the following:

(a)         The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights.

(b)         The day before the effective date of such corporate action if there is no meeting of shareholders.

(3)   Paragraph (B)(1) of this Section shall not be applicable and appraisal rights shall be available pursuant to Subsection A of this Section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in Paragraph (B)(1) of this Section at the time the corporate action becomes effective or, in the case of the consummation of a disposition of assets pursuant to R.S. 12:1-1202, unless such cash, shares, or proprietary interests are, under the terms of the corporate action approved by the shareholders, to be distributed to the shareholders as part of a distribution to shareholders of the net assets of the corporation in excess of a reasonable amount to meet claims of the type described in R.S. 12:1-1406 and 1-1407, within one year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of the distribution.

(4)   Paragraph (B)(1) of this Section shall not be applicable and appraisal rights shall be available pursuant to Subsection A of this Section for the holders of any class or series of shares where the corporate action is an interested transaction.

C.         Notwithstanding any other provision of this Section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, except for both of the following:

(1)   No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a nonprofit conversion under Subpart C of Part 9 of this Chapter or a conversion to an unincorporated entity under Subpart E of Part 9 of this Chapter or a merger having a similar effect.

(2)   Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment, or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

LOUISIANA REV. STAT. 12:1-1303. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL SHAREHOLDERS

A.         A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or the voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted.  The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this Subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

B.         A beneficial shareholder and voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in R.S. 12:1-1322(B)(2)(b), and does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or voting trust beneficial owner.

LOUISIANA REV. STAT. 12:1-1320.  NOTICE OF APPRAISAL RIGHTS

A.         Where any corporate action specified in R.S. 12:1-1302(A) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights under this Part.  If the corporation concludes that appraisal rights are or may be available, one of the following statements shall be included in the meeting notice sent to those record shareholders entitled to exercise appraisal rights:

(1)   If the corporation wishes for shareholders to be subject to the requirements of R.S. 12:1-1321(A)(1):

“Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash.  To retain the right to assert appraisal rights, a shareholder is required by law: (1) to deliver to the corporation, before the vote is taken on the action described in this notice, a written notice of the shareholder’s intent to demand appraisal if the corporate action proposed in this notice takes effect, and (2) not to vote, or cause or permit to be voted, in favor of the proposed corporate action any shares of the class or series for which the shareholder intends to assert appraisal rights.  If a shareholder complies with those requirements, and the action proposed in this notice takes effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, and a copy of Part 13 of the Business Corporation Act, governing appraisal rights.”

(2)    If the corporation is waiving the requirements of R.S. 12:1-1321(A)(1):

“Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash.  To retain the right to assert appraisal rights, a shareholder is required by law not to vote, or cause or permit to be voted, in favor of the proposed corporation action any shares of the class or series for which the shareholder intends to assert appraisal rights.  If a shareholder complies with the requirement, and the action proposed in this notice take effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, a copy of Part 13 of the Business Corporation Act, governing appraisal rights.”

B.         In a merger pursuant to R.S. 12:1-1105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective.  Such notice must be sent within ten days after the corporate action became effective and include the materials described in R.S. 12:1-1322.

C.         Where any corporate action specified in R.S. 12:1-1302(A) is to be approved by written consent of the shareholders pursuant to R.S. 12:1-704.

(1)   Written notice that appraisal rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, the following statement must be included in the notice:

“Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash.  To retain the right to assert appraisal rights, a shareholder is required by law not to sign any consent in favor of the proposed corporate action with respect to any shares of the class or series for which the shareholder intends to assert appraisal rights.  If a shareholder complies with this requirement, and the corporate action proposed in this notice takes effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, and a copy of Part 13 of the Business Corporation Act, governing appraisal rights.”

(2)   Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by R.S. 12:1-704(E) and (F), may include the materials described in R.S. 12:1-1322 and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Part and the following statement:

“Appraisal rights allow a shareholder to avoid the effects of the corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash.  A shareholder may obtain appraisal rights only by completing and returning an appraisal form that the law requires the corporation to send to the shareholder, and by complying with all other requirements of Part 13 of the Business Corporation Act, a copy of which is enclosed.”

D.         Where corporate action described in R.S. 12:1-1302(A) is proposed, or a merger pursuant to R.S. 12:1-1105 is effected, the notice referred to in Subsection A or C of this Section, if the corporation concludes that appraisal rights are or may be available, and in Subsection B of this Section shall be accompanied by both of the following:

(1)   The annual financial statements specified in R.S. 12:1-1620(B) of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than sixteen months before the date of the notice and shall comply with R.S. 12: 1-1620(B); provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

(2)   The latest available quarterly financial statements of such corporation, if any.

E.         The right to receive the information described in Subsection D of this Section may be waived in writing by a shareholder before or after the corporate action.  If the information described in Subsection D of this Section is not publicly available, the shareholder who receives it owes a duty to the corporation to use and disclose the information only for purposes of deciding whether to exercise appraisal rights and for other proper purposes.

LOUISIANA REV. STAT. 12:1-1321.  NOTICE OF INTENT TO DEMAND APPRAISAL AND CONSEQUENCES OF VOTING OR CONSENTING

A.         If a corporate action specified in R.S. 12:1-1302(A) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do both of the following:

(1)   Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand appraisal if the proposed action is effectuated.

(2)   Not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

B.         If a corporate action specified in R.S. 12:1-1302(A) is to be approved by written consent, a shareholder may assert appraisal rights with respect to a class or series of shares only if the shareholder does not sign a consent in favor of the proposed action with respect to that class or series of shares.

C.         A shareholder who fails to satisfy the requirements of Subsection A or B of this Section is not entitled to appraisal under this Part.

LOUISIANA REV. STAT. 12:1-1322. APPRAISAL NOTICE AND FORM

A.         If a corporate action requiring appraisal rights under R.S. 12:1-1302(A) becomes effective, the corporation must send a written appraisal notice and the form required by Paragraph (B)(1) of this Section to all shareholders who satisfy the requirements of R.S. 12:1-1321(A) or R.S. 12:1-1321(B).  In the case of a merger under R.S. 12:1-1105, the parent must deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B.         The appraisal notice must be delivered no earlier than the date the corporate action specified in R.S. 12:1-1302(A)  became effective, and no later than ten days after such date, and must do all of the following:

(1)   Supply a form that requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction.

(2)   State all of the following:

(a)         Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under Subparagraph (B)(2)(b) of this Section.

(b)         A date by which the corporation must receive the form, which date may not be fewer than forty nor more than sixty days after the date the appraisal notice is sent pursuant to Subsection A of this Section, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

(c)          The corporation’s estimate of the fair value of the shares.

(d)         That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in Subparagraph (B)(2)(b) of this Section the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

(e)          The date by which the notice to withdraw under R.S. 12:1-1323 must be received, which date must be at least twenty days after the date specified in Subparagraph (B)(2)(b) of this Section.

(3)   Be accompanied by a copy of this Part.

C.         A corporation may elect to withhold payment as permitted by R.S. 12:1-1325 only if the form required by Subsection B of this Section does both of the following:

(1)   Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action.

(2)   If such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date.

LOUISIANA REV. STAT. 12:1-1323. PERFECTION OF RIGHTS AND RIGHT TO WITHDRAW

A.         A shareholder who receives notice pursuant to R.S. 12:1-1322 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to R.S. 12:1-1322(B)(2)(b).  In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to R.S. 12:1-1322(B)(1).  If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under R.S. 12:1-1325.  Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to Subsection B of this Section.

B.         A shareholder who has complied with Subsection A of this Section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to R.S. 12:1-1322(B)(2)(e).  A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C.           A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in R.S. 12:1-1322(B), shall not be entitled to payment under this Part.

LOUISIANA REV. STAT. 12:1-1324. PAYMENT

A.          Except as provided in R.S. 12:1-1325, within thirty days after the form required by R.S. 12:1-1322(B)(2)(b) is due, the corporation shall pay in cash to those shareholders who complied with R.S. 12:1-1323(A) the amount the corporation estimates to be the fair value of their shares, plus interest.

B.          Except as provided in Subsection C of this Section, the payment to each shareholder pursuant to Subsection A of this Section must be accompanied by all of the following:

(1)   (a)  The annual financial statements specified in R.S. 12:1-1620(B) of the corporation that issued the shares to be appraised, which shall be of a date ending not more than sixteen months before the date of payment and shall comply with R.S. 12:1-1620(B); provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

(b)         The latest available quarterly financial statements of such corporation, if any.

(2)   A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to R.S. 12:1-1322(B)(2)(c).

(3)   A statement that shareholders described in Subsection A of this Section have the right to demand further payment under R.S. 12:1-1326 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this Part.

C.         The financial information described in Paragraph (B)(1) of this Section need not accompany the corporation’s payment under Subsection A of this Section if the corporation has earlier delivered to the shareholder financial information that meets the requirements of Paragraph (B)(1) of this Section as of the time of the payment.

LOUISIANA REV. STAT. 12:1-1325. AFTER-ACQUIRED SHARES

A.          A corporation may elect to withhold payment required by R.S. 12:1-1324 from any shareholder who was required to, but did not, certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date specified in the appraisal notice sent in accordance with R.S. 12:1-1322(B)(1) and R.S. 12:1-1322(C).

B.         If the corporation elects to withhold payment under Subsection A of this Section, it must, within thirty days after the form required by R.S. 12:1-1322(B)(2)(b) is due, notify all shareholders who are described in Subsection A of this Section of all of the following:

(1)   The information required by R.S. 12:1-1324(B)(1).

(2)   The corporation’s estimate of fair value pursuant to R.S. 12:1-1324(B)(2).

(3)   That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under R.S. 12:1-1326.

(4)   That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer.

(5)   That those shareholders who do not satisfy the requirements for demanding appraisal under R.S. 12:1-1326 shall be deemed to have accepted the corporation’s offer.

C.         Within ten days after receiving the shareholder’s acceptance pursuant to Subsection B of this Section, the corporation must pay in cash the amount it offered under Paragraph (B)(2) of this Section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D.         Within forty days after sending the notice described in Subsection B of this Section, the corporation must pay in cash the amount it offered to pay under Paragraph (B)(2) of this Section to each shareholder described in Paragraph (B)(5) of this Section.

LOUISIANA REV. STAT. 12:1-1326. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

A.          A shareholder paid pursuant to R.S. 12:1-1324 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under R.S. 12:1-1324.  A shareholder offered payment under R.S. 12:1-1325 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

B.         A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under Subsection A of this Section within thirty days after receiving the corporation’s payment or offer of payment under R.S. 12:1-1324 or 1-1325, respectively, waives the right to demand payment under this Section and shall be entitled only to the payment made or offered pursuant to those respective Sections.

LOUISIANA REV. STAT. 12:1-1330. COURT ACTION

A.         If a shareholder makes demand for payment under R.S. 12:1-1326 which remains unsettled, the corporation shall commence a summary proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest.  If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to R.S. 12:1-1326, plus interest, within ten days after the expiration of the sixty-day period.

B.         The corporation shall commence the proceeding in the district court of the parish where the corporation’s principal office or, if none, its registered office in this state is located.  If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the parish in this state where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

C.         The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, and all parties must be served with a copy of the petition.  Nonresidents may be served as provided by law.

D.         The jurisdiction of the court in which the proceeding is commenced under Subsection B of this Section is exclusive.  The court may appoint an appraiser to file a written report with the court on the question of fair value.  The appraiser shall have the powers described in the appointing order, or in any amendment to it.  The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.  If the court appoints an appraiser, the appraiser’s written report shall be treated as the report of an expert witness, and the corporation and shareholders demanding appraisal shall be entitled to depose and to examine and cross-examine the appraiser as an expert witness.

E.         Each shareholder made a party to the proceeding is entitled to judgment for either of the following:

(1)   The amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares.

(2)   The fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under R.S. 12:1-1325.

LOUISIANA REV. STAT. 12:1-1331. COURT COSTS AND EXPENSES

A.         The court in an appraisal proceeding commenced under R.S. 12:1-1330 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court.  The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts which the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Part.

B.         The court in an appraisal proceeding may also assess the expenses of the respective parties in amounts the court finds equitable against either of the following:

(1)   The corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of R.S. 12:1-1320, 1-1322, 1-1324, or 1-1325.

(2)   Either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Part.

C.         If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefitted.

D.         To the extent the corporation fails to make a required payment pursuant to R.S. 12:1-1324, 1-1325, 1-1326, or 1-1330(A), the shareholder may sue directly for the amount owed, and to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.  The shareholder’s right to enforce the corporation’s payment obligation under this Subsection is preempted five years after the date that the payment by the corporation becomes due under the relevant provision.

LOUISIANA REV. STAT. 12:1-1340. OTHER REMEDIES LIMITED

A.         The legality of a proposed or completed corporate action described in R.S. 12:1-1302(A)  may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in any proceeding commenced by a shareholder after the shareholders have approved the corporate action.

B.         The appraisal rights provided by this Part are the exclusive remedy of a shareholder in connection with a corporate action for which R.S. 12:1-1302 makes appraisal rights available if either of the following conditions is satisfied:

(1)   The shareholder is not subject to the requirements of R.S. 12:1-1321(A)(1) concerning the delivery of a written notice of the shareholder’s intent to assert appraisal rights.

(2)   The corporation waives the requirements of R.S. 12:1-1321(A)(1).

C.          If Subsection B of this Section makes appraisal rights the exclusive remedy of a shareholder, then the shareholder shall not have any other cause of action for damages or for any other form of relief against the corporation, or any director, officer, employee, agent, or controlling person of the corporation, in connection with the corporate action for which R.S. 12:1-1302 makes appraisal rights available.

D.         If the corporation waives the requirements of R.S. 12:1-1321(A)(1), a shareholder may assert appraisal rights without complying with those requirements.  A corporation waives the requirements of R.S. 12:1-1321(A)(1) by sending shareholders the notice specified in R.S. 12:1-1320(A)(2).

E.         Subsections A, B, and C of this Section do not apply to a corporate action that is any of the following:

(1)   Not authorized and approved in accordance with the applicable provisions of any of the following:

(a)         Part 9, 10, 11, or 12 of this Chapter.

(b)         The articles of incorporation or bylaws.

(c)         The resolution of the board of directors authorizing the corporate action.

(2)   [Reserved.]

(3)   [Reserved.]

(4)   Approved by less than unanimous consent of the voting shareholders pursuant to R.S. 12:1-704 if both of the following requirements are met:

(a)         The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten days before the corporate action was effected.

(b)         The proceeding challenging the corporate action is commenced within ten days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

F.         Subsections B and C of this Section do not affect any right of a shareholder that is provided by the terms of the corporate action itself if the shareholder does not assert, or loses the right to enforce, appraisal rights under this Part.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subpart E (Sections 1-850 through 1-859) of the Louisiana Business Corporation Act, or LBCA, governs indemnification of directors and officers of a corporation. In general, the LBCA provides that Business First may indemnify each of its current or former directors and officers (each, an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (1) in the case of conduct in an official capacity, that the indemnitee’s conduct was in the best interests of the corporation or (2) in all other cases, that the indemnitee’s conduct was at least not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Under the LBCA, Business First may also advance expenses to the indemnitee provided that the indemnitee delivers (1) a written affirmation of his or her good faith belief that the relevant standard of conduct has been met or that the proceeding involves conduct for which liability has been eliminated and (2) a written undertaking to repay any funds advanced if (i) the indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (ii) it is ultimately determined that the indemnitee has not met the relevant standard of conduct. In addition, Business First has the power to obtain and maintain insurance with respect to any person who is or was acting on its behalf, regardless of whether it has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability. In furtherance of this authority, Business First maintains directors’ and officers’ liability insurance.

Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he was a party to by virtue of the fact that he or she is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit Business First’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.

Business First’s amended and restated articles of incorporation and amended and restated bylaws generally require that Business First indemnify and hold harmless, to the fullest extent permitted by Louisiana law, a director or officer with regards to actions taken in their capacity as such. Additionally, Business First’s amended and restated articles of incorporation also require reimbursement of reasonable expenses incurred by a director or officer who is party to a proceeding in advance of final disposition of the proceeding, so long as the director or officer follows certain procedures.

The foregoing is only a general summary of certain aspects of Louisiana law and Business First’s amended and restated articles of incorporation dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the LBCA referenced above and Business First’s amended and restated articles of incorporation, which are incorporated by reference into this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Business First under any of the foregoing provisions, in the opinion of the Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, Business First’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number	Description
2.1

Agreement and Plan of Reorganization by and between Business First Bancshares, Inc. and Progressive Bancorp, Inc. dated July 7, 2025 (included as part of Annex A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4). †*

3.1

Restated Articles of Incorporation of Business First Bancshares, Inc., adopted October 27, 2022 (incorporated by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed by Business First Bancshares, Inc. on November 3, 2022).*

3.2

Amended and Restated Bylaws of Business First Bancshares, Inc., adopted April 23, 2020 (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K filed by Business First Bancshares, Inc. on April 28, 2020).*

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-4 filed by Business First Bancshares, Inc. on November 12, 2014).*
4.2

Description of Securities Registered under Section 12 of the Exchange Act (incorporated by reference to Exhibit 4.3 of the Annual Report on Form 10-K for the year ended December 31, 2022, filed by Business First Bancshares, Inc. on March 2, 2023). Instruments defining the rights of the long-term debt securities of Business First Bancshares, Inc. and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. Business First Bancshares, Inc. hereby agrees to furnish copies of these instruments to the SEC upon request.*

5.1	Opinion of Phelps Dunbar LLP with regard to the legality of the securities being registered.#
8.1	Opinion of Hunton Andrews Kurth LLP with regard to certain tax matters.#
8.2	Opinion of Munck Wilson Mandala, LLP with regard to certain tax matters.#
21.1

List of subsidiaries of Business First Bancshares, Inc. (incorporated by reference to Exhibit 21.1 of the Annual Report on Form 10-K for the year ended December 31, 2024, filed by Business First Bancshares, Inc. on March 7, 2025).*

23.1	Consent of Forvis Mazars, LLP.#
23.2	Consent of RSM US LLP.#
23.3	Consent of Phelps Dunbar LLP (contained in Exhibit 5.1).#
23.4	Consent of Hunton Andrews Kurth LLP (contained in Exhibit 8.1).#
23.5	Consent of Munck Wilson Mandala, LLP (contained in Exhibit 8.2).#
24.1	Powers of attorney (included on signature page) and incorporated herein by reference.*
99.1	Consent of Mercer Capital Management, Inc.#
99.2	Consent of George W. Cummings III.#
99.3	Form of Proxy for holders of shares of common stock of Progressive Bancorp, Inc.#
99.4	Form of Voting Agreement (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Business First Bancshares, Inc. on July 7, 2025).*
99.5	Form of Director Support Agreement (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by Business First Bancshares, Inc. on July 7, 2025).*
107	Filing Fee Table.*

*	Previously filed.
†

Exhibits, schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedules or similar attachment to the SEC upon request on a confidential basis.

#	Filed herewith.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on September 12, 2025.

BUSINESS FIRST BANCSHARES, INC.

By:	/s/ David R. Melville, III
David R. Melville, III
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
By:	/s/ David R. Melville, III	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	September 12, 2025
David R. Melville, III

By:	/s/ Gregory Robertson	Chief Financial Officer (Principal Financial and Accounting Officer)	September 12, 2025
Gregory Robertson

By:	/s/ *	Director	September 12, 2025
William G. Hall

By:	/s/ *	Director	September 12, 2025
Carol M. Calkins

By:	/s/ *	Director	September 12, 2025
Ricky D. Day

By:	/s/ *	Director	September 12, 2025
John P. Ducrest

By:	/s/ *	Director	September 12, 2025
Mark P. Folse

By:	/s/ *	Director	September 12, 2025
J. Vernon Johnson

By:	/s/ *	Director	September 12, 2025
Rolfe H. McCollister, Jr.

By:	/s/ *	Director	September 12, 2025
Zeenat Sidi

By:	/s/ *	Director	September 12, 2025
Patrick E. Mockler

By:	/s/ *	Director	September 12, 2025
David A. Montgomery, Jr.

By:	/s/ *	Director	September 12, 2025
Arthur J. Price

By:	/s/ *	Director	September 12, 2025
Aimee Quirk

By:	/s/ *	Director	September 12, 2025
Alejandro Sanchez

By:	/s/ *	Director	September 12, 2025
Keith A. Tillage

By:	/s/ *	Director	September 12, 2025
Steven G. White

*By:	/s/ David R. Melville, III
David R. Melville, III
Attorney-in-Fact